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TABLE OF CONTENTS 2

As filed with the Securities and Exchange Commission on November 15, 2016

Registration No. 333-213925

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Farmland Partners Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	6798 (Primary Standard Industrial Classification Code Number)	46-3769850 (I.R.S. Employer Identification Number)

4600 S. Syracuse Street, Suite 1450
Denver, CO 80237
(720) 452-3100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Paul A. Pittman
Executive Chairman, President and Chief Executive Officer
Farmland Partners Inc.
4600 S. Syracuse Street, Suite 1450
Denver, CO 80237
(720) 452-3100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Justin R. Salon, Esq. Lauren C. Bellerjeau, Esq. Morrison & Foerster LLP 2000 Pennsylvania Avenue, NW Suite 6000 Washington, D.C. 20006 Tel: (202) 887-1500	John T. Haggerty, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Tel: (617) 570-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the mergers described in the enclosed joint proxy statement/prospectus.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a small reporting company)	Smaller reporting company ☐

         If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

         Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

         Exchange Act Rule 14d-1(d) (Cross-Border Issuer Third Party Tender Offer)    ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

         The information in this joint proxy statement/prospectus is not complete and may be changed. Farmland Partners Inc. may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities nor should it be considered a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED NOVEMBER 15, 2016

JOINT PROXY STATEMENT/PROSPECTUS

To the Stockholders of Farmland Partners Inc. and the Stockholders of American Farmland Company:

        The board of directors of Farmland Partners Inc. ("FPI") and the board of directors of American Farmland Company ("AFCO") have each approved a definitive agreement and plan of merger (the "Merger Agreement"), dated as of September 12, 2016, by and among FPI, Farmland Partners Operating Partnership, LP ("FPI OP"), Farmland Partners OP GP LLC ("FPI OP GP"), FPI Heartland LLC ("Merger Sub"), FPI Heartland Operating Partnership, LP ("Merger Partnership"), FPI Heartland GP LLC ("Merger Sub GP"), AFCO and American Farmland Company L.P. ("AFCO OP"). Pursuant to the Merger Agreement, FPI and AFCO will combine through a merger of AFCO with and into Merger Sub with Merger Sub continuing as the surviving entity (the "Company Merger"), and Merger Partnership will merge with and into AFCO OP with AFCO OP continuing as the surviving entity (the "Partnership Merger" and, together with the Company Merger, the "Mergers"). If completed, the Company Merger will create the largest public farmland real estate investment trust ("REIT") in the United States, with approximately 132,000 acres across 16 states, which is expected to provide an enhanced platform to pursue accretive acquisitions and transformational opportunities. Additionally, as the market capitalization of the combined company (the "Combined Company") will be approximately $400 million on a fully diluted basis, the stockholders of the Combined Company are expected to benefit from enhanced liquidity. The Combined Company will retain the name "Farmland Partners Inc." and will continue to trade on the New York Stock Exchange (the "NYSE") under the symbol "FPI." Paul A. Pittman, the current Executive Chairman, President and Chief Executive Officer of FPI, will continue to serve as Executive Chairman and Chief Executive Officer of the Combined Company following the Company Merger. Additionally, Robert L. Cowan, AFCO's current President and Chief Investment Officer, is expected to join the Combined Company as its President following the effective time of the Company Merger. The obligations of FPI and AFCO to effect the Company Merger are subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (including certain approvals of the FPI and AFCO stockholders).

        If the Company Merger is completed pursuant to the Merger Agreement, each AFCO stockholder will receive 0.7417 shares (the "Exchange Ratio") of FPI's common stock, $0.01 par value per share ("FPI common stock"), for each share of AFCO's common stock, $0.01 par value per share ("AFCO common stock"), held immediately prior to the effective time of the Company Merger, with cash paid for any fractional shares that an AFCO stockholder would otherwise be entitled to receive. FPI stockholders will continue to hold their existing shares of FPI common stock. The Exchange Ratio is fixed and will not be adjusted to reflect changes in the price of FPI common stock or the price of AFCO common stock occurring prior to the completion of the Company Merger.

        Shares of FPI common stock are currently listed on the NYSE under the symbol "FPI" and shares of AFCO common stock are currently listed on the NYSE MKT LLC (the "NYSE MKT") under the symbol "AFCO." Based on the closing price of FPI common stock on the NYSE of $11.10 on

September 9, 2016, the last trading day before the announcement of the Mergers, the Exchange Ratio represented approximately $8.23 in FPI common stock for each share of AFCO common stock. Based on the closing price of FPI common stock on the NYSE of $[    •    ] on [    •    ], 2016, the latest practicable trading day before the date of this joint proxy statement/prospectus, the Exchange Ratio represented approximately $[    •    ] in FPI common stock for each share of AFCO common stock. The value of the consideration to be received in the Company Merger will fluctuate with changes in the market price of FPI common stock. We urge you to obtain current market quotations for FPI common stock and AFCO common stock.

        We anticipate that FPI will (i) issue approximately 14,437,821 shares of FPI common stock pursuant to the Company Merger, (ii) reserve approximately 431,776 shares of FPI common stock in respect of the potential redemption of units of limited partnership interest in FPI OP ("FPI OP Units") to be issued to former limited partners of AFCO OP, and (iii) issue up to approximately 26,601 shares of FPI common stock in respect of fully vested and earned restricted stock units of AFCO ("AFCO RSUs"). Upon the completion of the Company Merger, we estimate that continuing FPI common stockholders will own approximately [    •    ]% of the issued and outstanding shares of common stock of the Combined Company and former AFCO common stockholders will own approximately [    •    ]% of the issued and outstanding shares of common stock of the Combined Company assuming the redemption for shares of FPI common stock of all outstanding FPI OP Units, including FPI OP Units to be issued to former limited partners of AFCO OP.

        FPI and AFCO will each be holding a special meeting of their respective stockholders. At the FPI special meeting, FPI stockholders will be asked to vote on (i) a proposal to approve the issuance of shares of FPI common stock in the Company Merger, the issuance of shares of FPI common stock issuable upon redemption of FPI OP Units issued in the Partnership Merger and the issuance of shares of FPI common stock in respect of fully vested and earned AFCO RSUs, and (ii) a proposal to approve one or more adjournments of the FPI special meeting to another date, time or place, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve the issuance of shares of FPI common stock in the Company Merger, the issuance of shares of FPI common stock issuable upon redemption of FPI OP Units issued in the Partnership Merger and the issuance of shares of FPI common stock in respect of fully vested and earned AFCO RSUs. At the AFCO special meeting, AFCO stockholders will be asked to vote on (a) a proposal to approve the Company Merger on substantially the terms and conditions set forth in the Merger Agreement, and (b) a proposal to approve one or more adjournments of the AFCO special meeting to another date, time or place, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve the Company Merger on substantially the terms and conditions set forth in the Merger Agreement.

        The record date for determining the stockholders entitled to receive notice of, and to vote at, the FPI special meeting and the AFCO special meeting is the close of business on [    •    ], 2016. The proposal to approve the issuance of shares of FPI common stock in the Company Merger, the issuance of shares of FPI common stock issuable upon redemption of FPI OP Units issued in the Partnership Merger and the issuance of shares of FPI common stock in respect of fully vested and earned AFCO RSUs requires the affirmative vote of the holders of a majority of all votes cast at the FPI special meeting after a quorum is met. The Company Merger cannot be completed without the approval by FPI stockholders of this proposal. The proposal to approve the Company Merger on substantially the terms and conditions set forth in the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of AFCO common stock entitled to vote thereon. The Company Merger cannot be completed without the approval by AFCO stockholders of this proposal.

        The FPI board of directors (the "FPI Board") has unanimously (i) determined and declared that the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of FPI and its stockholders, (ii) authorized, approved and adopted the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, and (iii) subject to the satisfaction or waiver of conditions to complete the Mergers set forth in the Merger Agreement and the affirmative vote of a majority of the votes cast by FPI stockholders, approved the issuance of shares of FPI common stock in the Company Merger, the issuance of shares of FPI common stock issuable upon redemption of FPI OP Units issued in the Partnership Merger and the issuance of shares of FPI common stock in respect of fully vested and earned AFCO RSUs. The FPI Board unanimously recommends that FPI stockholders vote FOR the proposal to approve the issuance of shares of FPI common stock in the Company Merger, the issuance of shares of FPI common stock issuable upon redemption of FPI OP Units issued in the Partnership Merger and the issuance of shares of FPI common stock in respect of fully vested and earned AFCO RSUs and FOR the proposal to approve one or more adjournments of the FPI special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of FPI common stock in the Company Merger, the issuance of shares of FPI common stock issuable upon redemption of FPI OP Units issued in the Partnership Merger and the issuance of shares of FPI common stock in respect of fully vested and earned AFCO RSUs.

        All members of the AFCO board of directors (the "AFCO Board") who were in attendance at the AFCO board meeting related to the approval of the Merger Agreement and the transactions contemplated thereby unanimously (i) declared that the Mergers, the Merger Agreement and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of AFCO and AFCO OP and (ii) adopted and approved the Merger Agreement and authorized the performance by AFCO thereunder. The AFCO Board recommends that AFCO stockholders vote FOR the proposal to approve the Company Merger on substantially the terms and conditions set forth in the Merger Agreement and FOR the proposal to approve one or more adjournments of the AFCO special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Company Merger on substantially the terms and conditions set forth in the Merger Agreement.

        This joint proxy statement/prospectus contains important information about FPI, AFCO, the Mergers, the Merger Agreement and the special meetings. This document is also a prospectus for shares of FPI common stock that will be issued pursuant to the Merger Agreement. We encourage you to read this joint proxy statement/prospectus carefully before authorizing a proxy to vote your shares, including the section entitled "Risk Factors" beginning on page 30.

        Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the FPI special meeting or the AFCO special meeting, as applicable, please authorize a proxy to vote your shares as promptly as possible to make sure that your shares of FPI common stock and/or shares of AFCO common stock, as applicable, are represented at the applicable special meeting. Please review this joint proxy statement/prospectus for more complete information regarding the Company Merger and the FPI special meeting and the AFCO special meeting, as applicable.

        If you are a FPI stockholder and have any questions or need assistance voting your shares, please contact FPI's proxy solicitor, D.F. King & Co., Inc., by telephone at (888) 288-0951 or by email at FPI@dfking.com. If you are an AFCO stockholder and have any questions or need assistance voting your shares, please contact AFCO's proxy solicitor, D.F. King & Co., Inc., by telephone at (888) 288-0951 or by email at AFCO@dfking.com.

Sincerely,

Paul A. Pittman	Thomas S.T. Gimbel
Executive Chairman, President and Chief Executive Officer Farmland Partners Inc.	Chief Executive Officer American Farmland Company

        Neither the Securities and Exchange Commission, nor any state securities regulatory authority, has approved or disapproved of the Company Merger or the other transactions contemplated by the Merger Agreement or the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

        This joint proxy statement/prospectus is dated [    •    ], 2016, and is first being mailed to FPI and AFCO stockholders on or about [    •    ], 2016.

FARMLAND PARTNERS INC.
4600 S. Syracuse Street, Suite 1450
Denver, CO 80237
(720) 452-3100

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [    •    ], 20[    •    ]

To the Stockholders of Farmland Partners Inc.:

        You are invited to attend a special meeting of stockholders of Farmland Partners Inc., a Maryland corporation ("FPI"). The meeting will be held at [    •    ], local time, on [    •    ], 20[    •    ], at [    •    ], to consider and vote upon the following matters:

  1.
  a proposal to approve the issuance of shares of FPI common stock in the Company Merger (as defined below) pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 12, 2016, by and among FPI, Farmland Partners Operating Partnership, LP ("FPI OP"), Farmland Partners OP GP LLC ("FPI OP GP"), FPI Heartland LLC ("Merger Sub"), FPI Heartland Operating Partnership, LP ("Merger Partnership"), FPI Heartland GP LLC ("Merger Sub GP"), American Farmland Company ("AFCO") and American Farmland Company L.P. ("AFCO OP"), the issuance of shares of FPI common stock issuable upon redemption of Class A common units of limited partnership interest of FPI OP ("FPI OP Units") issued in the Partnership Merger (as defined below) and the issuance of shares of FPI common stock in respect of fully vested and earned restricted stock units of AFCO ("AFCO RSUs"). The Merger Agreement provides for (i) AFCO to merge with and into Merger Sub with Merger Sub continuing as the surviving entity (the "Company Merger"), and (ii) Merger Partnership to merge with and into AFCO OP with AFCO OP continuing as the surviving entity (the "Partnership Merger" and, together with the Company Merger, the "Mergers"); and

  2.
  a proposal to approve one or more adjournments of the FPI special meeting to another date, time or place, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve the issuance of shares of FPI common stock in the Company Merger, the issuance of shares of FPI common stock issuable upon redemption of FPI OP Units issued in the Partnership Merger and the issuance of shares of FPI common stock in respect of fully vested and earned AFCO RSUs.

        THE BOARD OF DIRECTORS OF FPI UNANIMOUSLY RECOMMENDS THAT FPI STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF FPI COMMON STOCK IN THE COMPANY MERGER, THE ISSUANCE OF SHARES OF FPI COMMON STOCK ISSUABLE UPON REDEMPTION OF FPI OP UNITS ISSUED IN THE PARTNERSHIP MERGER AND THE ISSUANCE OF SHARES OF FPI COMMON STOCK IN RESPECT OF FULLY VESTED AND EARNED AFCO RSUS AND FOR THE PROPOSAL TO APPROVE ONE OR MORE ADJOURNMENTS OF THE FPI SPECIAL MEETING TO ANOTHER DATE, TIME OR PLACE, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL

PROXIES IN FAVOR OF THE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF FPI COMMON STOCK IN THE COMPANY MERGER, THE ISSUANCE OF SHARES OF FPI COMMON STOCK ISSUABLE UPON REDEMPTION OF FPI OP UNITS ISSUED IN THE PARTNERSHIP MERGER AND THE ISSUANCE OF SHARES OF FPI COMMON STOCK IN RESPECT OF FULLY VESTED AND EARNED AFCO RSUS.

        Only the matters set forth in the notice of meeting may be presented at the FPI special meeting. As a result, FPI does not expect to transact any other business at the FPI special meeting. FPI common stockholders of record at the close of business on [    •    ], 2016 are entitled to receive notice of and vote at the FPI special meeting and any postponement or adjournment thereof.

        The proposal to approve the issuance of shares of FPI common stock in the Company Merger, the issuance of shares of FPI common stock issuable upon redemption of FPI OP Units issued in the Partnership Merger and the issuance of shares of FPI common stock in respect of fully vested and earned AFCO RSUs requires the affirmative vote of the holders of a majority of all votes cast at the FPI special meeting after a quorum is met. The Company Merger cannot be completed without the approval by FPI stockholders of this proposal.

        Please refer to the accompanying joint proxy statement/prospectus for further information with respect to the business to be transacted at the FPI special meeting.

        YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF FPI COMMON STOCK YOU OWN. WE CANNOT COMPLETE THE COMPANY MERGER UNLESS THE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF FPI COMMON STOCK IN THE COMPANY MERGER, THE ISSUANCE OF SHARES OF FPI COMMON STOCK ISSUABLE UPON REDEMPTION OF FPI OP UNITS ISSUED IN THE PARTNERSHIP MERGER AND THE ISSUANCE OF SHARES OF FPI COMMON STOCK IN RESPECT OF FULLY VESTED AND EARNED AFCO RSUS IS APPROVED BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF ALL VOTES CAST AT THE FPI SPECIAL MEETING AFTER A QUORUM IS MET. ACCORDINGLY, WE URGE YOU TO REVIEW THE ENCLOSED MATERIALS AND REQUEST THAT YOU COMPLETE, SIGN, DATE AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID REPLY ENVELOPE OR AUTHORIZE YOUR PROXY BY INTERNET OR TELEPHONE.

        Please refer to the proxy card and the accompanying joint proxy statement/prospectus for information regarding your voting options. Even if you plan to attend the FPI special meeting, please take advantage of one of the advance voting options to assure that your shares of FPI common stock are represented at the FPI special meeting. You may revoke your proxy at any time before it is exercised by following the procedures described in the accompanying joint proxy statement/prospectus.

By Order of the Board of Directors
Erica Borenstein General Counsel and Corporate Secretary

Denver, Colorado
[    •    ], 2016

        Your vote is important. Whether or not you expect to attend the FPI special meeting in person, we urge you to authorize a proxy to vote your shares of FPI common stock as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card, or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares of FPI common stock may be represented and voted at the FPI special meeting. If your shares of FPI common stock are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the record holder of your shares of FPI common stock.

AMERICAN FARMLAND COMPANY
10 East 53rd Street
New York, NY 10022
(212) 484-3000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [    •    ], 20[    •    ]

To the Stockholders of American Farmland Company:

        You are invited to attend a special meeting of stockholders of American Farmland Company, a Maryland corporation ("AFCO") which will be held at [    •    ], on [    •    ], 20[    •    ], commencing at [    •    ], local time, to consider and vote upon the following matters:

  1.
  a proposal to approve the Company Merger (as defined below) on substantially the terms and conditions set forth in the Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 12, 2016, by and between AFCO, American Farmland Company L.P. ("AFCO OP"), Farmland Partners Inc. ("FPI"), Farmland Partners Operating Partnership, LP ("FPI OP"), Farmland Partners OP GP LLC ("FPI OP GP"), FPI Heartland LLC ("Merger Sub"), FPI Heartland Operating Partnership, LP ("Merger Partnership") and FPI Heartland GP LLC ("Merger Sub GP"), pursuant to which (i) AFCO will be merged with and into Merger Sub with Merger Sub continuing as the surviving entity (the "Company Merger") and (ii) Merger Partnership will be merged with and into AFCO OP with AFCO OP continuing as the surviving entity (the "Partnership Merger" and, together with the Company Merger, the "Mergers"); and

  2.
  a proposal to approve one or more adjournments of the AFCO special meeting to another date, time or place, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve the Company Merger on substantially the terms and conditions set forth in the Merger Agreement.

        THE BOARD OF DIRECTORS OF AFCO RECOMMENDS THAT AFCO STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE COMPANY MERGER ON SUBSTANTIALLLY THE TERMS AND CONDITIONS SET FORTH IN THE MERGER AGREEMENT AND FOR THE PROPOSAL TO APPROVE ONE OR MORE ADJOURNMENTS OF THE AFCO SPECIAL MEETING TO ANOTHER DATE, TIME OR PLACE, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE PROPOSAL TO APPROVE THE COMPANY MERGER ON SUBSTANTIALLY THE TERMS AND CONDITIONS SET FORTH IN THE MERGER AGREEMENT.

        Only the matters set forth in the notice of meeting may be presented at the AFCO special meeting. As a result, AFCO does not expect to transact any other business at the AFCO special meeting. AFCO common stockholders of record at the close of business on [    •    ], 2016 are entitled to receive notice of and vote at the AFCO special meeting and any postponement or adjournment thereof.

        The proposal to approve the Company Merger on substantially the terms and conditions set forth in the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of AFCO common stock entitled to vote thereon. The Company Merger cannot be completed without the approval by AFCO stockholders of this proposal.

        Please refer to the accompanying joint proxy statement/prospectus for further information with respect to the business to be transacted at the AFCO special meeting.

        YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF AFCO COMMON STOCK YOU OWN. WE CANNOT COMPLETE THE COMPANY MERGER UNLESS THE PROPOSAL TO APPROVE THE COMPANY MERGER ON SUBSTANTIALLY THE TERMS AND CONDITIONS SET FORTH IN THE MERGER AGREEMENT IS APPROVED BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF AFCO COMMON STOCK ENTITLED TO VOTE THEREON. ACCORDINGLY, WE URGE YOU TO REVIEW THE ENCLOSED MATERIALS AND REQUEST THAT YOU COMPLETE, SIGN, DATE AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID REPLY ENVELOPE OR AUTHORIZE YOUR PROXY BY INTERNET OR TELEPHONE.

        Please refer to the proxy card and the accompanying joint proxy statement/prospectus for information regarding your voting options. Even if you plan to attend the AFCO special meeting, please take advantage of one of the advance voting options to assure that your shares of AFCO common stock are represented at the AFCO special meeting. You may revoke your proxy at any time before it is exercised by following the procedures described in the accompanying joint proxy statement/prospectus.

By Order of the Board of Directors,
Christine Rivera
Corporate Secretary

New York, New York
[    •    ], 2016

        Your vote is important. Whether or not you expect to attend the AFCO special meeting in person, we urge you to authorize a proxy to vote your shares of AFCO common stock as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card, or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares of AFCO common stock may be represented and voted at the AFCO special meeting. If your shares of AFCO common stock are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the record holder of your shares of AFCO common stock.

 ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about FPI and AFCO from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them from FPI's proxy solicitor or AFCO's proxy solicitor, as applicable, in writing, by telephone or by email at the following addresses, telephone numbers and email addresses:

If you are an FPI stockholder: D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 Stockholders: (888) 288-0951 (toll free) Banks and brokers: (212) 269-5500 (call collect) Email: FPI@dfking.com	If you are an AFCO stockholder: D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 Stockholders: (888) 288-0951 (toll free) Banks and brokers: (212) 269-5500 (call collect) Email: AFCO@dfking.com

        Investors may also consult FPI's website or AFCO's website for more information concerning the mergers described in this joint proxy statement/prospectus. FPI's website is www.farmlandpartners.com. AFCO's website is www.americanfarmlandcompany.com. Additional information is available at www.sec.gov. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

        If you would like to request copies of any documents, please do so by [    •    ], 2016 in order to receive them before the special meetings.

        For more information, see "Where You Can Find More Information; Incorporation by Reference" beginning on page 195.

 ABOUT THIS DOCUMENT

        This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by FPI (File No. 333-213925) with the Securities and Exchange Commission (the "SEC"), constitutes a prospectus of FPI for purposes of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of FPI common stock to be issued in the Company Merger and in respect of fully vested and earned AFCO RSUs. This joint proxy statement/prospectus also constitutes a proxy statement for each of FPI and AFCO for purposes of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, this joint proxy statement/prospectus contains a notice of meeting with respect to the FPI special meeting and a notice of meeting with respect to the AFCO special meeting.

        You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [    •    ], 2016. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to FPI stockholders or AFCO stockholders nor the issuance by FPI of shares of its common stock to AFCO equity holders pursuant to the Merger Agreement will create any implication to the contrary.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding FPI has been provided by FPI and information contained in this joint proxy statement/prospectus regarding AFCO has been provided by AFCO.

QUESTIONS AND ANSWERS

        The following are answers to some questions that FPI stockholders and AFCO stockholders may have regarding the proposed transaction between FPI and AFCO and the other proposals being considered at the FPI special meeting and the AFCO special meeting, as applicable. FPI and AFCO urge you to read carefully this entire joint proxy statement/prospectus, including the Annexes and the documents incorporated by reference into this joint proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you.

        Unless stated otherwise, all references in this joint proxy statement/prospectus to:

  •
  "AFCO" are to American Farmland Company, a Maryland corporation;

  •
  the "AFCO Board" are to the board of directors of AFCO;

  •
  the "AFCO Merger Proposal" are to the proposal to approve the Company Merger on substantially the terms and conditions set forth in the Merger Agreement;

  •
  "AFCO OP" are to American Farmland Company L.P., a Delaware limited partnership and AFCO's operating partnership;

  •
  "AFCO OP Units" are to units of limited partnership in AFCO OP;

  •
  the "AFCO Record Date" are to [    •    ], 2016, which is the record date for the determination of AFCO stockholders entitled to receive notice of, and to vote at, the AFCO special meeting and any postponements or adjournments of the AFCO special meeting;

  •
  "AFCO RSUs" are to restricted stock units of AFCO;

  •
  "Buyer Parties" are to FPI, FPI OP, Merger Partnership, FPI OP GP, Merger Sub and Merger Sub GP, collectively;

  •
  the "Combined Company" are to FPI after the effective time of the Company Merger;

  •
  the "Company Merger" are to the merger of AFCO with and into Merger Sub with Merger Sub continuing as the surviving entity;

  •
  the "Exchange Ratio" are to the right of AFCO stockholders to receive 0.7417 shares of FPI common stock for each share of AFCO common stock if the Company Merger is completed pursuant to the Merger Agreement and to the right of AFCO OP Unitholders to receive 0.7417 FPI OP Units for each AFCO OP Unit if the Partnership Merger is completed pursuant to the Merger Agreement;

  •
  "FPI" are to Farmland Partners Inc., a Maryland corporation;

  •
  the "FPI Board" are to the board of directors of FPI;

  •
  "FPI OP" are to Farmland Partners Operating Partnership, LP, a Delaware limited partnership and FPI's operating partnership;

  •
  "FPI OP GP" are to Farmland Partners OP GP LLC, a Delaware limited liability company and the general partner of FPI OP;

  •
  "FPI OP Units" are to Class A common units of limited partnership in FPI OP;

  •
  the "FPI Record Date" are to [    •    ], 2016, which is the record date for the determination of FPI stockholders entitled to receive notice of, and to vote at, the FPI special meeting and any postponements or adjournments of the FPI special meeting;

  •
  the "FPI Stock Issuance Proposal" are to the proposal to approve the issuance of shares of FPI common stock in the Company Merger, the issuance of shares of FPI common stock issuable upon redemption of FPI OP Units issued in the Partnership Merger and the issuance of shares of FPI common stock in respect of fully vested and earned AFCO RSUs;

  •
  the "Merger Agreement" are to the Agreement and Plan of Merger, dated as of September 12, 2016, by and among FPI, FPI OP, FPI OP GP, Merger Partnership, Merger Sub GP, Merger Sub, AFCO and AFCO OP, as it may be amended from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference;

  •
  the "Mergers" are to, collectively, the Company Merger and the Partnership Merger;

  •
  "Merger Partnership" are to FPI Heartland Operating Partnership, LP, a Delaware limited partnership, whose general partner is Merger Sub GP and whose sole limited partner is FPI OP;

  •
  "Merger Sub" are to FPI Heartland LLC, a Delaware limited liability company and direct wholly owned subsidiary of FPI;

  •
  "Merger Sub GP" are to FPI Heartland GP LLC, a Delaware limited liability company and the general partner of Merger Partnership;

  •
  the "NYSE" are to the New York Stock Exchange;

  •
  the "NYSE MKT" are to the NYSE MKT LLC;

  •
  the "Partnership Merger" are to the merger of Merger Partnership with and into AFCO OP with AFCO OP continuing as the surviving entity; and

  •
  "REIT" are to real estate investment trust.

Q:
What is the proposed transaction?

A:
FPI and AFCO have entered into the Merger Agreement, which provides for: (i) Merger Partnership to merge with and into AFCO OP with AFCO OP continuing as the surviving entity, and (ii) AFCO to merge with and into Merger Sub with Merger Sub continuing as the surviving entity.

Q:
What will happen in the proposed transaction?

A:
At the effective time of the Company Merger, each issued and outstanding share of AFCO common stock (including shares of AFCO common stock underlying fully earned and vested AFCO RSUs), other than shares of AFCO common stock owned by FPI or any subsidiary of FPI or AFCO, will convert into the right to receive 0.7417 shares of newly issued shares of FPI common stock. Holders of AFCO common stock will not receive any fractional shares of FPI common stock in the Company Merger and instead will be paid cash (without interest) in lieu of any fractional share to which they would otherwise be entitled.

  At the effective time of the Partnership Merger, each issued and outstanding AFCO OP Unit, including AFCO OP Units owned by AFCO, will convert into the right to receive 0.7417 FPI OP Units. Any fractional FPI OP Units that would otherwise be issued to any holder of AFCO OP Units will instead be rounded down to the nearest whole number and the holders of AFCO OP Units shall not be entitled to any further consideration with respect thereto.

Q:
How will FPI stockholders be affected by the Mergers and the issuance of shares of FPI common stock as a result of the transactions contemplated by the Merger Agreement?

A:
After the Mergers, each FPI stockholder will continue to own the shares of FPI common stock that such stockholder held immediately prior to the effective time of the Company Merger. As a result, each FPI stockholder will own shares of common stock in a larger company with more assets. However, because FPI will be issuing new shares of FPI common stock in the Company Merger and may issue in the future new shares of FPI common stock upon redemption of FPI OP Units that are issued in the Partnership Merger, each outstanding share of FPI common stock immediately prior to the effective time of the Company Merger will represent a smaller percentage of the aggregate number of shares of the Combined Company's common stock outstanding after the Company Merger. Upon completion of the Mergers, we estimate that continuing FPI stockholders will own approximately [    •    ]% of the issued and outstanding Combined Company's common stock and former AFCO stockholders and AFCO RSU holders will own approximately [    •    ]% of the issued and outstanding Combined Company's common stock assuming the redemption for shares of FPI common stock of all outstanding FPI OP Units, including FPI OP Units to be issued to former limited partners of AFCO OP.

Q:
What happens if the market price of shares of FPI common stock or AFCO common stock changes before the closing of the Mergers?

A:
The Exchange Ratio is fixed and will not change as a result of a change in the market price of FPI common stock or AFCO common stock, although the aggregate value of the consideration payable in the Company Merger will fluctuate with changes in the market price of FPI common stock. As a result, the value of the consideration to be received by AFCO stockholders in the Company Merger will increase or decrease depending on the market price of shares of FPI common stock at the effective time of the Company Merger. See "The Merger Agreement—Merger Consideration; Effects of the Mergers—Merger Consideration" beginning on page 125.

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
The FPI Board and the AFCO Board are using this joint proxy statement/prospectus to solicit proxies of FPI stockholders and AFCO stockholders, respectively, in connection with the Merger Agreement and the Mergers. In addition, FPI is using this joint proxy statement/prospectus as a prospectus for AFCO stockholders because FPI is offering shares of its common stock to be issued in exchange for AFCO common stock in the Mergers and in respect of fully vested and earned AFCO RSUs. The Mergers cannot be completed unless:

•
the holders of FPI common stock vote to approve the issuance of shares of FPI common stock in the Company Merger, the issuance of shares of FPI common stock issuable upon redemption of FPI OP Units issued in the Partnership Merger and the issuance of shares of FPI common stock in respect of fully vested and earned AFCO RSUs (the "FPI Stock Issuance Proposal"); and

•
the holders of AFCO common stock vote to approve the Company Merger on substantially the terms and conditions set forth in the Merger Agreement (the "AFCO Merger Proposal").

  Each of FPI and AFCO will hold a separate special meeting of their respective stockholders to obtain these approvals and to consider other proposals as described elsewhere in this joint proxy statement/prospectus.

  You should read this joint proxy statement/prospectus carefully because it contains important information about FPI, AFCO, the Mergers and the Merger Agreement, and the proposals being voted on at the special meetings of stockholders. The enclosed voting materials allow you to vote your shares of FPI common stock and/or AFCO common stock, as applicable, without attending the applicable special meeting in person.

  Your vote is very important regardless of the number of shares you own. You are encouraged to authorize your proxy as promptly as possible to ensure that your shares are represented at the applicable special meeting.

Q:
Am I being asked to vote on any other proposals at the special meetings in addition to the FPI Stock Issuance Proposal and/or the AFCO Merger Proposal, as applicable?

A:
FPI. At the FPI special meeting, FPI stockholders will be asked to consider and vote upon the following proposal in addition to the FPI Stock Issuance Proposal:

  To approve one or more adjournments of the FPI special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the approval of the FPI Stock Issuance Proposal.

  AFCO. At the AFCO special meeting, AFCO stockholders will be asked to consider and vote upon the following proposal in addition to the AFCO Merger Proposal:

  To approve one or more adjournments of the AFCO special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the approval of the AFCO Merger Proposal.

Q:
Why has the FPI Board approved the Mergers?

A:
After careful consideration and consultation, the FPI Board believes that the consummation of the transactions contemplated by the Merger Agreement will result in a number of important strategic benefits for the Combined Company, including a larger, more diversified portfolio of high-quality assets, increased scale, reinforcement of FPI's position as the leading public farmland REIT, increased revenues and greater access to capital. The FPI Board also believes that the consummation of the transactions contemplated by the Merger Agreements will be accretive to FPI's AFFO. To review the reasons of the FPI Board for the Mergers in greater detail, see "The Mergers—Recommendation of the FPI Board and Its Reasons for the Mergers" beginning on page 70.

Q:
Why is the AFCO Board proposing the approval of the Company Merger?

A:
After careful consideration and consultation, the AFCO Board has recommended that the AFCO stockholders approve the AFCO Merger Proposal based upon numerous factors, including an attractive valuation that was determined by the AFCO Board to be the best opportunity identified following its comprehensive review of strategic alternatives, an opportunity to continue to participate in the Combined Company as stockholders, as well as the expectation that the receipt of FPI common stock as consideration in the Company Merger will not be taxable to AFCO stockholders. To review the reasons of the AFCO Board for the Mergers in greater detail, see "The Mergers—Recommendation of the AFCO Board and Its Reasons for the Mergers" beginning on page 74.

Q:
Who will be the board of directors and management of the Combined Company?

A:
As of the effective time of the Company Merger, the board of directors of the Combined Company will be increased from six to eight members, with the six current FPI directors, Paul A. Pittman, Jay Bartels, Chris A. Downey, Joseph W. Glauber, Darell D. Sarff and John C. Conrad, continuing as directors of the Combined Company. In addition, Thomas S. T. Gimbel, the current Chief Executive Officer of AFCO, and D. Dixon Boardman, the current Chairman of the AFCO Board, will join the board of directors of the Combined Company as of the effective time of the Company Merger.

  The executive officers of FPI immediately prior to the effective time of the Company Merger will continue to serve as the executive officers of the Combined Company, with Paul A. Pittman and Luca Fabbri continuing to serve as the Chief Executive Officer and Chief Financial Officer of the Combined Company, respectively. Additionally, Robert L. Cowan, AFCO's current President and

  Chief Investment Officer, is expected to join the Combined Company as its President following the effective time of the Company Merger.

Q:
Will FPI and AFCO continue to pay distributions prior to the closing of the Mergers?

A:
Yes. The Merger Agreement permits FPI to pay (i) a regular, quarterly cash dividend at a rate not in excess of $0.1275 per share of FPI common stock, (ii) the regular distributions that are required to be made in respect of the FPI OP Units in connection with any dividends paid on the shares of FPI common stock, (iii) dividends or distributions payable to the holders of FPI preferred units, and (iv) any distribution that is required for FPI to maintain its REIT qualification or avoid or reduce the incurrence of certain income or excise taxes. On November 3, 2016, the FPI Board declared a dividend of $0.1275 per share of FPI common stock and $0.1275 per FPI OP Unit, each payable on January 13, 2017 to holders of record on January 2, 2017. The Merger Agreement permits AFCO to pay (a) a regular, quarterly cash dividend at a rate not in excess of $0.0625 per share of AFCO common stock, (b) the regular distributions that are required to be made in respect of the AFCO OP Units in connection with any dividends paid on the shares of AFCO common stock, and (c) any distribution that is required for AFCO to maintain its REIT qualification or avoid or reduce the incurrence of certain income or excise taxes. AFCO has agreed to align the record date and payment date of future dividends, including any dividends to be made with respect to the fourth quarter of 2016, with FPI's record and payment dates.

Q:
When and where are the special meetings of the FPI and AFCO stockholders?

A:
The FPI special meeting will be held at [    •    ] on [    •    ] commencing at [    •    ], local time.

  The AFCO special meeting will be held at [    •    ] on [    •    ] commencing at [    •    ], local time.

Q:
Who can vote at the special meetings?

A:
FPI. All holders of FPI common stock of record (or their duly appointed proxies) as of the close of business on the FPI Record Date are entitled to notice of, and to vote at, the FPI special meeting. As of the close of business on the FPI Record Date, there were [    •    ] shares of FPI common stock outstanding and entitled to vote at the FPI special meeting, held by approximately [    •    ] holders of record. Each share of FPI common stock is entitled to one vote on each proposal presented at the FPI special meeting.

  AFCO. All holders of AFCO common stock of record (or their duly appointed proxies) as of the close of business on the AFCO Record Date are entitled to receive notice of, and to vote at, the AFCO special meeting. As of the close of business on the AFCO Record Date, there were [    •    ] shares of AFCO common stock outstanding and entitled to vote at the AFCO special meeting, held by approximately [    •    ] holders of record. Each share of AFCO common stock is entitled to one vote on each proposal presented at the AFCO special meeting.

Q:
What constitutes a quorum?

A:
FPI. FPI's bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter will constitute a quorum.

  AFCO. AFCO's bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter will constitute a quorum.

  Shares that are voted, in person or by proxy, shares abstaining from voting and broker non-votes (to the extent that any are submitted) are treated as present at each of the FPI special meeting and the AFCO special meeting, respectively, for purposes of determining whether a quorum is present.

Q:
What vote is required to approve the proposals?

A:
FPI.

•
Approval of the FPI Stock Issuance Proposal requires the affirmative vote of a majority of all votes cast on such proposal.

•
Approval of the proposal to approve one or more adjournments of the FPI special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the approval of the FPI Stock Issuance Proposal also requires the affirmative vote of a majority of all votes cast on such proposal.

  AFCO.

  •
  Approval of the AFCO Merger Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of AFCO common stock.

  •
  Approval of the proposal to approve one or more adjournments of the AFCO special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the approval of the AFCO Merger Proposal requires the affirmative vote of a majority of all votes cast on such proposal.

Q:
How does the FPI Board recommend that FPI stockholders vote on the proposals?

A:
After careful consideration, the FPI Board has unanimously (i) determined that the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of FPI, FPI OP and their respective subsidiaries, (ii) authorized, approved and adopted the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, and (iii) subject to the satisfaction or waiver of conditions to complete the Mergers set forth in the Merger Agreement and the affirmative vote of a majority of the votes cast by FPI stockholders, approved the issuance of shares of FPI common stock pursuant to the terms of the Merger Agreement, including the shares of FPI common stock issuable in the Company Merger, the shares of FPI common stock issuable upon redemption of FPI OP Units issued in the Partnership Merger and the shares of FPI common stock issuable in respect of fully vested and earned AFCO RSUs. The FPI Board unanimously recommends that FPI stockholders vote FOR the FPI Stock Issuance Proposal and FOR the proposal to approve one or more adjournments of the FPI special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the approval of the FPI Stock Issuance Proposal.

  For a more complete description of the recommendation of the FPI Board, see "The Mergers—Recommendation of FPI Board and Its Reasons for the Mergers" beginning on page 70.

Q:
How does the AFCO Board recommend that AFCO stockholders vote on the proposals?

A:
After careful consideration, all members of the AFCO Board in attendance at the AFCO Board meeting (which meeting excluded one member of the AFCO Board who was not able to attend but has no objections to the transactions contemplated by the Merger Agreement) related to the approval of the Merger Agreement and the transactions contemplated thereby unanimously (i) declared advisable and approved the Mergers pursuant to the terms of the Merger Agreement and (ii) recommended the approval by AFCO stockholders of the AFCO Merger Proposal. The AFCO Board recommends that AFCO stockholders vote FOR the AFCO Merger Proposal and

  FOR the proposal to approve one or more adjournments of the AFCO special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the approval of the AFCO Merger Proposal.

  For a more complete description of the recommendation of the AFCO Board, see "The Mergers—Recommendation of the AFCO Board and Its Reasons for the Mergers" beginning on page 74.

Q:
What vote by the Buyer Parties and the holders of the FPI OP Units is required to approve the Partnership Merger?

A:
Approval of the Partnership Merger requires the affirmative vote of Merger Sub GP, in its capacity as general partner of the Merger Partnership. The limited partner of Merger Partnership is not entitled to vote on the Partnership Merger. Merger Sub GP, in its capacity as general partner of Merger Partnership, and FPI OP GP, in its capacity as the general partner of FPI OP, have each approved the Merger Agreement, the Partnership Merger and the other transactions contemplated by the Merger Agreement. FPI OP GP, in its capacity as the general partner of FPI OP, has approved the issuance of new validly issued FPI OP Units to the holders of AFCO OP Units. Holders of FPI OP Units are not entitled to vote on the Partnership Merger.

Q:
What vote by the holders of AFCO OP Units is required to approve the Partnership Merger?

A:
Approval of the Partnership Merger requires the affirmative vote of AFCO, in its capacity as general partner of AFCO OP. AFCO OP unitholders are not entitled to vote on the Partnership Merger. AFCO, in its capacity as general partner of AFCO OP, has approved the Merger Agreement, the Partnership Merger and the other transactions contemplated by the Merger Agreement.

Q:
What if I sell my shares of FPI common stock after the FPI Record Date but before the FPI special meeting or my shares of AFCO common stock after the AFCO Record Date before the AFCO special meeting?

A:
FPI. If you transfer your shares of FPI common stock after the FPI Record Date but before the FPI special meeting, you will, unless you provide the transferee of your shares with a proxy, retain your right to vote at the FPI special meeting.

  AFCO. If you transfer your shares of AFCO common stock after the AFCO Record Date but before the AFCO special meeting, you will, unless you provide the transferee of your shares with a proxy, retain your right to vote at the AFCO special meeting, but will have transferred the right to receive consideration to be paid by FPI in the Company Merger. In order to receive the consideration to be paid by FPI in the Company Merger, you must hold your shares of AFCO common stock through the effective time of the Company Merger.

Q:
Do any of AFCO's executive officers or directors have interests in the Company Merger that may differ from those of AFCO stockholders?

A:
Certain of AFCO's executive officers and directors have interests in the Company Merger that are different from, or in addition to, the interests of AFCO stockholders generally. The members of the AFCO Board were aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the Company Merger, and in recommending that AFCO stockholders vote FOR the AFCO Merger Proposal. For a description of these interests, see "The Mergers—Interests of AFCO's Directors and Executive Officers in the Mergers" beginning on page 114.

Q:
Are there any conditions that must be satisfied for the Merger to be completed?

A:
Yes. In addition to the approval of the stockholders of FPI of the FPI Stock Issuance Proposal and the approval of the stockholders of AFCO of the AFCO Merger Proposal, there are a number of customary conditions that must be satisfied or waived for the Mergers to be consummated. For a description of all of the conditions to the Mergers, see "The Merger Agreement—Conditions to Completion of the Mergers" beginning on page 142.

Q:
Are there risks associated with the Mergers that I should consider in deciding how to vote?

A:
Yes. There are a number of risks related to the Mergers that are discussed in this joint proxy statement/ prospectus described in the section entitled "Risk Factors" beginning on page 30.

Q:
If my shares of FPI common stock or my shares of AFCO common stock, as applicable, are held in "street name" by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares of FPI common stock or my shares of AFCO common stock, as applicable, for me?

A:
Unless you instruct your broker, bank or other nominee how to vote your shares of FPI common stock and/or your shares of AFCO common stock, as applicable, held in street name, your shares will NOT be voted. If you hold your shares of FPI common stock and/or your shares of AFCO common stock in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), in order for your shares to be voted at the applicable special meeting, you must either provide your broker, bank or other nominee with instructions on how to vote your shares, access the proxy materials and vote over the internet or by telephone, or attend the FPI special meeting or AFCO special meeting, as applicable, in person. If you hold your shares of FPI common stock and/or AFCO common stock, as applicable, with a broker or other nominee, however, and wish to attend the FPI special meeting and/or the AFCO special meeting, as applicable, you must obtain a legal proxy, executed in your favor, from the broker or other nominee that holds your shares and bring that legal proxy to the FPI special meeting and/or AFCO special meeting, as applicable.

Q:
What happens if I do not vote for a proposal?

A:
FPI. If you are an FPI stockholder, abstentions and broker non-votes, if any, will be counted in determining the presence of a quorum. Abstentions will have the same effect as a vote cast AGAINST the FPI Stock Issuance Proposal and will have no effect on the proposal to approve one or more adjournments of the FPI special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the approval of the FPI Stock Issuance Proposal. If you do not provide voting instructions to your broker, bank or other nominee, your vote will have no effect on either proposal if a quorum is met. A broker non-vote is a vote that is not cast on a non-routine matter because the shares entitled to cast the vote are held in street name, the broker lacks discretionary authority to vote the shares and the broker has not received voting instructions from the beneficial owner. Because there are no discretionary matters to be voted on at the FPI special meeting, FPI does not expect to receive any broker non-votes.

  AFCO. If you are an AFCO stockholder, abstentions and broker non-votes, if any, will be counted in determining the presence of a quorum. Abstentions will have the same effect as a vote cast AGAINST the AFCO Merger Proposal and will have no effect on the proposal to approve one or more adjournments of the AFCO special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the AFCO Merger Proposal. Broker non-votes will have the same effect as a vote cast AGAINST the proposal to approve the AFCO Merger Proposal and will have no effect on the proposal to approve one or more adjournments of the AFCO special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the approval of the AFCO Merger Proposal if a quorum is not met. Because there are no discretionary matters to be voted on at the AFCO special meeting, AFCO does not expect to receive any broker non-votes.

Q:
Will my rights as a stockholder of FPI or AFCO change as a result of the Mergers?

A:
The rights of FPI stockholders will be unchanged as a result of the Mergers. AFCO stockholders will have different rights following the effective time of the Company Merger due to the differences between the governing documents of FPI and AFCO. At the effective time of the Company Merger, the existing charter and bylaws of FPI will thereafter be the charter and bylaws of the Combined Company. For more information regarding the differences in stockholder rights, see "Comparison of Rights of Stockholders of FPI and Stockholders of AFCO" beginning on page 189.

Q:
When are the Mergers expected to be completed?

A:
FPI and AFCO expect to complete the Mergers as soon as reasonably practicable following satisfaction of all of the required conditions, but in no event after March 31, 2017. If approval is obtained from the stockholders of both FPI and AFCO, and if the other conditions to closing the Mergers are satisfied or waived, it is currently expected that the Mergers will be completed late in the fourth quarter of 2016 or early in the first quarter of 2017. However, there is no guarantee that the conditions to the Mergers will be satisfied or that the Mergers will close on the anticipated timeline or at all.

Q:
If I am an AFCO stockholder do I need to do anything with my stock certificates now?

A:
No. You should not submit your stock certificates at this time. After the Company Merger is completed, if you held shares of AFCO common stock in certificate form, the exchange agent for the Combined Company will send you a letter of transmittal and instructions for exchanging your certificate(s) representing shares of AFCO common stock for shares of FPI common stock pursuant to the terms of the Merger Agreement. Upon surrender of a certificate for cancellation along with a properly executed letter of transmittal and other required documents described in the instructions, a holder of AFCO common stock will receive shares of FPI common stock (and any cash amounts payable in lieu of fractional shares of FPI common stock) pursuant to the terms of the Merger Agreement.

  Holders of book-entry shares of AFCO common stock will not be required to deliver a certificate representing their shares of AFCO common stock or an executed letter of transmittal in order to receive the consideration payable pursuant to the Merger Agreement. Instead, each registered holder of book-entry shares of AFCO common stock will automatically be entitled to receive shares of FPI common stock (and any cash amounts payable in lieu of fractional shares of FPI common stock) pursuant to the terms of the Merger Agreement, which shall be delivered no more than three business days following the effective time of the Company Merger.

Q:
What are the anticipated U.S. federal income tax consequences to me of the Company Merger?

A:
It is intended that the Company Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The closing of the Company Merger is conditioned on the receipt by each of FPI and AFCO of an opinion from its respective counsel, dated as of the closing date of the Company Merger, to the effect that, on the basis of fact, representations and assumptions set forth or referred to in such opinion, the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the Company Merger qualifies as a reorganization, U.S. holders of shares of

  AFCO common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of FPI common stock in exchange for AFCO common stock in connection with the Company Merger, except with respect to cash received in lieu of fractional shares of FPI common stock. Assuming that the Company Merger qualifies as a reorganization, U.S. holders of shares of AFCO common stock generally will recognize gain for U.S. federal income tax purposes to the extent of the cash received in lieu of fractional shares of FPI common stock. Holders of AFCO common stock should read the discussion under the heading "Material U.S. Federal Income Tax Consequences" beginning on page 150 and consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Company Merger and the ownership of common stock of FPI received in the Company Merger.

Q:
Are FPI or AFCO stockholders entitled to appraisal or dissenters' rights?

A:
No. Neither FPI stockholders nor AFCO stockholders are entitled to exercise appraisal or dissenter's rights in connection with the Company Merger. See "The Merger Agreement—Merger Consideration; Effects of the Mergers—Appraisal Rights" beginning on page 127.

Q:
What do I need to do now?

A:
After you have carefully read this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed pre-addressed postage-paid envelope or, if available, by authorizing your proxy by one of the other methods specified in your proxy card or voting instruction card as promptly as possible so that your shares of FPI common stock and/or your shares of AFCO common stock, as applicable, will be represented and voted at the FPI special meeting or the AFCO special meeting, as applicable.

  Please refer to your proxy card or voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available to you.

  The method by which you authorize a proxy will in no way limit your right to vote at the FPI special meeting or the AFCO special meeting, as applicable, if you later decide to attend the special meeting and vote in person. Your vote as a FPI stockholder or AFCO stockholder is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the FPI special meeting or the AFCO special meeting, as applicable, in person.

  However, if your shares of FPI common stock or your shares of AFCO common stock are held in the name of a broker, bank or other nominee, you must obtain a legal proxy, executed in your favor, from your broker, bank or other nominee, to be able to vote in person at the FPI special meeting or the AFCO special meeting, as applicable.

Q:
How will my proxy be voted?

A:
FPI. All shares of FPI common stock entitled to vote and represented by properly completed proxies received prior to the FPI special meeting, and not revoked, will be voted at the FPI special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of FPI common stock should be voted on a matter, the shares of FPI common stock represented by your proxy will be voted as the FPI Board recommends and, therefore, FOR the FPI Stock Issuance Proposal and FOR the proposal to approve one or more adjournments of the FPI special meeting to another date, time or place, if necessary or appropriate, including one or more adjournments to permit further solicitation of proxies in favor of the approval of the FPI Stock Issuance Proposal. If you hold your shares of FPI common stock in "street name" and do not provide voting instructions to your broker, bank or other nominee, your shares of FPI common stock will NOT be voted at the FPI special meeting.

  AFCO. All shares of AFCO common stock entitled to vote and represented by properly completed proxies received prior to the AFCO special meeting, and not revoked, will be voted at the AFCO special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of AFCO common stock should be voted on a matter, the shares of AFCO common stock represented by your proxy will be voted as the AFCO Board recommends and, therefore, FOR the AFCO Merger Proposal and FOR the proposal to approve one or more adjournments of the AFCO special meeting to another date, time or place, if necessary or appropriate, including one or more adjournments to permit further solicitation of proxies in favor of the approval of the AFCO Merger Proposal. If you hold your shares of AFCO common stock in "street name" and do not provide voting instructions to your broker, bank or other nominee, your shares of AFCO common stock will NOT be voted at the AFCO special meeting and will have the same effect as a vote cast AGAINST the AFCO Merger Proposal.

Q:
Can I revoke my proxy or change my vote after I have delivered my proxy?

A:
Yes. You may revoke your proxy or change your vote at any time before your proxy is exercised at the FPI special meeting or the AFCO special meeting, as applicable. If you are a holder of record, you can do this in any of the three following ways:

•
by sending a written notice to the corporate secretary of FPI or the corporate secretary of AFCO, as applicable, in time to be received before the FPI special meeting or the AFCO special meeting, as applicable, stating that you would like to revoke your proxy;

•
by completing, signing and dating another proxy card and returning it by mail in time to be received before the FPI special meeting or the AFCO special meeting, as applicable, or by submitting a later dated proxy by the internet or telephone in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•
by attending the FPI special meeting or the AFCO special meeting, as applicable, and voting in person. Simply attending the FPI special meeting or the AFCO special meeting, as applicable, without voting will not revoke your proxy or change your vote.

  Your last vote is the vote that will be counted.

  If your shares of FPI common stock or your shares of AFCO common stock, as applicable, are held in "street name" in an account at a broker, bank or other nominee and you desire to change your vote or vote in person, you should contact your broker, bank or other nominee for instructions on how to do so. If you hold your shares of FPI common stock or AFCO common stock, as applicable, in "street name," you may not vote your shares in person at the FPI special meeting or at the AFCO special meeting, as applicable, unless you bring a legal proxy executed in your favor from the broker, bank or other nominee that holds your shares.

Q:
What does it mean if I receive more than one set of voting materials for the FPI special meeting or the AFCO special meeting?

A:
You may receive more than one set of voting materials for the FPI special meeting and/or the AFCO special meeting, as applicable, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of FPI common stock or your shares of AFCO common stock, as applicable, in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of FPI common stock or shares of AFCO common stock, as applicable. If you are a holder of record and your shares of FPI common stock or your shares of AFCO common stock, as applicable, are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or, if available, please authorize your proxy by telephone or over the internet.

Q:
What happens if I am a stockholder of both FPI and AFCO?

A:
You will receive separate proxy cards for each entity and should (i) complete, sign and date each proxy card and return each proxy card in the appropriate pre-addressed postage-paid envelope, or (ii) if available, authorize a proxy by one of the other methods specified in your proxy card or voting instruction card for each entity.

Q:
Do I need identification to attend the FPI or AFCO special meeting in person?

A:
Yes. Please bring proper identification, together with proof that you are a record owner of shares of FPI common stock or shares of AFCO common stock, as applicable, reflecting your share ownership as of the close of business on the FPI Record Date or the AFCO Record Date, as applicable. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially owned shares of FPI common stock or shares of AFCO common stock, as applicable, on the applicable record date, as well as a legal proxy executed in your favor from your broker giving you the right to vote your shares at the applicable special meeting.

Q:
Will a proxy solicitor be used?

A:
FPI has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the FPI special meeting. AFCO has also engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the AFCO special meeting.

Q:
How can I find out the results of the voting at the special meetings?

A:
Preliminary voting results will be announced at the FPI special meeting and the AFCO special meeting. Final voting results will be published in a Current Report on Form 8-K filed by FPI and by AFCO with the SEC within four business days after the FPI special meeting and the AFCO special meeting, as applicable.

Q:
What happens if a special meeting is postponed or adjourned?

A:
If the FPI special meeting or the AFCO special meeting is postponed or adjourned, your proxy will still be in effect and will be voted at such postponed or adjourned meeting. You will be able to change or revoke your proxy until it is exercised.

Q:
Who can answer my questions?

A:
If you have any questions about the Mergers or the other matters to be voted on at the special meetings or how to authorize your proxy or need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

If you are an FPI stockholder: Farmland Partners Inc. Attention: Corporate Secretary 4600 S. Syracuse Street Suite 1450 Denver, CO 80237 720-452-3100	If you are an AFCO stockholder: American Farmland Company Attention: Corporate Secretary 10 East 53rd Street New York, NY 10022 212-484-3000

SUMMARY

The Companies (See p. 44)

Farmland Partners Inc. (See p. 44)

        FPI is a full service, vertically integrated, self-administered and self-managed corporation incorporated in the state of Maryland in September 2013 to own and acquire high-quality farmland located in agricultural markets throughout North America. As of September 30, 2016, FPI's portfolio consisted of an aggregate of 114,119 acres and 13 grain storage facilities in Arkansas, Colorado, Florida, Georgia, Illinois, Kansas, Louisiana, Michigan, Mississippi, Nebraska, North Carolina, South Carolina, Texas and Virginia. FPI is a Maryland corporation that has elected to be taxed as a REIT under the Code.

        FPI is the sole member of FPI OP GP, which is the sole general partner of FPI OP. Substantially all of FPI's assets are held by, and substantially all of FPI's operations are conducted through, FPI OP. As of September 30, 2016, FPI owned a 70.9% interest in FPI OP.

        FPI common stock is listed on the NYSE, trading under the symbol "FPI."

        FPI's principal executive offices are located at 4600 South Syracuse Street, Suite 1450, Denver, Colorado 80237 and its telephone number is (720) 452-3100.

American Farmland Company (See p. 44)

        AFCO is a Maryland corporation established in October 2009 that has elected to be taxed as a REIT under the Code. AFCO's primary business is focused on owning and acquiring a diversified portfolio of high-quality farmland, consisting of mature permanent, specialty/vegetable row and commodity row crop farms, as well as farmland development, located in select major agricultural regions throughout the United States. As of September 30, 2016, AFCO's portfolio consisted of 21 farms located on both Coasts as well as in the Corn Belt and the Delta regions covering approximately 17,800 gross acres of farmland and more than 21 major crop types.

        AFCO is the sole general partner of AFCO OP. Substantially all of AFCO's assets are held by, and substantially all of AFCO's operations are conducted through, AFCO OP. As of September 30, 2016, AFCO owned an 83.8% interest in AFCO OP.

        AFCO common stock is listed on the NYSE MKT, trading under the symbol "AFCO."

        AFCO's principal executive offices are located at 10 East 53rd Street, New York, New York 10022, and its telephone number is (212) 484-3000.

The Combined Company (See p. 45)

        The Combined Company will be named "Farmland Partners Inc." and will be a Maryland corporation, which will continue to elect to be taxed as a REIT under the Code.

        The Combined Company will be the largest public farmland REIT in the nation with a portfolio comprised of approximately 132,000 acres across 16 states, along both Coasts, the Midwest, the Plains, the Southeast and the Delta. On a pro forma basis, the Mergers and the other transactions contemplated by the Merger Agreement are expected to contribute approximately $16 million of revenue to FPI in 2016, increasing FPI's total revenue from $26 million to approximately $42 million. The Mergers will bring together two highly complementary leading farmland portfolios. FPI's assets are comprised primarily of premier row crop farmland, while AFCO's portfolio is concentrated in high-quality specialty and permanent crop farms across the U.S. On a consolidated basis, the Combined Company's portfolio is expected to consist of approximately 75% row crop farmland and 25% specialty crops by value.

        The business of the Combined Company will be operated through FPI OP and its subsidiaries, which, after completion of the Mergers, will include AFCO OP.

        The common stock of the Combined Company will continue to be listed on the NYSE, trading under the symbol "FPI."

        The Combined Company's principal executive offices will be located at 4600 South Syracuse Street, Suite 1450, Denver, Colorado 80237 and its telephone number will be (720) 452-3100.

The Mergers (See p. 57)

The Merger Agreement (See p. 124)

        FPI, the other Buyer Parties, AFCO and AFCO OP have entered into the Merger Agreement attached as Annex A to this joint proxy statement/prospectus, which is incorporated herein by reference. FPI and AFCO encourage you to carefully read the Merger Agreement in its entirety because it is the principal document governing the Mergers and the other transactions contemplated by the Merger Agreement.

The Mergers (See p. 57)

        Subject to the terms and conditions of the Merger Agreement, at the effective time of the Company Merger, AFCO will merge with and into FPI with FPI surviving the Company Merger as the Combined Company. The shares of common stock of the Combined Company will continue to be listed and traded on the NYSE under the symbol "FPI." Prior to the Company Merger, at the effective time of the Partnership Merger, Merger Partnership will merge with and into AFCO OP with AFCO OP continuing as the surviving entity.

        Upon completion of the Company Merger, we estimate that continuing FPI common stockholders will own approximately [    •    ]% of the issued and outstanding shares of common stock of the Combined Company and former AFCO common stockholders and AFCO RSU holders will own approximately [    •    ]% of the issued and outstanding shares of common stock of the Combined Company (assuming the redemption for shares of FPI common stock of all outstanding FPI OP Units, including FPI OP Units to be issued to former limited partners of AFCO OP).

The Merger Consideration (See p. 125)

        If the Company Merger is completed pursuant to the Merger Agreement, each AFCO stockholder will receive 0.7417 shares of FPI common stock for each share of AFCO common stock held immediately prior to the effective time of the Company Merger, with cash paid for any fractional shares that an AFCO stockholder would otherwise be entitled to receive. FPI stockholders will continue to hold their existing shares of FPI common stock. The Exchange Ratio is fixed and will not be adjusted to reflect changes in the price of FPI common stock or the price of AFCO common stock occurring prior to the completion of the Company Merger. Because of this, the implied value of the consideration to be received by AFCO common stockholders in the Company Merger will fluctuate between now and the completion of the Mergers. Based on the closing price of FPI common stock on the NYSE of $11.10 on September 9, 2016, the last trading date before the announcement of the Mergers, the Exchange Ratio represented approximately $8.23 in FPI common stock for each share of AFCO common stock. Based on the closing price of FPI common stock on the NYSE of $[    •    ] on [    •    ], 2016, the latest practicable trading day before the date of this joint proxy statement/prospectus, the Exchange Ratio represented approximately $[    •    ] in FPI common stock for each share of AFCO common stock.

        You are urged to obtain current market prices of shares of FPI common stock and AFCO common stock. You are cautioned that the trading price of the common stock of the Combined

Company after the Mergers may be affected by factors different from those currently affecting the trading prices of FPI common stock and AFCO common stock, and therefore, the historical trading prices of FPI and AFCO may not be indicative of the trading price of the Combined Company. See the risks related to the Mergers and the related transactions described under the section "Risk Factors—Risk Factors Relating to the Mergers" beginning on page 29.

Treatment of AFCO RSUs (See p. 117)

        In addition, any and all shares of AFCO common stock subject to outstanding awards of AFCO RSUs granted under AFCO's 2014 Equity Incentive Plan (the "AFCO Equity Incentive Plan"), which, immediately prior to the effective time of the Company Merger, have become fully earned and fully vested under the terms of the applicable award agreements relating to such AFCO RSUs, will be cancelled and converted into the right to receive a number of shares of FPI common stock equal to the number of shares of AFCO common stock underlying the earned and vested portion of the AFCO RSU multiplied by the Exchange Ratio. Any portion of the AFCO RSUs that has not been earned and fully vested immediately prior to the effective time of the Company Merger will automatically and without notice terminate, be forfeited and be and become null and void, and the holders of such AFCO RSUs will cease to have any rights or interests with respect to such AFCO RSUs.

Recommendation of the FPI Board (See p. 70)

        After careful consideration, the FPI Board has unanimously (i) determined that the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of FPI and its subsidiaries, (ii) authorized, approved and adopted the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, and (iii) subject to the satisfaction or waiver of conditions to complete the Mergers set forth in the Merger Agreement and the affirmative vote of a majority of the votes cast by FPI stockholders, approved the issuance of shares of FPI common stock pursuant to the terms of the Merger Agreement, including the issuance of shares of FPI common stock in the Company Merger, the issuance of shares of FPI common stock issuable upon redemption of FPI OP Units issued in the Partnership Merger and the issuance of shares of FPI common stock in respect of fully vested and earned AFCO RSUs. The FPI Board unanimously recommends stockholders vote FOR the FPI Stock Issuance Proposal and FOR the proposal to approve one or more adjournments of the FPI special meeting to another date, time or place, if necessary or appropriate, including one or more adjournments to permit further solicitation of proxies in favor of the approval of the FPI Stock Issuance Proposal.

Recommendation of the AFCO Board (See p. 74)

        After careful consideration, at a meeting on September 10, 2016, all members of the AFCO Board in attendance at the AFCO Board meeting unanimously (i) declared advisable and approved the Mergers pursuant to the terms of the Merger Agreement and (ii) recommended the approval by AFCO stockholders of the Company Merger on substantially the terms and conditions set forth in the Merger Agreement. The AFCO Board recommends that AFCO stockholders vote FOR the AFCO Merger Proposal, and FOR the proposal to approve one or more adjournments of the AFCO special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the approval of the AFCO Merger Proposal.

Summary of Risk Factors Related to the Mergers (See p. 30)

        You should carefully consider all of the risk factors together with all of the other information included in this joint proxy statement/prospectus before deciding how to vote. The risks relating to the Mergers are described under the section "Risk Factors—Risks Relating to the Mergers" beginning on page 30.

  •
  Failure to consummate the Mergers and the other transactions contemplated by the Merger Agreement as currently contemplated or at all could adversely affect the price of FPI common stock, AFCO common stock and the future business and financial results of the Combined Company.

  •
  The Exchange Ratio is fixed and will not be adjusted in the event of any change in the share prices of either FPI or AFCO common stock.

  •
  The ownership positions of FPI and AFCO stockholders will be diluted by the Company Merger.

  •
  The consummation of the Mergers and the other transactions contemplated by the Merger Agreement are subject to a number of conditions which, if not satisfied or waived, would adversely impact the parties' ability to complete the Mergers and the other transactions contemplated by the Merger Agreement.

  •
  FPI and AFCO may waive one or more conditions set forth in the Merger Agreement without resoliciting stockholder approval.

  •
  If the Mergers do not occur, one of the companies may incur payment obligations to the other.

  •
  Failure to complete the Mergers and the other transactions contemplated by the Merger Agreement could negatively affect the future business and financial results of both FPI and AFCO and their respective stock prices.

  •
  The pendency of the transactions contemplated by the Merger Agreement could materially and adversely affect the business and operations of FPI and AFCO.

  •
  The Merger Agreement contains provisions that could discourage a potential competing acquirer of either FPI or AFCO or could result in any competing acquisitions proposal being at a lower price than it might otherwise be.

  •
  If the Mergers and the other transactions contemplated by the Merger Agreement are not consummated by March 31, 2017, either FPI or AFCO may terminate the Merger Agreement.

  •
  If the Company Merger does not qualify as a tax-free reorganization, AFCO stockholders may recognize a taxable gain.

  •
  Certain directors and executive officers of FPI and directors and executive officers of AFCO have interests in seeing the Mergers completed that are different from, or in addition to, those of the other FPI stockholders and AFCO stockholders.

  •
  The Combined Company's actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this joint proxy statement/prospectus.

  •
  Following the Mergers, the Combined Company may be unable to integrate the businesses of FPI and AFCO successfully and realize the anticipated synergies and other expected benefits of the Mergers on the anticipated timeframe or at all.

  •
  The future results of the Combined Company will suffer if the Combined Company does not effectively manage the increased scale of its operations, enhanced geographic footprint and its expansion opportunities following the Mergers.

Opinions of Financial Advisors

Opinion of FPI's Financial Advisor (See p. 80)

        FPI has retained Robert W. Baird & Co. Incorporated ("Baird") as its financial advisor in connection with the Mergers. In connection with this engagement, FPI requested that Baird evaluate the fairness, from a financial point of view, of the Exchange Ratio. On September 11, 2016, at a meeting of the FPI Board, Baird rendered to the FPI Board an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated September 11, 2016, to the effect that, as of such date and based on and subject to the matters, considerations and limitations set forth in the written opinion, the Exchange Ratio was fair, from a financial point of view, to FPI. No limitations were imposed by the FPI Board upon Baird with respect to investigations made or procedures followed by Baird in rendering its opinion. Baird's opinion does not address any other aspects or implications of the Mergers and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the Mergers. The summary of Baird's opinion, which is set forth detail in the section entitled "The Mergers—Opinion of FPI's Financial Advisor," is qualified in its entirety by reference to the full text of Baird's written opinion. We encourage you to read the full text of Baird's written opinion, which is attached to this joint proxy statement/prospectus as Annex B and is incorporated herein by reference in its entirety, and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of review undertaken.

Opinions of AFCO's Financial Advisors (See p. 87)

Opinion of Citigroup Global Markets Inc. (See p. 87)

        AFCO has retained Citigroup Global Markets Inc. ("Citi") as a financial advisor to AFCO in connection with the proposed Company Merger. In connection with this engagement, Citi delivered a written opinion, dated September 10, 2016, to the AFCO Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Exchange Ratio provided for pursuant to the Merger Agreement. The full text of Citi's written opinion, dated September 10, 2016, to the AFCO Board, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The description of Citi's opinion set forth below is qualified in its entirety by reference to the full text of Citi's opinion. Citi's opinion was provided for the information of the AFCO Board (in its capacity as such) in connection with its evaluation of the Exchange Ratio from a financial point of view and did not address any other terms, aspects or implications of the Company Merger or the Partnership Merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of AFCO to effect or enter into the Company Merger or the Partnership Merger, the relative merits of the Company Merger or the Partnership Merger as compared to any alternative business strategies that might exist for AFCO or the effect of any other transaction in which AFCO might engage or consider. Citi's opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the proposed Company Merger, the Partnership Merger or otherwise.

Opinion of Raymond James & Associates, Inc. (See p. 96)

        AFCO also has retained Raymond James & Associates, Inc. ("Raymond James") as a financial advisor to AFCO in connection with the proposed Company Merger. In connection with this engagement, Raymond James delivered a written opinion, dated September 10, 2016, to the AFCO Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received by holders of AFCO common stock in the Company Merger pursuant to the Merger Agreement. For purposes of Raymond James' opinion, the term "Merger Consideration" means the implied value, derived from the September 9, 2016 closing price of FPI common stock, of the Exchange Ratio. The full text of Raymond James' written opinion, dated September 10, 2016, to the AFCO Board, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. The description of Raymond James' opinion set forth below is qualified in its entirety by reference to the full text of Raymond James' opinion. Raymond James' opinion was provided for the information of the AFCO Board (in each director's capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view and Raymond James expressed no opinion as to any other terms, aspects or implications of the Company Merger or the Partnership Merger. Raymond James expressed no opinion as to the underlying business decision to effect the Company Merger or the Partnership Merger, the structure or tax consequences of the Company Merger or the Partnership Merger or the availability or advisability of any alternatives to the Company Merger or the Partnership Merger. Raymond James' opinion does not constitute a recommendation to any securityholder regarding how such securityholder should vote or act on the proposed Company Merger, the Partnership Merger or otherwise.

Treatment of the AFCO Equity Incentive Plans (See p. 117)

        As a result of the Company Merger, certain of the AFCO RSUs outstanding immediately prior to the effective time of the Company Merger will be deemed fully earned and will fully vest as of the effective time of the Company Merger and will be cancelled and converted automatically into the right to receive the Exchange Ratio in respect of each share of AFCO common stock underlying such AFCO RSU, less applicable tax withholding. Any portion of the AFCO RSUs that has not been fully vested and earned prior to the effective time of the Company Merger will automatically and without notice terminate, be forfeited and be and become null and void, and the holders of such AFCO RSUs will cease to have any rights or interests with respect to such AFCO RSUs.

Directors and Management of FPI After the Mergers (See p. 124)

        Immediately following the effective time of the Company Merger, the FPI Board will be increased from six to eight members, with the six current FPI directors, Paul A. Pittman, Jay Bartels, Chris A. Downey, Joseph W. Glauber, Darell D. Sarff and John C. Conrad, continuing as directors of the Combined Company. The FPI Board will fill the two newly created vacancies by appointing to the FPI Board Thomas S. T. Gimbel, the current Chief Executive Officer of AFCO, and D. Dixon Boardman, the current Chairman of the AFCO Board as of the effective time of the Company Merger, to serve until the 2017 annual meeting of FPI's stockholders (and until their successors have been duly elected and qualified).

        The executive officers of FPI immediately prior to the effective time of the Company Merger will continue to serve as the executive officers of the Combined Company, with Paul A. Pittman and Luca Fabbri continuing to serve as the Chief Executive Officer and Chief Financial Officer of the Combined Company, respectively. Additionally, Robert L. Cowan, AFCO's current President and Chief Investment Officer, has entered into an employment agreement with FPI and is expected to join the Combined Company as its President following the effective time of the Company Merger. See "The Mergers—Interests of AFCO's Directors and Executive Officers in the Mergers—Employment Agreement with Robert L. Cowan" beginning on page 115 of this joint proxy statement/prospectus.

Interests of FPI's Directors and Executive Officers in the Mergers (See p. 113)

        In considering the recommendation of the FPI Board to approve the FPI Stock Issuance Proposal, FPI stockholders should be aware that certain executive officers and directors of FPI may have certain interests in the Mergers that may be different from, or in addition to, the interests of FPI stockholders generally. These interests may create potential conflicts of interest. The FPI Board was aware of those interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement, the Company Merger and the other transactions contemplated by the Merger Agreement.

        On November 14, 2016, Paul A. Pittman, FPI's Executive Chairman, President and Chief Executive Officer purchased 10,000 shares of AFCO common stock. Mr. Pittman will receive 7,417 shares of FPI common stock in exchange for his shares of AFCO common stock at the effective time of the Company Merger. Mr. Pittman intends to vote his shares of AFCO common stock in favor of the approval of the AFCO Merger Proposal and in favor of the proposal to approve one or more adjournments of the AFCO special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the approval of the AFCO Merger Proposal.

Interests of AFCO's Directors and Executive Officers in the Mergers (See p. 114)

        In considering the recommendation of the AFCO Board to approve the Mergers, AFCO's stockholders should be aware that certain directors and executive officers of AFCO have certain interests in the Mergers that may be different from, or in addition to, the interests of AFCO's stockholders generally. The members of the AFCO Board were aware of these different or additional interests and considered these interests, among other matters, in evaluating and approving the Mergers, and in recommending to AFCO's stockholders that they approve the Company Merger at the AFCO special meeting.

Listing of Shares of the Combined Company Common Stock; Delisting and Deregistration of AFCO Common Stock (See p. 123)

        It is a condition to the completion of the Mergers that the shares of FPI common stock issuable in the Company Merger, the shares of FPI common stock issuable upon redemption of FPI OP Units to be issued in the Partnership Merger and the shares of FPI common stock issuable in respect of fully vested and earned AFCO RSUs be approved for listing on the NYSE, subject to official notice of issuance. After the Mergers are completed, the shares of AFCO common stock currently listed on the NYSE MKT will cease to be listed on the NYSE MKT and will be deregistered under the Exchange Act.

Conditions to Completion of the Mergers (See p. 142)

        A number of conditions must be satisfied or waived, where legally permissible, before the Mergers can be consummated. These include, among others:

  •
  approval of the AFCO Merger Proposal by AFCO stockholders;

  •
  approval of the FPI Stock Issuance Proposal by FPI stockholders;

  •
  a Form S-4 will have been declared effective and no stop order suspending the effectiveness of such Form S-4 will have been issued and remain in effect and no proceeding to that effect will have been commenced or threatened by the SEC and not withdrawn;

  •
  the absence of any order or injunction issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the Mergers or the other transactions contemplated by the Merger Agreement;

  •
  the shares of FPI common stock issuable in the Company Merger, the shares of FPI common stock issuable upon redemption of FPI OP Units to be issued in the Partnership Merger and shares of FPI common stock issuable in respect of fully vested and earned AFCO RSUs will have been approved for listing on the NYSE, subject to official notice of issuance at or prior to the closing of the Mergers; and

  •
  the receipt of tax opinions relating to REIT status and the nature of the transaction for tax purposes.

        Neither FPI nor AFCO can give any assurance as to when or if all of the conditions to the consummation of the Mergers will be satisfied or waived or that the Mergers will occur.

        For more information regarding the conditions to the consummation of the Mergers and a complete list of such conditions, see "The Merger Agreement—Conditions to Completion of the Mergers" beginning on page 142.

Regulatory Approvals Required for the Mergers (See p. 122)

        FPI and AFCO are not aware of any material federal or state regulatory requirements that must be complied with or regulatory approvals that must be obtained in connection with the Mergers or the other transactions contemplated by the Merger Agreement.

No Solicitation and Change in Recommendation (See p. 136)

        Under the Merger Agreement, each of FPI and AFCO has agreed it will not, nor will it permit any of its subsidiaries to, or authorize or permit any of its respective representatives to, (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries, proposals or offers, or the making of any proposal, inquiry or offer by or with a third party with respect to, or that constitutes or would reasonably be expected to lead to, an Acquisition Proposal (as defined below in "The Merger Agreement—Covenants and Agreements—No Solicitations"), (ii) participate in any discussions or negotiations or provide any non-public information or data to any person relating to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iii) approve or recommend any Acquisition Proposal, (iv) approve or execute or enter into any merger agreement or other similar transaction agreement or joint venture agreement or any letter of intent, term sheet, indication of interest or similar agreement related to, or that would reasonably be expected to lead to, any Acquisition Proposal, (v) take any action to make any takeover statute inapplicable to any person or any Acquisition Proposal, or (vi) publicly propose or agree to do any of the foregoing.

        However, prior to the approval of the AFCO Merger Proposal by the AFCO stockholders or the approval by the FPI stockholders of the FPI Stock Issuance Proposal, each of FPI and AFCO may, under certain specified circumstances, engage in discussions or negotiations with and provide non-public information regarding itself to a third party making an unsolicited, bona fide written Acquisition Proposal (as defined below under "The Merger Agreement—Covenants and Agreements—No Solicitations"). Under the Merger Agreement AFCO is required to notify FPI promptly, and FPI is required to notify AFCO promptly, if it receives any Acquisition Proposal or any request for non-public information relating to AFCO or any of its subsidiaries, or FPI and any of its subsidiaries, as applicable.

        Prior to the approval of the AFCO Merger Proposal by the AFCO stockholders or the approval by the FPI stockholders of the FPI Stock Issuance Proposal, each of the FPI Board and the AFCO Board may, under certain specified circumstances, withdraw its recommendation to its stockholders with respect to the Mergers if it determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors' fiduciary duties under applicable law. For more information regarding the limitations on FPI, the FPI Board, AFCO and the AFCO Board to consider other Acquisition Proposals, see "The Merger Agreement—Covenants and Agreements—No Solicitations" beginning on page 136.

Termination of the Merger Agreement (See p. 144)

        The Merger Agreement may be terminated at any time prior to the effective time of the Company Merger by the mutual written consent of FPI and AFCO.

        In addition, either FPI or AFCO may decide to terminate the Merger Agreement prior to the effective time of the Company Merger if:

  •
  FPI or AFCO failed to obtain its stockholder approval (provided that this termination right will not be available to a party if the failure to obtain that party's stockholder approval was primarily due to that party's material breach of the Merger Agreement);

  •
  a governmental authority of competent jurisdiction has issued an order, decree or ruling or taken any other action permanently enjoining or otherwise prohibiting the Mergers, and such order, decree, ruling or other action has become final and non-appealable (provided that this termination right will not be available to a party whose failure to comply with any provision of the Merger Agreement was the primary cause of, or resulted in, such action); or

  •
  the Mergers have not been consummated on or before the Drop Dead Date (as defined below in "The Merger Agreeement—Termination of the Merger Agreement—Termination by FPI or AFCO") (provided that this termination right will not be available to a party whose failure to comply with any provision of the Merger Agreement has been the primary cause of, or resulted in, the failure of the Mergers to occur on or before such date).

    AFCO may also decide to terminate the Merger Agreement:

  •
  at any time prior to the approval of the AFCO Merger Proposal by the AFCO stockholders, in order to enter into an acquisition agreement with respect to a Superior Proposal (as defined below in "The Merger Agreement—Covenants and Agreements—No Solicitations"); provided that AFCO must concurrently substantially pay the termination fee described below under "—Termination Fee and Expenses Payable by AFCO to FPI";

  •
  at any time prior to the effective time of the Company Merger if the FPI Board has made a change in recommendation and AFCO terminates the Merger Agreement within 15 business days of the date AFCO receives notice of the change; or

  •
  at any time prior to the effective time of the Company Merger if FPI, Merger Sub or Merger Partnership breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform would result in, if occurring or continuing on the closing date of the Mergers, the failure to be satisfied certain closing conditions in the Merger Agreement, and such condition cannot be satisfied by the Drop Dead Date (provided, that this termination right is not available if AFCO is then in breach of any of its own respective representations and warranties and covenants contained in the Merger Agreement such that the conditions to FPI's obligations to consummate the Mergers cannot be satisfied by the Drop Dead Date).

        FPI has reciprocal termination rights with respect to the Merger Agreement as those of AFCO described above.

        For more information regarding the rights of FPI and AFCO to terminate the Merger Agreement, see "The Merger Agreement—Termination of the Merger Agreement" beginning on page 144.

Termination Fee and Expenses (See p. 146)

        Generally, all fees and expenses incurred in connection with the Mergers and the transactions contemplated by the Merger Agreement will be paid by the party incurring those fees and expenses. However, if the Merger Agreement is terminated because either party fails to obtain the approval of its stockholders, such party will be required to pay the other party's reasonable documented out-of-pocket costs and expenses incurred up to a maximum of $1,000,000. In certain other circumstances, either party may be obligated to pay the other party a termination fee of $6,000,000.

        For more information regarding the termination fee and expense reimbursement, see "The Merger Agreement—Termination of the Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by AFCO to FPI" beginning on page 146 and "The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by FPI to AFCO" beginning on page 147.

Litigation Relating to the Mergers (See p. 121)

        On October 26, 2016, a purported class action lawsuit was filed in the Circuit Court for Baltimore County, Maryland against AFCO, seeking to represent a proposed class of all AFCO stockholders captioned Parshall v. American Farmland Company, et. al., Case No. 24C16005745. The complaint names as defendants AFCO, the members of the AFCO Board, AFCO OP, FPI, FPI OP, FPI OP GP, Merger Sub, Merger Partnership and Merger Sub GP. The complaint alleges, among other things, that the AFCO directors breached their duties to AFCO in connection with the evaluation and approval of the Mergers. In addition, the complaint alleges, among other things, that AFCO, AFCO OP, FPI, FPI OP, FPI OP GP, Merger Sub, Merger Partnership and Merger Sub GP aided and abetted those breaches of duties. The complaint seeks equitable relief, including a potential injunction against the Mergers. FPI and AFCO believe the allegations in the complaint are without merit and intend to defend against those allegations.

Material U.S. Federal Income Tax Consequences of the Company Merger (See p. 150)

        FPI and AFCO intend that the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The closing of the Company Merger is conditioned on the receipt by each of AFCO and FPI of an opinion from its respective counsel to the effect that the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the Company Merger qualifies as a reorganization, U.S. holders of AFCO common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of FPI common stock in exchange for AFCO common stock in connection with the Company Merger, except with respect to cash received in lieu of fractional shares of FPI common stock.

        For further discussion of the material U.S. federal income tax consequences of the Company Merger and the ownership of FPI common stock, see "Material U.S. Federal Income Tax Consequences" beginning on page 150.

        Holders of AFCO common stock should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Company Merger.

Accounting Treatment of the Mergers (See p. 122)

        FPI prepares its financial statements in accordance with GAAP. The Company Merger will be accounted for by applying the acquisition method. See "The Mergers—Accounting Treatment."

Comparison of Rights of Stockholders of FPI and Stockholders of AFCO (See p. 189)

        If the Company Merger is consummated, stockholders of AFCO will become stockholders of the Combined Company. The rights of AFCO stockholders are currently governed by and subject to the provisions of the Maryland General Corporation Law (the "MGCL") and the charter and bylaws of AFCO. Upon consummation of the Mergers, the rights of the former AFCO stockholders who receive shares of FPI common stock in the Company Merger will continue to be governed by the MGCL but will be governed by the charter and bylaws of FPI, rather than the charter and bylaws of AFCO.

        For a summary of certain differences between the rights of FPI stockholders and AFCO stockholders, see "Comparison of Rights of Stockholders of FPI and Stockholders of AFCO" beginning on page 189.

Selected Historical Financial Information of FPI

        The following selected historical financial information for each of the years during the three-year period ended December 31, 2015 and the selected balance sheet data as of December 31, 2015 and 2014 have been derived from FPI's audited consolidated financial statements contained in its Annual Report on Form 10-K filed with the SEC on March 15, 2016, which has been incorporated into this joint proxy statement/prospectus by reference. The selected historical financial information for the year ended December 31, 2012 and the selected balance sheet information for the years ended December 31, 2012 and 2013 have been derived from the audited consolidated financial statements of FPI's predecessor, FP Land LLC, a Delaware limited liability company (the "FPI Predecessor") for such years, which have not been incorporated into this joint proxy statement/prospectus by reference. All periods presented in the table below prior to April 16, 2014, the date of FPI's initial public offering, reflect the operations of the FPI Predecessor.

        The selected historical financial information for each of the nine-month periods ended September 30, 2016 and 2015, and the selected balance sheet data as of September 30, 2016 and 2015 have been derived from FPI's unaudited condensed consolidated financial statements contained in FPI's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, which has been incorporated into this joint proxy statement/prospectus by reference. In FPI's opinion, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim September 30, 2016 financial information. Interim results for the nine months ended and as of September 30, 2016 are not necessarily indicative of, and are not projections for, the results to be expected for the full fiscal year ending December 31, 2016.

        You should read this selected historical financial information together with the financial statements included in reports that are incorporated by reference in this joint proxy statement/prospectus and their accompanying notes and management's discussion and analysis of operations and financial condition of FPI contained in such reports.

	For the Nine-Month Periods Ended September 30,		For the Years Ended December 31,
(in thousands except per share data)	2016	2015	2015	2014	2013	2012
	(Unaudited)
Operating Data
Total operating revenues	$17,669	$9,157	$13,756	$4,218	$2,350	$2,123
Net income (loss)	$(513)	$806	$1,689	$(671)	$34	$586
Per Share Data
Basic and diluted net income (loss) available to common stockholders	$(0.21)	$0.03	$0.08	$(0.15)	—	—
Distributions declared per common share	0.38	0.37	$0.4985	$0.3260	—	—
Basic weighted average common shares outstanding	12,663	8,872	9,619	4,265	—	—
Diluted weighted average common shares outstanding	12,663	8,872	9,629	4,265	—	—
Balance Sheet Data
Total assets	$612,465	$352,090	$344,954	$200,658	$39,670	$36,913
Total liabilities	$316,218	$202,864	$196,726	$117,132	$44,393	$36,580
Redeemable non-controlling interest in operating partnership, common units	—	$9,558	$9,694	—	—	—
Redeemable non-controlling interest in operating partnership, preferred units	$119,057	—
Total equity (deficit)	$177,190	$139,668	$138,534	$83,526	$(4,723)	$333

Selected Historical Financial Information of AFCO

        The following selected historical financial information for each of the years during the three-year period ended December 31, 2015 and the selected balance sheet data as of December 31, 2015 and 2014 have been derived from AFCO's audited consolidated financial statements contained in its Annual Report on Form 10-K filed with the SEC on March 30, 2016, which has been incorporated into this joint proxy statement/prospectus by reference. The selected historical financial information for the years ended December 31, 2012 and 2011 and the selected balance sheet data as of December 31, 2013, 2012 and 2011 have been derived from AFCO's audited consolidated financial statements for such years, which are not included in this joint proxy statement/prospectus.

        The selected historical financial information for each of the nine-month periods ended September 30, 2016 and 2015 and the selected balance sheet data as of September 30, 2016 has been derived from AFCO's unaudited consolidated financial statements contained in AFCO's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, which has been incorporated into this joint proxy statement/prospectus by reference. The selected balance sheet data as of September 30, 2015 has been derived from certain AFCO unaudited consolidated financial statements which have not been incorporated into this joint proxy statement/prospectus by reference. In AFCO's opinion, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim September 30, 2016 financial information.

Interim results for the nine months ended and as of September 30, 2016 are not necessarily indicative of, and are not projections for, the results to be expected for the full fiscal year ending December 31, 2016.

        You should read this selected historical financial information together with the financial statements incorporated by reference in reports that are incorporated by reference in this joint proxy statement/prospectus and their accompanying notes and management's discussion and analysis of operations and financial condition of AFCO contained in such reports.

	For the Nine-Month Periods Ended September 30,		For the Years Ended December 31,
(in thousands except per share data)	2016	2015	2015	2014	2013	2012	2011
	(Unaudited)
Operating Data:
Total operating revenues(1)	$10,001	$7,098	$10,149	$7,261	$5,716	$3,151	$1,636
Total operating expenses	$14,048	$5,828	$18,648 (2)	$6,135	$5,359	$3,997	$2,182
Total other expense (income)	$1,238	$402	$593	$117	$(13)	$(41)	$(97)
(Loss) income before gain (loss) on sale of assets(3)	$(5,285)	$868	$(9,092)	$1,009	$370	$(805)	$(449)
Net (loss) income(4)	$(3,264)	$788	$(9,288)	$1,056	$834	$(805)	$(449)
Less net (loss) income attributable to non-controlling interests	$(506)	$317	$(1,413)	$346	$280	$(94)	$(29)
Net (loss) income attributable to the Company	$(2,758)	$471	$(7,875)	$710	$554	$(711)	$(420)
Share and Per Share Data
Earnings (loss) per weighted average common share:
Basic and diluted	$(0.16)	$0.04	$(0.65)	$0.07	$0.06	$(0.08)	$(0.06)
Weighted average shares of common stock outstanding:
Basic and diluted	16,915	10,891	12,042	10,404	10,040	8,984	6,530
Cash dividends declared per share	$0.1875	$0.1875	$0.250	$0.250	$0.225	$0.100	$—
Balance Sheet Data
Total assets	$233,780	$180,849	$190,286	$151,097	$120,252	$123,361	$100,900
Total liabilities	$81,816	$57,034	$31,518	$31,657	$3,416	$2,492	$676
Non-controlling interests in operating partnership	$25,277	$20,578	$26,397	$20,562	$20,467	$20,448	$19,584
Company stockholders' equity	$126,686	$103,237	$132,371	$98,878	$96,369	$100,421	$80,640
Total equity	$151,963	$123,815	$158,768	$119,440	$116,836	$120,869	$100,224

(1)
Operating revenues comprise fixed and participating rent, recovery of real estate taxes and other income.

(2)
Total operating expenses for the year ended December 31, 2015 includes $9,795 in expenses associated with the internalization transaction that occurred concurrently with AFCO's initial public offering.

(3)
(Loss) income before gain (loss) on sale of assets comprises the operating (loss) income less other expense (income) and excludes gain on sale of assets and (loss) income attributable to non-controlling interests.

(4)
Net (loss) income after accounting for gain (loss) on sale of assets of $2,163 and $0 for the nine months ended September 30, 2016 and 2015, respectively $(29), $48, $463, $0 and $0 in each of the years ended December 31, 2015, 2014, 2013, 2012 and 2011, respectively, but excludes the income (loss) attributable to non-controlling interests.

Selected Unaudited Pro Forma Consolidated Financial Information

        The following tables present summary unaudited pro forma condensed consolidated financial information about the combined financial condition and operating results of FPI and AFCO after giving effect to the Mergers and the disposition of AFCO's Hawk Creek property, which occurred prior to the execution of the Merger Agreement. The unaudited pro forma condensed consolidated statements of income for the nine months ended September 30, 2016 and the year ended December 31, 2015 give effect to the Mergers as if they had occurred on January 1, 2015, the beginning of the earliest period presented. The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2015 also gives effect to the disposition of AFCO's Hawk Creek property, which occurred on July 27, 2016, as if it had occurred on January 1, 2015. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2016 gives effect to the Mergers as if they had occurred on September 30, 2016. The historical consolidated financial statements of AFCO have been adjusted to reflect certain reclassifications in order to conform to FPI's financial statement presentation.

        The unaudited pro forma condensed consolidated financial statements were prepared using the acquisition method of accounting, with FPI considered the accounting acquirer of AFCO. Under the acquisition method of accounting, the purchase price is allocated to the underlying AFCO tangible and intangible assets acquired and liabilities assumed based on their respective fair values with the excess purchase price, if any, allocated to goodwill.

        The summary unaudited pro forma condensed consolidated financial information set forth below has been derived from and should be read in conjunction with (1) the more detailed unaudited pro forma condensed consolidated financial information, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus and (2) the historical consolidated financial statements and related notes of FPI and AFCO incorporated by reference in this joint proxy statement/prospectus. See "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page F-2 and "Where You Can Find More Information; Incorporation by Reference" beginning on page 195.

        The unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this joint proxy statement/prospectus. Future results may vary significantly from the results reflected in such statements.

	For the Nine Months Ended September 30, 2016
(in thousands except per share data)	FPI Historical	AFCO Historical	Hawk Creek Information	Pro Forma Adjustments	Combined Company Pro Forma
Operating Data
Total operating revenues	$17,669	$10,001	—	$(292)	$27,378
Net income (loss)	$(513)	$(3,264)	$(2,149)	$(341)	$(6,267)
Per Share Data
Basic net income (loss) available to common stockholders	$(0.21)	$(0.16)	$(0.11)	$(0.02)	$(0.27)
Diluted net income (loss) available to common stockholders	$(0.21)	$(0.16)	$(0.11)	$(0.02)	$(0.27)
Basic weighted average common shares outstanding	12,663	16,915	16,915	14,896	27,559
Diluted weighted average common shares outstanding	12,663	16,915	16,915	14,896	27,559
Balance Sheet Data
Total assets	$612,465	$233,780		$29,832	$876,077
Total liabilities	$316,218	$81,816		$13,946	$411,980
Redeemable non-controlling interests in operating partnership, preferred units	$119,057	—		—	119,057

(1)
Reflects adjustments made to account for the effect of the sale of AFCO's Hawk Creek property on July 27, 2016, prior to the execution of the Merger Agreement.

	For the Year Ended December 31, 2015
(in thousands except per share data)	FPI Historical	AFCO Historical	Hawk Creek Information(1)	Pro Forma Adjustments	Combined Company Pro Forma
Operating Data
Total operating revenues	$13,756	$10,149	—	$(389)	$23,516
Net income (loss)	$1,689	$(9,287)	$169	$(2,664)	$(9,888)
Per Share Data
Basic net income (loss) available to common stockholders	$0.08	$(0.65)	$0.01	$(0.14)	$(0.36)
Diluted net income (loss) available to common stockholders	$0.08	$(0.65)	$0.01	$(0.14)	$(0.36)
Basic weighted average common shares outstanding	9,619	12,042	12,042	14,896	24,515
Diluted weighted average common shares outstanding	9,629	12,042	12,042	14,896	24,515

(1)
Reflects adjustments made to account for the effect of the sale of AFCO's Hawk Creek property on July 27, 2016, prior to the execution of the Merger Agreement.

Unaudited Comparative Per Share Information

        The following table sets forth for the nine months ended September 30, 2016 and the year ended December 31, 2015 selected per share information for FPI common stock on a historical and pro forma basis and for AFCO common stock on a historical and pro forma equivalent basis after giving effect to the Mergers using the acquisition method of accounting and the disposition of AFCO's Hawk Creek property, which occurred prior to the execution of the Merger Agreement. Except for the historical information as of and for the year ended December 31, 2015, the information in the table is unaudited. You should read the table below together with the historical consolidated financial statements and related notes of FPI and AFCO contained in their Quarterly Reports on Form 10-Q for the nine months ended September 30, 2016 and in their Annual Reports on Form 10-K for the year ended December 31, 2015, which are incorporated by reference herein. See "Where You Can Find More Information; Incorporation by Reference" beginning on page 195.

        The pro forma consolidated AFCO equivalent information shows the effect of the Mergers from the perspective of an owner of AFCO common stock and the information was computed by multiplying the FPI pro forma combined information by the Exchange Ratio of 0.7417.

        The unaudited pro forma consolidated per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this joint proxy statement/prospectus.

        The pro forma income from continuing operations per share includes the combined income from continuing operations of FPI and AFCO on a pro forma basis as if the Mergers were consummated on January 1, 2015.

	FPI		AFCO
(in thousands except per share data)	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent
For the Nine Months Ended September 30, 2016
Income from continuing operations available to common stockholders per common share, basic	(0.03)	(0.14)	(0.16)	(0.10)
Income from continuing operations available to common stockholders per common share, diluted	(0.03)	(0.14)	(0.16)	(0.10)
Cash dividends declared per common share	0.38	0.30	0.19	0.23
As of September 30, 2016
Book value per common share	8.95	9.52	7.49	7.06
For the Year Ended December 31, 2015
Income from continuing operations available to common stockholders per common share, basic	0.08	(0.37)	(0.65)	(0.27)
Income from continuing operations available to common stockholders per common share, diluted	0.08	(0.37)	(0.65)	(0.27)
Cash dividends declared per common share	0.50	0.28	0.25	0.21

Comparative FPI and AFCO Market Price and Dividend Information

FPI's Market Price Data

        FPI's common stock trades on the NYSE under the symbol "FPI." Below is a summary of the high and low closing prices per share of FPI common stock for each quarterly period since April 10, 2014, the date FPI's common stock began trading on the NYSE MKT, and the cash distributions per share of FPI common stock declared by FPI with respect to each period. FPI's common stock ceased trading on the NYSE MKT on September 4, 2015 and began trading on the NYSE on September 8, 2015.

	High	Low	Dividend
2014
Second Quarter (April 10, 2014 - June 30, 2014)	$14.00	$12.20	$0.1050
Third Quarter	$13.63	$10.56	$0.1050
Fourth Quarter	$11.40	$9.48	$0.1160
2015
First Quarter	$11.98	$10.25	$0.1160
Second Quarter	$12.50	$10.82	$0.1275
Third Quarter	$12.55	$9.76	$0.1275
Fourth Quarter	$11.40	$10.01	$0.1275
2016
First Quarter	$11.05	$10.03	$0.1275
Second Quarter	$11.43	$10.66	$0.1275
Third Quarter	$11.94	$10.42	$0.1275
Fourth Quarter (through November 14, 2016)	$11.22	$10.08	$0.1275

AFCO's Market Price Data

        AFCO's common stock is listed on the NYSE MKT under the symbol "AFCO." Below is a summary of the high and low closing prices per share of AFCO common stock for each quarterly period since October 20, 2015, the date AFCO's common stock began trading on the NYSE MKT, and the cash distributions per share declared by AFCO with respect to each period.

	High	Low	Dividend
2015
Fourth Quarter (October 20, 2015 - December 31, 2015	$8.00	$6.91	$0.0625
2016
First Quarter	$7.02	$5.09	$0.0625
Second Quarter	$7.50	$5.70	$0.0625
Third Quarter	$7.89	$5.74	$0.0625
Fourth Quarter (through November 14, 2016)	$7.85	$6.90	—	(1)

(1)
AFCO anticipates that it will declare a dividend with respect to the fourth quarter of 2016 that is consistent with its past distribution practice with record and payment dates aligned with FPI's record and payment dates for its fourth quarter distribution.

Recent Closing Prices

        The table below sets forth the closing prices per share of FPI common stock as reported on the NYSE and of AFCO common stock as reported on the NYSE MKT on September 9, 2016, the last trading day before the public announcement of the execution of the Merger Agreement by FPI and AFCO, and on [    •    ], 2016, the latest practicable trading day before the date of this joint proxy statement/prospectus. The AFCO pro forma equivalent closing share price is equal to the closing price of a share of FPI common stock on each such date multiplied by the Exchange Ratio of 0.7417.

	FPI Common Stock		AFCO Common Stock		AFCO Pro Forma Equivalent
September 9, 2016		$11.10		$6.04		$8.23
[•], 2016	$	[•]	$	[•]	$	[•]

        The market price of FPI common stock and AFCO common stock will fluctuate between the date of this joint proxy statement/prospectus and the effective time of the Mergers. Because the number of shares of FPI common stock to be issued in the Company Merger for each share of AFCO common stock pursuant to the Merger Agreement is fixed and not dependent on changes in the market price of FPI common stock or AFCO common stock, the market value of FPI common stock to be received by AFCO stockholders at the effective time of the Company Merger may vary significantly from the prices shown in the table above. We urge you to obtain current market quotations for FPI common stock and AFCO common stock.

        Following the transaction, FPI common stock will continue to be listed on the NYSE and, until the completion of the Mergers, AFCO common stock will continue to be listed on the NYSE MKT.

RISK FACTORS

        In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in the section entitled "Cautionary Statement Concerning Forward-Looking Statements," whether you are an FPI stockholder or an AFCO stockholder, you should carefully consider the following risks before deciding how to vote your shares of common stock of FPI and/or AFCO. In addition, you should read and consider the risks associated with each of the businesses of FPI and AFCO because many of these risks will also affect the Combined Company. These risks can be found in the Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q of FPI and AFCO, which have been filed with the SEC and incorporated by reference herein. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information; Incorporation by Reference" beginning on page 195.

Risk Factors Relating to the Mergers

Failure to consummate the Mergers and the other transactions contemplated by the Merger Agreement as currently contemplated or at all could adversely affect the price of FPI common stock, AFCO common stock and the future business and financial results of the Combined Company.

        The consummation of the Mergers and the other transactions contemplated by the Merger Agreement may be delayed, the Mergers and the other transactions contemplated by the Merger Agreement may be consummated on terms different than those contemplated by the Merger Agreement, or the Mergers and the other transactions contemplated by the Merger Agreement may not be consummated at all. Failure to consummate the Mergers and the other transactions contemplated by the Merger Agreement would prevent FPI's and AFCO's stockholders from realizing the anticipated benefits of the Mergers and the other transactions contemplated by the Merger Agreement. In addition, the consideration to be paid by FPI in the Company Merger reflects a valuation of AFCO significantly in excess of the price at which AFCO's common stock was trading prior to the public announcement of the parties' entry into the Merger Agreement. The current market price of AFCO common stock may reflect a market assumption that the Mergers will occur, and a failure to consummate the Mergers could result in a significant decline in the market price of FPI and/or AFCO common stock and a negative perception of FPI and/or AFCO, generally. Any delay in the consummation of the Mergers and the other transactions contemplated by the Merger Agreement or any uncertainty about the consummation of the Mergers and the other transactions contemplated by the Merger Agreement on terms different than those contemplated by the Merger Agreement or at all could also negatively impact the stock price and future business and financial results of FPI, AFCO and/or the Combined Company, as applicable.

The Exchange Ratio is fixed and will not be adjusted in the event of any change in the share prices of either FPI common stock or AFCO common stock.

        Upon the consummation of the Company Merger, each share of AFCO common stock will be converted into the right to receive 0.7417 shares of FPI common stock, with cash paid in lieu of any fractional shares. This Exchange Ratio was fixed in the Merger Agreement and will not be adjusted for changes in the market prices of either shares of FPI common stock or shares of AFCO common stock. Changes in the market prices of shares of FPI common stock prior to the Company Merger will affect the market value of the merger consideration that AFCO stockholders will receive at the effective time of the Company Merger. Stock price changes may result from a variety of factors (many of which are beyond the control of FPI and AFCO), including the following factors:

  •
  market reaction to the announcement of the Mergers or the issuance of shares of FPI common stock in the Company Merger, the issuance of FPI OP Units in the Partnership Merger, and/or the issuance of shares of FPI common stock in respect of fully vested and earned AFCO RSUs;

  •
  changes in the respective businesses, operations, assets, liabilities and prospects of FPI and AFCO;

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  changes in market assessments of the business, operations, financial position and prospects of FPI, AFCO or the Combined Company;

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  market assessments of the likelihood that the Mergers and the other transactions contemplated by the Merger Agreement will be completed;

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  changes in market valuations of similar companies;

  •
  dissident stockholder activity, including any stockholder litigation challenging the transaction;

  •
  interest rates, general market and economic conditions and other factors generally affecting the market prices of FPI common stock and AFCO common stock;

  •
  federal, state and local legislation, governmental regulation and legal developments in the businesses in which FPI and AFCO operate; and

  •
  other factors beyond the control of FPI and AFCO, including those described or referred to elsewhere in this "Risk Factors" section.

        The market price of shares of FPI common stock at the effective time of the Company Merger may vary from its price on the date the Merger Agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the respective special meetings of FPI and AFCO. As a result, the market value of the merger consideration represented by the Exchange Ratio will fluctuate until the effective time of the Company Merger. For example, based on the range of trading prices of shares of FPI common stock during the period after September 9, 2016, the last trading day before FPI and AFCO announced the Mergers, through [    •    ], 2016, the latest practicable trading day before the date of this joint proxy statement/prospectus, the Exchange Ratio of 0.7417 represented a market value ranging from a low of $[    •    ] to a high of $[    •    ].

        Because the Company Merger will be completed after the date of the FPI and AFCO special meetings, at the time of your special meeting, you will not know the exact market value of the shares of FPI common stock that AFCO stockholders will receive upon completion of the Company Merger. You should consider the following two risks:

  •
  If the market price of shares of FPI common stock increases between the date the Merger Agreement was signed or the date of the FPI and AFCO special meetings and the effective time of the Company Merger, AFCO stockholders will receive shares of FPI common stock that have a market value upon completion of the Company Merger that is greater than the market value of such shares calculated pursuant to the Exchange Ratio on the date the Merger Agreement was signed or on the date of the special meetings, respectively.

  •
  If the market price of shares of FPI common stock declines between the date the Merger Agreement was signed or the date of the FPI and AFCO special meetings and the effective time of the Company Merger, AFCO stockholders will receive shares of FPI common stock that have a market value upon completion of the Company Merger that is less than the market value of such shares calculated pursuant to the Exchange Ratio on the date the Merger Agreement was signed or on the date of the special meetings, respectively.

        Therefore, while the number of shares of FPI common stock to be issued per share of AFCO common stock is fixed and will not change based on the market price of FPI common stock or AFCO common stock, (1) FPI stockholders cannot be sure of the market value of the consideration that will be paid to AFCO stockholders upon completion of the Company Merger and (2) AFCO stockholders cannot be sure of the market value of the consideration they will receive upon completion of the Company Merger.

The ownership positions of FPI and AFCO stockholders will be diluted by the Company Merger.

        The Company Merger will dilute the ownership position of FPI stockholders and result in AFCO stockholders having an ownership stake in the Combined Company that is smaller than their current stake in AFCO. Upon completion of the Company Merger, based on the number of shares of FPI common stock and AFCO common stock outstanding on [    •    ], 2016, the latest practicable date prior to the filing of this joint proxy statement/prospectus, we estimate that continuing FPI equity holders will own approximately [    •    ]% of the issued and outstanding shares of Combined Company common stock, and former AFCO equity holders will own approximately [    •    ]% of the issued and outstanding shares of common stock of the Combined Company, in each case assuming the redemption of all outstanding FPI OP Units for shares of FPI common stock (including any FPI OP Units issued to holders of AFCO OP Units in the Partnership Merger). Consequently, FPI stockholders and AFCO stockholders, as a general matter, will have less influence over the management and policies of the Combined Company after the effective time of the Company Merger than each currently exercise over the management and policies of FPI and AFCO, as applicable.

The consummation of the Mergers and the other transactions contemplated by the Merger Agreement are subject to a number of conditions which, if not satisfied or waived, would adversely impact the parties' ability to complete the Mergers and the other transactions contemplated by the Merger Agreement.

        The Mergers and the other transactions contemplated by the Merger Agreement, which are expected to close during the first quarter of 2017 and are subject to certain closing conditions, including, among others: (i) the approval of the FPI Stock Issuance Proposal by a majority of the votes cast by FPI stockholders at the FPI special meeting and the approval for listing on the NYSE of the shares approved for issuance, (ii) the approval of the AFCO Merger Proposal by the holders of a majority of the issued and outstanding shares of AFCO common stock entitled to vote at the AFCO special meeting, (iii) the SEC having declared effective the Registration Statement on Form S-4 of which this joint proxy statement/prospectus forms a part, pursuant to which the shares of FPI common stock to be issued in the Company Merger will be registered under the Securities Act, (iv) the absence of any law, injunction, judgment, order or ruling prohibiting the Mergers and the other transactions contemplated by the Merger Agreement, (v) the accuracy of the representations and warranties made by FPI and AFCO (subject to customary materiality qualifications), (vi) the performance by FPI and AFCO in all material respects of their covenants, obligations and agreements under the Merger Agreement, (vii) the absence of certain changes, (viii) the delivery of tax opinions related to each of FPI's and AFCO's status as a real estate investment trust under the Code, and (ix) the delivery of tax opinions that the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

        There can be no assurance these conditions will be satisfied or waived, if permitted. Therefore, there can be no assurance with respect to the timing of the closing of the Mergers and the other transactions contemplated by the Merger Agreement or that the Mergers and the other transactions contemplated by the Merger Agreement will be completed at all.

FPI and AFCO may waive one or more conditions set forth in the Merger Agreement without resoliciting stockholder approval.

        Certain conditions to FPI's and AFCO's obligations to complete the Mergers and the other transactions contemplated by the Merger Agreement may be waived, in whole or in part, to the extent legally allowed, either unilaterally or by agreement of FPI and AFCO. In the event that any such waiver does not require resolicitation of stockholders, the parties will have the discretion to complete the Mergers and the other transactions contemplated by the Merger Agreement without seeking further stockholder approval.

If the Mergers do not occur, one of the companies may incur payment obligations to the other.

        If the Merger Agreement is terminated under certain circumstances, FPI or AFCO may be obligated to pay the other party a termination fee of $6,000,000 and/or to reimburse the other party for costs and expenses, including the reasonable fees and expenses of lawyers, accountants, financial advisors and investment bankers, of up to $1,000,000. See "The Merger Agreement—Termination of the Merger Agreement" beginning on page 144.

Subject to certain limitations set forth in the Merger Agreement, FPI may issue additional equity securities without the approval of its stockholders, AFCO or AFCO's stockholders, which would further dilute the ownership position of FPI stockholders and may depress the market for FPI common stock.

        Subject to certain limitations set forth in the Merger Agreement, FPI may issue additional equity securities during the pendency of the Mergers and any such issuances would result in further dilution in the ownership position of FPI stockholders and may adversely affect the market price of FPI's stock, which could reduce the value to be received by AFCO stockholders in the Company Merger. In addition, after the effective time of the Company Merger, FPI may issue additional FPI common stock or other equity securities in connection with, among other things, future acquisitions, repayment of indebtedness or grants under its Amended and Restated 2014 Equity Incentive Plan without stockholder approval. If FPI issues additional common stock or other equity securities, the following consequences could result:

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  each FPI stockholder's ownership interest in FPI will decrease;

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  the amount of cash available per share, including for the payment of dividends in the future, may decrease;

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  the relative voting strength of each previously outstanding share of FPI common stock may be diminished; and

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  the market price of FPI common stock could decline.

Failure to complete the Mergers and the other transactions contemplated by the Merger Agreement could negatively affect the future business and financial results of both FPI and AFCO and their respective stock prices.

        If the Mergers and the other transactions contemplated by the Merger Agreement are not completed for any reason, the ongoing businesses of FPI and AFCO could be adversely affected and each of FPI and AFCO will be subject to a variety of risks associated with the failure to complete the Mergers and the other transactions contemplated by the Merger Agreement, including the following:

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  FPI or AFCO being required, under certain circumstances, to pay to the other party a termination fee of $6,000,000 and/or reimburse the other party for expenses of up to $1,000,000;

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  having to pay certain costs relating to the proposed Mergers, including, without limitation, the reasonable fees of lawyers, accountants, financial advisors and investment bankers, as well as filing, printing and mailing fees; and

  •
  diversion of significant management focus and resources from operational matters and other strategic opportunities while working to implement the Mergers.

If the Mergers and the other transactions contemplated by the Merger Agreement are not completed, these risks could materially and adversely affect the business, financial results and stock prices of both FPI and AFCO. See "The Merger Agreement—Termination of the Merger Agreement" beginning on page 144 for more information regarding the specific circumstances under which termination fees and expense reimbursement are payable.

The pendency of the transactions contemplated by the Merger Agreement could materially and adversely affect the business and operations of FPI and AFCO.

        Prior to the effective time of the Mergers, some tenants or vendors of each of FPI and AFCO may delay or defer decisions regarding whether to continue to do business with FPI and AFCO, as applicable, which could negatively affect the revenues, earnings, cash flows and expenses of FPI and AFCO, regardless of whether the Mergers are completed. In addition, the Merger Agreement restricts FPI and AFCO from taking specified actions until the Mergers occur without the consent of the other party. These restrictions may, among other things, prevent FPI or AFCO from pursuing attractive business opportunities that may arise prior to the consummation of the Mergers. See "The Merger Agreement—Covenants and Agreements" for a description of the restrictive covenants applicable to FPI and AFCO.

The Merger Agreement contains provisions that could discourage a potential competing acquirer of either FPI or AFCO or could result in any competing acquisition proposal being at a lower price than it might otherwise be.

        The Merger Agreement contains provisions that, subject to limited exceptions, restrict the ability of each of FPI and AFCO to initiate, solicit, knowingly encourage or knowingly facilitate any third-party proposals to acquire all or a significant part of FPI or AFCO, respectively. With respect to any bona fide third-party acquisition proposal, the FPI Board or the AFCO Board, as the case may be, may, in certain circumstances, withdraw or modify its recommendation to their respective stockholders in response to such acquisition proposal. Upon termination of the Merger Agreement in certain circumstances, one of the parties may be required to pay a substantial termination fee and certain expenses and fees to the other party. See "The Merger Agreement—Termination of the Merger Agreement" beginning on page 144.

        These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of FPI or AFCO from considering or proposing a competing acquisition, even if the potential competing acquirer was prepared to pay consideration with a higher per share cash value than the market value proposed to be received or realized in the Mergers, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee and related expenses and fees that may become payable in certain circumstances under the Merger Agreement.

In connection with the announcement of the entry into the Merger Agreement, a lawsuit has been filed seeking, among other remedies, to enjoin the Mergers, and an adverse judgment in this lawsuit may prevent the Mergers from being consummated or from becoming consummated within the expected timeframe.

        On October 26, 2016, a purported class action lawsuit was filed in the Circuit Court for Baltimore County, Maryland against AFCO, seeking to represent a proposed class of all AFCO stockholders captioned Parshall v. American Farmland Company, et. al., Case No. 24C16005745. The complaint names as defendants AFCO, the members of the AFCO Board, AFCO OP, FPI, FPI OP, FPI OP GP, Merger Sub, Merger Partnership and Merger Sub GP. The complaint alleges, among other things, that the AFCO directors breached their duties to AFCO in connection with the evaluation and approval of the Mergers. In addition, the complaint alleges, among other things, that AFCO, AFCO OP, FPI, FPI OP, FPI OP GP, Merger Sub, Merger Partnership and Merger Sub GP aided and abetted those breaches of duties. The complaint seeks equitable relief, including a potential injunction against the Mergers. The deadline for an answer or other responsive pleading by the defendants has not yet passed. FPI and AFCO believe the allegations in the complaint are without merit and intend to defend against those allegations.

        FPI and AFCO cannot assure you as to the outcome of this pending litigation, or any similar future lawsuits, including costs associated with defending these claims, any other liabilities that may be incurred in connection with the litigation or settlement of these claims, any effect on the operations of FPI and AFCO or the timing in which the Mergers are consummated. See "The Mergers—Litigation Relating to the Mergers" beginning on page 121.

If the Mergers and the other transactions contemplated by the Merger Agreement are not consummated by March 31, 2017, either FPI or AFCO may terminate the Merger Agreement.

        Either FPI or AFCO may terminate the Merger Agreement if the Mergers have not been consummated by March 31, 2017. However, this termination right will not be available to a party if that party failed to fulfill its obligations under the Merger Agreement and that failure was the cause of, or resulted in, the failure to consummate the Mergers. See "The Merger Agreement—Termination of the Merger Agreement" beginning on page 144. In the event the Merger Agreement is terminated by either party due to the failure of the Mergers to close by March 31, 2017, both FPI and AFCO will have incurred significant costs and will have diverted significant management focus and resources from other strategic opportunities without realizing the anticipated benefits of the Mergers.

If the Company Merger does not qualify as a tax-free reorganization, FPI, AFCO and their stockholders may recognize a taxable gain.

        The Company Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. As a result, AFCO stockholders that are U.S. holders (as defined below) are not expected to recognize gain or loss as a result of the Company Merger (except with respect to the receipt of cash in lieu of fractional shares of Combined Company common stock). The closing of the Company Merger is conditioned on the receipt by each of FPI and AFCO of an opinion from its respective counsel to the effect that the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. However, these legal opinions will not be binding on the IRS or on the courts. If, for any reason, the Company Merger does not qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, then each AFCO stockholder generally would recognize gain or loss, for U.S. federal income tax purposes, equal to the difference between the sum of the fair market value of the Combined Company common stock and cash in lieu of fractional shares of Combined Company common stock received by the stockholder in the Company Merger and the stockholder's adjusted tax basis in the shares of AFCO common stock exchanged therefor. Moreover, under the "investment company" rules under Section 368 of the Code, if both FPI and AFCO are "investment companies" under such rules, the failure of either FPI or AFCO to qualify as a REIT could cause the Company Merger to be taxable to FPI or AFCO, respectively, and its stockholders. See "Material U.S. Federal Income Tax Consequences" beginning on page 150.

Certain directors and executive officers of AFCO have interests in seeing the Mergers completed that are different from, or in addition to, those of other FPI stockholders and AFCO stockholders.

        Certain directors and executive officers of FPI and AFCO negotiated the terms of the Merger Agreement, and the FPI Board and the AFCO Board recommended that the stockholders of FPI and the stockholders of AFCO, respectively, vote in favor of the FPI Stock Issuance Proposal and the AFCO Merger Proposal, respectively, and the related proposals. Certain of AFCO's directors and executive officers may have interests in the Mergers that are different from, or in addition to, those of FPI stockholders and AFCO stockholders, including, but are not limited to, the service of certain directors of AFCO as directors of the Combined Company, the continued employment of one or more executive officers of AFCO by the Combined Company, the treatment in the Company Merger of AFCO RSUs, employment agreements and other rights held by AFCO directors and executive officers, and provisions in the Merger Agreement regarding continued indemnification of and advancement of expenses to AFCO directors and officers. These interests may influence or may have influenced the directors and officers of AFCO, and AFCO stockholders should be aware of these interests when they consider their respective board of directors' recommendation that they vote in favor of the proposals submitted to the stockholders of FPI and AFCO.

        The members of the FPI Board and the AFCO Board were aware of and considered these interests, among other matters, in evaluating the Merger Agreement, the Mergers and the related transactions, and in recommending the applicable proposals to their respective stockholders. The interests of FPI and AFCO directors and executive officers are described in more detail in the section of this joint proxy statement/prospectus entitled "The Mergers—Interests of AFCO's Directors and Executive Officers in the Mergers."

Risk Factors Relating to the Combined Company Following the Mergers

The Combined Company's actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this joint proxy statement/prospectus.

        The unaudited pro forma financial information contained in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position of the Combined Company. In particular, the unaudited pro forma financial information was prepared under one set of assumptions, does not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result as a consequence of the Mergers, and do not attempt to predict or suggest future results. The unaudited pro forma financial information has been derived from the audited and unaudited historical financial statements of FPI and AFCO, and certain adjustments, estimates and assumptions have been made regarding the Combined Company after giving effect to the Mergers.

        Furthermore, the process of preparing the unaudited pro forma financial information required management of FPI and AFCO to make certain assumptions and estimates, which may prove to be incorrect as additional information becomes available and as additional analyses are performed, and other factors may affect the Combined Company's financial condition or results of operations following the closing of the Mergers. Any material variances between the preliminary estimates used in the preparation of the unaudited pro forma financial information and the final acquisition accounting could have a material adverse impact on the unaudited pro forma financial information and the Combined Company's financial position and future results of operations, which could have a material adverse effect on the market price of the Combined Company's common stock. See "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page F-2.

The Combined Company expects to incur substantial expenses related to the Mergers.

        The Combined Company expects to incur substantial expenses in connection with completing the Mergers and integrating the business, operations, networks, systems, policies and procedures of the two companies. Although FPI and AFCO have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the Mergers could, particularly in the near term, exceed the savings that the Combined Company expects to achieve following the completion of the Mergers.

Following the Mergers, the Combined Company may be unable to integrate the businesses of FPI and AFCO successfully and realize the anticipated synergies and other expected benefits of the Mergers on the anticipated timeframe or at all.

        The Mergers involve the combination of two companies that currently operate as independent public companies. The Combined Company is expected to benefit from the elimination of duplicative costs associated with supporting the Combined Company's public company platform and resulting economies of scale. These savings are expected to be realized upon full integration, which is expected to occur in 2017. Potential difficulties the Combined Company may encounter in the integration process include the following:

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  the inability to achieve the cost savings anticipated to result from the Mergers, which would result in the anticipated benefits of the Mergers not being realized in the timeframe currently anticipated or at all;

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  the complexities of combining two companies with different geographic footprint, crop focus and tenant bases; and

  •
  potential unknown liabilities and unforeseen increased expenses, delays or conditions associated with the Mergers.

        For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the Combined Company's management, the disruption of the Combined Company's ongoing business or inconsistencies in the Combined Company's operations, services, standards, controls, procedures and policies, any of which could adversely affect the ability of the Combined Company to maintain relationships with tenants, vendors and employees or to achieve the anticipated benefits of the Mergers, or could otherwise materially and adversely affect the business and financial results of the Combined Company.

The Mergers will result in changes to the board of directors and management of the Combined Company that may affect the strategy of the Combined Company as compared to that of FPI and AFCO independently.

        If the parties complete the Mergers, the composition of the board of directors of the Combined Company and management team will change from the respective boards and management teams of FPI and AFCO. The board of directors of the Combined Company will consist of eight members, with all six directors from the current FPI Board and two directors from the current AFCO Board constituting the members of the Combined Company's board of directors. Robert L. Cowan, AFCO's current President and Chief Investment Officer, is expected to join the Combined Company as its President following the effective time of the Company Merger. The new composition of the board of directors and the management team of the Combined Company may affect the business strategy and operating decisions of the Combined Company upon the completion of the Mergers.

The future results of the Combined Company will suffer if the Combined Company does not effectively manage the increased scale of its operations, enhanced geographic footprint and its expansion opportunities following the Mergers.

        Following the Mergers, the Combined Company will be significantly larger and more diverse than FPI and AFCO independently, with more than $850 million in farmland assets comprised of approximately 132,000 acres of farmland in 16 states and more than 25 crop types. In addition, the Combined Company expects to continue to expand its operations through additional acquisitions of farmland properties, some of which may involve complex challenges. The future success of the Combined Company will depend, in part, upon the ability of the Combined Company to manage its expansion opportunities, which may pose substantial challenges for the Combined Company to integrate new operations into its existing business in an efficient and timely manner, and upon its ability to successfully monitor its operations, costs, regulatory compliance and relationships with tenant farmers, and to maintain other necessary internal controls. There is no assurance that the Combined Company's expansion or acquisition opportunities will be successful, or that the Combined Company will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other expected benefits.

Risks Related to an Investment in the Combined Company's Common Stock

The market price of shares of the Combined Company's common stock may be affected by factors different from those affecting the price of shares of FPI common stock or AFCO common stock before the Mergers.

        After the consummation of the Mergers, the results of operations of the Combined Company, as well as the market price of the Combined Company's common stock, may be affected by other factors in addition to those currently affecting FPI's or AFCO's results of operations and the market prices of FPI common stock and AFCO common stock. These factors include:

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  a greater number of shares of the Combined Company common stock outstanding as compared to the number of currently outstanding shares of FPI common stock or AFCO common stock;

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  a greater concentration of specialty and permanent crops as compared to FPI's current portfolio, which is comprised primarily of row crop farmland;

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  different stockholder and tenant bases;

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  different agricultural markets; and

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  different assets and capitalizations.

        Accordingly, the historical market prices and financial results of FPI and AFCO may not be indicative of these matters for the Combined Company after the Mergers. For a discussion of the businesses of FPI and AFCO and certain risks to consider in connection with investing in those businesses, see the documents incorporated by reference by FPI and AFCO into this joint proxy statement/prospectus referred to under "Where You Can Find More Information; Incorporation by Reference."

The market price of the Combined Company's common stock may decline as a result of the Mergers.

        The market price of the Combined Company's common stock may decline as a result of the Mergers if the Combined Company does not achieve the perceived benefits of the Mergers as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the Mergers on the Combined Company's financial results is not consistent with the expectations of financial or industry analysts.

        In addition, upon consummation of the Company Merger, FPI stockholders and AFCO stockholders will own interests in a Combined Company operating an expanded business with a different mix of properties, risks and liabilities. Current stockholders of FPI and AFCO may not wish to continue to invest in the Combined Company, or for other reasons may wish to dispose of some or all of their shares of the Combined Company's common stock. If, following the effective time of the Company Merger, large amounts of the Combined Company's common stock are sold, or there is a perception in the market that such shares will be sold, the price of the Combined Company's common stock could decline.

After the Company Merger is completed, AFCO stockholders who receive shares of the Combined Company's common stock in the Company Merger will have different rights that may be less favorable than their current rights as AFCO stockholders.

        After the effective time of the Company Merger, AFCO stockholders who receive shares of the Combined Company's common stock in the Company Merger will have different rights than they currently have as AFCO stockholders and these rights may be, or may be perceived to be, less favorable than their current rights as AFCO stockholders. For a detailed discussion of the significant differences between the current rights as a stockholder of AFCO and the rights as a stockholder of the Combined Company following the Company Merger, see "Comparison of Rights of Stockholders of FPI and Stockholders of AFCO" beginning on page 189.

The Combined Company cannot assure you that it will be able to continue paying dividends at or above the rate currently paid by FPI and AFCO.

        Following the Company Merger, the stockholders of the Combined Company may not receive dividends at the same rate they received as stockholders of FPI and AFCO for various reasons, including the following:

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  the Combined Company may not have enough cash to pay such dividends due to changes in the Combined Company's cash requirements, capital spending plans, cash flow or financial position;

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  decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the Combined Company's board of directors, which reserves the right to change FPI's current dividend practices at any time and for any reason;

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  the Combined Company may desire to retain cash to maintain or improve its credit ratings; and

  •
  restrictions imposed by the terms of any current or future indebtedness that FPI or its subsidiaries may incur.

        Stockholders of the Combined Company will have no contractual or other legal right to dividends that have not been declared by the Combined Company's board of directors.

The Combined Company may need to incur additional indebtedness in the future.

        In connection with executing the Combined Company's business strategy following the Mergers, the Combined Company expects to evaluate the possibility of acquiring additional farmland properties and making strategic investments, and the Combined Company may elect to finance these endeavors by incurring additional indebtedness. The amount of such indebtedness could have material adverse consequences for the Combined Company, including hindering the Combined Company's ability to adjust to changing market, industry or economic conditions; limiting the Combined Company's ability to access the capital markets to refinance maturing debt or to fund acquisitions; limiting the amount of free cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses; making the Combined Company more vulnerable to economic or industry downturns, including interest rate increases; and placing the Combined Company at a competitive disadvantage compared to less leveraged competitors. If the Combined Company's increased indebtedness results in any of the foregoing or other adverse consequences, it could have a material adverse effect on the Combined Company's results of operations, financial condition, prospects, the market price of its common stock or its ability to pay dividends.

The Combined Company may incur adverse tax consequences if FPI or AFCO has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

        Each of FPI and AFCO has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code, and each intend to continue to do so through the time of the Company Merger, and the Combined Company intends to continue operating in such a manner following the Company Merger. None of FPI, AFCO or the Combined Company has requested or plans to request a ruling from the IRS that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury Regulations that have been promulgated under the Code is greater in the case of a REIT that holds its assets through a partnership (such as both FPI and AFCO do, and as the Combined Company will, following the Company Merger). The determination of various factual matters and circumstances not entirely within the control of FPI, AFCO or the Combined Company, as the case may be, may affect any such company's ability to qualify as a REIT. In order to qualify as a REIT, each of FPI, AFCO and the Combined Company must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders aggregating annually at least 90% of its net taxable income, excluding any net capital gains.

        If any of FPI, AFCO or the Combined Company loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders, because:

  •
  such company would be subject to U.S. federal income tax on its net income at regular corporate rates for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders in computing its taxable income);

  •
  such company could be subject to the federal alternative minimum tax and possibly increased state and local taxes for such periods;

  •
  unless such company is entitled to relief under applicable statutory provisions, neither it nor any "successor" company could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified; and

  •
  for the ten years following re-election of REIT status (five years if such re-election is effective prior to August 8, 2016), upon a taxable disposition of an asset owned as of such re-election, such company would be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

        The Combined Company, through its ownership of Merger Sub, will inherit any liability with respect to unpaid taxes of AFCO for any periods prior to the Company Merger. In addition, as described above, if AFCO failed to qualify as a REIT as of the Company Merger but the Combined Company nonetheless qualified as a REIT, in the event of a taxable disposition of a former AFCO asset during the ten years following the Company Merger the Combined Company would be subject to corporate tax with respect to any built-in gain inherent in such asset as of the Company Merger. In addition, under the "investment company" rules under Section 368 of the Code, if both AFCO and FPI are "investment companies" under such rules, the failure of either FPI or AFCO to qualify as a REIT could cause the Company Merger to be taxable to FPI or AFCO, respectively, and its stockholders. As a result of all these factors, FPI's, AFCO's or the Combined Company's failure to qualify as a REIT could impair the Combined Company's ability to expand its business and raise capital, and would materially adversely affect the value of its stock. In addition, for years in which the Combined Company does not qualify as a REIT, it will not otherwise be required to make distributions to stockholders.

In certain circumstances, even if the Combined Company qualifies as a REIT, it and its subsidiaries may be subject to certain U.S. federal, state, and other taxes, which would reduce the Combined Company's cash available for distribution to its stockholders.

        Even if each of FPI, AFCO and the Combined Company has, as the case may be, qualified and continues to qualify as a REIT, the Combined Company may be subject to U.S. federal, state or other taxes. For example, net income from the sale of properties that are "dealer" properties or crops, in each case to the extent not sold through a taxable REIT subsidiary, will be subject to a 100% tax. In addition, the Combined Company may not be able to make sufficient distributions to avoid income and excise taxes applicable to REITs. Alternatively, the Combined Company may decide to retain income it earns from the sale or other disposition of its property and pay income tax directly on such income. In that event, the Combined Company's stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, might not have any benefit from their deemed payment of such tax liability. If in 2016 FPI sells certain assets acquired from AFCO, FPI may owe corporate tax with respect to the appreciation in such assets as of January 1, 2012. The Combined Company and its subsidiaries may also be subject to U.S. federal taxes other than U.S. federal income taxes, as well as state and local taxes (such as state and local income and property taxes), either directly or at the level of its operating partnership, or at the level of the other companies through which the Combined Company indirectly owns its assets. Any U.S. federal or state taxes the Combined Company (or any of its subsidiaries) pays will reduce cash available for distribution by the Combined Company to stockholders. See "Material U.S. Federal Income Tax Consequences" beginning on page 150.

FPI and AFCO face other risks.

        The foregoing risks are not exhaustive, and you should be aware that, following the mergers, the Combined Company will face various other risks, including those discussed in reports filed by FPI and AFCO with the SEC. See "Where You Can Find More Information; Incorporation by Reference" beginning on page 195.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which FPI and AFCO operate and beliefs of, and assumptions made by, FPI management and AFCO management and involve uncertainties that could significantly affect the financial results of FPI, AFCO or the Combined Company. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the business combination transaction involving FPI and AFCO, including future financial and operating results, and the Combined Company's plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that FPI and AFCO expect or anticipate will occur in the future are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although FPI and AFCO believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, FPI and AFCO can give no assurance that their expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to:

  •
  risks associated with the companies' ability to consummate the Mergers, the timing and closing of the Mergers and unexpected costs or unexpected liabilities that may arise from the Mergers, whether or not consummated;

  •
  risks related to disruption of management's attention from the ongoing business operations due to the proposed Mergers;

  •
  the effect of the announcement of the proposed Mergers on FPI's or AFCO's relationships with their respective tenants, lenders, operating results and businesses generally;

  •
  each of FPI's and AFCO's success, or the success of the Combined Company, in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate acquisitions or investments;

  •
  changes in national, regional and local economic climates;

  •
  changes in financial markets and interest rates, or to the business or financial condition of FPI, AFCO or the Combined Company or their respective businesses;

  •
  the nature and extent of future competition;

  •
  each of FPI's and AFCO's ability, or the ability of the Combined Company, to pay down, refinance, restructure and/or extend its indebtedness as it becomes due;

  •
  the ability and willingness of FPI, AFCO and the Combined Company to maintain its qualification as a REIT;

  •
  availability to FPI, AFCO and the Combined Company of financing and capital;

  •
  the performance of FPI's, AFCO's and the Combined Company's portfolio;

  •
  the impact of any financial, accounting, legal or regulatory issues or litigation, including any legal proceedings, regulatory matters or enforcement matters that have been or in the future may be instituted against AFCO, FPI or others relating to the Merger Agreement, that may affect FPI, AFCO or the Combined Company;

  •
  risks associated with acquisitions, including the integration of the combined companies' businesses; and

  •
  those additional risks and factors discussed in reports filed with the SEC by FPI and AFCO from time to time, including those discussed under the heading "Risk Factors" in their most recently filed reports on Forms 10-K and 10-Q.

        Should one or more of the risks or uncertainties described above or elsewhere in this joint proxy statement/prospectus occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus.

        All forward-looking statements, express or implied, included in this joint proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that FPI, AFCO or persons acting on their behalf may issue.

        Neither FPI nor AFCO undertakes any duty to update any forward-looking statements appearing in this joint proxy statement/prospectus.

 THE COMPANIES

Farmland Partners Inc.

        FPI is a Maryland corporation that has elected to be taxed as a REIT under the Code. FPI conducts its business through a traditional UPREIT structure, in which FPI's properties are owned by FPI OP directly or through subsidiaries. FPI is a full service, vertically integrated, self-administered and self-managed corporation incorporated in the state of Maryland in September 2013 to own and acquire high-quality farmland located in agricultural markets throughout North America. FPI is the sole member of FPI OP GP, which is the sole general partner of FPI OP. Substantially all of FPI's assets are held by, and substantially all of FPI's operations are conducted through, FPI OP. As of September 30, 2016, FPI's portfolio consisted of an aggregate of 114,119 acres and 13 grain storage facilities in Arkansas, Colorado, Florida, Georgia, Illinois, Kansas, Louisiana, Michigan, Mississippi, Nebraska, North Carolina, South Carolina, Texas and Virginia.

        FPI common stock is listed on the NYSE, trading under the symbol "FPI."

        FPI's principal executive offices are located at 4600 South Syracuse Street, Suite 1450, Denver, Colorado 80237 and its telephone number is (720) 452-3100.

        FPI OP GP, a direct wholly-owned subsidiary of FPI, is a Delaware limited liability company and the sole general partner of FPI OP. As of September 30, 2016, FPI owned a 70.9% interest in FPI OP.

        Merger Sub, a direct wholly-owned subsidiary of FPI, is a Delaware limited liability company formed on September 7, 2016 for the purpose of entering into the Merger Agreement. Merger Sub has not conducted any activities other than those activities incidental to its formation and the matters contemplated by the Merger Agreement.

        Merger Sub GP, a direct wholly-owned subsidiary of FPI OP, is a Delaware limited liability company formed on September 7, 2016 for the purpose of entering into the Merger Agreement. Merger Sub GP is the sole general partner of Merger Partnership, and Merger Sub GP has not conducted any activities other than those activities incidental to its formation and the matters contemplated by the Merger Agreement.

        Merger Partnership, whose sole general partner is Merger Sub GP, is a Delaware limited partnership formed on September 7, 2016 for the purpose of entering into the Merger Agreement. FPI OP is the sole limited partner of Merger Partnership, and Merger Partnership has not conducted any activities other than those activities incidental to its formation and the matters contemplated by the Merger Agreement.

        Additional information about FPI and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information; Incorporation by Reference" beginning on page 195.

American Farmland Company

        AFCO is a Maryland corporation established in October 2009 that has elected to be taxed as a REIT under the Code. AFCO conducts its business through a traditional UPREIT structure in which AFCO's properties are owned by AFCO OP directly or through subsidiaries. AFCO is the sole general partner of AFCO OP. Substantially all of AFCO's assets are held by, and substantially all of AFCO's operations are conducted through, AFCO OP. As of September 30, 2016, AFCO owned an 83.8% interest in AFCO OP. AFCO's primary business is focused on owning and acquiring a diversified portfolio of high-quality farmland, consisting of mature permanent, specialty/vegetable row and commodity row crop farms, as well as farmland development, located in select major agricultural regions throughout the United States. As of September 30, 2016, AFCO's portfolio consisted of

21 farms located on both Coasts as well as in the Corn Belt and the Delta regions covering approximately 17,800 gross acres of farmland and more than 21 major crop types .

        AFCO common stock is listed on the NYSE MKT, trading under the symbol "AFCO."

        AFCO's principal executive offices are located at 10 East 53rd Street, New York, New York 10022, and its telephone number is (212) 484-3000.

        Additional information about AFCO and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information; Incorporation by Reference" beginning on page 195.

The Combined Company

        References to the Combined Company are to FPI after the effective time of the Mergers. The Combined Company will be named "Farmland Partners Inc." and will be a Maryland corporation which will continue to elect to be taxed as a REIT under the Code.

        The Combined Company will be the largest public farmland REIT in the nation spanning approximately 132,000 acres across 16 states, along both Coasts, the Midwest, the Plains and the Delta. On a pro forma basis, the Mergers and the transactions contemplated thereby are expected to contribute approximately $16 million of revenue to FPI in 2016, increasing FPI's total revenue from $26 million to approximately $42 million. The Mergers will bring together two highly complementary leading farmland portfolios. FPI's assets are comprised primarily of premier row crop farmland, while AFCO's portfolio is concentrated in high-quality specialty and permanent crop farms across the U.S. On a consolidated basis, the Combined Company's portfolio is expected to consist of approximately 75% row crop farmland and 25% specialty crops by value.

        The business of the Combined Company will be operated through FPI OP and its subsidiaries, which, after completion of the Mergers, will include AFCO OP.

        The common stock of the Combined Company will continue to be listed on the NYSE, trading under the symbol "FPI."

        The Combined Company's principal executive offices will be located at 4600 South Syracuse Street, Suite 1450, Denver, Colorado 80237 and its telephone number will be (720) 452-3100.

 THE FPI SPECIAL MEETING

Date, Time, Place

        The special meeting of the stockholders of FPI will be held at [    •    ] on [    •    ], commencing at [    •    ], local time.

Purpose of the FPI Special Meeting

        Section 312.03(c) of the NYSE Listed Company Manual requires stockholder approval prior to any issuance or sale of FPI common stock, or securities convertible into or exercisable for FPI common stock, in any transaction or series of transactions, if the FPI common stock issued or issuable equals or exceeds 20% of the number of shares of FPI common stock or of the voting power outstanding prior to the issuance. Because the number of shares of FPI common stock to be issued in the Company Merger, issuable upon redemption of FPI OP Units issued in the Partnership Merger and to be issued in respect of fully vested and earned AFCO RSUs exceeds the 20% threshold, FPI is required to seek stockholder approval for such issuances.

        Therefore, the purpose of the FPI special meeting is:

  (i)
  to consider and vote on a proposal to approve the issuance of shares of FPI common stock in the Company Merger, the issuance of shares of FPI common stock issuable upon redemption of FPI OP Units issued in the Partnership Merger and the issuance of shares of FPI common stock in respect of fully vested and earned AFCO RSUs (the "FPI Stock Issuance Proposal"); and

  (ii)
  to consider and vote on a proposal to approve one or more adjournments of the FPI special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the approval of the FPI Stock Issuance Proposal.

Recommendation of the FPI Board

        After careful consideration, the FPI Board has unanimously (i) determined that the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of FPI, FPI OP and their subsidiaries, (ii) authorized, approved and adopted the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, and (iii) subject to the satisfaction or waiver of conditions to complete the Mergers set forth in the Merger Agreement and the affirmative vote of a majority of the votes cast by FPI stockholders, approved the issuance of shares of FPI common stock pursuant to the terms of the Merger Agreement, including the shares of FPI common stock issuable in the Company Merger. The FPI Board unanimously recommends that FPI stockholders vote FOR the approval of the FPI Stock Issuance Proposal and FOR the proposal to approve one or more adjournments of the FPI special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the approval of the FPI Stock Issuance Proposal. For the reasons for this recommendation, see "The Mergers—Recommendation of FPI Board and Its Reasons for the Mergers" beginning on page 70.

FPI Record Date; Who Can Vote at the FPI Special Meeting

        Only holders of record of FPI common stock (or their duly appointed proxies) at the close of business on [    •    ], 2016, the FPI Record Date, are entitled to receive notice of, and to vote at, the FPI special meeting and any postponement or adjournment of the FPI special meeting. As of the FPI Record Date, there were [    •    ] shares of FPI common stock outstanding and entitled to vote at the FPI special meeting, held by approximately [    •    ] stockholders of record.

        Each share of FPI common stock owned on the FPI Record Date is entitled to one vote on each proposal at the FPI special meeting. FPI common stock constitutes the only class of securities entitled to vote at the FPI special meeting.

        FPI stockholders who attend the meeting may be asked to present valid photo identification, such as a driver's license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Quorum

        FPI's bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter will constitute a quorum at a meeting of its stockholders. Shares that are voted, shares abstaining from voting and broker non-votes (to the extent that any are submitted) are treated as being present at the FPI special meeting for purposes of determining whether a quorum is present.

        If there is no quorum, the chairman of the FPI special meeting may adjourn the FPI special meeting to a later date without notice other than announcement at the FPI special meeting.

Vote Required for Approval

        Approval of the FPI Stock Issuance Proposal requires the affirmative vote of a majority of all votes cast on such proposal. Approval of the proposal to approve one or more adjournments of the FPI special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the approval of the FPI Stock Issuance Proposal also requires the affirmative vote of a majority of all votes cast on such proposal.

Abstentions and Broker Non-Votes

        Abstentions will have the same effect as a vote cast AGAINST the FPI Stock Issuance Proposal and will have no effect on the proposal to approve one or more adjournments of the FPI special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the approval of the FPI Stock Issuance Proposal.

        Broker non-votes, if any, will have no effect on either proposal if a quorum is met. A broker non-vote is a vote that is not cast on a non-routine matter because the shares entitled to cast the vote are held in street name, the broker lacks discretionary authority to vote the shares and the broker has not received voting instructions from the beneficial owner. Because there are no discretionary (or routine) matters to be voted on at the FPI special meeting, FPI does not expect to receive any broker non-votes.

Voting by FPI Directors and Executive Officers

        At the close of business on the FPI Record Date, directors and executive officers of FPI and their affiliates were entitled to vote [    •    ] shares of FPI common stock, or approximately [    •    ]% of the shares of FPI common stock issued and outstanding on the FPI Record Date. FPI currently expects that all directors and executive officers of FPI will vote all of their shares of FPI common stock in favor of the proposals to be considered at the FPI special meeting, although none of them is obligated to do so.

Manner of Voting

        FPI stockholders of record as of the FPI Record Date may vote in person at the FPI special meeting or may authorize a proxy in the following ways:

  •
  Internet.  FPI stockholders may authorize a proxy over the internet by going to the website listed on their proxy card or voting instruction card. Once at the website, they should follow the instructions to authorize a proxy.

  •
  Telephone.  FPI stockholders may authorize a proxy using the toll-free number listed on their proxy card or voting instruction card.

  •
  Mail.  FPI stockholders may authorize a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed postage-paid envelope provided.

        FPI stockholders should refer to their proxy cards or the information forwarded by their broker or other nominee to see which options are available to them.

        The internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you authorize a proxy over the internet or by telephone, then you need not return a written proxy card or voting instruction card by mail. The internet and telephone facilities available to record holders will close at [    •    ] Eastern Time on [    •    ].

        The method by which FPI stockholders authorize a proxy will in no way limit their right to vote at the FPI special meeting if they later decide to attend the FPI special meeting and vote in person.

        All shares of FPI common stock entitled to vote and represented by properly completed proxies received prior to the FPI special meeting, and not revoked, will be voted at the FPI special meeting as instructed on the proxies. If FPI stockholders of record return properly executed proxies but do not indicate how their shares of FPI common stock should be voted on a proposal, the shares of FPI common stock represented by their properly executed proxy will be voted as the FPI Board recommends and, therefore, FOR the approval of the FPI Stock Issuance Proposal, and FOR the proposal to approve one or more adjournments of the FPI special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the approval of the FPI Stock Issuance Proposal.

        Your vote as a FPI stockholder is very important regardless of the number of shares you own. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the FPI special meeting in person.

Shares Held in "Street Name"

        If FPI stockholders hold shares of FPI common stock in an account of a broker or other nominee and they wish to vote such shares, they must return their voting instructions to the broker or other nominee, access the proxy materials and vote over the internet or by telephone, or attend the FPI special meeting in person.

        If FPI stockholders hold shares of FPI common stock in an account of a broker or other nominee and wish to attend and vote at the FPI special meeting, they must obtain a legal proxy, executed in their favor, from the broker or other nominee that holds their shares and bring that legal proxy to the FPI special meeting.

        Shares of FPI common stock held by brokers and other nominees will NOT be voted unless such FPI stockholders instruct such brokers or other nominees to return their voting instructions instructing how such shares of FPI common stock should be voted.

Revocation of Proxies or Voting Instructions

        FPI stockholders of record may change their vote or revoke their proxy at any time before it is exercised at the FPI special meeting by:

  •
  submitting notice in writing to FPI's Corporate Secretary at Farmland Partners Inc., 4600 S. Syracuse Street, Suite 1450, Denver, CO 80237, Attn: Corporate Secretary, that you are revoking your proxy;

  •
  executing and delivering a later-dated proxy card or submitting a later-dated proxy by telephone or on the internet; or

  •
  voting in person at the FPI special meeting.

        Your last vote is the vote that will be counted.

        If you have instructed a broker, bank or other nominee to vote your shares of FPI common stock, you must follow the directions received from your broker, bank or other nominee if you wish to change your vote.

Tabulation of Votes

        FPI will appoint an Inspector of Elections for the FPI special meeting to tabulate affirmative and negative votes, broker non-votes and abstentions.

Solicitation of Proxies; Payment of Solicitation Expenses

        The solicitation of proxies from FPI stockholders is made on behalf of the FPI Board. FPI will pay the cost of soliciting proxies from FPI stockholders. Directors, officers and employees of FPI may solicit proxies on behalf of FPI in person or by telephone, facsimile or other means, but will not receive any additional compensation for doing so. FPI has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the FPI special meeting and will pay D.F. King & Co., Inc. a fee of approximately $10,000, plus reimbursement of out-of-pocket expenses and will indemnify D.F. King & Co., Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses. The address of D.F. King & Co., Inc. is 48 Wall Street New York, NY 10005. You can call D.F. King & Co., Inc. toll-free at (888) 288-0951 or email D.F. King & Co., Inc. at FPI@dfking.com.

        In accordance with the regulations of the SEC and NYSE, FPI also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of shares of FPI common stock.

Adjournment Proposal

        In addition to the FPI Stock Issuance Proposal, FPI stockholders are also being asked to approve a proposal to adjourn the FPI special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the approval of the FPI Stock Issuance Proposal. If this proposal is approved, the FPI special meeting could be successively adjourned to any date.

        The FPI Board could postpone the FPI special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. Additionally, during the FPI special meeting, whether or not there is a quorum, the chairman of the FPI special meeting may conclude, recess or adjourn the FPI special meeting to a later date, time or place in his discretion and without any action by the FPI stockholders.

        However, under the terms of the Merger Agreement, FPI may not postpone or adjourn the FPI special meeting to a date that is more than thirty (30) days after the date for which such FPI special meeting was originally scheduled (excluding any postponement or adjournment required by applicable law) without AFCO's consent.

        If the FPI special meeting is postponed or adjourned for the purpose of soliciting additional proxies, FPI stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

Assistance

        If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the FPI special meeting, please contact D.F. King & Co., Inc. by telephone at (888) 288-0951 or by email at FPI@dfking.com.

 PROPOSALS SUBMITTED TO FPI STOCKHOLDERS

The FPI Stock Issuance Proposal

(Proposal 1 on the FPI Proxy Card)

        FPI stockholders are asked to approve the issuance of shares of FPI common stock in the Company Merger, the issuance of shares of FPI common stock issuable upon redemption of FPI OP Units issued in the Partnership Merger and the issuance of shares of FPI common stock in respect of fully vested and earned AFCO RSUs, which we refer to as the FPI Stock Issuance Proposal in this joint proxy statement/prospectus.

        Pursuant to the Merger Agreement, approval of this proposal is a condition to the closing of the Mergers. If the proposal is not approved, the Mergers will not be completed.

        FPI is requesting that FPI stockholders approve the FPI Stock Issuance Proposal. Approval of the FPI Stock Issuance Proposal requires the affirmative vote of a majority of all votes cast at the FPI special meeting after a quorum is met.

Recommendation of the FPI Board

        The FPI Board unanimously recommends that FPI stockholders vote FOR the FPI Stock Issuance Proposal.

The FPI Adjournment Proposal

(Proposal 2 on the FPI Proxy Card)

        FPI is requesting that FPI stockholders approve one or more adjournments of the FPI special meeting to another date, time or place, solely for the purpose of and for the times reasonably necessary for further solicitation of proxies or to obtain additional votes in favor of the approval of the FPI Stock Issuance Proposal. Approval of this proposal requires the affirmative vote of a majority of all votes cast at the FPI special meeting after a quorum is met.

        If, at the FPI special meeting, the number of shares of FPI common stock present in person or represented by proxy and voting in favor of the approval of the FPI Stock Issuance Proposal is insufficient to approve the proposal, FPI intends to move to adjourn the FPI special meeting in order to enable the FPI Board to solicit additional proxies for approval of the proposal.

        The FPI special meeting may not be postponed or adjourned to a date that is more than thirty (30) days after the date for which the FPI special meeting was originally scheduled (excluding any postponement or adjournment required by applicable law) without AFCO's approval.

Recommendation of the FPI Board

        The FPI Board unanimously recommends that FPI stockholders vote FOR the proposal to approve one or more adjournments of the FPI special meeting to another date, time or place, solely for the purpose of and for the times reasonably necessary for further solicitation of proxies or to obtain additional votes in favor of the approval of the FPI Stock Issuance Proposal.

Other Business

        At this time, FPI does not intend to bring any other matters before the FPI special meeting, and FPI does not know of any matters to be presented for consideration at the FPI special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders of FPI. In accordance with the FPI bylaws and Maryland law, business transacted at the FPI special meeting will be limited to those matters set forth in such notice.

 THE AFCO SPECIAL MEETING

Date, Time and Place

        The special meeting of the stockholders of AFCO will be held at [    •    ] on [    •    ], commencing at [    •    ], local time.

Purpose of the AFCO Special Meeting

        The purpose of the AFCO special meeting is:

  (i)
  to consider and vote on a proposal to approve the AFCO Merger Proposal as contemplated by the Merger Agreement (a copy of which is attached as Annex A to this joint proxy statement/prospectus) (the "AFCO Merger Proposal"); and

  (ii)
  to consider and vote on a proposal to approve one or more adjournments of the AFCO special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the approval of the AFCO Merger Proposal.

Recommendation of the AFCO Board

        After careful consideration, all members of the AFCO Board in attendance at the AFCO Board meeting (which meeting excluded one member of the AFCO Board who was not able to attend for personal reasons but has no objections to the transactions contemplated by the Merger Agreement) unanimously (i) declared advisable and approved the Mergers pursuant to the terms of the Merger Agreement and (ii) recommended the approval by AFCO stockholders of the AFCO Merger Proposal. The AFCO Board recommends that AFCO stockholders vote FOR the AFCO Merger Proposal and FOR the proposal to approve one or more adjournments of the AFCO special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the approval of the AFCO Merger Proposal. For the reasons for this recommendation, see "The Mergers—Recommendation of AFCO Board and Its Reasons for the Mergers" beginning on page 74.

AFCO Record Date; Who Can Vote at the AFCO Special Meeting

        Only holders of record of AFCO common stock (or their duly appointed proxies) at the close of business on [    •    ], 2016, the AFCO Record Date, are entitled to notice of, and to vote at, the AFCO special meeting and any postponement or adjournment of the AFCO special meeting. As of the AFCO Record Date, there were [    •    ] shares of AFCO common stock outstanding and entitled to vote at the AFCO special meeting, held by approximately [    •    ] stockholders of record.

        Each share of AFCO common stock owned on the AFCO Record Date is entitled to one vote on each proposal at the AFCO special meeting. AFCO common stock constitutes the only class of securities entitled to vote at the AFCO special meeting.

        AFCO stockholders who attend the meeting may be asked to present valid photo identification, such as a driver's license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Quorum

        AFCO's bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast constitutes a quorum at a meeting of its stockholders. Shares that are voted, shares abstaining from voting and broker non-votes (to the extent that any are submitted) are treated as being present at the AFCO special meeting for purposes of determining whether a quorum is present.

        If there is no quorum, the chairman of the AFCO special meeting may adjourn the AFCO special meeting to a later date without notice other than announcement at the AFCO special meeting.

Vote Required for Approval

        Approval of the AFCO Merger Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of AFCO common stock. Approval of the proposal to approve one or more adjournments of the AFCO special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the approval of the AFCO Merger Proposal requires the affirmative vote of at least a majority of all votes cast on such proposal.

Abstentions and Broker Non-Votes

        Abstentions and broker non-votes, if any, will have the same effect as votes cast AGAINST the AFCO Merger Proposal. Abstentions and broker non-votes, if any, will have no effect on the proposal to approve one or more adjournments of the AFCO special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the AFCO Merger Proposal. A broker non-vote is a vote that is not cast on a non-routine matter because the shares entitled to cast the vote are held in street name, the broker lacks discretionary authority to vote the shares and the broker has not received voting instructios from the beneficial owner. Because there are no discretionary (or routine) matters to be voted on at the AFCO special meeting, AFCO does not expect to receive any broker non-votes.

Voting by AFCO Directors and Executive Officers

        At the close of business on the Record Date, directors and executive officers of AFCO and their affiliates were entitled to vote [    •    ] shares of AFCO common stock, or approximately [    •    ]% of the shares of AFCO common stock issued and outstanding on that date. AFCO currently expects that all directors and executive officers of AFCO will vote all of their shares of AFCO common stock in favor of the proposals to be considered at the AFCO special meeting, although none of them is obligated to do so.

Manner of Voting

        AFCO stockholders of record as of the AFCO Record Date may vote in person or authorize a proxy in the following ways:

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  Internet.  AFCO stockholders may authorize a proxy over the internet by going to the website listed on their proxy card or voting instruction card. Once at the website, they should follow the instructions to authorize a proxy.

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  Telephone.  AFCO stockholders may authorize a proxy using the toll-free number listed on their proxy card or voting instruction card.

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  Mail.  AFCO stockholders may authorize a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed postage-paid envelope provided.

        AFCO stockholders should refer to their proxy cards or the information forwarded by their broker or other nominee to see which options are available to them.

        The internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you authorize a proxy over the internet or by telephone, then you need not return a written proxy card or voting instruction card by mail. The internet and telephone facilities available to record holders will close at [    •    ] Eastern Time on [    •    ].

        The method by which AFCO stockholders authorize a proxy will in no way limit their right to vote at the AFCO special meeting if they later decide to attend the AFCO special meeting and vote in person.

        All shares of AFCO common stock entitled to vote and represented by properly completed proxies received prior to the AFCO special meeting, and not revoked, will be voted at the AFCO special meeting as instructed on the proxies. If AFCO stockholders of record return properly executed proxies but do not indicate how their shares of AFCO common stock should be voted on a proposal, the shares of AFCO common stock represented by their properly executed proxy will be voted as the AFCO Board recommends and therefore, FOR the approval of the AFCO Merger Proposal and FOR the proposal to approve one or more adjournments of the AFCO special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the approval of the AFCO Merger Proposal.

        Your vote as an AFCO stockholder is very important regardless of the number of shares you own. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the AFCO special meeting in person.

Shares held in "Street Name"

        If AFCO stockholders hold shares of AFCO common stock in an account of a broker or other nominee and they wish to vote such shares, they must return their voting instructions to the broker or other nominee, access the proxy materials and vote over the internet or by telephone, or attend the AFCO special meeting in person.

        If AFCO stockholders hold shares of AFCO common stock in an account of a broker or other nominee and attend the AFCO special meeting, they must obtain a legal proxy, executed in their favor, from the broker or other nominee that holds their shares and bring that legal proxy to the AFCO special meeting.

        If an AFCO stockholder does not provide voting instructions to their broker or other nominee, it will have the same effect as a vote cast AGAINST the AFCO Merger Proposal and will have no effect on the proposal to approve one or more adjournments of the AFCO special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the approval of the AFCO Merger Proposal.

        Shares of AFCO common stock held by brokers and other nominees will NOT be voted unless such AFCO stockholders instruct such brokers or other nominees to return their voting instructions instructing how such shares of AFCO common stock should be voted.

Revocation of Proxies or Voting Instructions

        AFCO stockholders of record may change their vote or revoke their proxy at any time before it is exercised at the AFCO special meeting by:

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  submitting notice in writing to AFCO's Corporate Secretary at American Farmland Company, 10 East 53rd Street, New York, NY 10022, Attn: Corporate Secretary that you are revoking your proxy;

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  executing and delivering a later-dated proxy card or submitting a later-dated proxy by telephone or on the internet; or

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  voting in person at the AFCO special meeting.

        Your last vote is the vote that will be counted.

        If you have instructed a broker, bank or other nominee to vote your shares of AFCO common stock, you must follow the directions received from your broker, bank or other nominee if you wish to change your vote.

Tabulation of Votes

        AFCO will appoint an Inspector of Elections for the AFCO special meeting to tabulate affirmative and negative votes, broker non-votes and abstentions.

Solicitation of Proxies; Payment of Solicitation Expenses

        The solicitation of proxies from AFCO stockholders is made on behalf of the AFCO Board. AFCO will pay the cost of soliciting proxies from AFCO stockholders. Directors, officers and employees of AFCO may solicit proxies on behalf of AFCO in person or by telephone, facsimile or other means, but will not receive any additional compensation for doing so. AFCO has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the AFCO special meeting and will pay D.F. King & Co., Inc. a fee of approximately $10,000, plus reimbursement of out-of-pocket expenses and will indemnify D.F. King & Co., Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses. The address of D.F. King & Co., Inc. is 48 Wall Street New York, NY 10005. You can call D.F. King & Co., Inc. toll-free at (888) 288-0951 or email D.F. King & Co., Inc. at AFCO@dfking.com.

        In accordance with the regulations of the SEC and the NYSE MKT, AFCO also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of shares of AFCO common stock.

Adjournment Proposal

        In addition to the approval of the AFCO Merger Proposal, AFCO stockholders are also being asked to approve a proposal to adjourn the AFCO special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the approval of the AFCO Merger Proposal. If this proposal is approved, the AFCO special meeting could be successively adjourned to any date.

        In addition, the AFCO Board could postpone the AFCO special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. Additionally, during the AFCO special meeting, whether or not there is quorum, the chairman of the AFCO special meeting may conclude, recess or adjourn the AFCO special meeting to a later date, time or place in his discretion and without any action by the AFCO stockholders.

        However, under the terms of the Merger Agreement, AFCO may not postpone or adjourn the AFCO special meeting to a date that is more than thirty (30) days after the date for which such AFCO special meeting was originally scheduled (excluding any postponement or adjournment required by applicable law) without FPI's consent.

        If the AFCO special meeting is postponed or adjourned for the purpose of soliciting additional proxies, AFCO stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

Rights of Dissenting Stockholders

        No dissenters' or appraisal rights, or rights of objecting stockholders under Title 3 Subtitle 2 of the MGCL will be available to holders of shares of AFCO common stock with respect to the Company Merger or the other transactions contemplated by the Merger Agreement.

Assistance

        If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the AFCO special meeting, please contact D.F. King & Co., Inc. by telephone at (888) 288-0951 or by email at AFCO@dfking.com.

PROPOSALS SUBMITTED TO AFCO STOCKHOLDERS

The AFCO Merger Proposal

(Proposal 1 on the AFCO Proxy Card)

        AFCO stockholders are asked to approve the Company Merger on substantially the terms and conditions set forth in the Merger Agreement, which we refer to as the AFCO Merger Proposal in this joint proxy statement/prospectus. For a summary and detailed information regarding the AFCO Merger Proposal, see the information about the Merger Agreement and the Mergers throughout this joint proxy statement/prospectus, including the information set forth in sections entitled "The Mergers" beginning on page 57 and "The Merger Agreement" beginning on page 124. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.

        Pursuant to the Merger Agreement, approval of the AFCO Merger Proposal is a condition to the closing of the Mergers. If the AFCO Merger Proposal is not approved, the Mergers will not be completed even if the other proposals related to the Mergers are approved.

        AFCO is requesting that AFCO stockholders approve the AFCO Merger Proposal. Approval of the AFCO Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of AFCO common stock.

Recommendation of the AFCO Board

        The AFCO Board recommends that AFCO stockholders vote FOR the AFCO Merger Proposal.

AFCO Adjournment Proposal

(Proposal 2 on the AFCO Proxy Card)

        AFCO is requesting that AFCO stockholders approve one or more adjournments of the AFCO special meeting to another date, time or place, solely for the purpose of and for the times reasonably necessary for further solicitation of proxies or to obtain additional votes in favor of the AFCO Merger Proposal. Approval of this proposal requires the affirmative vote of a majority of the votes cast at the AFCO special meeting after a quorum is met.

        If, at the AFCO special meeting, the number of shares of AFCO common stock present or represented by proxy and voting in favor of the AFCO Merger Proposal is insufficient to approve the proposal to approve the AFCO Merger Proposal, AFCO intends to move to adjourn the AFCO special meeting in order to enable the AFCO Board to solicit additional proxies in favor of the approval of the AFCO Merger Proposal.

        The AFCO special meeting may not be postponed or adjourned to a date that is more than thirty (30) days after the date for which the AFCO special meeting was originally scheduled (excluding any postponement or adjournment required by applicable law) without FPI's consent.

Recommendation of the AFCO Board

        The AFCO Board recommends that AFCO stockholders vote FOR the proposal to approve one or more adjournments of the AFCO special meeting to another date, time or place, solely for the purpose of and for the times reasonably necessary for further solicitation of proxies or to obtain additional votes in favor of the approval of the AFCO Merger Proposal.

Other Business

        At this time, AFCO does not intend to bring any other matters before the AFCO special meeting, and AFCO does not know of any matters to be presented for consideration at the AFCO special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders of AFCO. In accordance with the AFCO bylaws and Maryland law, business transacted at the AFCO special meeting will be limited to those matters set forth in such notice.

 THE MERGERS

        The following is a description of the material aspects of the Mergers. While FPI and AFCO believe that the following description covers the material terms of the Mergers, the description may not contain all of the information that is important to FPI stockholders and AFCO stockholders. FPI and AFCO encourage FPI stockholders and AFCO stockholders to carefully read this entire joint proxy statement/prospectus, including the Merger Agreement and the other documents attached to this joint proxy statement/prospectus and incorporated herein by reference, for a more complete understanding of the Mergers.

General

        Pursuant to the Merger Agreement, (i) Merger Partnership will be merged with and into AFCO OP at the effective time of the Partnership Merger, with AFCO OP continuing as the surviving entity and a subsidiary of FPI, with Merger Sub GP serving as its general partner, and (ii) AFCO will be merged with and into Merger Sub at the effective time of the Company Merger, with Merger Sub continuing as the surviving entity and a wholly-owned subsidiary of FPI. As a result of the Mergers, AFCO stockholders, holders of AFCO OP Units and AFCO RSU holders, to the extent their RSUs become fully vested and were fully earned immediately prior to the effective time of the Company Merger, will receive the Merger Consideration described below under "The Merger Agreement—Merger Consideration; Effects of the Mergers." Each of the FPI Board and the AFCO Board has approved the Mergers on the terms set forth in the Merger Agreement.

Background of the Mergers

        The AFCO Board and AFCO's management regularly review and assess AFCO's business, operations and financial performance, including potential opportunities to enhance stockholder value through strategic and financial transactions. In October 2015, AFCO raised approximately $48 million in gross proceeds in its initial public offering, which we refer to as its IPO, and its common stock commenced trading on the NYSE MKT. In January 2016, AFCO deployed most of its IPO proceeds (after offering expenses) to acquire an approximately $65 million portfolio of permanent crop farms in central California. During the fourth quarter of 2015 and the first quarter of 2016, AFCO's stock traded below its $8.00 per share IPO price and below the company's net asset value, or NAV, per share. AFCO's management believed that stockholder value would be enhanced and a more institutional and liquid trading market might develop if AFCO expanded its asset base with additional high-quality farmland assets that would be accretive to adjusted funds from operations, which we refer to as AFFO, and otherwise took steps to increase AFFO per share. During this time, among other matters, management reviewed the possibility of selling non-productive development properties that were not currently accretive to AFFO and thus deemed non-core to the portfolio.

        In the view of AFCO's management, AFCO's ability to grow and make acquisitions was constrained by its liquidity and ability to access capital on acceptable terms given that its shares were trading at a discount to NAV, while maintaining moderate overall corporate leverage in keeping with its business plan. Accordingly, after its IPO, during the fourth quarter of 2015 and early 2016, management began to explore possible avenues for accessing private capital on acceptable terms, including private equity investments or joint venture partnerships. On February 8, 2016, AFCO engaged Raymond James to assist AFCO with soliciting potential equity investors or joint venture partners, based on Raymond James' prior work on AFCO's IPO and reputation within the investment community for assisting smaller to middle capitalization real estate companies with implementing their growth plans. Between February 8, 2016 and April 7, 2016, in accordance with the AFCO Board's directives, Raymond James, on behalf of AFCO, contacted 193 parties to solicit interest in making an equity investment in, or entering into a joint venture with, AFCO, with 17 parties indicating preliminary interest in exploring such a transaction, and nine of those parties executing non-disclosure agreements with AFCO. None of these discussions progressed to the stage of an offer for an equity investment or joint venture prior to April 7, 2016, when, as discussed below, the AFCO Board determined to pursue a broader review of strategic alternatives.

        During January 2016 and February 2016, the Chairman of the AFCO Board and the Vice Chairman of the AFCO Board discussed with each other and with management the strategic direction of, and challenges facing, AFCO, which included discussions as to the feasibility of identifying a private capital source on acceptable terms, the effect of the trading market in AFCO common stock on its ability to raise public equity, the effect of increasing AFCO's leverage and the discount to NAV reflected in AFCO's trading price. The Chairman and Vice Chairman determined to discuss these matters with the AFCO Board. In the interim, in an effort to address the Chairman's and Vice Chairman's concerns, and in addition to and separate from AFCO's private capital raising initiative with the assistance of Raymond James, AFCO's management engaged in conversations with a global agricultural asset manager, which we refer to herein as Company A, and a real estate investment advisor, which we refer to herein as Company B, as described below.

        On February 19, 2016, AFCO's management had an initial call with Company A regarding various business topics, including AFCO's non-core portfolio assets and a potential portfolio or company-level transaction between AFCO and Company A.

        Further, on February 22, 2016, AFCO's management provided general information about AFCO to Company A, with reference to the prior call on February 19, 2016.

        On March 2, 2016, AFCO held a regular meeting of the AFCO Board. At this meeting, among other matters, the AFCO Board discussed AFCO's strategic objectives and the challenges confronting AFCO in achieving those objectives, including (i) the impact of then-recent declining almond prices and the adverse effect of weather on crop yield for 2015 on 2016 participating rental income, (ii) the constraints on growing the portfolio and accessing capital, and (iii) the fact that AFCO's stock was trading at a discount to NAV. The AFCO Board discussed in general terms the potential advantages and disadvantages of various means to obtain capital to finance AFCO's business and growth plan, including public offerings, a substantial private equity investment, entering into a joint venture or other strategic relationship or incurring additional debt, and also discussed other broad business considerations. Of these options, the AFCO Board expressed concern that a public offering at AFCO's current market price would not enhance stockholder value because it would be dilutive to NAV and that incurring additional debt would not be aligned with AFCO's business plan to maintain moderate leverage. The AFCO Board expressed a desire to continue its exploration of a substantial private equity investment or joint venture but discussed concerns about whether, even with additional capital from such an investment, unless such investment was significant and continued for a number of years, AFCO's standalone business plan may not enhance stockholder value as much as other alternatives in light of the challenges confronting AFCO. Accordingly, the AFCO Board also discussed in general terms the potential advantages and disadvantages of strategic transactions such as business combinations with other farmland companies, a sale of the company for cash and a liquidation and winding down of AFCO through a series of asset sales. The directors had the opportunity to ask questions at the March 2, 2016 meeting of the AFCO Board and such questions were answered.

        The AFCO Board instructed management to interview potential financial advisors to assist AFCO with a review of potential strategic alternatives and to begin assessing three primary possible strategic paths: (i) obtaining a substantial strategic partner through an equity investment or joint venture, (ii) a sale of AFCO or all of its assets to, or a business combination involving, either a strategic buyer or a financial buyer, and (iii) a liquidation of AFCO pursuant to which it would sell all of its assets, in a series of transactions, and distribute the proceeds (net of costs) to stockholders. On March 2, 2016, the closing price of AFCO common stock was $5.95 per share.

        Following this AFCO Board meeting, AFCO contacted three potential financial advisors, including Citi and Raymond James, to interview them for possible engagement to assist the AFCO Board in connection with a review of potential strategic alternatives for AFCO and related matters. Specific criteria considered during the financial advisor selection process included each potential firm's (i) process and approach in pursuing, and strength with respect to executing, strategic transactions, (ii) prior relationships, if any, with AFCO, (iii) depth and breadth of contacts with potential bidding parties, and (iv) the competitiveness of each firm's proposed transaction fees, among other considerations.

        On March 11, 2016, AFCO's management had a subsequent call with Company A during which Company A expressed a view on a company versus an asset-level portfolio transaction and valuation dynamics, among other topics.

        On March 18, 2016, AFCO's management listed for sale its Hawk Creek Ranch, a non-income producing development property that was deemed non-core to its portfolio.

        On March 21, 2016, Company A executed a non-disclosure agreement with AFCO, but was unable to furnish a bid before the public announcement and commencement of the broader formal strategic alternatives review process discussed below. Company A subsequently joined the formal strategic alternatives review process (and executed a revised non-disclosure agreement on May 20, 2016).

        On March 23, 2016, the Agricultural Sub-Adviser to AFCO informed Thomas S.T. Gimbel, Chief Executive Officer of AFCO, that it had been approached by Company B, which had expressed interest in a potential portfolio transaction with AFCO.

        On March 24, 2016, Company B executed a non-disclosure agreement with AFCO, but was unable to furnish a bid before the announcement and commencement of the broader strategic alternatives review process discussed below. Company B subsequently joined the formal strategic review process (and executed a revised non-disclosure agreement on May 24, 2016).

        On April 7, 2016, AFCO held a special meeting of the AFCO Board. During this meeting, among other business topics, the AFCO Board again discussed potential strategic alternatives for AFCO, particularly the three strategic paths previously identified at the March 2, 2016 AFCO Board meeting. Among other matters, the AFCO Board discussed concerns such as the costs associated with a liquidation (including the fact that public company compliance costs would continue to be incurred during the potentially lengthy course of a liquidation), and the pricing and execution risk that could accompany a plan implemented over an extended period, and determined that management should focus its efforts on the other two options. Management also updated the AFCO Board on the conversations that had occurred since the last AFCO Board meeting with potential transaction counterparties. After discussion, the AFCO Board determined to commence a process to review potential strategic alternatives for AFCO and, in connection with that process, to explore more specifically the possibility of (i) a substantial equity investment or joint venture, (ii) a business combination, or (iii) a sale of the company for cash. The AFCO Board also instructed management to publicly announce the commencement of the strategic review process to ensure the widest possible universe of potential transaction counterparties. On April 7, 2016, the closing price of AFCO common stock was $6.30 per share.

        Also at this meeting, AFCO's management discussed with the AFCO Board its interviews and communications with potential financial advisors and discussed that, after conducting the interview process, management recommended the engagement of Citi and Raymond James to assist the AFCO Board in its review of potential strategic alternatives for AFCO and related matters and provided the rationale for its recommendation. The AFCO Board discussed that each of the two recommended financial advisors brought different, but complementary, strengths, given Raymond James' experience in AFCO's recent efforts to identify private capital sources and for the previously stated reasons that led to Raymond James' appointment in that regard and given Citi's experience and established network of global relationships, specifically on the international front, with potential acquirors. The AFCO Board weighed both financial advisors' qualifications and the fact that both financial advisors were familiar with AFCO's business strategy, approach and goals because of their participation in its IPO. Following this discussion, the AFCO Board approved the engagement of Citi and Raymond James, both of which were subsequently engaged on April 14, 2016. The directors had the opportunity to ask questions at the April 7, 2016 meeting of the AFCO Board and such questions were answered.

        Also on April 14, 2016, AFCO issued a press release publicly announcing the commencement of its review of strategic alternatives and its engagement of Citi and Raymond James as its financial advisors and Goodwin Procter LLP, which we refer to as Goodwin, as its legal counsel to assist in such review process. Following such press release, AFCO and its financial advisors were contacted by 20 parties, including FPI, that expressed preliminary interest in exploring a transaction with AFCO. On April 14, 2016, the closing price of AFCO common stock was $6.50 per share.

        Thereafter, in accordance with the AFCO Board's directives, Citi and Raymond James, on behalf of AFCO, contacted 97 third parties (inclusive of the inbound calling parties) to explore whether such parties had any interest in pursuing discussions with AFCO regarding a purchase of all of its stock or assets, a business combination with AFCO, an equity investment, joint venture or other form of capital infusion or some other form of strategic transaction. Non-disclosure agreements containing a typical standstill provision that would expire should any transaction be announced were distributed to these parties beginning on May 10, 2016. In such solicitations, on behalf of AFCO, Citi and Raymond James contacted multiple types of potential transaction counterparties, such as publicly-traded farmland REITs, private real estate owners, agriculturally sophisticated investors, diversified asset managers, pension funds and insurance companies, international and diversified financial institutions, and other institutions potentially interested in U.S. farmland. Of those 97 parties, 27 bidders indicated preliminary interest in a strategic transaction and executed non-disclosure agreements with AFCO and conducted preliminary financial and property diligence on AFCO and its assets through a secure, password-protected electronic data site, which we refer to as the electronic data site, that had been established for due diligence purposes and to which access was provided beginning on May 19, 2016 to parties that had executed non-disclosure agreements. FPI was included as part of this process, having executed a non-disclosure agreement on May 27, 2016, and was granted access to the electronic data site on June 9, 2016.

        On May 12, 2016, D. Dixon Boardman, the Chairman of the AFCO Board, and Mr. Gimbel met with an advisor to a private investment firm, which we refer to herein as Company C, to explore in preliminary terms the possibility of a potential strategic transaction between the two parties.

        On June 2, 2016, in accordance with the AFCO Board's directives, Citi and Raymond James distributed AFCO's "bid process letter" to the 19 parties, including FPI, that had indicated preliminary interest in a potential strategic transaction with AFCO, which outlined a process for submitting non-binding proposals for a potential strategic transaction. Subsequent to June 2, 2016, eight additional parties executed a non-disclosure agreement and were provided with the bid process letter. The bid process letter contemplated that proposals could relate to an acquisition of AFCO in its entirety or a strategic co-investment, including a joint venture. The bid process letter also requested that bidders inform AFCO of any desire to retain management and their plans with respect to AFCO's Agricultural Sub-Adviser. The bid process letter established June 21, 2016 as the deadline for the submission of written proposals.

        Also on June 2, 2016, Mr. Boardman and Mr. Gimbel and other members of AFCO management met with Company C and an agricultural investment manager, which we refer to herein as Company D, which were co-bidders, to explore further the possibility of a strategic transaction.

        On June 7, 2016, AFCO held a regularly scheduled meeting of the AFCO Board, which followed its annual meeting of stockholders, with AFCO's management and legal and financial advisors in attendance. At this AFCO Board meeting, AFCO's management and financial advisors updated the AFCO Board on AFCO's strategic review process, including the number and types of potential transaction counterparties that had been contacted and the expected timeline for bid submissions. The financial advisors also informed the AFCO Board that little interest had been expressed by bidders in a joint venture as compared to an acquisition of, or business combination involving, the entire company, although the option to propose such an investment remained a possibility for all counterparties. At this meeting, management also discussed with the AFCO Board the fact that, pursuant to AFCO's existing agreement with its Agricultural Sub-Adviser, a significant termination fee may be payable to such agricultural sub-adviser depending on whether an acquiror retained or terminated that relationship and whether a transaction resulted in a sale of AFCO, and a subsequent termination, or a disposition of its assets. On June 7, 2016, the closing price of AFCO common stock was $6.07 per share. The directors had the opportunity to ask questions at the June 7, 2016 meeting of the AFCO Board and such questions were answered.

        Between June 7, 2016 and June 21, 2016, AFCO's management, with the assistance of AFCO's financial advisors, engaged in discussions from time to time with potentially interested parties, including FPI, regarding due diligence questions about AFCO and its assets.

        Around the June 21, 2016 deadline, AFCO received seven preliminary written non-binding indications of interest, six of which involved a proposal for the purchase of the entire company or all of AFCO's assets and one of which was an alternative proposal. Additionally, five parties provided other indications of interest, three parties definitively passed and the remaining 12 other parties either confirmed in follow-up conversations that they were not interested in pursuing a transaction with AFCO or did not engage in any follow-up conversations. On June 21, 2016, the closing price of AFCO common stock was $5.93 per share.

        The indications of interest received were as follows:

Company	Aggregate Value	Per Share Value	Form of Consideration
FPI	$168.8 million	$8.35	94% stock/6% cash
Company A	$130.9 million - $136.0 million	$6.48 - $6.74	All cash (non-conforming, for assets only)
Company B	Submitted written letter stating its inability to develop a proposal because it had not engaged with AFCO's Agricultural Sub-Adviser, who was also its advisor due to the advisor's conflict
Company C and Company D	$136.3 million	$6.75	All cash
Company E	$178.1 million	$8.82	All cash
Company F	$165.5 million	$8.20	All stock
Company G	$153.1 million - $158.5 million	$7.58 - $7.85	All cash
Company H	Alternative proposal to contribute $100 million in Company H's assets in exchange for AFCO stock at $8 per share
Company I	Orally indicated that it was unable to formulate a perspective on value as of the deadline
Company J	Orally indicated a preliminary indication of interest at $6.00 per share
Company K	Orally indicated that it was unable to meet the proposal deadline given macro-economic circumstances and inability to identify capital to fund the transaction, but indicated it could potentially be in a position to make a proposal in late August 2016
Company L	Orally indicated an inability to meet any price expectation substantially in excess of the then-current trading price

        On June 24, 2016, at AFCO's request, representatives of Citi and the management team of FPI engaged in a telephonic discussion regarding FPI's initial indication of interest.

        On June 28, 2016, the AFCO Board held a special meeting at which it reviewed the above-noted proposals with its legal and financial advisors. Further, AFCO's management and financial advisors updated the AFCO Board on the process since the last AFCO Board meeting and reviewed the indications of interest and other responses received. Among other matters, management noted that the parties submitting indications of interest represented a variety of potential buyers, both financial and strategic, including among them, a pension fund, private and public farmland companies, a private equity fund and an institutional farmland asset manager. AFCO's management, with the assistance of AFCO's financial advisors, also updated the AFCO Board regarding the extent of the due diligence conducted by the potentially interested parties during the initial round and the stated intentions of seven bidders who submitted preliminary written non-binding indications of interest as to retaining management and/or the Agricultural Sub-Adviser.

        At this meeting, the AFCO Board also discussed the need for AFCO to conduct a due diligence review of the transaction counterparty if it selected a party that offered publicly-traded equity as consideration, as opposed to cash, but determined that any such efforts would be premature at this stage. Of the seven parties that submitted preliminary written non-binding indications of interest, FPI's proposal assumed that termination of, and change-of-control payments to, management would be made upon closing, but indicated that FPI was willing to discuss continued post-transaction employment with members of the AFCO management team. Both Company C (which indicated it might collaborate with Company D) and Company H indicated plans to work with and/or potentially retain existing management, while Company A and Company G indicated that they had no such plans. Company E and Company F had not yet determined definitively, in whole or in part, their plans for management as of the June 28, 2016 Board meeting, but Company E's proposed purchase price assumed termination of management.

        After discussion, the AFCO Board authorized Citi and Raymond James to invite FPI, an agricultural investment firm, which we refer to herein as Company E, a real estate company, which we refer to herein as Company F, and a global investment management firm, which we refer to herein as Company G, to the second round of the process, each of which was then granted access to additional, more detailed diligence information regarding AFCO through its electronic data site. The AFCO Board decided that the proposals submitted by Company A and Company C, together with Company D, and the oral indications from Company J and Company L did not reflect a reasonable value per share based on other bids AFCO had received, among other considerations, and that the alternative transaction proposed by an agri-business company, which we refer to herein as Company H, would not enhance stockholder value because it would not alleviate the challenges confronting AFCO. Company A, Company B, Company C, together with Company D, Company H, a pension and real estate investment firm, which we refer to herein collectively as Company I, a global banking and financial services firm, which we refer to herein as Company J, a real estate investment advisor, which we refer to herein collectively as Company K, and an alternative investment advisor and its banking advisor, which we refer to herein as Company L, were sent letters instructing them to destroy all confidential information received during the preliminary process and their access to AFCO's electronic data site was terminated. Company K was informed to submit a proposal if it remained interested. On June 28, 2016, the closing price of AFCO common stock was $6.04 per share. The directors had the opportunity to ask questions at the June 28, 2016 meeting of the AFCO Board and such questions were answered.

        From June 28, 2016 through August 22, 2016, in accordance with the AFCO Board's directives, Citi and Raymond James contacted the four selected bidders regarding their participation in the second round bid process and to discuss their outstanding and supplemental due diligence questions. During this period and at the bidders' requests, AFCO's management responded to due diligence requests and also provided property tours of AFCO's farmland, including to FPI.

        On June 29, 2016, an international asset manager, which we refer to herein as Company M, a party previously contacted on behalf of AFCO by AFCO's financial advisors, indicated interest in participating in the process, executed a non-disclosure agreement and was granted access to the electronic data site and provided with the first round bid process letter. Company M was informed at this time that the first round of the strategic review process had concluded, but that AFCO was willing to allow Company M to continue with the process, and it was asked to provide an indication of interest as soon as practicable. Company M ultimately never delivered a proposal.

        On July 5, 2016, an international trading and investment business, which we refer to herein as Company N, a party previously contacted on behalf of AFCO by AFCO's financial advisors, indicated interest in participating in the process, executed a non-disclosure agreement and was granted access to the first round materials on the electronic data site. Company N was informed at this time that the first round of the strategic review process had concluded, but that AFCO was willing to allow Company N to continue with the process, and it was asked to provide an indication of interest as soon as practicable. Company N ultimately never delivered a proposal.

        On July 12, 2016, AFCO's management met with FPI regarding due diligence questions. Representatives of Citi and Raymond James also attended the meeting.

        Also on July 12, 2016, the Compensation Committee of the AFCO Board met. AFCO's legal advisors attended a portion of the meeting. At this meeting, the Compensation Committee discussed the fact that Mr. Boardman, the Chairman of the AFCO Board and previous Chief Executive Officer of AFCO, had provided services to AFCO since its inception without being compensated directly by AFCO, was instrumental in its growth and IPO, and had played a significant role in AFCO's strategic process. After deliberation, the Compensation Committee approved a $1 million bonus to be paid to Mr. Boardman, which the Committee determined would only be payable at the closing of a strategic transaction involving AFCO given AFCO's continued constrained liquidity and financial position in the event a strategic transaction was not consummated. The finalization of this award was dependent on the execution of an agreement between the Compensation Committee of the AFCO Board and Mr. Boardman, with such agreement subsequently fully executed and deemed effective as of August 23, 2016.

        On July 13, 2016, AFCO's management and AFCO's Agricultural Sub-Adviser had a conference call with Company G regarding property diligence questions. Representatives of Citi also attended this call.

        On July 14, 2016, in accordance with the AFCO Board's directives, Citi distributed to the parties participating in the second round a draft merger agreement in connection with a potential merger transaction.

        On July 15, 2016, AFCO's management held a call with FPI regarding financial diligence questions. Representatives of Citi also attended this call.

        On July 18, 2016, Company F informed Citi that it was withdrawing from the process primarily because it did not believe that it could effectively analyze the business risks and liabilities that would be assumed in connection with acquiring a public company.

        On July 19, 2016, AFCO executed a purchase and sale agreement with respect to the sale of Hawk Creek for approximately $11.25 million in cash.

        On July 21, 2016, AFCO's management held a call with FPI regarding financial diligence questions. Representatives of Citi also attended this call.

        On July 22, 2016, AFCO's management and agricultural sub-adviser had a conference call with Company E regarding property diligence questions. Representatives of Citi also attended this call.

        On July 24, 2016, in accordance with the AFCO Board directives, Citi and Raymond James distributed a second bid process letter to the three remaining potentially interested parties, FPI, Company E and Company G, that had been included in the second round, which letter outlined a process for submitting non-binding proposals for a strategic transaction in this round. This second bid process letter established August 15, 2016 as the deadline for submitting final written proposals and a deadline of August 10, 2016 for a mark-up of the draft merger agreement.

        On July 27, 2016, AFCO completed the sale of Hawk Creek for $11.25 million in cash.

        On July 28, 2016, AFCO's management received a call from Company K, which expressed an interest in re-entering the process, together with an undisclosed sovereign wealth fund as its partner. Company K was informed that, although it had missed the first round deadline, it would be granted access to AFCO's electronic data site and that bids were currently expected by August 15, 2016. Company K indicated that it believed it could be in a position to provide an indication of interest by August 24, 2016.

        In early August 2016, management of AFCO provided to Citi and Raymond James the financial projections summarized in "The Mergers—Certain AFCO Unaudited Prospective Financial Information" for their use and reliance in connection with their respective financial analyses. These financial projections were concurrently made available to the participants in the second round by way of posting to AFCO's electronic data site.

        On August 3, 2016, the FPI Board held a regular quarterly meeting that was attended by the FPI management team and its legal counsel, Morrison & Foerster LLP, which we refer to herein as Morrison & Foerster. At the FPI Board meeting, among other things, Paul Pittman, FPI's Chief Executive Officer, President and Chairman, and other members of the FPI management team presented to the FPI Board regarding FPI's due diligence undertakings related to a potential acquisition of AFCO. Mr. Pittman also discussed the terms set forth in FPI's initial non-binding indication of interest and that FPI was currently engaged in the second round bid process. The FPI Board then asked questions of the FPI management team regarding AFCO's business, operations and assets and the strategic rationale for a potential transaction with AFCO. The FPI Board's questions were answered by the FPI management team. Morrison & Foerster also responded to certain questions from the FPI Board regarding potential structures of a transaction with AFCO and applicable legal implications. The FPI Board indicated its support for the FPI management to continue with its due diligence efforts and negotiating a potential transaction with AFCO.

        On August 3, 2016, AFCO's management had a conference call with Company G's auditors to discuss financial diligence questions. Representatives of Citi also attended this call.

        On August 4, 2016, Company G requested permission to have discussions with an agricultural investment company, which we refer to herein as Company O, to explore a sale of some of AFCO's assets to Company O following a closing, on the basis that such discussions would facilitate Company G reaching a higher value in its proposal. AFCO's management consented to Company G's discussions with Company O, which had executed a non-disclosure agreement in connection with the first round of the process but failed to submit a bid, for these purposes.

        On August 5, 2016, Company E informed Citi that it was withdrawing from the process primarily because it could not achieve comfort with pricing a corporate-level transaction, among other factors.

        On August 10, 2016, Mr. Pittman and Robert L. Cowan, AFCO's current President and Chief Executive Officer, had a telephone conversation concerning diligence matters. During that conversation, Mr. Pittman suggested that FPI would like to explore the possibility of Mr. Cowan becoming the only current member of AFCO's management team to potentially continue as an employee of the Combined Company following a closing. The two individuals decided to discuss this matter further at a later time.

        On August 11, 2016, following requests from both FPI and Company G for additional time to complete due diligence, the deadline for submitting a non-binding proposal was extended until August 22, 2016.

        On August 12, 2016, AFCO's management and Agricultural Sub-Adviser had a conference call with Company G regarding property due diligence questions. Representatives of Citi also attended this call.

        On August 14, 2016, AFCO's management and Agricultural Sub-Adviser had a conference call with Company G to discuss additional property diligence questions.

        On August 19, 2016, Mr. Cowan met with the FPI management team at FPI's headquarters in Denver, Colorado and discussed due diligence matters related to AFCO's business and assets. In addition, the FPI management team discussed with Mr. Cowan the potential for Mr. Cowan to join the FPI management team as its President following the consummation of any potential transaction between FPI and AFCO and that the terms of such employment would be no better than the current terms of his employment with AFCO. Mr. Cowan requested that terms of employment be documented for his further consideration.

        On August 20, 2016, in advance of the submission of its second round non-binding indication of interest, the FPI Board held a special meeting with members of FPI management, representatives of Baird, FPI's financial advisor, and representatives of Morrison & Foerster. Mr. Pittman provided the FPI Board with additional background on the potential transaction with AFCO and an update regarding the status of the diligence process since the FPI Board's prior meeting on August 3, 2016. The FPI management team then provided the FPI Board members with detailed information regarding the results of their due diligence investigation to date with respect to AFCO and its business and assets. The FPI Board engaged in comprehensive discussions regarding AFCO's assets and business and the potential strategic rationale for a transaction with AFCO. Representatives of Baird and Morrison & Foerster, together with the FPI management team, then answered financial and legal questions posed by the members of the FPI Board. Following discussions related to the potential transaction, the FPI Board indicated its support for the submission of the second round non-binding indication of interest to AFCO on August 22, 2016.

        On August 21, 2016, FPI submitted a comprehensive markup of the draft Merger Agreement.

        On August 22, 2016, Mr. Boardman and Mr. Gimbel met with Mr. Pittman of FPI to discuss business matters related to a potential strategic transaction, including a potential exchange ratio and board seats, among other topics.

        Also on August 22, 2016, FPI and Company G each submitted final, non-binding proposals and Company G also submitted a comprehensive markup of the draft Merger Agreement. FPI proposed an all-stock transaction at a fixed exchange ratio of 0.7417x. In its proposal, FPI also indicated that it (i) would appoint to the FPI board of directors either Mr. Gimbel or one other current member of the AFCO Board reasonably satisfactory to it, (ii) desired to offer a senior executive position to Mr. Cowan, but that no other members of AFCO's management would be retained and (iii) intended to retain AFCO's Agricultural Sub-Adviser. Company G proposed an all-cash transaction at $7.13 per share and indicated that it did not intend to retain any member of AFCO's management or the Agricultural Sub-Adviser.

        Also on August 22, 2016, FPI sent a written draft offer of employment to Mr. Cowan with its request that he serve as President of FPI following the closing of the proposed transaction, subject to Mr. Cowan's agreement to the terms, and execution of a formal employment agreement with FPI.

        On August 23, 2016, the AFCO Board held a special meeting, with AFCO's management and legal and financial advisors in attendance. AFCO's management and financial advisors reviewed with the AFCO Board the non-binding proposals received from FPI and Company G, including the financial terms, and Company E's and Company F's stated reasons for withdrawing from the process. Citi also noted for the AFCO Board that Company K had been allowed to re-enter the process, together with an undisclosed sovereign wealth fund as its partner, and that Company K had indicated that it expected to be able to provide initial feedback by August 24, 2016; however, as of this meeting, Company K had not been responsive or provided an update on its status or plans despite numerous follow-up inquiries. Mr. Cowan advised the AFCO Board of the employment offer he had received from FPI. Representatives of Goodwin reviewed with the AFCO Board the two mark-ups of the draft merger agreement that had been submitted by each of FPI and Company G.

        Among other matters discussed, the AFCO Board discussed the decrease in Company G's proposal from the initial round and timing and status of the reverse due diligence on FPI and requested AFCO's financial advisors' respective views regarding FPI, which the financial advisors indicated they would be prepared to discuss at a later date once additional information was furnished by FPI. The AFCO Board also discussed that a termination fee would be payable to its sub-adviser if a transaction were entered into with Company G because Company G had indicated that it would not retain the sub-adviser. The AFCO Board also discussed the level of proposed board representation contained in FPI's proposal in light of the relative size of the two companies, FPI's proposed termination fee of 3.75% of AFCO's equity value as well as the tax-deferred nature of FPI's all-stock proposal. The directors had the opportunity to ask questions at the August 23, 2016 meeting of the AFCO Board and such questions were answered.

        After deliberation, the AFCO Board instructed Citi and Raymond James to contact Company G to better understand the valuation assumptions underlying its proposal. In addition, the AFCO Board instructed Citi, Raymond James and Goodwin to contact FPI and its counsel to commence a due diligence review of FPI, which we refer to as the reverse diligence process, and as part of that process to gather the information necessary to understand the value of FPI's stock, properties and NAV. Also, the AFCO Board instructed Goodwin to engage in discussion with Morrison & Foerster on the merger agreement. Finally the AFCO Board asked its financial advisors to provide a financial overview of AFCO, including the potential value achievable in a liquidation of AFCO.

        On August 23, 2016, the closing price of AFCO common stock was $6.39 per share.

        On August 24, 2016 and August 25, 2016, as instructed by the AFCO Board, Citi and Raymond James contacted Company G to discuss its bid. Based on these discussions, it was determined that the difference in value was primarily driven by Company G attributing lower values to certain of AFCO's assets based on its own independent appraisals performed during the second round, water right risks and Company G's own perceived almond price expectations. Company G indicated that it would discuss further internally, but was unlikely to increase its proposed price per share.

        Following the AFCO Board meeting, on August 24, 2016, in accordance with the AFCO Board's directives, AFCO's financial advisors contacted Mr. Pittman and other members of the FPI management team and discussed the need for AFCO to conduct reverse due diligence on FPI and certain terms of the draft merger agreement related to the number of board seats, the exchange ratio, interim operating covenants and debt-related matters. Mr. Pittman requested at that time that AFCO and FPI enter into an exclusivity agreement. AFCO declined to do so until further information regarding the value of FPI's common stock and properties could be reviewed with the AFCO Board, following which the AFCO Board could consider such request for an exclusivity agreement for a limited period.

        On August 24, 2016, in accordance with the AFCO Board's directives, Citi and Goodwin provided FPI and its counsel, Morrison & Foerster, with a reverse due diligence request list on behalf of AFCO covering business and financial, corporate, legal and tax due diligence. On August 25, 2016, FPI and AFCO executed a non-disclosure agreement. Between August 24, 2016 and August 26, 2016, multiple calls were held among the two companies' respective advisors to discuss the reverse due diligence requests. FPI opened an electronic data site on August 26, 2016 to provide AFCO and its advisors with access to related due diligence materials.

        On August 26, 2016, representatives of Goodwin and Morrison & Foerster had an initial call to discuss the then-current draft of the merger agreement and certain high-level points. On August 29, 2016, Goodwin provided Morrison & Foerster with a revised draft of the merger agreement.

        Also on August 26, 2016, Mr. Gimbel spoke with Mr. Pittman on various transaction items, including reverse due diligence matters and Mr. Pittman's views on FPI's NAV calculation, as well as certain proposed business aspects of the transaction, including FPI's desire to maintain a relationship with AFCO's Agricultural Sub-Adviser.

        Further, on August 28, 2016, Mr. Gimbel, together with AFCO's financial advisors, spoke with Mr. Pittman and FPI's management regarding certain key merger agreement items, including the proposed exchange ratio.

        On August 29, 2016, Mr. Pittman and Mr. Gimbel discussed matters related to reverse due diligence items requested on behalf of AFCO.

        On August 30, 2016, Morrison & Foerster and Goodwin had a call to further discuss the then-current draft of the merger agreement, including the number of director seats, the size of the termination fee and the circumstances that trigger its payment, interim operating covenants, the no solicitation provision, representations, covenants and certain definitions.

        On August 31, 2016, the AFCO Board held a special meeting, with AFCO's management and legal and financial advisors in attendance. Citi and Raymond James provided the AFCO Board with an update on the strategic review process, including a summary of the second round proposals and bids, selected merger agreement terms, and additional information received from FPI and Company G since the prior AFCO Board meeting, including information concerning the value of FPI's common stock and Company G's stated rationale for its bid pricing. Also discussed at this meeting were the revisions to the draft merger agreement negotiated between the two parties and their respective advisors.

        Also at this meeting, Citi and Raymond James discussed with the AFCO Board a preliminary financial overview of AFCO and, based on publicly available information and the limited due diligence materials then made available, a preliminary financial and company overview of FPI. Citi and Raymond James responded to questions from the AFCO Board regarding the potential advantages and disadvantages of FPI's proposal.

        AFCO's financial advisors also discussed with the AFCO Board preliminary financial perspectives for AFCO in a liquidation scenario, i.e., liquidating the assets of AFCO over an 18-month period at its appraised value less operational and transaction costs and less costs of conducting a liquidation of the corporate entity, which indicated a preliminary estimated implied value per share in a liquidation scenario, based on AFCO's management's internal estimates and certain property-level information provided by AFCO, of approximately $7.12 to $7.33 per share. In addition, Goodwin reviewed the duties of directors in the context of evaluating a potential strategic transaction with FPI and the terms of the then-current draft of the merger agreement.

        AFCO's management, with the assistance of Citi and Raymond James, then updated the AFCO Board, and answered questions regarding the current status of the reverse due diligence process with FPI, including the fact that Mr. Cowan would be visiting certain properties owned by FPI in order to assess value and quality. The AFCO Board also discussed with AFCO's financial advisors the additional work to be undertaken to understand better the value of FPI's shares and the additional information that had been requested in this regard. AFCO's management and financial advisors informed the AFCO Board that FPI had indicated that it was unwilling to provide such information unless it was granted exclusivity. In light of FPI's bid and the other proposed transaction terms discussed, the AFCO Board approved entering into an exclusivity agreement through the weekend of September 9-11, 2016 for the purpose of finalizing reverse due diligence, completing a financial review of FPI and negotiating a definitive merger agreement. The AFCO Board agreed that it would reconvene to discuss the potential transaction further on September 9, 2016. On August 31, the closing price of AFCO common stock was $6.09 per share. The directors had the opportunity to ask questions at the August 31, 2016 meeting of the AFCO Board and such questions were answered.

        Also, on August 31, 2016, Mr. Pittman spoke with Mr. Gimbel, together with representatives of Citi, regarding the terms of the potential exclusivity agreement. Mr. Pittman also discussed with representatives of AFCO's financial advisors the draft merger agreement. The FPI management team then informed the FPI Board that AFCO had agreed to a short exclusivity period and that the FPI management team intended to execute an exclusivity agreement with AFCO.

        Later on August 31, 2016, FPI and AFCO executed an exclusivity agreement, which provided an exclusive negotiation period ending at 11:59 pm on September 11, 2016.

        On September 1, 2016, in accordance with the AFCO Board's directives, Citi informed Company G and Company K that they would no longer be advancing in the process and their access to the electronic data site was terminated.

        On September 2, 2016, Mr. Gimbel contacted Mr. Pittman and another member of the FPI management team to discuss open points with respect to the then-current draft of the merger agreement, including the exchange ratio, number of board seats, termination fee, and certain interim operating covenants.

        From September 2, 2016 through September 9, 2016, Mr. Gimbel, other members of AFCO's management and advisors had multiple conversations with Mr. Pittman and FPI's management and advisors concerning open points in the then-current draft of the merger agreement, including, among other matters, interim operating covenants, the termination fee, board of directors representation and the exchange ratio.

        On September 4, 2016, representatives of Morrison & Foerster sent representatives of Goodwin a revised draft of the merger agreement.

        Throughout the week of September 4, 2016, AFCO continued to engage in its reverse due diligence of FPI, including various calls among AFCO's management, FPI's management, Baird, AFCO's financial advisors, and AFCO's and FPI's respective accountants. Between September 2, 2016 and September 9, 2016, Mr. Cowan toured approximately 73% of FPI's properties as measured by acres, which represented approximately 75% of FPI's portfolio asset value for 2015, including properties located in Colorado, South Carolina, Illinois, Mississippi and Louisiana (with the Agricultural Sub-Adviser's assistance with respect to properties located in the Delta USDA region). AFCO's due diligence review of FPI was substantially completed by September 9, 2016 with confirmatory diligence finalized over that weekend.

        On September 6, 2016 through September 8, 2016, representatives of Goodwin and Morrison & Foerster continued to negotiate and revise the then-current draft of the merger agreement.

        On September 8, 2016, FPI provided to AFCO and its advisors the financial projections summarized in "The Mergers—Certain FPI Unaudited Prospective Financial Information." Also on September 8, 2016, Mr. Gimbel and members of the FPI management team discussed open points in the then-current draft of the merger agreement.

        On the morning of September 9, 2016, Mr. Gimbel spoke again with Mr. Pittman regarding key remaining open points in the then-current draft of the merger agreement, including the exchange ratio and board representation. Also on September 9, 2016, Morrison & Foerster conveyed to Goodwin that FPI was willing to offer board seats to each of Mr. Boardman and Mr. Gimbel based on its request for an additional board seat. In a conversation between Mr. Pittman and representatives of Citi on the same day, and in response to Citi's request on behalf of AFCO, Mr. Pittman reiterated FPI's position that it would not increase its proposed exchange ratio.

        Also on September 9, 2016, the AFCO Board held a special meeting, with AFCO's management and legal and financial advisors in attendance. At this meeting, AFCO's financial advisors provided the AFCO Board with an updated company overview and preliminary financial perspectives regarding AFCO and FPI. The AFCO Board also discussed the purchase price implied by the proposed exchange ratio, including by discussing the attractive value that it provided to the holders of shares of AFCO common stock as compared to other potential strategic alternatives. The AFCO Board discussed the relative trading of the two companies since the AFCO Board's initial meeting to discuss FPI's proposal. The AFCO Board also asked questions regarding the Combined Company's potential market position and potential transaction synergies, and deliberated and discussed with members of AFCO's management and financial advisors the differences among a business combination with FPI, a liquidation of assets or another strategic alternative or remaining independent.

        Also at the September 9, 2016 meeting, AFCO's management provided an overview of the diligence review that AFCO had conducted on FPI with specific focus on the numerous site visits made by Mr. Cowan to FPI's properties and his review of the quality and types of properties contained in FPI's portfolio. Mr. Cowan advised the AFCO Board that he had not yet accepted the employment offer from FPI. At the meeting, representatives of Goodwin also provided a summary of the terms and conditions of the proposed merger agreement. Representatives of Goodwin again reviewed with the AFCO Board its duties to ensure no further questions in this regard. After further discussion, the AFCO Board instructed AFCO's management and advisors to proceed with finalizing definitive documentation for a transaction with FPI on the terms discussed at the meeting. The directors had the opportunity to ask questions at the September 9, 2016 meeting of the AFCO Board and such questions were answered.

        Also, on September 9, 2016, Goodwin provided Morrison & Foerster with a revised draft of the merger agreement. On September 9, 2016, the closing price of AFCO common stock was $6.04 per share.

        On September 10, 2016, the Merger Agreement was in final form, with all material terms agreed to, and representatives of Goodwin and Morrison & Foerster exchanged comments on, and revised drafts of, the AFCO disclosure schedule and the FPI disclosure schedule.

        Also on September 10, 2016, the AFCO Board held a special meeting, with AFCO's management and legal and financial advisors in attendance. AFCO's management updated the AFCO Board on discussions with FPI and the resolution of open points previously discussed with the AFCO Board, including that management was able to secure an additional board seat and a decreased termination fee. Citi and Raymond James separately reviewed their respective financial analyses and each rendered to the AFCO Board an oral opinion, confirmed by the delivery of a written opinion dated September 10, 2016, to the effect that (i) with respect to Citi's opinion, as of that date and based on and subject to various assumptions, factors, qualifications and limitations described in its written opinion, the Exchange Ratio provided for in the Company Merger was fair, from a financial point of view, to holders of AFCO common stock, and (ii) with respect to Raymond James' opinion, as of that date and based upon and subject the assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be received by holders of AFCO common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. For purposes of Raymond James' opinion, the term "Merger Consideration" means the implied value, derived from the September 9, 2016 closing price of FPI common stock, of the Exchange Ratio. The AFCO Board was also informed that neither Citi nor Raymond James had provided investment banking services to FPI within the prior two years. Representatives of Goodwin also summarized for the AFCO Board the final terms of the Merger Agreement and the material changes from the draft versions previously provided to the AFCO Board, including the resolution of the Exchange Ratio, decrease in termination fee and increase in number of directors, and that there had been no material updates on due diligence. Representatives of Goodwin walked the AFCO Board through the proposed corporate approvals for the transaction. The AFCO Board discussed the strategic rationale and Exchange Ratio for the transaction and determined that the implied price paid by FPI was attractive to the holders of AFCO common stock. After further discussion, and other discussions by the AFCO Board concerning, among other things, the matters described below under "—Recommendation of the AFCO Board and Its Reasons for the Mergers," the AFCO Board then (i) declared advisable and approved the Company

Merger on the terms set forth in the Merger Agreement, (ii) declared advisable and approved the Partnership Merger on the terms set forth in the Merger Agreement, and (iii) recommended the approval by AFCO stockholder of the Company Merger on the terms set forth in the Merger Agreement. The directors had the opportunity to ask questions at the September 10, 2016 meeting of the AFCO Board and such questions were answered.

        On September 11, 2016, a special meeting of the FPI Board was held. In attendance were all members of the FPI Board, members of the FPI management team, representatives of Baird and representatives of Morrison & Foerster. Prior to the meeting, the FPI Board was provided with the latest draft of the merger agreement, a summary of the terms of the merger agreement, a summary of materials related to the FPI Board's duties under Maryland law, a presentation from Baird regarding the financial aspects of the potential transaction and draft resolutions for approval at the meeting.

        Mr. Pittman provided introductory remarks related to the negotiations with AFCO since the prior FPI Board meeting and an overview of the business rationale, benefits and risks of the proposed transaction with AFCO. Next, Morrison & Foerster advised the members of the FPI Board with respect to their duties under Maryland law and provided the FPI Board with a detailed summary of the terms of the proposed merger agreement. The members of the FPI Board were given the opportunity to ask questions regarding the terms of the proposed merger agreement and such questions were answered by Morrison & Foerster.

        Representatives of Baird then reviewed with the FPI Board the analyses set forth in the presentation previously distributed to the FPI Board in connection with the proposed transaction with AFCO. Following its presentation, Baird rendered to the FPI Board its oral opinion (which was later confirmed by delivery of a written opinion dated September 11, 2016), to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in such opinion, the Exchange Ratio was fair, from a financial point of view, to FPI. FPI's management team and Baird also answered questions from the members of the FPI Board regarding the financial analyses with respect to the potential transaction with AFCO.

        Following further discussion regarding the transactions contemplated by the merger agreement, the FPI Board unanimously (i) determined and declared that the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement were advisable and in the best interests of FPI and its stockholders, (ii) authorized, approved and adopted the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, and (iii) subject to the satisfaction or waiver of conditions to complete the Mergers set forth in the Merger Agreement and the affirmative vote of a majority of the votes cast by FPI stockholders, approved the issuance of shares of FPI common stock in the Company Merger, the issuance of shares of FPI common stock issuable upon redemption of FPI OP Units issued in the Partnership Merger and the issuance of shares of FPI common stock in respect of fully vested and earned AFCO RSUs. Additionally, the FPI Board passed resolutions approving, among other things, an increase in the size of the FPI Board from six members to eight members and the election of Mr. Boardman and Mr. Gimbel to fill the vacancies resulting from such increase upon the closing of the Mergers.

        On the morning of September 12, 2016, AFCO and FPI executed and delivered the Merger Agreement and certain ancillary documents prior to the opening of the stock markets and issued a joint press release publicly announcing the Mergers and execution of the definitive Merger Agreement.

Recommendation of the FPI Board and Its Reasons for the Mergers

        In evaluating the Mergers, the FPI Board consulted with its legal and financial advisors and FPI's management and, after careful consideration, the FPI Board has unanimously (i) determined that the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of FPI and its subsidiaries, (ii) authorized, approved and adopted the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, and (iii) subject to the satisfaction or waiver of conditions to complete the Mergers set forth in the Merger Agreement and the affirmative vote of a majority of the votes cast by FPI stockholders, approved the issuance of shares of FPI common stock pursuant to the terms of the Merger Agreement, including the issuance of shares of FPI common stock in the Company Merger, the issuance of shares of FPI common stock issuable upon redemption of FPI OP Units issued in the Partnership Merger and the issuance of shares of FPI common stock in respect of fully vested and earned AFCO RSUs.

        THE FPI BOARD UNANIMOUSLY RECOMMENDS THAT FPI STOCKHOLDERS VOTE FOR THE FPI STOCK ISSUANCE PROPOSAL AND FOR THE PROPOSAL TO APPROVE ONE OR MORE ADJOURNMENTS OF THE FPI SPECIAL MEETING TO ANOTHER DATE, TIME OR PLACE, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE APPROVAL OF THE FPI STOCK ISSUANCE PROPOSAL.

        In deciding to declare advisable and authorize, approve and adopt the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, including the issuance of shares of FPI common stock in the Company Merger, the issuance of FPI OP Units in the Partnership Merger and the issuance of shares of FPI common stock in respect of fully vested and earned AFCO RSUs, and to recommend that FPI stockholders vote to approve FPI Stock Issuance Proposal, the FPI Board considered various factors that it viewed as supporting its decision, including the following material factors described below:

  •
  Strategic Benefits.  The FPI Board expects that the Mergers will provide a number of significant potential strategic opportunities and benefits including the following:

  •
  the combination of FPI and AFCO will create the largest public farmland REIT in the United States, with approximately 132,000 acres across 16 states, which is expected to provide an enhanced platform to pursue accretive acquisitions and transformational opportunities;

  •
  the combination of FPI and AFCO is expected to result in improved operating statistics and portfolio diversity, including both increased geographic and crop diversity, with approximately 75% of the portfolio (by value) to be comprised of row crop farmland and 25% of the portfolio to be comprised of specialty and permanent crops;

  •
  with the addition of AFCO's assets, FPI's presence will be expanded to new regions, including California, and will be enhanced in regions in which it already operates;

  •
  as the market capitalization of the Combined Company will be approximately $400 million on a fully diluted basis, the Combined Company is expected to benefit from greater access to capital and the stockholders of the Combined Company are expected to benefit from enhanced liquidity;

  •
  the Combined Company is expected to have meaningful revenue and cost synergy potential and significant savings in general and administrative expenses;

  •
  the transaction is expected to be accretive to FPI's AFFO per share starting in 2017 as the synergies of the transaction are fully realized;

  •
  as a result of its larger size, stronger balance sheet and greater access to multiple forms of capital, the Combined Company is expected to benefit from a lower cost of capital over the long term than FPI on a stand-alone basis;

    •
    the benefits of greater operating efficiencies and lower cost of capital, if realized, will allow the Combined Company to compete more effectively for acquisition and development opportunities, while improving the financial impact of those transactions; and

    •
    the expectation that the Combined Company will have enhanced dividend safety and growth potential.

  •
  Efficiency of a Portfolio Acquisition.  The FPI Board considered the opportunity to acquire in a single transaction a portfolio of high-quality farms that could not be easily replicated through acquisitions of individual assets.

  •
  Exchange Ratio Not Dependent on Market Conditions.  The FPI Board also considered that the Exchange Ratio will not fluctuate as a result of changes in the market prices of shares of FPI common stock or AFCO common stock, which provides certainty as to the respective pro forma percentage ownership interests in the Combined Company.

  •
  Opinion of Financial Advisor.  The FPI Board considered the financial analyses it reviewed and discussed with representatives of Baird on September 11, 2016 and the oral opinion of Baird rendered to the FPI Board on September 11, 2016, subsequently confirmed by delivery of a written opinion dated September 11, 2016, to the effect that, as of the date of such written opinion and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in such written opinion, the Exchange Ratio was fair, from a financial point of view, to FPI, as more fully described below in the section "—Opinion of FPI's Financial Advisor" beginning on page 80.

  •
  Familiarity with Businesses.  The FPI Board considered its knowledge of the business, operations, financial condition, earnings and prospects of FPI and AFCO, taking into account the results of FPI's due diligence review of AFCO, as well as its knowledge of the current and prospective environment in which FPI and AFCO operate, including economic and market conditions.

  •
  Superior Proposal.  The FPI Board considered that, under certain circumstances, the Merger Agreement permits FPI, prior to the time that the FPI stockholders approve the FPI Stock Issuance Proposal, to consider and respond to an unsolicited bona fide alternative proposal or engage in discussions or negotiations with a third party making such a proposal if the FPI Board determines in good faith (after consultation with its outside counsel and financial advisor) that such alternative proposal constitutes a Superior Proposal and the FPI Board determines in good faith (after consultation with outside counsel) that the failure to take such action would be inconsistent with the directors' duties under applicable law.

  •
  Governance.  The FPI Board considered that the following governance arrangements would enable continuity of management and an effective and timely integration of the two companies' operations:

  •
  six of the eight members of the board of directors of the Combined Company would be the current members of the FPI Board;

  •
  the senior executives of FPI would continue to serve as senior executives of the Combined Company; and

  •
  Robert L. Cowan is expected to join the Combined Company as its President following the effective time of the Company Merger.

  •
  High Likelihood of Consummation.  The FPI Board considered the commitment on the part of both parties to complete the Mergers as reflected in their respective obligations under the terms of the Merger Agreement, and the likelihood that the stockholder approvals needed to complete the Mergers would be obtained in a timely manner.

        The FPI Board also considered a variety of risks and other potentially negative factors concerning the Merger Agreement, the Company Merger and the other transactions contemplated by the Merger Agreement. These factors included:

  •
  the potential risk that the fixed Exchange Ratio under the Merger Agreement could result in FPI delivering greater value to AFCO stockholders than had been anticipated by FPI;

  •
  the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Mergers;

  •
  the risk that, notwithstanding the likelihood of the Mergers being completed, the Mergers may not be completed, or that completion may be unduly delayed, including the effect of the pendency of the Mergers and the effect such failure to be completed may have on the trading price of FPI common stock and FPI's operating results, particularly in light of the costs incurred in connection with the transaction;

  •
  the risk that the anticipated strategic and financial benefits of the Mergers may not be fully realized or not realized at all;

  •
  the risk of other potential difficulties in integrating the two companies and their respective operations;

  •
  the substantial costs to be incurred in connection with the transaction, including the transaction expenses arising from the Mergers and the costs of integrating the businesses of FPI and AFCO;

  •
  the fact that the ownership percentage of holders of FPI common stock in the Combined Company will be diluted by the Merger;

  •
  the restrictions on the conduct of FPI's business prior to the completion of the Mergers, which could delay or prevent FPI from undertaking business opportunities that may arise or certain other specified actions it would otherwise take with respect to the operations of FPI absent the pending completion of the Mergers;

  •
  FPI may be required to pay a reverse termination fee of $6,000,000 and/or reimburse up to $1,000,000 of expenses incurred by AFCO if the Merger Agreement is terminated under certain circumstances;

  •
  the terms of the Merger Agreement placing limitations on the ability of FPI to initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal or offer by or with a third party with respect to an alternative acquisition proposal and to furnish non-public information to, or engage in discussions or negotiations with, a third party interested in pursuing an alternative business combination transaction; and

  •
  other matters described under the section "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements."

        This discussion of the foregoing information and material factors considered by the FPI Board in reaching its conclusion and recommendations is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the FPI Board in evaluating the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, including the issuance of shares of FPI common stock in the Company Merger, the issuance of FPI OP Units in the Partnership Merger and the issuance of shares of FPI common stock in respect of fully vested and earned AFCO RSUs, and the complexity of these matters, the FPI Board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the FPI Board may have given different weight to different factors. The FPI Board did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall review of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Company Merger and the other transactions contemplated by the Merger Agreement, including the issuance of shares of FPI common stock in the Company Merger, the issuance of FPI OP Units in the Partnership Merger and the issuance of shares of FPI common stock in respect of fully vested and earned AFCO RSUs.

        This explanation of the reasoning of the FPI Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled "Cautionary Statement Concerning Forward-Looking Statements."

Recommendation of the AFCO Board and Its Reasons for the Mergers

        After careful consideration, at a meeting on September 10, 2016, all members of the AFCO Board in attendance at the AFCO Board Meeting unanimously (i) declared advisable and approved the Mergers pursuant to the terms of the Merger Agreement and (ii) recommended the approval by AFCO stockholders of the AFCO Merger Proposal. The AFCO Board recommends that AFCO stockholders vote FOR the AFCO Merger Proposal, and FOR the proposal to approve one or more adjournments of the AFCO special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the approval of the AFCO Merger Proposal.

        In evaluating the Mergers and the transactions contemplated by the Merger Agreement, the AFCO Board consulted with AFCO's management and legal and financial advisors. In deciding to declare advisable and approve the Mergers pursuant to the terms set forth in the Merger Agreement and the transactions contemplated by the Merger Agreement, and to recommend that AFCO stockholders vote to approve the Company Merger on substantially the terms set forth in the Merger Agreement, the AFCO Board considered various factors that it viewed as supporting its decision, including the material factors described below.

  •
  Potential Strategic Benefits. Discussions with AFCO's management regarding AFCO's business, financial condition, results of operations, business strategy, strategic alternatives and prospects, as well as the risks involved in achieving its objectives, the nature of AFCO's business, and farming industry, economic and market conditions, both on a historical and on a prospective basis, which led the AFCO Board to conclude that the Company Merger was the most favorable option available to AFCO stockholders after conducting a strategic alternatives review process, including as compared to the only other final non-binding proposal received in such process from Company F, pursuing a liquidation of AFCO's assets or continuing as a standalone company. Further, as a result of the above-mentioned process and discussion, the AFCO Board concluded that the Company Merger will provide a number of significant potential strategic opportunities and benefits to AFCO stockholders, including the following:

  •
  Substantial premium to the then-current, and historical, trading price of AFCO common stock and substantial narrowing of the gap between AFCO's trading price and its NAV;

  •
  allows AFCO stockholders to continue their investment in a company that shares the core vision of AFCO to establish the preeminent, high-quality, diversified, institutional farmland REIT;

  •
  the transaction is expected to be accretive to AFCO's and FPI's respective estimated AFFO per share in 2017 as the potential synergies expected by FPI's management to result from the transaction are realized;

  •
  the transaction will result in the largest public U.S. farmland REIT, which is expected to provide an enhanced farmland platform for the Combined Company to pursue accretive acquisitions and transformational opportunities;

    •
    the Combined Company is expected to benefit from improved operating statistics and significant portfolio diversification across crop types and farming regions that will allow AFCO stockholders to participate in a stronger combined company with the agronomic profile needed to attract and retain leading farmer partners;

    •
    the Combined Company is expected to have meaningful revenue potential, including expected additional revenue to be derived from AFCO's development farms as they reach commercial productivity over the next three years;

    •
    the expectation that the Combined Company will have a larger, more diversified asset base supporting its dividend;

    •
    as the market capitalization of the Combined Company will be approximately $400 million on a fully diluted basis, the Combined Company is expected to benefit from greater access to capital at a lower cost and the stockholders of the Combined Company are expected to benefit from enhanced liquidity;

    •
    the Combined Company is expected to have meaningful potential operational and general and administrative cost synergies (based primarily from the consolidation of AFCO's operations into FPI existing Denver-based headquarters, which will include the elimination of redundant general and administrative expenses) that has the potential to lead to higher margins; and

    •
    the benefits of greater potential operating efficiencies and lower cost of capital, if realized, will allow the Combined Company to compete more effectively for acquisition and development opportunities, while improving the financial impact of those transactions

  •
  Familiarity with FPI's Business, Operating Results, Financial Condition and Management.  The AFCO Board considered information with respect to the business, operating results and financial condition of FPI, on both a historical and prospective basis, the quality, breadth and experience of FPI's management team, the quality of FPI's properties, and the similarities in business strategies and complementary farmland portfolios of the two companies. The AFCO Board also considered its knowledge of the current and prospective environment in which the two companies operate, including crop types, farming region, economic and market conditions, taking into account the results of AFCO's due diligence review of FPI.

  •
  Continued Operation as a Standalone Company.  The AFCO Board evaluated, as an alternative to the Company Merger, the potential rewards and risks associated with the continued execution of AFCO's strategic plan as an independent company. The AFCO Board also considered the challenges of continuing to operate independently, current market and industry trends, and the risks affecting AFCO's ability to execute on its strategic plan given (i) the discount at which its historical market price since AFCO's initial public offering has traded as compared to its NAV, (ii) its constrained size and market capitalization as a public company and (iii) its limited liquidity and capital resources.

  •
  Potential Liquidation Value.  The AFCO Board considered, with the assistance of AFCO's management and financial advisors, as an alternative to the Mergers, the potential rewards and risks associated with liquidating the assets of AFCO in a series of transactions and dissolving the company within an assumed 18-month period, assuming sales at appraised values less operational and transaction costs, which was believed to likely result in lower per share values for AFCO stockholders.

  •
  Merger Consideration.  The AFCO Board evaluated the value of the Merger Consideration implied by the Exchange Ratio based on the then-current trading price and historical trading prices of FPI common stock, as well as various factors bearing on the quality and potential long-term value of FPI common stock to be received as consideration, including the greater liquidity of the Combined Company. The AFCO Board noted that, based on the closing prices of FPI common stock on the NYSE of $11.10 per share on September 9, 2016, which was the last trading day before the meeting of the AFCO Board at which the AFCO Board approved the Merger Agreement, the value of the Merger Consideration implied by the Exchange Ratio of approximately $8.23 per share represented a 36% implied premium to the closing price of AFCO common stock on September 9, 2016. The AFCO Board also took into account that the Exchange Ratio, which will not fluctuate as a result of changes in the market prices of AFCO common stock or FPI common stock, provides certainty as to the respective pro forma percentage ownership of the Combined Company and that a decrease in the market price of AFCO common stock before the closing of the Company Merger would not provide FPI with a right to terminate the Merger Agreement.

  •
  Dividend Rate.  The AFCO Board considered that, based on the current dividend rates of AFCO and FPI, AFCO stockholders will realize an approximately 51% increase in the dividend rate immediately after the closing, assuming no change in FPI's current dividend rate.

  •
  Ownership in the Combined Company and Opportunity to Remain Invested in U.S. Farmland.  The AFCO Board considered that, as of the closing of the Company Merger, AFCO stockholders will own approximately [    •    ]% of the Combined Company on a fully-diluted basis and, as a result, the combination will allow AFCO stockholders an opportunity to participate in the future growth and value creation of the Combined Company and any potential appreciation of shares of FPI common stock, and to share pro rata in the benefits of the potential synergies. Additionally, the AFCO Board viewed the transaction as a meaningful opportunity for AFCO stockholders to join a farmland platform that preserves AFCO's business objectives through a well-diversified and high-quality portfolio of U.S. farmland assets.

  •
  Opinions of AFCO's Financial Advisors.  The AFCO Board considered the separate opinions of Citi and Raymond James, each dated September 10, 2016, to the AFCO Board as to the fairness, from a financial point of view and as of the date of such opinion, to holders of AFCO common stock of (i) in the case of Citi, the Exchange Ratio provided for pursuant to the Merger Agreement and (ii) in the case of Raymond James, the Merger Consideration to be received by such holders pursuant to the Merger Agreement, which opinions were based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as more fully described below under the captions "Opinions of AFCO's Financial Advisors—Opinion of Citigroup Global Markets Inc." and "Opinions of AFCO's Financial Advisors—Opinion of Raymond James & Associates, Inc."

  •
  Tax-Free Transaction.  The AFCO Board considered the expectation that, for AFCO stockholders that are U.S. holders, the Company Merger will generally qualify as a tax-free transaction for U.S. federal income tax purposes.

  •
  Directorships.  The AFCO Board considered that the board of directors of the Combined Company will consist of eight directors, including the continuing directorship of D. Dixon Boardman, AFCO's current chairman and Thomas S.T. Gimbel, AFCO's current Chief Executive Officer and a director, who were designated by AFCO from the existing AFCO Board.

  •
  Negotiations with FPI.  The AFCO Board considered the course of negotiations with FPI, which were conducted at arm's length and during which the AFCO Board consulted with AFCO's management and legal and financial advisors.

  •
  High Likelihood of Consummation.  The AFCO Board considered the commitment on the part of both parties to complete the Mergers as reflected in their respective obligations under the terms of the Merger Agreement, and the likelihood that the stockholder approvals needed to complete the Company Merger would be obtained in a timely manner.

  •
  Terms and Conditions of the Merger Agreement.  The AFCO Board considered the terms and conditions of the Merger Agreement, including:

  •
  AFCO's ability, under certain circumstances, prior to the time that AFCO stockholders approve the Company Merger, to negotiate with a third party after receiving an unsolicited bona fide written acquisition proposal if, among other requirements, the AFCO Board concludes in good faith that (i) failure to do so would be inconsistent with AFCO Board's duties, (ii) the unsolicited acquisition proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and (iii) a confidentiality agreement is executed by such third party;

  •
  AFCO's ability, under certain circumstances, to terminate the Merger Agreement in order to enter into an agreement providing for a Superior Proposal, provided that substantially concurrently with the termination of the Merger Agreement, AFCO pays to FPI a $6,000,000 termination fee, which the AFCO Board concluded was reasonable in the context of termination fees payable in comparable transactions and in light of the overall structure of the transaction and terms of the Merger Agreement, including the Merger Consideration, and which the AFCO Board, in consultation with its legal and financial advisors, believed provided an adequate opportunity for alternative acquisition proposals to be made, associated due diligence to be conducted and definitive documentation to be negotiated, and for the AFCO Board to consider such alternative acquisition proposals and agreements, if any;

  •
  the ability of the AFCO Board, under certain circumstances not involving a Superior Proposal, to change its recommendation that AFCO stockholders vote in favor of approval of the Company Merger and the Merger Agreement, subject in certain circumstances to the payment to FPI of a $6,000,000 termination fee;

  •
  the fact that the Merger Agreement permits AFCO to continue to pay its regular quarterly cash dividend, in an amount not to exceed the current dividend of $0.0625 per share of AFCO common stock per quarter, as well as distributions of $0.0625 per unit in respect of the limited partnership units in AFCO OP;

  •
  the fact that the Merger Agreement would provide AFCO with sufficient operating flexibility between the signing of the Merger Agreement and the completion of the Mergers for AFCO to conduct its business in the ordinary course of business consistent with past practice, and that specific parameters were negotiated relating to FPI ability to issue equity and acquire farmland between the signing of the Merger Agreement and the completion of the Mergers;

  •
  the fact that the Merger Agreement would provide for certain constraints on certain of FPI's business activities, including entering into a new line of business or making certain other material acquisitions or equity issuances that do not meet defined criteria without AFCO's written consent; and

  •
  the fact that consent, approval or refinancing of AFCO's existing indebtedness or FPI's existing indebtedness is not a condition to completion of the Company Merger.

  •
  Possible Alternative Transactions.  The AFCO Board also considered, with the assistance of AFCO's management and legal and financial advisors, in addition to a possible liquidation of AFCO's properties previously discussed, alternatives to the Company Merger, including the potential outcome if AFCO were to continue independent operations, or to accept the final non-binding bid provided by Company F pursuant to AFCO's strategic review process. The

    AFCO Board's consideration of potential alternatives to the Mergers was informed by, among other matters, (a) its members' substantial knowledge regarding the farmland industry, including relationships with farmland participants, and sources of capital as a result of their background and experience as directors of AFCO and in other capacities, (b) its review and discussion, with the assistance of AFCO's management and financial advisors, of the financial, strategic and other potential benefits and disadvantages associated with potential alternatives, and (c) its familiarity with the various indications of interest and preliminary discussions involving potential transaction partners communicated throughout AFCO's strategic review process, as more particularly described in this joint proxy statement/prospectus under "The Mergers—Background of the Mergers." The AFCO Board concluded that the Mergers, as compared to potential alternative transactions, would be in the best interests of AFCO stockholders in light of the expected long term strategic and financial benefits associated with the combination of AFCO and FPI as compared to other potential alternatives, the ability of AFCO stockholders to continue to potentially benefit from the prospects of the Combined Company, the overall terms of the Mergers (including the Exchange Ratio, board representation and termination fee) and the timing, likelihood and risks of completing alternative transactions, including the challenges and industry and market risks associated with AFCO's business and prospects on a standalone basis.

        The AFCO Board also considered a variety of risks and other potentially negative factors concerning the Merger Agreement, the Company Merger and the other transactions contemplated by the Merger Agreement, including the following material factors:

  •
  that, following completion of the Company Merger, AFCO would no longer exist as an independent public company and AFCO stockholders would be able to participate in any future earnings growth of AFCO solely through their ownership of FPI common stock;

  •
  the fact that the Exchange Ratio is fixed, which means that AFCO stockholders could be adversely affected by a decrease in the trading price of FPI common stock during the pendency of the transaction;

  •
  the fact that FPI, within specific parameters, will be allowed to issue stock and acquire farmland properties between the signing of the Merger Agreement and the closing of the Mergers, which may adversely impact the trading price of FPI common stock during the pendency of the transaction;

  •
  the risk that, notwithstanding the likelihood of the Company Merger being completed, the Company Merger may not be completed, including the effect of the pendency of the Company Merger and the effect such failure to be completed may have on:

  •
  the trading price of shares of AFCO common stock;

  •
  AFCO's operating results, particularly in light of the costs incurred in connection with the transaction; and

  •
  AFCO's ability to attract and retain key personnel and farmer tenants;

  •
  that, under the terms of the Merger Agreement, AFCO must pay FPI a $6,000,000 termination fee, and/or reimburse certain expenses incurred by FPI in connection with the Company Merger (up to $1,000,000) if the Merger Agreement is terminated under certain circumstances, which may deter other parties from proposing an alternative transaction that may be more advantageous to AFCO stockholders;

  •
  the risk that, although the terms of the Merger Agreement would permit AFCO, until approval of the Company Merger by its stockholders, to furnish non-public information to, or engage in discussions or negotiations with, third parties making unsolicited acquisition proposals that the

    AFCO Board determines are reasonably likely to lead to a Superior Proposal and to terminate the Merger Agreement to accept a Superior Proposal, subject to payment to FPI of a $6,000,000 termination fee, other potential bidders may choose not to make an alternative transaction proposal;

  •
  that the terms of the Merger Agreement place limitations on the ability of AFCO to solicit, initiate or knowingly encourage or knowingly facilitate, any inquiries, proposals or offers, or the making of any proposal, inquiry or offer by or with a third party with respect to an alternative acquisition proposal, or to engage in discussions or negotiations with, a third party interested in pursuing an alternative business combination transaction;

  •
  the risk that FPI may receive a Superior Proposal and terminate the Merger Agreement upon payment of a $6,000,000 termination fee to AFCO in accordance with the terms of the Merger Agreement;

  •
  that AFCO stockholders will not be entitled to exercise appraisal or dissenters' rights in connection with the transaction;

  •
  that, if the Mergers are not consummated, AFCO's management will have expended extensive time and effort to attempt to complete the transaction and will have experienced significant distractions from operational matters and other strategic opportunities during the pendency of the transaction;

  •
  the possibility that the Mergers may not be consummated, or that consummation may be unduly delayed, for reasons beyond the control of AFCO or FPI, including because AFCO stockholders and/or FPI stockholders may not approve the AFCO Merger Proposal and/or the FPI Stock Issuance Proposal, as applicable;

  •
  the risk that the anticipated strategic and financial benefits of the Mergers may not be fully realized or not realized at all;

  •
  the restrictions on the conduct of AFCO's business prior to the consummation of the Mergers, which could delay or prevent AFCO from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of AFCO absent the pendency of the transaction;

  •
  that certain of AFCO's directors and executive officers have certain interests in the Mergers that might be different from the interests of AFCO stockholders generally as described under the section entitled "—Interests of AFCO Directors and Executive Officers in the Mergers;"

  •
  the substantial costs to be incurred in connection with the transactions, including the transaction expenses arising from the Mergers and the costs of integrating the businesses of AFCO and FPI; and

  •
  other matters described under the "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements" sections of this joint proxy statement/prospectus.

        This discussion of the information and factors considered by the AFCO Board in reaching its conclusion and recommendations is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the AFCO Board in evaluating the Merger Agreement and the transactions contemplated by it, including the Company Merger, and the complexity of these matters, the AFCO Board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the AFCO Board may have given different weight to different factors. The AFCO Board did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall review of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement.

        THE AFCO BOARD RECOMMENDS THAT AFCO STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE AFCO MERGER PROPOSAL AND FOR THE PROPOSAL TO APPROVE ONE OF MORE ADJOURNMENTS OF THE AFCO SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, INCLUDING ADJOURNMENTS TO PERMIT FURTHER SOLICITATION OF PROXIES IN FAVOR OF THE APPROVAL OF THE AFCO MERGER PROPOSAL.

        The explanation of the reasoning of the AFCO Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled "Cautionary Statement Concerning Forward-Looking Statements."

Opinion of FPI's Financial Advisor

        FPI retained Baird as its financial advisor in connection with the Mergers. At the meeting of the FPI Board on September 11, 2016, Baird rendered its oral opinion to the FPI Board that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the Exchange Ratio was fair, from a financial point of view, to FPI. Baird confirmed its September 11, 2016 oral opinion by subsequently delivering its written opinion to the FPI Board dated September 11, 2016, that, as of such date, the Exchange Ratio was fair, from a financial point of view, to FPI. No limitations were imposed by the FPI Board upon Baird with respect to the investigations made or procedures followed by it in rendering its opinion.

        The full text of the written opinion of Baird, dated September 11, 2016, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this document and is incorporated herein by reference. FPI stockholders are urged to read the opinion in its entirety. Baird's written opinion is addressed to the FPI Board, is directed only to the Exchange Ratio and does not constitute a recommendation to any FPI stockholder as to how such stockholder should vote with respect to the FPI Stock Issuance Proposal. The summary of the opinion of Baird set forth in this document is qualified in its entirety by reference to the full text of such opinion.

        In arriving at its opinion, Baird, among other things:

  •
  reviewed certain internal information, primarily financial in nature, including (A) financial forecasts concerning the capitalization, business and operations of FPI and AFCO, individually and together, pro forma for the Mergers, which are referred to in this section as "projections," in each case as prepared by the management of each of FPI and AFCO, as applicable, and furnished to Baird; (B) estimated strategic, operating and cost benefits and/or synergies associated with the Mergers prepared and furnished by FPI's management to Baird, which are referred to in this section as the "expected synergies"; and (C) financial statements of FPI and of AFCO for the fiscal years ended December 31, 2014 and 2015 and interim financial statements of FPI and of AFCO for the six-month period ended June 30, 2016, which the management of each of FPI and AFCO, as applicable, prepared and identified as being the most current financial statements available;

  •
  reviewed certain publicly available information including, but not limited to, FPI's and AFCO's recent filings with the SEC and equity analyst research reports, including published research analyst consensus earnings estimates for FPI and for AFCO for the year ending December 31, 2016 and projections for the year ending December 31, 2017;

  •
  reviewed the principal financial terms of a draft, dated September 11, 2016, of the Merger Agreement as they related to Baird's analysis;

  •
  reviewed property-level appraisal reports of AFCO properties provided by AFCO's management and reviewed by FPI;

  •
  compared the financial position and operating results of FPI and of AFCO with those of certain other publicly traded companies Baird deemed relevant;

  •
  compared the historical market prices, trading activity and market trading multiples of FPI common stock and of AFCO common stock with those of certain other publicly traded companies Baird deemed relevant;

  •
  compared the Exchange Ratio with the reported values of certain other transactions Baird deemed relevant;

  •
  reviewed certain potential pro forma financial effects of the Mergers resulting from the expected synergies prepared and furnished by FPI's management to Baird;

  •
  reviewed projected financial statements of AFCO as prepared by AFCO's management and projected financial statements of FPI as prepared by FPI's management; and

  •
  considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Baird deemed relevant for the preparation of its opinion.

        Baird also held discussions with members of FPI's management and AFCO's management concerning FPI's and AFCO's historical and current financial condition and operating results, as well as the future prospects of FPI and AFCO, respectively.

        In arriving at its opinion, Baird assumed and relied upon, without independent verification and with the consent of the FPI Board, the accuracy and completeness of all of the financial and other information that was publicly available or was provided to Baird by or on behalf of FPI and AFCO. Baird did not independently verify any information supplied to it by FPI or AFCO. Baird did not undertake or obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise, known or unknown) or solvency of FPI or AFCO and did not make a physical inspection of the properties of FPI or AFCO. Baird did not consider any Merger-related expenses or potential adjustments to the Exchange Ratio as part of its analysis. In relying on the financial analyses and projections and the expected synergies prepared by FPI's management and AFCO's management, Baird assumed that such financial analyses and projections and the expected synergies were reasonably prepared based on the best available estimates and good faith judgments of the senior management of each of FPI and AFCO as to the future performance of FPI and AFCO. Baird expressed no view as to such analyses or the projections and the expected synergies prepared and furnished by FPI's management to Baird or the judgments, estimates, assumptions or basis on which they were based. Baird also assumed that the Company Merger and the other transactions contemplated by the Merger Agreement will qualify as a tax-free reorganization for U.S. federal income tax purposes, and will be consummated as described in the Merger Agreement without any amendment thereto and without waiver by any party to the Merger Agreement of any of the conditions to their respective obligations, and that the definitive Merger Agreement would not differ in any material respects from the draft thereof furnished to Baird. Baird also assumed that the representations and warranties made by FPI and AFCO in the Merger Agreement and the related agreements were and will be true and correct in all respects material to Baird's analysis. Baird further assumed and relied upon, without any independent verification, that: (i) all material assets and liabilities (contingent or otherwise, known or unknown) of FPI and of AFCO are as set forth in their respective financial statements provided to Baird, and there is no information or facts that would make any of the information reviewed by Baird incomplete or misleading; (ii) the financial statements of FPI and of AFCO provided to Baird present fairly the results of operations, cash flows and financial condition of FPI and of AFCO, respectively, for the periods, and as of the dates, indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied; and (iii) all material corporate, governmental, regulatory or other consents and approvals (contractual or otherwise) required to consummate the Mergers have been, or will be, obtained without the need for any material changes to the Exchange Ratio or other material items of the Mergers or that would otherwise materially affect AFCO or FPI or Baird's analysis. Baird is not a legal, regulatory or tax expert and has relied on the assessments made by advisors to FPI and AFCO with respect to such issues.

        The projections furnished to Baird for FPI and AFCO were prepared by FPI management and AFCO management, respectively. FPI does not publicly disclose internal management projections of the type provided to Baird in connection with Baird's analysis of the Mergers, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

        Baird's opinion necessarily is based on economic, monetary and market conditions as in effect on, and the information made available to Baird as of, the date of such opinion, and Baird noted that its opinion does not predict or take into account any changes which may occur, or information which may become available after September 11, 2016. Baird's opinion is limited to the fairness, from a financial point of view, to FPI of the Exchange Ratio, and Baird expressed no opinion as to the fairness of the Exchange Ratio to the holders of any class of securities, creditors or other constituencies of FPI, as to the merits of the underlying decision by FPI to engage in the Mergers or as to the relative merits of the Mergers as compared to alternative actions or business strategies. Furthermore, Baird expressed no opinion with respect to the fairness of the amount or nature of the compensation to any officers, directors, or employees of any party to the Mergers, or any class of such persons, relative to the Exchange Ratio. Baird expressed no opinion with respect to the terms, or impact on FPI or on the price or trading range of FPI common stock, of the financing obtained by FPI to effect the Mergers and/or the Exchange Ratio on FPI's financial condition, results of operation or cash flows, or on the prices or trading ranges of FPI's or AFCO's securities (including FPI common stock and AFCO common stock) at any future time, whether before or after the closing of the Mergers.

        In accordance with customary investment banking practice, Baird employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by Baird in connection with providing its opinion.

Selected Company Analysis

        Baird used publicly available financial information, ratios and market multiples relating to FPI and AFCO with equivalent data for companies that share similar business characteristics with FPI and AFCO to derive an implied equity value reference range. Baird analyzed certain trading multiples of selected other publicly traded net lease and timber REITs. None of the selected companies is identical to FPI or AFCO. Nevertheless, the selected companies were chosen because they are publicly traded REITs with operations that, for purposes of Baird's analysis, may be considered similar to those of FPI and AFCO based on, among other things, the nature of their assets and operations, their capitalization strategies, their relative market position, their management leadership qualities and the form and geographic location of their operations. However, certain of these companies may have characteristics that are materially different from those of FPI and AFCO. The analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect FPI or AFCO.

        The selected other REITs were as follows:

  •
  Agree Realty Corporation

  •
  CatchMark Timber Trust, Inc.

  •
  EPR Properties

  •
  Gladstone Land Corporation

  •
  Lexington Realty Trust

  •
  National Retail Properties, Inc.

  •
  One Liberty Properties, Inc.

  •
  Rayonier Inc.

  •
  Realty Income Corporation

  •
  Spirit Realty Capital, Inc.

  •
  STORE Capital Corporation

  •
  VEREIT, Inc.

        For purposes of this analysis, Baird analyzed certain statistics for each of these companies for comparison purposes, including the multiples of share price to consensus Wall Street research analysts (referred to in this section as Street consensus) estimated funds from operations, or FFO, for each of calendar years 2016 and 2017, and share price to Street consensus estimated adjusted funds from operations, or AFFO, for each of calendar years 2016 and 2017. The multiples for each of the comparable companies were calculated using their respective closing prices on September 9, 2016, and were based on the then-most recent publicly available information and Street consensus estimates of FFO and AFFO.

        The following table sets forth the results of this analysis:

	Price/FFO per Share Multiple		Price/AFFO per Share Multiple
	2016E	2017E	2016E	2017E
Agree Realty Corporation	18.6x	16.8x	18.7x	17.1x
CatchMark Timber Trust, Inc.	21.2x	18.8x	17.0x	16.3x
EPR Properties	16.1x	15.0x	17.0x	16.0x
Gladstone Land Corporation	21.1x	17.6x	21.5x	19.3x
Lexington Realty Trust	9.4x	10.1x	12.1x	12.4x
National Retail Properties, Inc.	20.7x	19.4x	20.2x	19.0x
One Liberty Properties, Inc.	12.9x	12.5x	12.6x	12.3x
Rayonier Inc.	N/A	N/A	N/A	N/A
Realty Income Corporation	22.5x	21.1x	22.4x	21.1x
Spirit Realty Capital, Inc.	14.8x	14.1x	14.8x	14.1x
STORE Capital Corporation	18.4x	16.6x	17.5x	16.2x
VEREIT, Inc.	12.9x	13.2x	12.9x	13.6x
High	22.5x	21.1x	22.4x	21.1x
Low	9.4x	10.1x	12.1x	12.3x

        Baird also calculated the same trading multiples for FPI and AFCO based on Street consensus estimate FFO and AFFO, as set forth in the following table:

	Price/FFO per Share Multiple		Price/AFFO per Share Multiple
	2016E	2017E	2016E	2017E
FPI	41.1x	27.1x	31.7x	28.8x
AFCO	134.2x	37.8x	40.3x	40.3x

        Baird derived the implied equity values per share of FPI and AFCO by multiplying each of the high and low multiples implied by the trading levels of the comparable companies for calendar year 2017 by each of the following: (i) the Street consensus estimates of FFO for FPI and AFCO; (ii) FPI's management and AFCO's management estimates of FFO for FPI and AFCO, respectively; and (iii) the Street consensus estimates of AFFO for FPI and AFCO.

        For each comparison, Baird compared the highest equity value per share of AFCO common stock to the lowest equity value per share of FPI common stock to derive the highest exchange ratio implied by each pair of estimates. Baird also compared the lowest equity value per share of AFCO common stock to the highest equity value per share of FPI common stock to derive the lowest exchange ratio implied by each pair of estimates.

        The implied exchange ratios resulting from this analysis, as compared to the Exchange Ratio of 0.7417x, were:

Projections Utilized	Range of implied exchange ratios
Street consensus of 2017E FFO	0.19x - 0.81x
Managements' 2017P FFO	0.21x - 0.89x
Street consensus of 2017E AFFO	0.23x - 0.67x
Average	0.21x - 0.79x

        In addition, Baird performed the calculations described above after adjusting the projections to account for the expected synergies prepared and furnished by FPI's management to Baird.

        The implied exchange ratios resulting from this analysis, as compared to the exchange ratio of 0.7417x, were:

Projections Utilized	Range of implied exchange ratios
Adjusted Street consensus of 2017E FFO	0.46x - 1.99x
Adjusted managements' 2017P FFO	0.41x - 1.76x
Adjusted Street consensus of 2017 AFFO	0.58x - 1.70x
Average	0.48x - 1.82x

        No company utilized in the comparable company analysis is identical to either FPI or AFCO. In evaluating the comparable companies, Baird made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of FPI or AFCO, such as the impact of competition on the businesses of FPI, AFCO or the industry generally, industry growth and the absence of any adverse material change in the financial condition of FPI, AFCO or the industry or in the real estate markets in general, which could affect the public trading value of the companies. Mathematical analysis (such as determining the mean, median, high or low) is not in itself a meaningful method of using comparable peer data.

Contribution Analysis

        Baird determined a range of implied exchange ratios based on an analysis of the relative financial contributions of FPI and AFCO to the Combined Company resulting from the Mergers. Baird analyzed the contribution of each of FPI and AFCO to the pro forma combined company with respect to equity value and estimated net operating income, or NOI, and estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar years 2017 through 2020, and with respect to equity value and estimated FFO for calendar year 2017, in each case based on financial projections for FPI prepared by FPI's management and financial projections for AFCO prepared by AFCO's management. Baird also analyzed the relative contributions based on the projected FFO as adjusted for the expected synergies prepared and furnished by FPI's management to Baird, or synergy-adjusted FFO. For purposes of the contribution analysis, Baird assumed that the contribution with respect to NOI, EBITDA, FFO and synergy-adjusted FFO reflected each company's contribution to the Combined Company's pro forma implied enterprise value. Baird derived the Combined Company's pro forma implied equity value by adjusting enterprise value for outstanding net debt and preferred equity (assuming no conversion) of FPI and of AFCO. Baird further assumed that the contributions with respect to NOI, EBITDA, FFO and synergy-adjusted FFO reflected each company's contribution to the Combined Company's pro forma implied equity value.

        The contribution analysis yielded a range of implied exchange ratios of 0.43x to 1.27x with respect to projected NOI, EBITDA, FFO and synergy-adjusted FFO for 2017, as compared to the Exchange Ratio of 0.7417x.

Net Asset Value Analysis

        Baird determined a range of exchange ratios based on net asset value, or NAV, per share of each of FPI and AFCO. Baird compared the Street consensus estimate of FPI's NAV per share as of September 9, 2016 to AFCO's NAV per share as determined by each of (i) AFCO's management as of December 31, 2015, which was publicly disclosed on August 15, 2016; (ii) the Street consensus estimate as of September 9, 2016; and (iii) the gross real estate value of AFCO based on individual property appraisals provided by AFCO as adjusted by FPI's management to include the appraised value of development property, cash and other assets, and working capital and after subtracting total debt.

        The NAV analysis yielded a range of implied exchange ratios of 0.73x to 0.83x with respect to NAV per share, as compared to the exchange ratio of 0.7417x.

Discounted Cash Flow Analysis

        Baird conducted a discounted cash flow, or DCF, analysis for the purpose of determining an implied equity value per share of each of FPI common stock and AFCO common stock. A DCF analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their "present value." The "unlevered free cash flows" refers to a calculation of the future cash flows of an asset without including in such calculation any debt servicing costs. "Present value" refers to the current value of one or more future cash payments from the asset, which is referred to as that asset's cash flows, and is obtained by discounting those future cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors.

        Baird calculated the present value of the unlevered free cash flows that each of FPI and AFCO is expected to generate during calendar years 2017 through 2020 using financial projections for FPI, which were prepared by FPI's management, and for AFCO, which were prepared by AFCO's management and reviewed by FPI's management. Baird selected discount rate ranges of 5.15% to 6.15% for FPI and 8.08% to 9.08% for AFCO based upon Baird's calculations of the weighted-average cost of capital of each of FPI and AFCO, respectively. In addition, Baird calculated the terminal values of each of FPI and AFCO at December 31, 2020 by dividing the financial projections of unlevered free cash flow for 2020 for each company by the applicable discount rate minus a terminal value growth rate of 2.4%. The unlevered free cash flows and range of terminal values for each company were then discounted to present values using the applicable discount rate and adjusted for net debt and preferred equity to derive the range of implied equity values per share for each of FPI and AFCO.

        Baird then calculated (1) the ratio of the highest implied equity value per share for AFCO to the lowest implied equity value per share for FPI, and (2) the ratio of the lowest implied equity value per share for AFCO to the highest implied equity value per share for FPI to derive implied exchange ratios.

        The DCF analysis yielded a range of implied exchange ratios of 0.19x to 1.19x, as compared to the Exchange Ratio of 0.7417x.

Selected Precedent Transactions Analysis

        Using publicly available information, Baird reviewed financial data for the selected transactions set forth in the table below. These transactions were selected by Baird based on its experience with mergers and acquisitions and because they involved publicly traded REITs with certain financial, operational or business characteristics that, in Baird's view, made them sufficiently comparable to FPI, AFCO and the Mergers or otherwise relevant for purposes of the comparison.

        For each of the transactions, Baird reviewed and analyzed, among other things, the equity purchase price per share paid relative to the Street consensus estimate of the target company's NAV per share.

Announcement Date	Target	Acquiror
February 2016	Rouse Properties Inc.	Brookfield Asset Management Inc.
December 2015	American Residential Properties, Inc.	American Homes 4 Rent
November 2015	Plum Creek Timber Co.	Weyerhaeuser Company
October 2015	Campus Crest Communities Inc.	Harrison Street RE Cap LLC
July 2015	Gramercy Property Trust Inc.	Chambers Street Properties
June 2015	SmartStop Self Storage	Extra Space Storage Inc.
May 2015	Trade Street Residential Inc.	Independence Realty Trust Inc.
April 2015	Associated Estates Realty	Brookfield Asset Management Inc.
April 2015	Excel Trust Inc.	Blackstone Group L.P.
October 2014	AmREIT Inc.	EDENS Inc.
September 2014	Glimcher Realty Trust	Washington Prime Group Inc.
May 2013	CapLease Inc.	American Realty Capital Properties
April 2013	MPG Office Trust Inc.	Brookfield Office Properties

        Of these transactions, the high and low percentage of equity purchase price per share paid relative to the Street consensus estimate of the target company's NAV per share were 137.8% and 68.7%, respectively. Baird applied these percentages to the Street consensus estimates of FPI's and AFCO's NAV per share as of September 9, 2016 to determine the high and low implied equity values per share.

        Baird then calculated (1) the ratio of the highest implied equity value per share for AFCO to the lowest implied equity value per share for FPI, and (2) the ratio of the lowest implied equity value per share for AFCO to the highest implied equity value per share for FPI to derive implied exchange ratios.

        The selected precedent transactions analysis yielded a range of implied exchange ratios of 0.37x to 1.47x, as compared to the Exchange Ratio of 0.7417x.

General

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Baird. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Baird believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and Baird's opinion. In arriving at its opinion, Baird did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, Baird considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon estimates or projections of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, estimates, projections and analyses used or made by Baird are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Baird's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

        As a part of its investment banking business, Baird and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Baird was selected to advise FPI with respect to the Mergers and deliver an opinion to the FPI Board with respect to the fairness of the exchange ratio, from a financial point of view, to FPI on the basis of such experience and its familiarity with FPI. For services rendered in connection with the Mergers, FPI has agreed to pay Baird customary compensation in respect thereof, in the amount of $500,000, which was payable upon delivery by Baird of its opinion. None of Baird's fee was contingent upon the consummation of the Mergers. In addition, FPI has agreed to reimburse Baird for its expenses incurred in connection with its services, including the reasonable fees and disbursements of counsel, and will indemnify Baird against certain liabilities, including liabilities arising under the federal securities laws. During the two years preceding the date of delivery of its opinion, Baird and its affiliates have had commercial or investment banking relationships with FPI for which Baird and its affiliates have received customary compensation. Such services during such period have included acting as acting as a joint book-running manager on FPI's initial public offering of FPI common stock in April 2014, acting as a joint book-running manager on FPI's offering of FPI common stock in July 2014, acting as a joint book-running manager on FPI's offering of FPI common stock in July 2015, and acting as a sales agent in FPI's "at-the-market" equity offering program established in September 2015. During the two years preceding the date of delivery of Baird's opinion, the aggregate fees received by Baird from FPI were approximately $327,000. During the two years preceding the date of delivery of its opinion, neither Baird nor its affiliates have had commercial or investment banking relationships with AFCO. In the ordinary course of their businesses, Baird and its affiliates may actively trade the debt and equity securities of FPI or AFCO for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Opinions of AFCO's Financial Advisors

Opinion of Citigroup Global Markets Inc.

        AFCO has engaged Citi to act as a financial advisor to AFCO in connection with the proposed Company Merger. In connection with this engagement, the AFCO Board requested that Citi evaluate the fairness, from a financial point of view, of the Exchange Ratio provided for pursuant to the Merger Agreement. On September 10, 2016, at a meeting of the AFCO Board held to evaluate the Company Merger, Citi rendered an oral opinion, confirmed by delivery of a written opinion dated September 10, 2016, to the AFCO Board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications described in its opinion, the Exchange Ratio provided for pursuant to the Merger Agreement was fair, from a financial point of view, to holders of AFCO common stock.

        The full text of Citi's written opinion, dated September 10, 2016, to the AFCO Board, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The description of Citi's opinion set forth below is qualified in its entirety by reference to the full text of Citi's opinion. Citi's opinion was provided for the information of the AFCO Board (in its capacity as such) in connection with its evaluation of the Exchange Ratio from a financial point of view and did not address any other terms, aspects or implications of the Company Merger or the Partnership Merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of AFCO to effect or enter into the Company Merger or the Partnership Merger, the relative merits of the Company Merger or the Partnership Merger as compared to any alternative business strategies that might exist for AFCO or the effect of any other transaction in which AFCO might engage or consider. Citi's opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the proposed Company Merger, the Partnership Merger or otherwise.

        In arriving at its opinion, Citi:

  •
  reviewed a draft, dated September 9, 2016, of the Merger Agreement;

  •
  held discussions with certain senior officers, directors and other representatives and advisors of AFCO and certain senior officers and other representatives and advisors of FPI concerning the businesses, operations and prospects of AFCO and FPI;

  •
  reviewed certain publicly available and other business and financial information relating to AFCO and FPI provided to or discussed with Citi by the respective managements of AFCO and FPI, including certain property-level information relating to AFCO prepared on behalf of AFCO as well as certain financial forecasts and other information and data relating to AFCO and FPI prepared by or on behalf of the management of AFCO and by the management of FPI, respectively, and certain information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of AFCO and FPI to result from the Mergers;

  •
  reviewed the financial terms of the Company Merger as set forth in the Merger Agreement in relation to, among other things, current and historical market prices of AFCO common stock and FPI common stock, historical and projected earnings and other operating data of AFCO and FPI, and the capitalization and financial condition of AFCO and FPI;

  •
  analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of AFCO and FPI;

  •
  evaluated certain potential pro forma financial effects of the Company Merger on AFCO and FPI utilizing the financial forecasts and other information and data relating to AFCO and FPI and the potential strategic implications and operational benefits referred to above; and

  •
  conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

        In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements and other representatives and advisors of AFCO and FPI that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to financial forecasts and other information and data that Citi was directed to utilize in its analyses, Citi was advised by the respective managements of AFCO and FPI, and Citi assumed, with the AFCO Board's consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of, and third-party preparer on behalf of, AFCO and the management of FPI, as applicable, as to the future financial performance of AFCO and FPI, the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of AFCO and FPI to result from, and other potential pro forma financial effects of, the Mergers and the other matters covered thereby. Citi also assumed, with AFCO Board's consent, that the financial results (including with respect to the potential strategic implications and operational benefits anticipated to result from the Mergers) reflected in the financial forecasts and other information and data utilized in Citi's analyses would be realized in the amounts and at the times projected.

        Citi relied, at the AFCO Board's direction, upon the assessments of the respective managements of AFCO and FPI as to, among other things, (i) the Partnership Merger, including with respect to the timing thereof and financial and other terms involved, (ii) the potential impact on AFCO and FPI of certain market, seasonal, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the real estate and agricultural industries, including real estate values, crop yields (whether resulting from weather-related conditions or otherwise) and commodity pricing and supply and demand for agricultural products, which are subject to significant volatility and which, if different than as assumed, could have a material impact on Citi's analyses or opinion, (iii) the operations, financial condition and liquidity position of tenants of AFCO and FPI and existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key tenants, advisors, employees and other commercial relationships of AFCO and FPI and (iv) the ability to integrate the businesses of AFCO and FPI. Citi assumed, with the AFCO Board's consent, that there would be no developments with respect to any such matters that would have an adverse effect on AFCO, FPI, the Company Merger or the Partnership Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any material respect to Citi's analyses or opinion.

        Citi did not make and, except for certain property-level information relating to AFCO prepared on behalf of AFCO, was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of AFCO, FPI or any entity and Citi did not make any physical inspection of the properties or assets of AFCO, FPI or any entity. Citi did not make any analysis of, nor did Citi express any view or opinion as to leases or the adequacy or sufficiency of allowances for credit losses with respect to leases or any other matters and Citi was advised by the management of AFCO, and therefore assumed, with the AFCO Board's consent, that any such allowances for credit losses with respect to leases or other matters were, and on a pro forma basis would be, in the aggregate appropriate to cover such losses. Citi also assumed, with the AFCO Board's consent, that the Mergers would be consummated in accordance with their respective terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Mergers, no delay, limitation, restriction or condition, including any divestiture requirements, amendments or modifications, would be imposed or occur that would have an adverse effect on AFCO, FPI, the Company Merger or the Partnership Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Citi's analyses or opinion. Citi further assumed, with the AFCO Board's consent, that the Mergers would qualify for the intended tax treatment contemplated by the Merger Agreement. Representatives of AFCO advised Citi, and Citi assumed, that the final terms of the Merger Agreement would not vary materially from those set forth in the drafts Citi reviewed. Citi also was advised by AFCO and FPI, and assumed, at the AFCO Board's direction, that each of AFCO and FPI has operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since its election to be taxed as a REIT and that the Company Merger or the Partnership Merger would not adversely affect such REIT status or operations of the pro forma combined entity resulting from the Mergers. Citi's opinion, as set forth in its written opinion, related to the relative values of AFCO and FPI. Citi did not express any view or opinion as to the actual value of FPI common stock when issued in the Company Merger or the prices at which AFCO common stock (or any other securities of AFCO or any of its affiliates) or FPI common stock (or any other securities of FPI or any of its affiliates) would trade or otherwise be transferable at any time, including following announcement or consummation of the Company Merger. Citi also did not express any opinion with respect to accounting, tax, regulatory, legal or similar matters and it relied, with the AFCO Board's consent, upon the assessments of representatives of AFCO as to such matters.

        Citi's opinion addressed only the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio (to the extent expressly specified in its opinion), without regard to individual circumstances of specific holders of, or any rights, preferences, restrictions or limitations that may be attributable to, shares of AFCO common stock or other securities of AFCO or its affiliates. Citi's opinion did not address any other terms, aspects or implications of the Company Merger or the Partnership Merger, including, without limitation, the form or structure of the Company Merger, the form or structure or financial or other terms of the Partnership Merger or any agreement, arrangement or understanding to be entered into in connection with or contemplated by the Company Merger, the Partnership Merger or otherwise. Citi expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other payments to any advisor or sub-advisor to AFCO or its affiliates or any officers, directors or employees of any parties to the Company Merger or the Partnership Merger, or any class of such persons, relative to the Exchange Ratio or otherwise, including any termination fee or other amount payable in connection with the termination of any advisor, sub-advisor, management or other providers of services. Citi's opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of its opinion. Although subsequent developments may affect Citi's opinion, Citi has no obligation to update, revise or reaffirm its opinion. As the AFCO Board was aware, the credit, financial and stock markets, and the industries in which AFCO and FPI operate, have experienced and continue to experience volatility and Citi expressed no opinion or view as to any potential effects of such volatility on AFCO, FPI, the Company Merger or the Partnership Merger (including the contemplated benefits thereof). The issuance of Citi's opinion was authorized by Citi's fairness opinion committee.

        In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi's opinion or the analyses underlying, and factors considered in connection with, Citi's opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

        In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of AFCO and FPI. No company, business or transaction reviewed is identical or directly comparable to AFCO, FPI, the Company Merger or the Partnership Merger and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, business segments or transactions reviewed or the results from any particular analysis.

        The estimates contained in Citi's analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi's analyses are inherently subject to substantial uncertainty.

        Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the Company Merger or the Partnership Merger. The type and amount of consideration payable in the Mergers were determined through negotiations between AFCO and FPI and the decision to enter into the Merger Agreement and related documents was solely that of the AFCO Board. Citi's opinion was only one of many factors considered by the AFCO Board in its evaluation of the Mergers and should not be viewed as determinative of the views of the AFCO Board or the management of AFCO with respect to the Company Merger or the Partnership Merger or the consideration payable in the Company Merger or the Partnership Merger.

Financial Analyses

        The following is a summary of the material financial analyses presented to the AFCO Board in connection with Citi's opinion, dated September 10, 2016. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may differ from those described and such difference may be material. In calculating implied exchange ratio reference ranges as reflected in the financial analyses described below, Citi (i) divided the low-end of the approximate implied per share equity value reference ranges derived for AFCO from such analyses by the high-end of the approximate implied per share equity value reference ranges derived for FPI from such analyses in order to calculate the low-end of the implied exchange ratio reference ranges and (ii) divided the high-end of the approximate implied per share equity value reference ranges derived for AFCO from such analyses by the low-end of the approximate implied per share equity value reference ranges derived for FPI from such analyses in order to calculate the high-end of the implied exchange ratio reference ranges. For purposes of the financial analyses described below, (i) the term "AFCO forecasts" refers to financial forecasts and estimates relating to AFCO prepared by the management of AFCO and certain property-level information relating to AFCO prepared on behalf of AFCO, in each case pro forma the disposition of AFCO's Hawk Creek Ranch property, as applicable, and (ii) the term "FPI forecasts" refers to financial forecasts and estimates relating to FPI prepared by the management of FPI.

        Selected Public Companies Analyses.    Citi performed separate selected public companies analyses of AFCO and FPI in which Citi reviewed certain financial and stock market information relating to AFCO, FPI and Gladstone Land Corporation, which Citi considered generally relevant as a publicly traded REIT with operations in the farmland ownership and leasing industry (together with AFCO and FPI, the "selected companies").

        Citi reviewed calendar year 2016 estimated net operating income on a cash basis as a percentage of enterprise values, calculated as fully diluted equity values based on closing stock prices on September 9, 2016, plus debt and preferred interests (as applicable) and less cash and cash equivalents (such percentage, the "capitalization rate") and estimated discounts of closing stock prices on

September 9, 2016 to net asset values per share ("discounts to net asset values per share"). Financial data of the selected companies were based on public filings, publicly available Wall Street research analysts' consensus estimates and other publicly available information and, in the case of AFCO, the AFCO forecasts.

        The overall range of calendar year 2016 estimated capitalization rates observed for the selected companies was 7.1% to 3.7% and the overall range of discounts to net asset values per share (as of September 9, 2016) observed for the selected companies was (37.7%) to (7.7%). Citi then applied the range of calendar year 2016 estimated capitalization rates of 7.1% to 3.7% derived from the selected companies to the calendar 2016 estimated net operating income on a cash basis of AFCO and FPI based on, in the case of AFCO, the AFCO forecasts and, in the case of FPI, the FPI forecasts and the range of discounts to net asset values per share (as of September 9, 2016) of (37.7%) to (7.7%) derived from the selected companies to the net asset values per share of AFCO and FPI based on, in the case of AFCO, the AFCO forecasts and, in the case of FPI, the median of publicly available Wall Street research analysts' consensus estimates for FPI as of September 9, 2016. These analyses indicated approximate implied per share equity value reference ranges based on calendar year 2016 estimated capitalization rates and discounts to net asset values per share of $6.00 to $12.00 and $6.00 to $9.00, respectively, in the case of AFCO, and up to $11.50 (with the low-end of such range implying a negative approximate implied per share equity value) and $7.50 to $11.00, respectively, in the case of FPI. Utilizing the approximate implied per share equity value reference ranges derived for AFCO and FPI described above, Citi calculated the following implied exchange ratio reference ranges, as compared to the Exchange Ratio:

Implied Exchange Ratio Reference Range Based on:
CY 2016E Capitalization Rates	Discounts to NAV (as of September 9, 2016)	Exchange Ratio
0.525x - NM(1)	0.545x - 1.195x	0.7417x

(1)
"NM" denotes not meaningful.

        Discounted Cash Flow Analyses.    Citi performed separate discounted cash flow analyses of AFCO and FPI in which Citi calculated the estimated present value (as of June 30, 2016) of the standalone unlevered free cash flows that AFCO and FPI were forecasted to generate during the second half of the calendar year ending December 31, 2016 through the full calendar year ending December 31, 2020. Financial data of AFCO was based on the AFCO forecasts and public filings. Financial data of FPI was based on the FPI forecasts and public filings. Citi calculated terminal values for AFCO and FPI by applying (i) in the case of AFCO, a selected range of appraisal value multiples of 0.95x to 1.05x to the appraised land values for AFCO's properties (as of June 30, 2016) and estimated real estate improvement capital expenditures through the fiscal year ending December 31, 2020 and (ii) in the case of FPI, a selected range of land appreciation multiples of 1.00x to 1.25x to the estimated cost basis of FPI's properties and estimated capital expenditures through the fiscal year ending December 31, 2020, which included estimated real estate acquisitions by FPI during the second half of the fiscal year ending December 31, 2016. The present values (as of June 30, 2016) of the cash flows and terminal values were then calculated using a selected range of discount rates of 8.7% to 9.9%, in the case of AFCO, and 5.4% to 5.8%, in the case of FPI, derived from a weighted average cost of capital calculation. These analyses indicated an approximate implied per share equity value reference range for AFCO and FPI of $6.25 to $7.75 and $6.75 to $13.25, respectively. Utilizing the approximate implied per share equity value reference ranges derived for AFCO and FPI described above, Citi calculated the following implied exchange ratio reference range, as compared to the Exchange Ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.465x - 1.150x	0.7417x

        Net Asset Value Analysis.    Citi performed a net asset value analysis of AFCO based on the appraised land values for AFCO's properties (as of June 30, 2016) to observe the illustrative value of AFCO's assets implied by a sale of AFCO's portfolio as a whole and an illustrative aggregate value of AFCO's assets implied by a liquidation of AFCO's portfolio through sales of individual properties over time. Financial data of AFCO was based on the AFCO forecasts and public filings. Citi calculated an illustrative estimated implied net asset value of AFCO's properties before taking into account potential transaction and other costs that could result from a sale transaction by adjusting such appraised land values for AFCO's properties to account for AFCO's cash and debt balances as of June 30, 2016, estimated rent receivable and unearned rent, estimated accrued expenses and estimated value of other assets. Citi then observed separate ranges of illustrative estimated implied net asset values for AFCO after further taking into account a range of potential and other transaction costs that could result from (i) a sale of AFCO's portfolio as a whole and (ii) a liquidation of AFCO's portfolio over time, including, without limitation, in each case potential management severance payments and sub-advisor termination fees and, in the case of a liquidation transaction, unwinding costs, broker fees and the time-value cost of realizing the proceeds from property sales assuming an average liquidation period of one year using a selected discount rate range of 12.0% to 15.4% based on AFCO's estimated cost of equity. This analysis indicated approximate implied per share equity value reference ranges for AFCO of $8.60 to $8.85 in the case of a sale of AFCO's portfolio as a whole, and $7.12 to $7.34 in the case of a liquidation sale of AFCO's portfolio.

Certain Informational Factors

        Citi also observed certain additional factors that were not considered part of Citi's financial analyses with respect to its opinion but were referenced for informational purposes, including, among other factors, the following:

        Relative Contributions.    Citi observed the relative contributions of AFCO and FPI to the pro forma combined company's (i) implied equity value based on closing stock prices on September 9, 2016 of AFCO common stock, both at market and implied by the Exchange Ratio, and FPI common stock, (ii) calendar years 2016 and 2017 estimated net operating income on a cash basis, reflecting preferred interests of FPI both as debt and as converted into common equity, (iii) calendar years 2016 and 2017 estimated adjusted funds from operations and (iv) calendar year 2016 estimated net asset value. Financial data of AFCO was based on the AFCO forecasts. Financial data of FPI was based on the FPI forecasts and, in the case of net asset value, the median of the publicly available Wall Street research analysts' consensus estimates for AFCO as of September 9, 2016. Citi observed an approximate implied overall relative contribution of AFCO to the pro forma combined company based on the financial metrics described above of 29.3% to 74.8%, with approximately (A) 35.8% based on relative equity value contributions at market (as of September 9, 2016) and 43.2% based on relative equity value contributions implied from the Exchange Ratio, (B) 68.1% and 74.8% based on relative calendar year 2016 and 2017 estimated net operating income on a cash basis reflecting preferred interests of FPI as debt, respectively, and 50.6% and 55.6% based on relative calendar year 2016 and 2017 estimated net operating income on a cash basis reflecting preferred interests of FPI as converted into common equity, respectively, (C) 29.3% and 36.1% based on relative calendar year 2016 and 2017 estimated adjusted funds from operations, respectively, and (D) 45.2% based on relative calendar year 2016 estimated net asset value.

        Accretion/Dilution.    Citi reviewed the potential pro forma financial effect of the proposed Company Merger on AFCO's and FPI's respective calendar year ending December 31, 2017 estimated adjusted funds from operations per share after taking into account potential cost savings anticipated by the managements of AFCO and FPI to result from the Company Merger, AFCO's and FPI's respective estimated net asset values per share and AFCO's dividends per share, in each case based on the Exchange Ratio. Financial data of AFCO was based on the AFCO forecasts and public filings. Financial data of FPI was based on the FPI forecasts and, in the case of net asset value, the median of publicly available Wall Street research analysts' consensus estimates for FPI as of September 9, 2016. This review indicated the following:

  •
  relative to AFCO's and FPI's respective calendar year ending December 31, 2017 estimated adjusted funds from operations per share each on a standalone basis, the proposed Company Merger could be accretive by approximately 56.2% and 16.4%, respectively

  •
  relative to AFCO's and FPI's respective estimated net asset values per share, the proposed Company Merger could be dilutive to AFCO by approximately (0.6%) and accretive to FPI by approximately 0.4%

  •
  relative to AFCO's estimated dividends per share, the proposed Company Merger could be accretive by approximately 51.3%

        Actual results achieved by AFCO, FPI and the pro forma combined company may vary from forecasted results and such variations may be material.

        Potential Value Creation.    Citi observed an illustrative potential value creation for holders of AFCO common stock by performing a discounted cash flow analysis of the pro forma combined company in which Citi calculated the estimated present value (as of June 30, 2016) of the unlevered free cash flows that the pro forma combined company was forecasted to generate during the second half of the calendar year ending December 31, 2016 through the full calendar year ending December 31, 2020, after taking into account potential cost savings anticipated by the managements of AFCO and FPI to result from the Company Merger. Financial data of AFCO was based on the AFCO forecasts. Financial data of FPI was based on the FPI forecasts and public filings. Citi calculated terminal values for the pro forma combined company based on the terminal values derived for AFCO and FPI in the discounted cash flow analyses of AFCO and FPI each on a standalone basis as described above under "—Discounted Cash Flow Analyses." The present values (as of June 30, 2016) of the cash flows and terminal values of the pro forma combined company were then calculated using a selected range of discount rates of 5.4% to 5.8% derived from a weighted average cost of capital calculation.

        Citi observed an illustrative approximate implied per share equity value for the pro forma combined company of $9.90 (at the midpoint) based on the Exchange Ratio, reflecting a potential incremental increase in value of approximately 45.6% relative to the midpoint of the implied per equity value reference range derived for AFCO in the discounted cash flow analysis of AFCO on a standalone basis as described above under "—Discounted Cash Flow Analyses." Actual results achieved by AFCO, FPI and the pro forma combined company may vary from forecasted results and such variations may be material.

        Other.    Citi also observed the following:

  •
  the historical prices of AFCO common stock and FPI common stock during the 52-week period ended September 9, 2016, which indicated a 52-week low to high per share price range for AFCO common stock and FPI common stock of $4.95 to $8.00 and $9.54 to $11.98, respectively, and an implied exchange ratio reference range of 0.413x to 0.839x as compared to the Exchange Ratio of 0.7417x;

  •
  undiscounted publicly available Wall Street research analysts' price targets for AFCO common stock and FPI common stock, which indicated standalone price targets for AFCO common stock and FPI common stock of $7.50 to $9.00 per share (with a mean of $8.29 per share and median of $8.00 per share) and $11.50 to $12.50 per share (with a mean of $12.04 per share and a median of $12.00 per share), respectively, and an implied exchange ratio reference range of 0.600x to 0.783x as compared to the Exchange Ratio of 0.7417x;

  •
  undiscounted publicly available Wall Street research analysts' net asset value targets per share for AFCO and FPI, which indicated standalone net asset value targets per share for AFCO and FPI of $8.02 to $9.75 (with a mean of $9.04 per share and median of $9.19 per share) and $11.25 to $12.53 (with a mean of $11.92 per share and a median of $12.03 per share), respectively, and an implied exchange ratio reference range of 0.640x to 0.867x as compared to the Exchange Ratio of 0.7417x;

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  implied premiums paid in 33 selected precedent transactions involving publicly traded target REITs announced from January 1, 2011 to September 9, 2016 based on closing stock prices of the target companies involved in such transactions one trading day prior to the public announcement date of the relevant transaction, which indicated overall approximate low to high one trading day premiums of 0.4% to 62.4% (with a mean of 17.0% and a median of 13.9%); applying a selected range of premiums derived from such transactions of 9% to 19% to the closing price of AFCO common stock on September 9, 2016 of $6.04 per share indicated an approximate implied per share equity value reference range for AFCO of approximately $6.58 to $7.18; and

  •
  historical exchange ratios of AFCO common stock and FPI common stock on September 9, 2016, during the one-month, three-month and six-month periods ended September 9, 2016 and during the period from October 20, 2015 (the date of AFCO's IPO) through September 9, 2016, which indicated overall low to high implied exchange ratios on September 9, 2016 and during such periods of 0.535x to 0.566x as compared to the Exchange Ratio of 0.7417x.

Miscellaneous

        AFCO has agreed to pay Citi for its services in connection with the proposed Company Merger an aggregate fee currently estimated to be approximately $3 million, of which a portion was payable upon delivery of Citi's opinion, a portion is payable upon the earlier of three months after delivery of Citi's opinion or consummation of the Company Merger and approximately $2 million is payable contingent upon consummation of the Company Merger. Citi may also receive an additional fee currently estimated to be up to approximately $1 million in the discretion of AFCO and the AFCO Board taking into account, among other things, the scope of work involved, outcome of the strategic review process and overall transaction expenses. In addition, AFCO has agreed to reimburse Citi for certain expenses, including reasonable fees and expenses of counsel, and to indemnify Citi and certain related parties against liabilities, including liabilities under federal securities laws, arising out of Citi's engagement.

        As the AFCO Board was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to AFCO and certain of its affiliates unrelated to the proposed Mergers, for which services Citi and its affiliates have received and expect to receive compensation, including, during the two-year period prior to the date of Citi's opinion, having acted or acting as an underwriter for the initial public offering of AFCO, for which services in connection with such initial public offering Citi and its affiliates received during such two-year period aggregate fees of less than $1 million. Although Citi and its affiliates have not provided during the two-year period prior to the date of Citi's opinion and currently are not providing investment banking, commercial banking or other similar financial services to FPI for which services Citi and its affiliates received or expect to receive compensation, Citi and its affiliates may provide such services to FPI and its affiliates in the future, for which services Citi and its affiliates would expect to receive compensation. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of AFCO, FPI and their respective affiliates for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with AFCO, FPI and their respective affiliates.

        AFCO selected Citi as its financial advisor in connection with the proposed Company Merger based on Citi's reputation, experience and familiarity with AFCO and its business. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Opinion of Raymond James & Associates, Inc.

        AFCO also has engaged Raymond James to act as a financial advisor in connection with the proposed Company Merger. In connection with this engagement, the AFCO Board requested that Raymond James evaluate the fairness, from a financial point of view, of the Merger Consideration to be received by holders of AFCO common stock in the Company Merger pursuant to the Merger Agreement. For purposes of Raymond James' opinion, the term "Merger Consideration" means the implied value, derived from the September 9, 2016 closing price of FPI common stock, of the Exchange Ratio. On September 10, 2016, at a meeting of the AFCO Board held to evaluate the Company Merger, Raymond James rendered an oral opinion, confirmed by delivery of a written opinion dated September 10, 2016, to the AFCO Board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications described in its opinion, the Merger Consideration to be received by holders of AFCO common stock in the Company Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

        The full text of Raymond James' written opinion, dated September 10, 2016, to the AFCO Board, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. The description of Raymond James' opinion set forth below is qualified in its entirety by reference to the full text of Raymond James' opinion. Raymond James' opinion was provided for the information of the AFCO Board (in each director's capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view and Raymond James expressed no opinion as to any other terms, aspects or implications of the Company Merger or the Partnership Merger. Raymond James expressed no opinion as to the underlying business decision to effect the Company Merger or the Partnership Merger, the structure or tax consequences of the Company Merger or the Partnership Merger or the availability or advisability of any alternatives to the Company Merger or the Partnership Merger. Raymond James' opinion does not constitute a recommendation to any securityholder regarding how such securityholder should vote or act on the proposed Company Merger, the Partnership Merger or otherwise.

        In connection with its review of the proposed Company Merger and the preparation of its opinion, Raymond James, among other things:

  •
  reviewed the financial terms and conditions as stated in a draft, dated September 9, 2016, of the Merger Agreement;

  •
  reviewed certain information related to the historical, current and future operations, financial condition and prospects of AFCO and FPI made available to Raymond James by AFCO and FPI, including, but not limited to, financial projections prepared by or on behalf of the management of AFCO relating to AFCO for the periods ending December 31, 2016 through December 31, 2020 (the "projections") and certain property-level information relating to AFCO prepared on behalf of AFCO, in each case as approved for Raymond James' use and reliance by AFCO;

  •
  reviewed recent public filings of, and certain other publicly available information regarding, AFCO and FPI;

  •
  reviewed certain financial, operating and other information regarding AFCO, FPI and the industry in which they operate;

  •
  reviewed the financial and operating performance of AFCO and those of other selected public companies that Raymond James deemed relevant;

  •
  considered publicly available financial terms of certain transactions that Raymond James deemed relevant;

  •
  reviewed current and historical market prices for AFCO common stock and current market prices of the publicly traded securities of certain other companies that Raymond James deemed relevant;

  •
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate; and

  •
  discussed with members of the senior management of AFCO and management of FPI, as applicable, certain information relating to the aforementioned and other matters Raymond James deemed relevant to its inquiry.

        With the AFCO Board's consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of AFCO and FPI or otherwise reviewed by or discussed with Raymond James, and Raymond James undertook no duty or responsibility to, nor did Raymond James, independently verify any of such information. Raymond James did not make or, except for certain property-level information relating to AFCO prepared on behalf of AFCO, obtain an independent appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of AFCO, FPI or any other entity. Raymond James did not make any analysis of, nor did Raymond James express any view or opinion as to leases or the adequacy or sufficiency of allowances for credit losses with respect to leases or any other matters and Raymond James was advised by the management of AFCO, and therefore, with the AFCO Board's consent, Raymond James assumed that any such allowances for credit losses with respect to leases or other matters were, and on a pro forma basis would be, in the aggregate appropriate to cover such losses. With respect to the projections and any other information and data (including, without limitation, property-level information relating to AFCO) provided to or otherwise reviewed by or discussed with Raymond James, with the AFCO Board's consent, Raymond James assumed that the projections and such other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of, and third-party preparer on behalf of, AFCO and the management of FPI, as applicable, as to the future financial performance of AFCO and FPI and the other matters covered thereby and Raymond James relied upon AFCO and FPI to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of Raymond James' review. Raymond James expressed no opinion with respect to the projections or property-level information prepared on behalf of AFCO or the assumptions on which they were based. At the AFCO Board's direction, Raymond James relied upon the assessments of the respective managements of AFCO and FPI as to, among other things, (i) the Partnership Merger, including with respect to the timing thereof and financial and other terms involved, (ii) the potential impact on AFCO and FPI of certain market, seasonal, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the real estate and agricultural industries, including real estate values, crop yields (whether resulting from weather-related conditions or otherwise) and commodity pricing and supply and demand for agricultural products, which are subject to significant volatility and which, if different than as assumed, could have a material impact on Raymond James' analyses or opinion, and (iii) the operations, financial condition and liquidity position of tenants of AFCO and FPI and existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key tenants, advisors, employees and other commercial relationships of AFCO and FPI. With the AFCO Board's consent, Raymond James assumed that there would be no developments with respect to any such matters that would be material in any respect to Raymond James' analyses or its opinion.

        Raymond James assumed that the final form of the Merger Agreement would be substantially similar to the draft reviewed by Raymond James, and that the Mergers would be consummated in accordance with the terms of the Merger Agreement without waiver or amendment of any conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement were true and correct and that each such party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement without waiver. Raymond James relied upon and assumed, without independent verification, that (i) the Mergers would be consummated in a manner that complied in all respects with all applicable international, federal and state statutes, rules and regulations, documents and other requirements, without amendment, modification or waiver of any material term, condition or agreement, and (ii) all governmental, regulatory and other consents, approvals, releases, waivers and agreements necessary for the consummation of the Mergers would be obtained and that no delay, limitations, restrictions or conditions, including any divestiture or other requirements, would be imposed or occur that would have an effect on AFCO, FPI, the Company Merger or the Partnership Merger that would be material in any respect to Raymond James' analyses or its opinion. With the AFCO Board's consent, Raymond James also assumed that the Mergers would qualify for the intended tax treatment contemplated by the Merger Agreement. Raymond James was advised by AFCO and FPI and, at the AFCO Board's direction, Raymond James further assumed that each of AFCO and FPI has operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since its election to be taxed as a REIT and that the Company Merger or the Partnership Merger would not adversely affect such REIT status or operations of the pro forma combined entity resulting from the Mergers.

        Raymond James' opinion was based upon market, economic, financial and other circumstances and conditions existing and disclosed to Raymond James as of September 9, 2016 and any material change in such circumstances and conditions may require a reevaluation of Raymond James' opinion, which Raymond James is under no obligation to undertake. As the AFCO Board was aware, the credit, financial and stock markets, and the industries in which AFCO and FPI operate, have experienced and continue to experience volatility and Raymond James expressed no opinion or view as to any potential effects of such volatility on AFCO, FPI, the Company Merger or the Partnership Merger. Raymond James relied upon and assumed, without independent verification, that there had been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of AFCO, FPI or any of their respective affiliates since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to Raymond James' analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

        Although Raymond James provided advice to AFCO in connection with the proposed Company Merger, Raymond James did not recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Company Merger or the Partnership Merger. Raymond James' opinion did not express any opinion as to the actual value of FPI common stock when issued in the Company Merger or the likely prices at which AFCO common stock (or any other securities of AFCO or any of its affiliates) or FPI common stock (or any other securities of FPI or any of its affiliates) may trade or otherwise be transferable at any time, including following the announcement or consummation of the Company Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of AFCO, FPI and/or their respective affiliates at that time. Raymond James' opinion was limited to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of AFCO common stock, without regard to individual circumstances of specific holders of, or any rights, preferences, restrictions or limitations that may be attributable to, shares of AFCO common stock or other securities of AFCO or its affiliates.

        Raymond James expressed no opinion with respect to any other reasons, legal, business or otherwise, that may support the decision of the AFCO Board to approve or consummate the Mergers. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, regulatory, accounting or tax advice. It was assumed that such opinions, counsel or interpretations were or would be obtained from the appropriate professional sources. Furthermore, with the AFCO Board's consent, Raymond James relied on the fact that AFCO was assisted by legal, regulatory, accounting and tax advisors and, with the AFCO Board's consent, Raymond James relied upon and assumed the accuracy and completeness of the assessments by AFCO and its advisors as to all legal, regulatory, accounting and tax matters with respect to AFCO, FPI, the Mergers.

        In formulating its opinion, Raymond James considered only what Raymond James understood to be the Merger Consideration to be received by holders of AFCO common stock as described above and Raymond James did not consider and expressed no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any advisor or sub-advisor to AFCO or its affiliates or any of AFCO's officers, directors or employees, or class of such persons, whether relative to the compensation received by holders of AFCO common stock or otherwise, including any termination fee or other amount payable in connection with the termination of any advisor, sub-advisor, management or other providers of services. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the fairness of the Mergers to the holders of any class of securities, creditors, or other constituents of AFCO, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion, or (ii) the fairness of the Mergers to any one class or group of AFCO's or any other party's securityholders or other constituents vis-à-vis any other class or group of AFCO's or such other party's securityholders or other constituents (including, without limitation, the allocation of any consideration to be received in the Company Merger or the Partnership Merger among or within such classes or groups of securityholders or other constituents). Raymond James did not express any opinion as to the impact of the Company Merger or the Partnership Merger on the solvency or viability of AFCO, FPI or any of their respective affiliates or the ability of AFCO, FPI or such affiliates to pay their respective obligations when they come due. The delivery of Raymond James' opinion was approved by an opinion committee of Raymond James.

        In preparing its opinion, Raymond James performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Raymond James' opinion or the analyses underlying, and factors considered in connection with, Raymond James' opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Raymond James arrived at its ultimate opinion based on the results of all analyses undertaken by it and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Raymond James believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

        In its analyses, Raymond James considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of AFCO and FPI. No company, business or transaction reviewed is identical or directly comparable to AFCO, FPI, Company Merger or the Partnership Merger and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, business segments or transactions reviewed or the results from any particular analysis.

        The estimates contained in Raymond James' analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Raymond James' analyses are inherently subject to substantial uncertainty.

        Raymond James was not requested to, and it did not, recommend or determine the specific consideration payable in the Company Merger or the Partnership Merger. The type and amount of consideration payable in the Mergers were determined through negotiations between AFCO and FPI and the decision to enter into the Merger Agreement and related documents was solely that of the AFCO Board. Raymond James's opinion was only one of many factors considered by the AFCO Board in its evaluation of the Mergers and should not be viewed as determinative of the views of such board of directors or the management of AFCO with respect to the Company Merger or the Partnership Merger or the consideration payable in the Company Merger or the Partnership Merger.

Financial Analyses

        The following is a summary of the material financial analyses presented to the AFCO Board in connection with Raymond James' opinion, dated September 10, 2016. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Raymond James, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Raymond James. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may differ from those described and such difference may be material. For purposes of Raymond James' opinion, the term (i) "Merger Consideration" means the implied value, derived from the September 9, 2016 closing price of FPI common stock, of the Exchange Ratio and (ii) "AFCO projections" means the projections and certain property-level third party information relating to AFCO prepared on behalf of AFCO, in each case pro forma for the disposition of AFCO's Hawk Creek Ranch property, as applicable.

        Selected Public Companies Analysis.    Raymond James reviewed publicly available financial and stock market information of AFCO and the following two selected companies that Raymond James considered generally relevant as publicly traded REITs in the farmland ownership and leasing industry (the "selected companies"):

  •
  Farmland Partners Inc.

  •
  Gladstone Land Corporation

        Raymond James reviewed, among other information, estimated discounts of the fully diluted equity values based on closing stock prices on September 9, 2016 to net asset values ("discounts to net asset values per share") and such equity values as a multiple of calendar year 2016 and calendar year 2017 estimated adjusted funds from operations ("AFFO"). Financial data of the selected companies were based on publicly available Wall Street research analysts' consensus estimates and other publicly available information. Financial data of AFCO was based on the AFCO projections, publicly available Wall Street research analysts' consensus estimates and other publicly available information.

        The overall low to high discounts to net asset values per share (as of September 9, 2016) and calendar year 2016 and calendar year 2017 estimated AFFO multiples observed for the selected companies were (15.8%) to (8.1%) (with a mean and a median of (12.0%)), 20.5x to 29.5x (with a mean and a median of 25.0x) and 17.9x to 25.6x (with a mean and a median of 21.8x), respectively. Raymond James then applied selected ranges of discounts to net asset values per share (as of September 9, 2016) and calendar year 2016 and calendar year 2017 estimated AFFO multiples of (15.8%) to (8.1%), 20.5x to 29.5x and 17.9x to 25.6x, respectively, derived from the selected companies to corresponding data of AFCO based on publicly available Wall Street research analysts' consensus estimates of AFCO's net asset value per share and the AFCO projections. This analysis indicated the following approximate implied per share equity value reference ranges for AFCO, as compared to the Merger Consideration:

Approximate Implied Per Share Equity Value Reference Ranges Based on:
Consensus Net Asset Value	CYE 2016 AFFO	CYE 2017 AFFO	Merger Consideration
$7.46 - $8.14	$3.35 - $4.81	$3.41 - $4.87	$8.23

        Discounted Cash Flow Analysis.    Raymond James performed a discounted cash flow analysis of AFCO by calculating the estimated present value (as of September 30, 2016) of the unlevered standalone free cash flows that AFCO was forecasted to generate during the fourth quarter of the calendar year ending December 31, 2016 through the full calendar year ending December 31, 2020 based on the AFCO projections. Raymond James calculated terminal values for AFCO using a selected range of calendar year 2020 estimated appraised land values for AFCO's properties. The present values (as of September 30, 2016) of the cash flows and terminal values were then calculated using a selected range of discount rates of 8.4% to 10.4% derived from a weighted average cost of capital calculation. This analysis indicated the following approximate implied per share equity value reference range for AFCO, as compared to the Merger Consideration:

Approximate Implied Per Share Equity Value Reference Range	Merger Consideration
$7.55 - $9.11	$8.23

        Net Asset Value Analysis.    Raymond James performed a net asset value analysis of AFCO based on the appraised land values for AFCO's properties (as of June 30, 2016) to observe the illustrative value of AFCO's assets implied by a sale of AFCO through a merger transaction and an illustrative aggregate value of AFCO's assets implied by a sale of AFCO's assets over time. Financial data of AFCO was based on the AFCO projections and public filings. Raymond James calculated an illustrative estimated implied net asset value of AFCO's properties before taking into account potential transaction and other costs that could result from a sale transaction by adjusting such appraised land values for AFCO's properties to account for AFCO's cash and debt balances as of June 30, 2016 (pro forma for the disposition of AFCO's Hawk Creek Ranch property), estimated rent receivable and unearned rent, estimated accrued expenses and other liabilities and estimated value of other assets. Raymond James then observed separate ranges of illustrative estimated implied net asset values for AFCO after further taking into account potential transaction and other costs that could result from (i) a sale of AFCO through a merger transaction and (ii) a sale of AFCO's assets over time, including, without limitation, in each case management severance costs and, in the case of asset sales, potential sub-advisor disposition fees, unwinding costs and broker fees.

        This analysis indicated the following approximate implied per share equity value reference range for AFCO (with the low-end of such reference range representing a sale of AFCO's assets over time and the high-end of such reference range representing a sale of AFCO through a merger transaction), as compared to the Merger Consideration:

Approximate Implied Per Share Equity Value Reference Range	Merger Consideration
$8.21 - $9.09	$8.23

        Selected Precedent Transactions Analysis.    Using publicly available information, Raymond James reviewed financial data relating to the following 118 selected transactions that Raymond James considered generally relevant involving the acquisition of farm properties, consisting of 27 selected transactions involving farm properties located in the Western region of the United States (the "selected Western U.S. transactions"), 22 selected transactions involving farm properties located in the Southeastern region of the United States (the "selected Southeastern U.S. transactions"), 14 selected transactions involving farm properties located in the Midwestern region of the United States (the "selected Midwestern U.S. transactions"), 19 selected transactions involving farm properties located in the Delta/Mid-Southern region of the United States (the "selected Delta/Mid-Southern U.S. transactions") and 36 selected transactions involving farm properties located in the Plains region of the United States (the "selected Plains U.S. transactions" and, together with the selected Western U.S.

transactions, selected Southeastern U.S. transactions, selected Midwestern U.S. transaction and selected Delta/Mid-Southern U.S. transactions, collectively, the "selected transactions"):

Selected Western U.S. Transactions

Date Acquired	Acquiror	Farm
July 27, 2016	Undisclosed	Hawk Creek Ranch
April 5, 2016	Gladstone Land Corporation	Calaveras Avenue
January 27, 2016	American Farmland Company	Cougar Ranch
January 27, 2016	American Farmland Company	Cheetah Ranch
January 27, 2016	American Farmland Company	Puma Ranch
January 27, 2016	American Farmland Company	Lynx Ranch
December 22, 2015	Gladstone Land Corporation	Reagan Road
September 3, 2015	Gladstone Land Corporation	Bear Mountain
August 21, 2015	American Farmland Company	Kingfisher Ranch
August 18, 2015	American Farmland Company	Golden Eagle Ranch (second tranche)
January 5, 2015	Gladstone Land Corporation	Espinosa Road
December 9, 2014	American Farmland Company	Kimberly Vineyard (second tranche)
November 4, 2014	Gladstone Land Corporation	Dufau Road
October 29, 2014	Gladstone Land Corporation	Santa Clara Avenue
July 25, 2014	Gladstone Land Corporation	Sycamore Road
July 23, 2014	Gladstone Land Corporation	Naumann Road
June 13, 2014	Gladstone Land Corporation	Spring Valley
May 30, 2014	Gladstone Land Corporation	Collins Road
February 25, 2014	American Farmland Company	Hawk Creek Ranch (second tranche)
December 27, 2013	Gladstone Land Corporation	Oregon Trail
December 27, 2013	Gladstone Land Corporation	East Shelton
December 16, 2013	Gladstone Land Corporation	Broadway Road
November 5, 2013	American Farmland Company	Pintail Vineyards
November 1 , 2013	American Farmland Company	Blue Heron Farms
October 21, 2013	Gladstone Land Corporation	Natividad Road
October 14, 2013	American Farmland Company	Hawk Creek Ranch (first tranche)
May 31, 2013	Gladstone Land Corporation	Sequoia Street

Selected Southeastern U.S. Transactions

Date Acquired	Acquiror	Farm
Pending	Farmland Partners Inc.	Hooks
Pending	Farmland Partners Inc.	Ironwood
August 11, 2016	Gladstone Land Corporation	Hillsborough County
July 1, 2016	Gladstone Land Corporation	Orange Avenue
May 12, 2016	Farmland Partners Inc.	Unruh
April 6, 2016	Farmland Partners Inc.	Brett
April 6, 2016	Farmland Partners Inc.	Powell
March 11, 2016	Farmland Partners Inc.	Knight
January 12, 2016	Farmland Partners Inc.	Knowles
December 17, 2015	Farmland Partners Inc.	Selph
December 17, 2015	Farmland Partners Inc.	Myers
November 2, 2015	Gladstone Land Corporation	Corbitt Road
October 9, 2015	Farmland Partners Inc.	Mobley
June 25, 2015	Gladstone Land Corporation	Immokalee Exchange
June 2, 2015	Farmland Partners Inc.	Justice farms (8 farms)
March 13, 2015	Farmland Partners Inc.	Cypress Bay
March 10, 2015	Gladstone Land Corporation	Parrish Road
December 22, 2014	Farmland Partners Inc.	Justice (7 farms)
November 14, 2014	American Farmland Company	Falcon Farms
September 29, 2014	Gladstone Land Corporation	Wauchula Road
June 20, 2014	Gladstone Land Corporation	McIntosh Road
February 22, 2013	American Farmland Company	Blue Cypress Farm

Selected Midwestern U.S. Transactions

Date Acquired	Acquiror	Farm
Pending	Farmland Partners Inc.	Tristan Cleer
June 30, 2016	Farmland Partners Inc.	Durdan
June 27, 2016	Farmland Partners Inc.	East Chenoweth
March 24, 2016	Farmland Partners Inc.	Gurga
March 2, 2016	Farmland Partners Inc.	Forsythe Farms
February 26, 2016	Farmland Partners Inc.	Chenoweth
January 21, 2016	Farmland Partners Inc.	Borden
December 15, 2015	Farmland Partners Inc.	Howe
September 15, 2015	Farmland Partners Inc.	Riccioni
June 30, 2015	Farmland Partners Inc.	Tomasek
May 29, 2015	Farmland Partners Inc.	Abraham
November 5, 2013	Gladstone Land Corporation	20th Avenue
June 26, 2013	Farmland Partners Inc.	Smith
April 5, 2013	Gladstone Land Corporation	38th Avenue

Selected Delta/Mid-Southern U.S. Transactions

Date Acquired	Acquiror	Farm
Pending	Farmland Partners Inc.	Boys
April 4, 2016	Farmland Partners Inc.	Buckelew
March 31, 2016	Farmland Partners Inc.	Condrey
July 10, 2015	Farmland Partners Inc.	Matthews
July 2, 2015	Farmland Partners Inc.	Purdy
May 14, 2015	Farmland Partners Inc.	Swindoll Darby
April 30, 2015	Farmland Partners Inc.	Bobcat
January 14, 2015	Farmland Partners Inc.	Swarek
December 23, 2014	Farmland Partners Inc.	Garrott
December 17, 2014	Farmland Partners Inc.	Diantha West
December 15, 2014	Farmland Partners Inc.	Long Prairie
December 15, 2014	Farmland Partners Inc.	Jackson
December 3, 2014	Farmland Partners Inc.	Vendome
December 1, 2014	Farmland Partners Inc.	Crow
November 21, 2014	Farmland Partners Inc.	Proventus
October 24, 2014	Farmland Partners Inc.	Ballymore
October 16, 2014	Farmland Partners Inc.	Davis
October 15, 2014	Farmland Partners Inc.	Bonita Brake
September 24, 2014	Farmland Partners Inc.	Ruder

Selected Plains U.S. Transactions

Date Acquired	Acquiror	Farm
September 6, 2016	Gladstone Land Corporation	Colorado Acquisition
June 29, 2016	Farmland Partners Inc.	Missel
May 17, 2016	Farmland Partners Inc.	Early
March 3, 2016	Gladstone Land Corporation	Gunbarrel Road
January 27, 2016	Farmland Partners Inc.	Reinart Farm
December 30, 2015	Farmland Partners Inc.	Kinnison
December 15, 2015	Farmland Partners Inc.	Kosch
December 4, 2015	Farmland Partners Inc.	Erker Wallace (2 farms)
October 1, 2015	Farmland Partners Inc.	Hermann
August 20, 2015	Gladstone Land Corporation	Holt County
August 20, 2015	Gladstone Land Corporation	Rock County
April 17, 2015	Farmland Partners Inc.	Sutter
April 10, 2015	Farmland Partners Inc.	Drury
April 10, 2015	Farmland Partners Inc.	Nebraska Battle Creek farms (5 farms)
April 10, 2015	Farmland Partners Inc.	Northeast Nebraska farms (6 farms)
March 13, 2015	Farmland Partners Inc.	Timmerman
February 24, 2015	Farmland Partners Inc.	Benda Butler
February 24, 2015	Farmland Partners Inc.	Benda Polk
February 18, 2015	Farmland Partners Inc.	Stonington Bass
December 22, 2014	Farmland Partners Inc.	Mentink
December 18, 2014	Farmland Partners Inc.	Jacoby
December 15, 2014	Farmland Partners Inc.	Taylor
December 12, 2014	Farmland Partners Inc.	Carruthers
December 12, 2014	Farmland Partners Inc.	Reimer
December 12, 2014	Farmland Partners Inc.	Hoffner
December 11, 2014	Farmland Partners Inc.	Fadschild
December 8, 2014	Farmland Partners Inc.	Beck
December 8, 2014	Farmland Partners Inc.	Otterpohl
December 8, 2014	Farmland Partners Inc.	Kropatsch
December 8, 2014	Farmland Partners Inc.	Jarecki
December 8, 2014	Farmland Partners Inc.	Tindall
November 21, 2014	Farmland Partners Inc.	Prague
October 29, 2014	Farmland Partners Inc.	Stonington Smith
July 1, 2014	Farmland Partners Inc.	Broadwater
June 12, 2014	Farmland Partners Inc.	Hudye (11 farms)
May 30, 2014	Farmland Partners Inc.	Erker (5 farms)

        Raymond James reviewed, among other information, values of the acquired farm properties per gross acre based on the purchase prices paid in the selected transactions. Financial data of the selected transactions were based on publicly available information. Financial data of AFCO was based on publicly available information and internal estimates of AFCO management.

        The sum of the 25th to 75th percentile values per gross acre for each region observed for the selected transactions, other than the selected Plains U.S. transactions given the absence of AFCO properties in the Plains region of the United States, were approximately $7,771 to $20,785 (with the lower of the sum of the means or medians of $13,785 and the higher of the sum of the means or medians of $14,491, which means and medians excluded certain statistical outliers). Raymond James then applied a selected range of values per gross acre of $13,785 to $14,491 to the total gross acres of AFCO's properties based on publicly available information. This analysis indicated the following approximate implied per share equity value reference ranges for AFCO, both before and after taking into account potential transaction and other costs that could result from a sale of AFCO's assets over time as described above under "—Net Asset Value Analysis," as compared to the Merger Consideration:

Approximate Implied Per Share Equity Value Reference Range Based on:
Values per Gross Acre (Before Transaction Costs)	Values per Gross Acre (After Transaction Costs)	Merger Consideration
$8.73 - $9.35	$7.24 - 7.86	$8.23

Certain Informational Factors

        Raymond James observed certain factors that were not considered part of its financial analyses for its opinion but were referenced for informational purposes, including, among other factors, the following:

  •
  utilizing publicly available information, the implied premiums paid in 19 selected precedent transactions, announced from February 10, 2006 to May 11, 2015 with equity values of $500 million or less involving U.S.-listed target companies with operations in the real estate industry, which indicated overall low to high implied premiums in 18 of these transactions not considered outliers based on the closing stock prices of the target companies involved in such transactions one trading day prior to announcement of such transactions and the volume-weighted average closing stock prices of the target companies involved in such transactions during the 10-day and 30-day trading periods prior to announcement of such transactions of approximately (13.7%) to 42.0% (with a mean of 16.3% and a median of 15.1%), (14.1%) to 43.8% (with a mean of 17.8% and a median of 14.8%) and (11.7%) to 55.5% (with a mean of 20.1% and a median of 16.2%), respectively; applying the selected ranges of premiums to the closing price of AFCO common stock of $6.50 per share on April 14, 2016 (the last trading day prior to AFCO's public announcement of its strategic alternatives review process) and the volume-weighted average closing prices of AFCO common stock during the 10-day and 30-day trading periods ended April 14, 2016 of $6.40 per share and $6.28 per share, respectively, indicated approximate implied per share equity value reference ranges for AFCO of $5.61 to $9.23, $5.49 to $9.20 and $5.55 to $9.77, respectively, as compared to the Merger Consideration of $8.23 per share;

  •
  selected publicly available Wall Street research analysts' calendar year 2016 net asset value per share estimates for AFCO as reflected in selected publicly available Wall Street research analysts' reports furnished to Raymond James by the management of AFCO and other publicly available information, which indicated, among other things, an overall low to high estimated net asset value per share range for AFCO of approximately $8.02 to $9.75 per share, as compared to the Merger Consideration of $8.23 per share; and

  •
  historical trading prices of AFCO common stock during the period from October 19, 2015 (the date of AFCO's IPO) through September 9, 2016, which indicated low to high intraday trading prices for AFCO common stock during such period of approximately $4.95 to $8.00 per share, as compared to the Merger Consideration of $8.23 per share.

Miscellaneous

        AFCO has agreed to pay Raymond James for its services in connection with the proposed Company Merger an aggregate fee currently estimated to be approximately $2.5 million, of which approximately $2 million is payable contingent upon consummation of the Company Merger. Raymond James also received a fee upon the delivery of its opinion, which fee was not contingent upon the successful completion of the Company Merger or on the conclusion reached in such opinion. In addition, AFCO has agreed to reimburse Raymond James for certain of Raymond James' expenses, including fees and expenses of counsel, and to indemnify Raymond James against certain liabilities, including liabilities under federal securities laws, arising out of Raymond James' engagement.

        In the ordinary course of its business, Raymond James may trade in the securities of AFCO, FPI and/or their respective affiliates for Raymond James' own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James in the past has provided, currently is providing and in the future may provide investment banking, financial advisory and other financial services to AFCO and its affiliates unrelated to the Mergers, for which services Raymond James has received and expects to receive compensation, including, during the two-year period prior to the date of its opinion, having acted or acting as an underwriter for the initial public offering of AFCO and certain strategic matters, for which services Raymond James has received during such two-year period aggregate fees of less than $1 million. Although Raymond James has not provided during the two-year period prior to the date of its opinion and currently is not providing investment banking, financial advisory or other financial services to FPI for which services Raymond James has received or expects to receive compensation, Raymond James may provide such services to FPI and its affiliates in the future, for which services Raymond James would expect to receive compensation. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to AFCO, FPI and/or their respective affiliates or other participants in the Mergers in the future, for which Raymond James may receive compensation.

        AFCO selected Raymond James as a financial advisor in connection with the Company Merger based on Raymond James' reputation, experience and familiarity with AFCO and its business. Raymond James is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Certain FPI Unaudited Prospective Financial Information

        FPI does not as a matter of course make public long-term projections as to future revenues, earnings or other results given, among other reasons, the uncertainty of the underlying assumptions and estimates. However, FPI is including in this joint proxy statement/prospectus certain projections that were made available to the FPI Board and management in connection with the evaluation of the Mergers. This information also was provided to FPI's financial advisor to the extent noted below. Certain portions of the information were also made available to the AFCO Board and management as well as to AFCO's financial advisors. The inclusion of this information should not be regarded as an indication that any of FPI, AFCO, their respective advisors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

        The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that the actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial results cover multiple years into the future, such information by its nature becomes less predictive with each successive year. FPI stockholders and AFCO stockholders are urged to review the risks and uncertainties described under "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements" beginning on pages 30 and 42, respectively, as well as the risks described in the periodic reports of FPI filed with the SEC. See "Where You Can Find More Information; Incorporation by Reference" beginning on page 195. The unaudited prospective financial results were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the

American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

        Neither FPI's independent registered public accounting firm, nor any other independent accountants, have audited, compiled, examined or performed any other procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the unaudited prospective financial information. The report of FPI's independent registered public accounting firm contained in FPI's Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this joint proxy statement/prospectus, relates to the historical consolidated financial statements of FPI. The independent registered public accounting firm's report does not extend to the unaudited prospective financial information and should not be construed to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the respective dates on which they were prepared.

        The following table presents selected unaudited prospective financial information for the fiscal years ending 2016 through 2020.

	Year Ending December 31,
(in thousands)	2016	2017	2018	2019	2020
Revenue	$26,738	$26,523	$27,154	$27,179	$26,779
Net Operating Income (NOI)	24,658	24,365	24,995	25,020	24,620
Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)	17,123	19,254	19,848	19,815	19,470
Funds From Operations (FFO)	7,277	10,933	11,527	11,494	11,149
Adjusted FFO (AFFO)	8,203	8,482	9,113	9,138	8,738

        NOI is a non-GAAP financial performance measure that represents total property revenues less total property operating expenses, excluding depreciation, for all properties held during the period. For purposes of the unaudited prospective financial information of FPI presented herein, EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. FPI computes Funds from Operations ("FFO") in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT, as net income or loss allocated to common stock (computed in accordance with GAAP), excluding real estate-related depreciation and amortization expense, gains or losses on sales of real estate and the cumulative effect of changes in accounting principles. FPI considers AFFO a useful supplemental performance metric for investors as it is more indicative of FPI's operational performance than FFO. FPI calculates AFFO by adjusting FFO to exclude real estate related acquisition and due diligence costs, stock based compensation, indirect offering costs, distributions on preferred units of limited partnership interest in FPI OP.

        FPI and AFCO calculate certain non-GAAP financial metrics, including FFO, AFFO, EBITDA and Adjusted EBITDA using different methodologies. Consequently, the financial metrics presented in each company's prospective financial information disclosures may not be directly comparable to one another.

        Although presented with numerical specificity, the forecasts were based on a number of assumptions and estimates that necessarily involve management's judgment regarding, among other things, future performance and operating results. For purposes of the above unaudited prospective financial information, FPI assumed no further acquisitions of farmland and no significant capital expenditures. FPI management believes these assumptions and estimates were reasonably prepared, but these assumptions and estimates may not be realized and are inherently subject to significant business, economic, market competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements" beginning on pages 30 and 42, respectively, as well as the risks described in the periodic reports of FPI filed with the SEC. All of these uncertainties and contingencies are difficult to predict and many are beyond the control of FPI and/or AFCO and will be beyond the control of the Combined Company.

        Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial results set forth above. The inclusion of the above unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future results, and such information should not be relied on as such. There can be no assurance that projected results or underlying assumptions will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the Mergers are completed. In addition, the above unaudited prospective financial results do not give effect to the Mergers. None of FPI, AFCO, or their respective officers, directors, affiliates, advisors or other representatives has made any representations regarding the ultimate performance of FPI compared to the information included in the above unaudited prospective financial information.

        FPI stockholders and AFCO stockholders are urged to review FPI's most recent SEC filings for a description of FPI's results of operations, financial condition, liquidity and capital resources during 2015 and the first nine months of 2016, including the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in FPI's Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the period ended September 30, 2016, which are incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information; Incorporation by Reference" beginning on page 195.

        FPI DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL INFORMATION.

Certain AFCO Unaudited Prospective Financial Information

        AFCO does not as a matter of course make public long-term projections as to future revenues, earnings or other results given, among other reasons, the uncertainty of the underlying assumptions and estimates. However, AFCO is including in this joint proxy statement/prospectus certain projections that were made available to the AFCO Board and management in connection with the evaluation of the Mergers. This information also was provided to AFCO's financial advisors for their use and reliance, and was used and relied upon, among other information and data, at the direction of AFCO's management, in connection with their respective opinions and financial analyses described under "—Opinions of AFCO's Financial Advisors—Opinion of Citigroup Global Markets Inc." and "—Opinions of AFCO's Financial Advisors—Opinion of Raymond James & Associates, Inc." This information was also made available to the FPI Board and management as well as to FPI's financial advisor. The inclusion of this information should not be regarded as an indication that any of AFCO, FPI, their respective advisors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

        The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that the actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial results cover multiple years into the future, such information by its nature becomes less predictive with each successive year. AFCO stockholders and FPI stockholders are urged to review the risks and uncertainties described under "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements" beginning on pages 30 and 42, respectively. The unaudited prospective financial results were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the AFCO's management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of AFCO's management's knowledge and belief, the expected course of action and the expected future financial performance of AFCO. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

        Neither AFCO's independent registered public accounting firm, nor any other independent accountants, have audited, compiled, examined or performed any other procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the unaudited prospective financial information. The report of AFCO's independent registered public accounting firm contained in AFCO's Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this joint proxy statement/prospectus, relates to the historical consolidated financial statements of AFCO. The independent registered public accounting firm's report does not extend to the unaudited prospective financial information and should not be construed to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the respective dates on which they were prepared.

        The following table presents selected unaudited prospective financial information for the fiscal years ending 2016 through 2020.

	Year Ending December 31,
(in thousands)	2016	2017	2018	2019	2020
Revenue	$16,686	$16,990	$18,933	$19,710	$21,776
Net Operating Income (NOI)	13,637	14,157	15,876	16,559	18,477
Cash Operating Income	4,912	6,306	7,781	8,213	9,871
Adjusted Funds From Operations (AFFO)	3,412	4,806	6,281	6,713	8,371
Capital Expenditures	(5,700)	(2,519)	(968)	(986)	(1,089)
Unlevered Free Cash Flow(1)	$(800)	$3,800	$6,800	$7,200	$8,800

(1)
Calculated by AFCO's financial advisors for purposes of their respective discounted cash flow analyses of AFCO from the unaudited prospective financial information provided by AFCO's management described above as estimated cash operating income less estimated capital expenditures (each as rounded) during the forecast periods described in such analyses.

        NOI is a non-GAAP financial performance measure that represents total property revenues (without accounting for the effect of straight-lining of rents pursuant to GAAP), less total property operating expenses, excluding depreciation, for all properties held during the period. AFCO believes NOI provides useful information to investors regarding its results of operations because it reflects only those income and expense items that are incurred at the property level and when compared across periods reflects the impact on operations from trends in occupancy, rental rates, including participating rents, property operating costs and acquisition and disposition activity, on an unleveraged basis and excluding general and administrative overhead costs.

        Cash Operating Income is calculated as NOI less the sub-advisory fees, professional fees and general and administrative expenses. AFCO believes Cash Operating Income provides useful information to investors regarding its results of operations for AFCO as a whole without taking into account the extent of use of leverage.

        AFCO calculates AFFO by adding back to Funds From Operation calculated in accordance with the standards established by the National Association of Real Estate Investment Trusts: (i) acquisition-related expenses (or due diligence costs incurred in non-consummated transactions), (ii) other income and expense items considered to be one-time in nature (including the expense related to AFCO's internalization transaction that occurred concurrently with AFCO's initial public offering), (iii) amortization of deferred financing costs, (iv) stock-based compensation expense, (v) non-real estate depreciation and amortization expense, if any, (vi) straight line rent adjustments, and (vii) above and below market lease amortization adjustments. AFCO believes AFFO is an important supplemental measure of operating performance because it is a measure of cash flow available for stockholders and a measure that can be analyzed in conjunction with the ability to pay dividends. AFCO computes Funds From Operations (FFO) in accordance with the NAREIT definition.

        AFCO and FPI calculate certain non-GAAP financial metrics, including FFO and AFFO, using different methodologies. Consequently, the financial metrics presented in each company's prospective financial information disclosures may not be directly comparable to one another.

        In addition, AFCO provided its financial advisors, as well as FPI's management and financial advisors, with its estimated net asset value, or NAV, as of March 31, 2016, which was $195.8 million, or $9.70 per share. AFCO does not as a matter of course make public its estimated NAV given, among other reasons, the uncertainty of the underlying assumptions and estimates. However, AFCO is including in this joint proxy statement/prospectus, in this "Certain AFCO Unaudited Prospective Financial Information" section only, its estimated NAV that was made available to its financial advisors. The estimated NAV was, in general, prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the estimated NAV reflects the value that could be obtained in a sale of AFCO's assets and/or that an actual sales price will not be significantly higher or lower than estimated. AFCO stockholders and FPI stockholders are urged to review the risks and uncertainties described under "Risk Factors" beginning on page 30. The estimated NAV was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP. Neither AFCO's independent registered public accounting firm, nor any other independent accountants, have audited, compiled, examined or performed any other procedures with respect to the estimated NAV contained herein, nor have they expressed any opinion or any other form of assurance on such information, and assume no responsibility for, and disclaim any association with, the estimated NAV.

        AFCO calculates NAV as stockholders' equity of AFCO, using the fair value of the farmland properties based on independent third-party appraisals in lieu of the GAAP value. For purposes of determining the adjustment between the investment in real estate on a GAAP basis and on a fair value basis, all of the costs associated with the acquisition of AFCO's farmland were added to the cost thereof (irrespective of whether the acquisition was treated as a business combination or not), and no effect was given to straight-lining rental income. In addition, all capital expenditures and development costs post-acquisition are capitalized and thereafter added to the cost of all of the properties, and included in net book value, for purposes of the fair value analysis. Acquisitions made during the first quarter (Sun Dial) were not appraised but instead kept at historical cost for purposes of determining the fair value of such properties. AFCO's estimated NAV takes into account the recent sale of Hawk Creek Ranch for $11.25 million, among other matters, but does not take into account any transaction costs in connection with the Mergers. Due to possible differences in the calculation or application of the definition of NAV, including the reliance on independent, third-party appraisers in determining fair value, a comparison of AFCO's NAV to similar measures utilized by other REITs, including FPI, may not necessarily be meaningful.

        Although presented with numerical specificity, the forecasts were based on a number of assumptions and estimates that necessarily involve management's judgment regarding, among other things, future interest rates, agricultural land values and market rents, AFCO's future stock price, the level of future acquisitions or dispositions, crop price and yield, future operational expenses, future capital expenditures and dividend rates. For the purposes of the above unaudited prospective financial information, AFCO assumed no further acquisitions of farmland and no incremental acquisition expenditures for the development of existing farms. AFCO management believes these assumptions and estimates were reasonably prepared, but these assumptions and estimates may not be realized and are inherently subject to significant business, economic, market competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements" beginning on pages 30 and 42, respectively. All of these uncertainties and contingencies are difficult to predict and many are beyond the control of AFCO and/or FPI and will be beyond the control of the Combined Company.

        Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial results or estimated NAV set forth above. The inclusion of the above unaudited prospective financial information and estimated NAV in this joint proxy statement/prospectus should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future results or that estimated NAV is necessarily reflective of fair value, and such information should not be relied on as such. There can be no assurance that projected results or underlying assumptions will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the Mergers are completed. In addition, the above unaudited prospective financial results and the estimated NAV do not give effect to the Mergers or take into account transaction and other costs in connection therewith. None of AFCO, FPI, or their respective officers, directors, affiliates, advisors or other representatives has made any representations regarding the ultimate performance of, or fair value of, AFCO compared to the information included in the above unaudited prospective financial information or estimated NAV.

        AFCO stockholders and FPI stockholders are urged to review AFCO's most recent SEC filings for a description of AFCO's results of operations, financial condition, liquidity and capital resources during 2015 and the first nine months of 2016, including the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in AFCO's Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the period ended September 30, 2016, which are incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information; Incorporation by Reference" beginning on page 195.

        AFCO DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION OR ESTIMATED NAV TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL INFORMATION.

Interests of FPI's Directors and Executive Officers in the Mergers

        In considering the recommendation of the FPI Board to approve the FPI Stock Issuance Proposal, FPI stockholders should be aware that certain executive officers and directors of FPI may have certain interests in the Mergers that may be different from, or in addition to, the interests of FPI stockholders generally. These interests may create potential conflicts of interest. The FPI Board was aware of those interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement, the Company Merger and the other transactions contemplated by the Merger Agreement.

        On November 14, 2016, Paul A. Pittman, FPI's Executive Chairman, President and Chief Executive Officer purchased 10,000 shares of AFCO common stock. Mr. Pittman will receive 7,417 shares of FPI common stock in exchange for his shares of AFCO common stock at the effective time of the Company Merger. Mr. Pittman intends to vote his shares of AFCO common stock in favor of the approval of the AFCO Merger Proposal and in favor of the proposal to approve one or more adjournments of the AFCO special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the approval of the AFCO Merger Proposal.

        Following the consummation of the Mergers, all six of the current members of the FPI Board will continue as members of the board of directors of the Combined Company. Paul A. Pittman, FPI's Executive Chairman, President and Chief Executive Officer, will serve as Executive Chairman and Chief Executive Officer of the Combined Company. Luca Fabbri, FPI's Chief Financial Officer and Treasurer, will serve as Chief Financial Officer and Treasurer of the Combined Company.

        Neither FPI nor, to the best of FPI's knowledge, any of FPI's directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of AFCO, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

Interests of AFCO's Directors and Executive Officers in the Mergers

        In considering the recommendation of the AFCO Board to approve the AFCO Merger Proposal, AFCO's stockholders should be aware that certain directors and executive officers of AFCO have certain interests in the Mergers that may be different from, or in addition to, the interests of AFCO's stockholders generally. The members of the AFCO Board were aware of these different or additional interests and considered these interests, among other matters, in evaluating and approving the Mergers and the other transactions contemplated by the Merger Agreement, and in recommending to AFCO's stockholders that they approve the AFCO Merger Proposal at the AFCO special meeting.

        Following the effective time of the Company Merger, D. Dixon Boardman, the chairman of the AFCO Board, and Thomas S. T. Gimbel, a director and Chief Executive Officer of AFCO, will be appointed to the board of directors of the Combined Company and each, as a member of the board of directors of the Combined Company, will be entitled to fees and other compensation and participation in options, shares or other benefit plans for which directors of the Combined Company are eligible. Robert L. Cowan, AFCO's current President and Chief Investment Officer, has entered into an employment agreement with FPI and is expected to join the Combined Company as its President following the effective time of the Company Merger. See "—Employment Agreement with Robert L. Cowan" beginning on page 115 of this joint proxy statement/prospectus.

        Mr. Boardman, Mr. Gimbel, and Geoffrey M. Lewis, the Chief Financial Officer and a director of AFCO, each own AFCO OP Units. The ownership of these limited partnership interests may result in Messrs. Boardman, Gimbel and Lewis having interests in the Mergers that are different from, or in addition to, those of AFCO's stockholders generally. Pursuant to the Partnership Merger, each AFCO OP Unit will be converted into 0.7417 FPI OP Units. The value of each FPI OP Unit is equivalent to the value of one share of FPI common stock. At the closing of the Mergers, FPI will enter into a customary registration rights agreement covering the shares of FPI common stock issuable upon redemption of new validly issued FPI OP Units with each of the holders of AFCO OP Units who receive new validly issued FPI OP Units in the Partnership Merger and who are parties to that certain Registration Rights Agreement, dated as of October 23, 2015, by and between AFCO and the holders named therein, including, among others, Messrs. Boardman, Gimbel and Lewis.

        For purposes of the disclosure in this joint proxy statement/prospectus, the "named executive officers" of AFCO are Thomas S.T. Gimbel, Robert L. Cowan, and Geoffrey M. Lewis.

Employment Agreements

        Each of AFCO's current named executive officers entered into employment agreements with AFCO in September 2015 under which they are entitled to certain benefits if there is a termination of employment following a "change in control" (as defined in their employment agreements), subject only to the named executive officer signing a separation agreement and release (a "Separation Agreement") within 60 days of termination. The consummation of the Company Merger would constitute a change in control under each employment agreement. If a change in control occurs and, within 12 months thereafter, a named executive officer's employment is terminated by AFCO without cause or by the named executive officer for good reason (each, a "qualifying termination"), subject to the signing of a Separation Agreement, the named executive officer will receive a lump sum cash severance payment within 60 days of the qualifying termination equal to a multiple (3x for Mr. Gimbel and 2x for each of Mr. Cowan and Mr. Lewis) of the sum of (i) the named executive officer's base salary at the time of termination (or, if greater, the named executive officer's base salary in effect immediately prior to the change in control) and (ii) the average annual cash incentive compensation received by the named executive officer over the prior three years (or, if less than three years, such fewer full years of employment). In addition, each named executive officer will also receive a pro rata portion of his or her target bonus (as defined in each named executive officer's employment agreement) based on the number of days the named executive officer worked during the calendar year in which termination occurs (which amount will be further adjusted in the case of Mr. Lewis, to reflect the portion of his time spent working for AFCO in the preceding 90 days). See the discussion under "—2016 Annual Incentive Compensation."

        Further, the employment agreements provide that following any change in control and a qualifying termination of employment, and subject to the signing of a Separation Agreement, any stock options or other stock-based awards with time-vesting will immediately accelerate and become fully vested and exercisable as of the date of the named executive officer's termination, and each stock option or other stock-based award with performance-based vesting will remain outstanding and will be earned in accordance with its terms. As of the date of the Merger Agreement, no stock options or other stock based awards with time-vesting were outstanding and, pursuant to the terms of the Merger Agreement, AFCO has agreed not to issue any equity awards through the closing of the Mergers. The treatment of restricted stock unit awards that are subject to performance-based vesting in connection with the Company Merger are described below under "—Treatment of AFCO Restricted Stock Units."

        In addition, the employment agreements provide that following any change in control and a qualifying termination of employment, and subject to the signing of a Separation Agreement, each named executive officer participating in AFCO's health plan immediately prior to such termination will receive up to 18 monthly cash payments in an amount equal to the monthly employer contribution that AFCO would be required to make to provide health insurance to the named executive officer if the named executive officer had not been terminated.

        If any severance payment, pro rata target bonus, benefit or other payment due a named executive officer under his or her employment agreement in connection with a change in control would constitute a "parachute payment" within the meaning of Section 280G of the Code and would be subject to the related excise tax imposed under Section 4999 of the Code, such payments and benefits would be reduced to the level such that the excise tax will not apply, but only if such reduction would result in a greater after-tax amount.

        For an estimate of the amounts that would be payable to the named executive officers of AFCO upon a qualifying termination of employment in connection with the Mergers, see below under "—Executive Compensation Payable in Connection with the Mergers."

Employment Agreement with Robert L. Cowan

        On November 15, 2016, FPI entered into an employment agreement with Robert L. Cowan (the "Cowan Employment Agreement") the effectiveness of which is conditioned upon the consummation of the Mergers. The Cowan Employment Agreement provides for a term of one year commencing at the effective time of the Company Merger, during which time Mr. Cowan will serve as the President of FPI. If Mr. Cowan's employment continues following the expiration of the one-year term, his employment will be considered "at-will," and will not be covered by the Cowan Employment Agreement. Pursuant to the Cowan Employment Agreement, Mr. Cowan will be paid a base salary of $300,000, subject to annual review by the FPI Board, and he will be eligible to receive an annual bonus based on at least 60% of his base salary upon the attainment of one or more performance goals established by the FPI Board. The salary and bonus thresholds under the Cowan Employment Agreement are the same as those under Mr. Cowan's current employment agreement with AFCO. Mr. Cowan will also be eligible to receive equity and other long-term incentive awards under FPI's Amended and Restated 2014 Equity Incentive Plan or any applicable plan adopted by FPI during the term of his employment. FPI expects to grant $1.0 million in restricted shares of FPI common stock to Mr. Cowan upon completion of the Mergers. Mr. Cowan will not be entitled to any payments pursuant to a Separation Agreement with AFCO because of his continued employment with FPI following the consummation of the Company Merger. In addition, Mr. Cowan will not be entitled to receive shares of FPI common stock in the Company Merger in respect of his AFCO RSUs that would otherwise be deemed fully earned vested at the effective time of the Company Merger pursuant to Mr. Cowan's restricted stock unit award agreement with AFCO.

        The Cowan Employment Agreement provides that, if Mr. Cowan's employment is terminated:

  •
  due to Mr. Cowan's death, then FPI shall pay to Mr. Cowan: (i) any unpaid base salary through the termination date; (ii) any annual bonus earned and accrued but unpaid; (iii) any accrued by unused vacation time in accordance with FPI policy; and (iv) reimbursement for any unreimbursed business expenses incurred through the termination date;

  •
  due to Mr. Cowan's disability, then FPI shall pay to Mr. Cowan: (i) any accrued benefits and (ii) subject to (A) Mr. Cowan's timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and (B) Mr. Cowan's continued compliance with his post-termination obligations under the Cowan Employment Agreement, including Mr. Cowan's delivery and non-revocation of an effective general release of claims in favor of FPI and compliance with customary restrictive covenant provisions, including, relating to confidentiality, noncompetition, nonsolicitation, cooperation and nondisparagement, reimbursement for the amount equal to the COBRA continuation coverage premiums paid by Mr. Cowan for a period of up to 18 months;

  •
  by FPI, for "cause" or by Mr. Cowan without "good reason," then FPI shall pay Mr. Cowan any accrued benefits; or

  •
  by FPI, without "cause" or by Mr. Cowan for "good reason," then FPI shall pay Mr. Cowan: (i) any accrued benefits; (ii) subject to Mr. Cowan's continued compliance with his post-termination obligations under the Cowan Employment Agreement, including Mr. Cowan's delivery and non-revocation of an effective general release of claims in favor of FPI and compliance with customary restrictive covenant provisions, including, relating to confidentiality, noncompetition, nonsolicitation, cooperation and nondisparagement, one and a half times (1.5x) the sum of (A) his base salary in effect on the termination date, (B) the average annual bonus earned by Mr. Cowan for the two (2) FPI fiscal years ending during his employment period and immediately preceding the FPI fiscal year in which termination occurs, plus (C) the average equity award value of the two most recent annual grants; (iii) subject to (A) Mr. Cowan's timely election of continuation coverage under COBRA and (B) Mr. Cowan's continued compliance with his post-termination obligations under the Cowan Employment Agreement, including Mr. Cowan's delivery and non-revocation of an effective general release of claims in favor of FPI and compliance with customary restrictive covenant provisions, including, relating to confidentiality, noncompetition, nonsolicitation, cooperation and nondisparagement, reimbursement for the amount equal to the COBRA continuation coverage premiums paid by Mr. Cowan for a period of up to 18 months; and (iv) any equity-based awards that are outstanding on the termination date, which shall immediately become fully vested and, as applicable, exercisable.

2016 Annual Incentive Compensation

        The named executive officers' respective employment agreements each provide for the payment of annual incentive compensation, or a target bonus, that is determined using a certain percentage of base salary, as set forth in each employment agreement. The employment agreements provide that in order to earn the target bonus, the named executive officers must be employed by AFCO on the day the target bonus is paid. The target bonus percentage for the calendar year ended December 31, 2016 for each of Mr. Gimbel, Mr. Cowan and Mr. Lewis is 75%, 60% and 40%, respectively. As discussed above under "—Employment Agreements," in the event of a qualifying termination at or within 12 months of the effective time of the Company Merger, each named executive officer will be entitled to a pro rata portion of the target bonus, based on the number of days the named executive officer worked during the calendar year. Mr. Lewis's target bonus will be subject to further adjustment based on the percentage of time he has devoted to AFCO's business during the 90-day period prior to a qualifying termination. The effective time of the Company Merger may occur before or after December 31, 2016, and, as a result, the actual amount of the target bonus payable to each named executive officer may differ in material respects from these target bonus percentages.

Payment to AFCO's Chairman of the Board

        Effective August 23, 2016, AFCO entered into an agreement with Mr. Boardman pursuant to which Mr. Boardman will be paid an amount equal to $1 million within five days of the closing of the Mergers. The agreement with Mr. Boardman also contains non-competition restrictive covenants whereby Mr. Boardman has agreed not to become employed by or serve on the board of directors of real estate investment trusts engaged in the owning, investing in or financing of income-producing farmland real estate for a period of 24 months following his last day as a director of AFCO, unless authorized by AFCO. In connection with approving the Merger Agreement and the transactions contemplated thereby, the AFCO Board approved the service of Mr. Boardman on the FPI Board subsequent to the effective time of the Company Merger.

Treatment of AFCO Restricted Stock Units

        On March 23, 2016, the compensation committee of the AFCO Board approved the award of 111,924 AFCO RSUs to the named executive officers and Mr. Boardman pursuant to AFCO's 2014 Equity Incentive Plan. These awards were intended to incentivize the retention and long-term performance of the grantees. Pursuant to the agreements governing the award of the AFCO RSUs, the AFCO RSUs are subject to vesting based upon the attainment of pre-determined levels of total stockholder returns over a four-year period beginning on December 31, 2015 and ending on December 31, 2019 (the "Performance Period"), as measured as of each calendar year end of the Performance Period compared to the share price of AFCO's common stock on December 31, 2015, with one-quarter of the AFCO RSUs subject to vesting each year. In the event a change in control is consummated prior to the end of the Performance Period, each awardee will be deemed to have earned and vested in the number of AFCO RSUs equal to, (i) the number of AFCO RSUs determined to be earned for that year of the Performance Period based on the pre-determined performance metrics measured as of the time of the change in control, plus (ii) additional amounts based on whether the change in control price per share equals or exceeds pre-determined potential levels above the net asset value per share of AFCO, less any AFCO RSUs previously earned for that year or years of the Performance Period. As a result of the Company Merger, to the extent the criteria outlined above is met, certain of the AFCO RSUs outstanding immediately prior to the effective time of the Company Merger will be deemed fully earned and will fully vest as of the effective time of the Company Merger and will be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of AFCO common stock underlying such AFCO RSU, less applicable tax withholding. Any AFCO RSUs that do not vest at the effective time of the Company Merger shall be forfeited for no consideration.

        As a result of the transactions contemplated under the Merger Agreement and based on a price of $[    •    ] per share of FPI common stock (the closing price on [    •    ], 2016, the most recent practicable date prior to the filing of this joint proxy statement/prospectus) it is estimated that [    •    ] currently outstanding AFCO RSUs held by AFCO named the executive officers and Mr. Boardman will accelerate, vest and be converted into the right to receive the Merger Consideration as of immediately prior to the effective time of the Company Merger.

        The following table sets forth for each of the named executive officers and Mr. Boardman the number of shares of AFCO common stock subject to AFCO RSUs for which it is estimated that vesting will accelerate under the terms of the Merger Agreement and that will be exchanged for the Merger Consideration, in each case, as held by the named executive officers and Mr. Boardman as of the date of the Merger Agreement, and assuming continued employment through the date of the closing of the Company Merger. For purposes of the table below, the value of each AFCO RSU has been calculated based on the Exchange Ratio of 0.7417 and assumes a price per share of $[    •    ] for each share of FPI common stock, which represents the closing price per share of FPI common stock on [    •    ], 2016, the most recent practicable date prior to the filing of this joint proxy statement/prospectus. Accordingly, the actual value received by the named executive officers and Mr. Boardman may be more or less than the values provided below depending on the trading price of FPI common stock on the date of the closing of the Company Merger.

	Number of Shares of AFCO Common Stock Subject to AFCO RSUs for which Vesting Will Accelerate(1)(2)	Estimated Value of AFCO RSUs ($)(1)
Named Executive Officer:
Thomas S.T. Gimbel	[•]	[•]
Robert L. Cowan(3)	—	—
Geoffrey M. Lewis	[•]	[•]
Non-Employee Director:
D. Dixon Boardman	[•]	[•]

(1)
The values set forth above for the AFCO RSUs are based on the Exchange Ratio of 0.7417 and assume a price per share of $[    •    ] for each share of FPI common stock, which represents the closing price for shares of FPI's common stock on the most recent practicable date prior to the filing of this joint proxy statement/prospectus.

(2)
Under the terms of the agreements governing the award of the AFCO RSUs, the assumed price per share of $[    •    ] received as Merger Consideration will result in the acceleration, vesting and conversion of 100% of the total number of AFCO RSUs that would otherwise be subject to vesting in 2016 based on the pre-determined levels of total stockholder return for the year.

(3)
Assuming the Cowan Employment Agreement becomes effective at the effective time of the Company Merger, Mr. Cowan will not be entitled to receive shares of FPI common stock in the Company Merger in respect of his AFCO RSUs that would otherwise be deemed fully earned vested at the effective time of the Company Merger pursuant to Mr. Cowan's restricted stock unit award agreement with AFCO. However, if Mr. Cowan's employment agreement with FPI is terminated prior to the effective time of the Company Merger, at the effective time of the Company Merger, Mr. Cowan will receive [    •    ] shares of FPI common stock in respect of [    •    ] AFCO RSUs that will be deemed fully earned and will fully vest. See "—Employment Agreement with Robert L. Cowan" beginning on page 115 of this joint proxy statement/prospectus and "—Executive Compensation Payable in Connection with the Mergers" beginning on page 119 of this joint proxy statement/prospectus.

Indemnification and Insurance

        AFCO's charter and bylaws authorize it, and its bylaws require it, to indemnify each present and former director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to AFCO. In addition, AFCO is party to indemnity agreements with each of its directors and executive officers that require AFCO, among other obligations, to indemnify its directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or executive officers. FPI has agreed that each such indemnification obligation, under Maryland law and under the indemnification agreements, will become the joint and several obligations of FPI, the Surviving Corporation and any applicable FPI subsidiary and will survive the Company Merger and continue in full force and effect for a period of six (6) years form the effective time of the Company Merger.

        In addition each of AFCO and FPI have agreed that AFCO will indemnify and hold harmless and provide advancement of expenses to, and after the effective time of the Company Merger, FPI and the Surviving Corporation, will indemnify and hold harmless and provide advancement of expenses to, each AFCO officer and director in defense of any proceeding arising out of or pertaining to his or her role as an officer or director or in connection with the negotiation, execution or performance of the Merger Agreement or any related agreement or transaction contemplated thereby, to the fullest extent permitted by law. FPI is also required to direct the Surviving Corporation to obtain a policy of directors' and officers' liability insurance for the benefit of AFCO's officers and directors for six years following completion of the Company Merger.

        Such indemnification and insurance coverage is further described in the section titled "The Merger Agreement—Covenants and Agreements—Indemnification of Officers and Directors; Insurance" beginning on page 139 of this joint proxy statement/prospectus.

Executive Compensation Payable in Connection with the Mergers

        The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer that is based on or otherwise relates to the transactions contemplated under the Merger Agreement.

        Please note that the amounts indicated below are estimates based on the material assumptions described in the notes to the table below, which may or may not actually occur. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, that may become payable to a named executive officer may differ in material respects from the amounts set forth below. Furthermore, for purposes of calculating such amounts, we have assumed, solely for purposes of the table below:

  •
  a closing date for the Company Merger of January 15, 2017;

  •
  unless otherwise described below, with respect to each executive officer, a qualifying termination as of such date;

  •
  the named executive officer's base salary rates and annual target bonuses remain unchanged from those in place as of [    •    ], 2016;

  •
  the named executive officer receives an annual bonus for 2016 equal to his target bonus for 2016, which is as follows: Mr. Gimbel—$337,500 and Mr. Lewis—$37,800;

  •
  no named executive officer enters into new agreements or is otherwise legally entitled to, prior to the effective time of the Company Merger, additional compensation or benefits.

	Cash ($)(1)	Accelerated Vesting of Unvested Equity ($)(2)	Continued Benefits and Perquisites ($)(3)	Total ($)
Thomas S.T. Gimbel	1,967,320	[•]	60,480	[•]
Robert L. Cowan(4)	—	—	—	—
Geoffrey M. Lewis	241,569	[•]	—	[•]

(1)
Represents the sum of the (i) cash severance payments and (ii) cash payments of the pro rata portion of target bonus awards payable to the named executive officers under their respective employment agreements. The amounts included for severance and pro rata target bonus awards are each "double-trigger" change in control arrangements payable only following both a change in control and a qualifying termination. Both the severance amount and the pro rata target bonus are payable in a cash lump sum within 60 days of the named executive officer's qualifying termination.

  The following table quantifies each separate form of cash payment included in the aggregate total reported in the "Cash" column.

	Severance
Name	Base Salary Component ($)(a)		Average Annual Incentive Compensation Component ($)(a)		2017 Pro Rata Target Bonus Awards ($)(b)
Thomas S.T. Gimbel	1,350,000		603,450		13,870
Robert L. Cowan(c)	—		—		—
Geoffrey M. Lewis	189,000	(d)	51,106	(d)	1,553	(d)

(a)
Under the terms of the named executive officer's employment agreements, the severance payments will be equal to a multiple (3x for Mr. Gimbel and 2x for Mr. Lewis) of base salary and average annual incentive compensation at the time of termination. For 2017, the base salaries for the named executive officers are assumed to be the same as 2016 base salaries: Mr. Gimbel—$450,000 and Mr. Lewis—$94,500 (refer to (d) below). The average annual incentive awards for the named executive officers are: Mr. Gimbel—$201,150 and Mr. Lewis—$25,553.

(b)
The target bonus is calculated as a percentage of base salary. The applicable percentage for 2017 is assumed to be the same as for 2016, which for each of Mr. Gimbel and Mr. Lewis, is 75% and 40%, respectively. The amounts set forth in this column assume an effective time of the Company Merger of January 15, 2017. The effective time of the Company Merger may occur before or after January 15, 2017 and, as a result, the actual amount of the target bonus payable to the named executive officers may differ in material respects from the amounts set forth in the table.

(c)
See footnote 4 below regarding Mr. Cowan's expected employment following the completion of the Company Merger.

(d)
The base salary and average annual incentive compensation components of the severance payment and the pro rata target bonus award payable to Mr. Lewis in connection with the Mergers are each subject to adjustment based on the percentage of time he has devoted to AFCO's business during the 90-day period prior to a qualifying termination. The amounts set forth assume that Mr. Lewis will devote approximately 30% of time to AFCO business during this 90-day period, however the actual percentage may differ and, as a result, the amounts payable to Mr. Lewis may differ in material respects from the amounts set forth in the table.

(2)
Represents the estimated number of unvested AFCO RSUs held by the named executive officers that, as a result of the Company Merger, will be deemed fully earned and will fully vest as of the effective time of the Company Merger and will be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of AFCO common stock underlying such AFCO RSU, less applicable tax withholding. These AFCO RSUs will be converted into shares of FPI common stock in the Company Merger on the same terms as all shares of AFCO common stock. The estimated dollar value of the AFCO RSUs is based on the Exchange Ratio of 0.7417 and assumes a price per share of $[    •    ] for each share of FPI common stock, which represents the closing price for shares of FPI's common stock on [    •    ], 2016, the most recent practicable date prior to the filing of this joint proxy statement/prospectus. Accordingly, the actual value received by the named executive officers may be greater or less than those provided above. See "—Treatment of AFCO Restricted Stock Units" above for additional details regarding the RSUs. All such amounts are "single trigger" and payable pursuant to the change in control provisions of the agreements governing the award of the RSUs.

(3)
Includes the sum of 18 monthly cash payments, each equal to the monthly employer contribution that AFCO would have made to provide health insurance if the named executive officer remained employed by AFCO. The cost of continued benefits is estimated using 2016 annual costs over the continuation period. All such amounts are "double trigger" and payable under the respective named executive officer's employment agreement upon a change in control and a qualifying termination.

(4)
The amounts shown for Robert L. Cowan assume that the Cowan Employment Agreement is still in effect prior to the effective time of the Company Merger. However, if the Cowan Employment Agreement is terminated prior to the effective time of the Company Merger, Mr. Cowan will be entitled to (i) a severance payment of 2x base salary and average annual incentive compensation plus a pro rata share of his 2017 target bonus award, or $821,957, (ii) $60,480 in continued benefits and perquisites and (iii) [    •    ] unvested AFCO RSUs that will be deemed fully earned and will fully vest as of the effective time of the Company merger and will be cancelled and converted automatically into the right receive the Merger Consideration in respect of each share of AFCO common stock underlying such AFCO RSU, less applicable tax withholding, in each case assuming an effective time of the Company Merger of January 15, 2017. The effective time of the Company Merger may occur before or after January 15, 2017 and, as a result, the actual amount of the 2017 target bonus award payable to Mr. Cowan may differ in material respects from the amount set forth above.

Litigation Relating to the Mergers

        On October 26, 2016, a purported class action lawsuit was filed in the Circuit Court for Baltimore County, Maryland against AFCO, seeking to represent a proposed class of all AFCO stockholders captioned Parshall v. American Farmland Company, et. al., Case No. 24C16005745. The complaint names as defendants AFCO, the members of the AFCO Board, AFCO OP, FPI, FPI OP, FPI OP GP, Merger Sub, Merger Partnership and Merger Sub GP. The complaint alleges, among other things, that the AFCO directors breached their duties to AFCO in connection with the evaluation and approval of the Mergers. In addition, the complaint alleges, among other things, that AFCO, AFCO OP, FPI, FPI OP, FPI OP GP, Merger Sub, Merger Partnership and Merger Sub GP aided and abetted those breaches of duties. The complaint seeks equitable relief, including a potential injunction against the Mergers. FPI and AFCO believe the allegations in the complaint are without merit and intend to defend against those allegations.

Regulatory Approvals Required for the Mergers

        FPI and AFCO are not aware of any material federal or state regulatory requirements that must be complied with or regulatory approvals that must be obtained in connection with the Mergers or the other transactions contemplated by the Merger Agreement.

Accounting Treatment

        FPI prepares its financial statements in accordance with GAAP. The Mergers will be accounted for by applying the acquisition method, which requires the identification of the acquirer, the determination of the acquisition date, the recognition and measurement, at fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquiree and recognition and measurement of goodwill or a gain from a bargain purchase. The accounting guidance for business combinations, referred to as ASC 805, provides that in a business combination involving the exchange of equity interests, the entity issuing the equity interests is usually the acquirer; however, all pertinent facts and circumstances must be considered, including the relative voting rights of the stockholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined entity, the relative size of the company and the terms of the exchange of equity interests in the business combination, including payment of a premium.

        Based on the fact that FPI is the entity issuing the equity securities, that continuing FPI common stockholders and holders of FPI OP Units will own approximately [    •    ]% of the issued and outstanding common shares of the Combined Company and former AFCO common stockholders and holders of AFCO OP Units will own approximately [    •    ]% of the issued and outstanding shares of common stock or units of the Combined Company, assuming that FPI Board members and senior management will represent the majority of the board and senior management of the Combined Company, and based on the terms of the Mergers, with AFCO shareholders receiving a premium (as of the trading day immediately preceding the merger announcement) over the fair market value of their shares on such date, FPI is considered the acquirer for accounting purposes. Therefore, FPI will recognize and measure, at fair value of the identifiable assets acquired, liabilities assumed and any noncontrolling interests in the consolidated subsidiaries of AFCO, and FPI will recognize and measure goodwill and any gain from a bargain purchase, in each case, upon completion of the Mergers.

Exchange of Shares in the Company Merger

        FPI has appointed American Stock Transfer & Trust Company, LLC (the "Exchange Agent") to act as the exchange agent and payment agent for the shares of AFCO common stock to be exchanged for shares of FPI common stock and the payment of cash in lieu of fractional shares of FPI common stock. As promptly as practicable after the effective time of the Company Merger, the Exchange Agent will mail to each holder of record of AFCO common stock a letter of transmittal and instructions for effecting the exchange of AFCO common stock for the merger consideration the holder is entitled to receive under the Merger Agreement. Upon surrender of the stock certificates or book-entry shares for cancellation along with the executed letter of transmittal and any other documentation required by the instructions, an AFCO stockholder will receive any whole shares of FPI common stock such holder is entitled to receive and cash in lieu of any fractional shares of FPI common stock such holder is entitled to receive. After the effective time of the Company Merger, AFCO will not register any transfers of AFCO common stock.

        FPI stockholders need not take any action with respect to their stock certificates or book-entry shares.

Dividends

        Each company plans to continue its current dividend policy until the closing of the Mergers, except that FPI and AFCO will coordinate so that their respective quarterly dividends declared following the execution of the Merger Agreement will have the same payment dates and record dates. FPI currently pays a quarterly dividend of $0.1275 per share of FPI common stock and per FPI OP Unit, and AFCO currently pays a quarterly dividend of $0.0625 per share of AFCO common stock and per AFCO OP Unit. On November 3, 2016, the FPI Board declared a dividend of $0.1275 per share of FPI Common Stock and $0.1275 per FPI OP Unit, each payable on January 13, 2017 to holders of record on January 2, 2017. AFCO has agreed to align the record date and payment date of future dividends, including any dividends to be made with respect to the fourth quarter of 2016, with FPI's record and payment dates. Following the closing of the Mergers, FPI expects to continue its current dividend policy for stockholders of the Combined Company, subject to the discretion of the Combined Company's board of directors, which reserves the right to change the Combined Company's dividend policy at any time and for any reason. In addition, the Merger Agreement permits each of FPI and AFCO to pay any distribution that is reasonably necessary to maintain its respective REIT qualification and/or to avoid the imposition of U.S. federal income or excise tax. See "Risk Factors—Risks Related to an Investment in the Combined Company's Common Stock—The Combined Company cannot assure you that it will be able to continue paying dividends at or above the rate currently paid by FPI and AFCO" on page 39.

Listing of FPI Common Stock

        It is a condition to each party's obligation to complete the Mergers that the shares of FPI common stock issuable in the Company Merger, the shares of FPI common stock issuable upon redemption of FPI OP Units to be issued in the Partnership Merger and the shares of FPI common stock issuable in respect of fully vested and earned AFCO RSUs be approved for listing on the NYSE, subject to official notice of issuance. FPI has agreed to use its commercially reasonable best efforts to cause the shares of FPI common stock to be issued in the Company Merger, the shares of FPI common stock to be issued upon redemption of FPI OP Units to be issued in the Partnership Merger and the issuance of shares of FPI common stock issuable in respect of fully vested and earned AFCO RSUs to be approved for listing on the NYSE, subject to official notice of issuance.

Delisting and Deregistration of AFCO Common Stock

        After the Mergers are completed, the shares of AFCO common stock currently listed on the NYSE MKT will cease to be listed on the NYSE MKT and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

Form, Effective Time and Closing of the Mergers

        The Merger Agreement provides for: (i) the merger of Merger Partnership with and into AFCO OP at the effective time of the Partnership Merger with AFCO OP continuing as the surviving entity and an indirect subsidiary of FPI (the "Partnership Merger"), and (ii) the merger of AFCO with and into Merger Sub at the effective time of the Company Merger with Merger Sub continuing as the surviving entity and a wholly-owned subsidiary of FPI (the "Company Merger" and, together with the Partnership Merger, the "Mergers"). The Partnership Merger will become effective upon the certificate of merger with respect to the Partnership Merger being duly filed with, and accepted for record by, the Secretary of State of the State of Delaware or at such other date and time as is agreed between FPI and AFCO and specified in the certificate of merger. The Company Merger will become effective upon the articles of merger with respect to the Company Merger being duly filed with, and accepted for record by, the State Department of Assessments and Taxation of the State of Maryland (the "SDAT") and the certificate of merger with respect to the Company Merger being duly filed with, and accepted for record by, the Secretary of State of the State of Delaware, or such other date and time agreed upon by FPI and AFCO, such time not to exceed thirty days from the date the articles of merger are filed with, and accepted for record by, the SDAT, and specified in the articles of merger. The Partnership Merger will occur prior to (but on the same date as) the effectiveness of the Company Merger. Upon the closing of the Partnership Merger, FPI OP will own all of the limited partnership interests in AFCO OP and Merger Sub GP will own the general partnership interest in AFCO OP.

        The Merger Agreement provides that the closing of the Mergers will take place at 9:29 a.m. Eastern Time at the offices of Goodwin Procter LLP, 620 Eighth Avenue, New York, New York 10018, or at such other place as mutually agreed in writing to by FPI and AFCO on a date to be agreed upon by FPI and AFCO, but no later than the second business day after the satisfaction or waiver of the conditions to closing (described below under "—Conditions to Completion of the Mergers") set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing but subject to the satisfaction or, if permissible, waiver of such conditions) and in any event, no later than March 31, 2017.

Organizational Documents of the Combined Company

        Upon the effectiveness of the Partnership Merger, Merger Sub GP will be the general partner of AFCO OP, and the second amended and restated agreement of limited partnership of AFCO OP will be amended and restated to read in its entirety as the limited partnership agreement of Merger Partnership as in effect immediately prior to the effectiveness of the Partnership Merger, except that references to the name of Merger Partnership will be replaced by references to AFCO OP as the surviving partnership in the Partnership Merger.

        Upon the effectiveness of the Company Merger, the certificate of formation of Merger Sub will be the certificate of formation and the limited liability company operating agreement of Merger Sub will be the limited liability company operating agreement of Merger Sub as the surviving entity in the Company Merger, except that references to the name of Merger Sub will be replaced by references to the name of the surviving entity.

Board of Directors of the Combined Company

        As of the effective time of the Company Merger, the board of directors of the Combined Company will be increased from six members to eight members, with the six current FPI directors, Paul A. Pittman, Jay B. Bartels, John C. Conrad, Christopher A. Downey, Joseph W. Glauber and Darell D. Sarff continuing as directors of the Combined Company. Paul A. Pittman, Executive Chairman of the FPI Board, will serve as Executive Chairman of the board of directors for the

Combined Company. The FPI Board will fill the two newly created vacancies by electing to the FPI Board, as of the effective time of the Company Merger, Thomas S. T. Gimbel and D. Dixon Boardman, both of whom are current members of the AFCO Board, to serve until the next annual meeting of the Combined Company's stockholders (and until their successors have been duly elected and qualified).

Merger Consideration; Effects of the Mergers

Merger Consideration

        At the effective time of the Company Merger, by virtue of the Company Merger and without any action on the part of any party to the Merger Agreement, the holders of AFCO common stock, or any other person, each issued and outstanding share of AFCO common stock (other than shares held by FPI, any wholly-owned subsidiary of FPI or AFCO, or any of the other Buyer Parties or any of their respective wholly-owned subsidiaries) as of immediately prior to the effective time of the Company Merger will be automatically converted into (i) the right to receive 0.7417 (as the same may be adjusted, the "Exchange Ratio") validly issued, fully paid and non-assessable shares of FPI common stock (the "Merger Consideration"), without interest, but subject to any withholding required under applicable tax law, plus (ii) the right, if any, to receive, cash in lieu of fractional shares of FPI common stock into which such shares of AFCO common stock would have been converted (the "Fractional Share Consideration"). The Merger Consideration and the Exchange Ratio will be adjusted appropriately (as described below) to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into FPI common stock or AFCO common stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of FPI common stock or AFCO common stock, as applicable, outstanding after the date of the Merger Agreement and prior to the effective time of the Company Merger.

        Any and all shares of AFCO common stock subject to outstanding awards of AFCO RSUs granted under AFCO's 2014 Equity Incentive Plan (the "AFCO Equity Incentive Plan") which, immediately prior to the effective time of the Company Merger, have become fully earned and fully vested under the terms of the applicable award agreements relating to such AFCO RSUs, will be cancelled and converted into the right to receive a number of shares of FPI common stock equal to the number of shares of AFCO common stock underlying the earned and vested portion of the AFCO RSU multiplied by the Exchange Ratio. Any portion of AFCO RSUs that has not been earned and fully vested immediately prior to the effective time of the Company Merger will automatically and without notice terminate, be forfeited and be and become null and void, and such holder will cease to have any rights or interests with respect to such AFCO RSUs.

        As of the effective time of the Company Merger, the AFCO Equity Incentive Plan will terminate and no further stock options, stock appreciation rights, restricted stock units, restricted stock awards, unrestricted stock awards, cash-based awards, performance share awards, dividend equivalent rights, long-term incentive plan units or other equity-based awards or other rights with respect to shares of AFCO common stock contemplated under the AFCO Equity Incentive Plan will be granted thereunder.

        At the effective time of the Partnership Merger, by virtue of the Partnership Merger and without any action on the part of any party to the Merger Agreement, the holders of AFCO OP Units, or any other person, each issued and outstanding AFCO OP Unit (including any AFCO OP Units held by AFCO) will be automatically converted into the right to receive new validly issued FPI OP Units in an amount equal to the Exchange Ratio, and each holder of new validly issued FPI OP Units will be admitted as a limited partner of FPI OP following the effective time of the Partnership Merger in accordance with the terms of the Second Amended and Restated Agreement of Limited Partnership of FPI OP, dated as of April 16, 2014. No fractional new validly issued FPI OP Units will be issued in the Partnership Merger. Any fractional New OP Unit that would otherwise be issued to any holder of

AFCO OP Units will be rounded down to the nearest whole number and the holders of AFCO OP Units will not be entitled to any further consideration with respect thereto.

Procedures for Surrendering Certificates of AFCO Common Stock

        The conversion of shares of AFCO common stock into the right to receive the Merger Consideration will occur automatically at the effective time of the Company Merger. In accordance with the Merger Agreement, FPI has appointed the Exchange Agent to handle the payment and delivery of the Merger Consideration and the Fractional Share Consideration. Prior to the effective time of the Company Merger, FPI will deliver to the Exchange Agent evidence of the FPI common stock in book-entry form sufficient to pay the aggregate Merger Consideration and cash in an amount sufficient to pay the aggregate Fractional Share Consideration. As soon as possible after the effective time of the Company Merger, but in any event within three business days thereafter, FPI will cause the Exchange Agent to mail to each record holder of a certificate that immediately prior to the effective time of the Company Merger represented outstanding shares of AFCO common stock whose shares were converted into the right to receive the Merger Consideration, a letter of transmittal and instructions explaining how to surrender certificates for AFCO common stock to the Exchange Agent.

        Each holder of shares of AFCO common stock that surrenders its stock certificate to the Exchange Agent together with a duly completed and validly executed letter of transmittal and any other required documentation by the Exchange Agent will receive the Merger Consideration and the Fractional Share Consideration, if any, and any dividends or other distributions on shares of FPI common stock, to be delivered by wire transfer within three business days following the later to occur of (i) the effective time of the Company Merger or (ii) the Exchange Agent's receipt of such stock certificate. Each surrendered stock certificate will then be cancelled. After the effective time of the Company Merger, each stock certificate that previously represented shares of AFCO common stock will only represent the right to receive the Merger Consideration and the Fractional Share Consideration, if any, into which those shares of AFCO common stock have been converted.

        Any holder of book-entry shares will not be required to deliver a stock certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration, the Fractional Share Consideration or any or distribution to which such holder is entitled to receive. Rather, at the effective time of the Company Merger, each registered holder of one or more book-entry shares will automatically be entitled to receive, and FPI will cause the Exchange Agent to pay and deliver as soon as reasonably practicable after the effective time of the Company Merger, but in no event more than three days thereafter, the Merger Consideration, the Fractional Share Consideration, if any, and any dividends or other distributions on shares of FPI common stock that such holder is entitled to receive for each book-entry share.

Lost Certificates

        If any stock certificate has been lost, stolen or destroyed, then following the making of an affidavit by the former stockholder claiming such stock certificate to be lost, stolen or destroyed, and to the extent required by the Exchange Agent, the posting by such former stockholder of a bond in customary amount, the Exchange Agent will issue in exchange for such lost, stolen or destroyed stock certificate the Merger Consideration, Fractional Share Consideration and any dividends or other distributions on shares of FPI common stock to which such holder is entitled.

Withholding

        All payments under the Merger Agreement are subject to applicable withholding requirements.

Appraisal Rights

        No dissenters' or appraisal rights, or rights of objecting stockholders under Title 3 Subtitle 2 of the MGCL, will be available to holders of AFCO common stock with respect to the Company Merger or the other transactions contemplated by the Merger Agreement.

Representations and Warranties

        The Merger Agreement contains a number of representations and warranties made by AFCO and AFCO OP, on the one hand, and FPI and FPI OP, on the other hand. The representations and warranties were made by the parties as of the date of the Merger Agreement and do not survive the effective time of the Company Merger. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the Merger Agreement and qualified by information with respect to each of FPI and AFCO filed with the SEC prior to the date of the Merger Agreement and in the disclosure letters delivered in connection with the Merger Agreement.

Representations and Warranties of AFCO and AFCO OP

        The Merger Agreement includes representations and warranties by AFCO and AFCO OP relating to, among other things:

  •
  organization, valid existence, organizational documents, good standing, qualification to conduct business and subsidiaries;

  •
  due authorization, execution, delivery and validity of the Merger Agreement and board approvals;

  •
  capital structure;

  •
  absence of any other interest or investment;

  •
  absence of any conflict with or violation of organizational documents or applicable laws, absence of any filings with or consent by a governmental entity, and the absence of any violation or breach of or default or notice and consent requirements under, certain material agreements;

  •
  compliance with laws and existence of applicable permits;

  •
  SEC filings, financial statements, absence of off-balance sheet arrangements, absence of undisclosed liabilities and internal controls;

  •
  litigation;

  •
  absence of certain changes since January 1, 2016;

  •
  tax matters, including qualification as a REIT;

  •
  real property and leases, including title insurance policies, utilities and easements;

  •
  environmental matters;

  •
  employee benefit plans;

  •
  labor and employment matters;

  •
  broker's, investment banker's, finder's and other fees;

  •
  opinions of financial advisors;

  •
  required stockholder vote;

  •
  material contracts;

  •
  related party transactions;

  •
  intellectual property;

  •
  insurance;

  •
  accuracy of information supplied for inclusion in this joint proxy statement/prospectus and the related registration statement;

  •
  absence of employment or severance payments to employees, officers or directors;

  •
  inapplicability of the Hart-Scott-Rodino Antitrust Improvements Act;

  •
  disclaimer of other representations and warranties;

  •
  inapplicability of the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

  •
  inapplicability of takeover statutes.

Representations and Warranties of FPI and FPI OP

        The Merger Agreement includes representations and warranties by FPI and FPI OP relating to, among other things:

  •
  organization, valid existence, organizational documents, good standing, qualification to conduct business and subsidiaries;

  •
  due authorization, execution, delivery and validity of the Merger Agreement and board approvals;

  •
  capital structure;

  •
  absence of any other interest or investment;

  •
  absence of any conflict with or violation of organizational documents or applicable laws, absence of any filings with or consent by a governmental entity, and the absence of any violation or breach of or default or notice and consent requirements under, certain material agreements;

  •
  compliance with laws and existence of applicable permits;

  •
  SEC filings, financial statements, absence of off-balance sheet arrangements, absence of undisclosed liabilities and internal controls;

  •
  litigation;

  •
  absence of certain changes since January 1, 2016;

  •
  tax matters, including qualification as a REIT;

  •
  real property and leases, including title insurance policies, utilities and easements;

  •
  environmental matters;

  •
  employee benefit plans;

  •
  labor and employment matters;

  •
  broker's, investment banker's, finder's and other fees;

  •
  opinion of financial advisor;

  •
  required stockholder vote;

  •
  material contracts;

  •
  related party transactions;

  •
  intellectual property;

  •
  insurance;

  •
  accuracy of information supplied for inclusion in this joint proxy statement/prospectus and the related registration statement;

  •
  absence of employment or severance payments to employees, officers or directors;

  •
  disclaimer of other representations and warranties;

  •
  inapplicability of the Investment Company Act; and

  •
  inapplicability of takeover statutes.

Definition of "Material Adverse Effect"

        Many of the representations of AFCO and AFCO OP, on the one hand, and FPI and FPI OP, on the other hand, are qualified by a "material adverse effect" standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect).

"Company Material Adverse Effect"

        For the purposes of the Merger Agreement, "company material adverse effect" means any effect, event, change, development, circumstance, condition or occurrence that (i) has had, or would reasonably be expected to have, a material adverse effect on the assets, results of operations, or financial condition of AFCO and its subsidiaries on a consolidated basis taken as a whole, or (ii) would reasonably be expected to prevent or materially impair or delay the ability of AFCO or AFCO OP to consummate the Mergers or the other transactions contemplated by the Merger Agreement prior to the Drop Dead Date (as defined below). However, any effect, event, change, development, circumstance, condition or occurrence will not be considered a company material adverse effect to the extent arising out of or resulting from the following:

  •
  changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates;

  •
  changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which AFCO and its subsidiaries conduct business;

  •
  the negotiation, execution, announcement or performance of the Merger Agreement in accordance with the terms thereof or the consummation of the transactions contemplated by the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, lenders, partners or employees;

  •
  acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the Merger Agreement;

  •
  earthquakes, hurricanes or other natural disasters;

  •
  any decline in the market price, or change in trading volume, of the capital stock of AFCO or any failure to meet publicly announced revenue or earnings projections (provided, that any effect, event, change, development, circumstance, condition or occurrence giving rise to such decline, change or failure may otherwise be taken into account in determining whether there has been a company material adverse effect if not falling into one of the other exceptions contained in the definition of company material adverse effect); and

  •
  the public announcement or pendency of the transactions contemplated the Merger Agreement.

which, in the cases of bullets one, two and four above, does not materially disproportionately affect AFCO and its subsidiaries, taken as a whole, relative to other similarly situated participants in the farmland industry in the United States, and, in the case of bullet five above, does not materially disproportionately affect AFCO and its subsidiaries, taken as a whole, relative to other similarly situated participants in the farmland industry in the geographic regions in the United States in which AFCO and its subsidiaries operate or own or lease properties.

"Parent Material Adverse Effect"

        For the purposes of the Merger Agreement, "parent material adverse effect" means, with respect to FPI, FPI OP, FPI OP GP, Merger Sub, Merger Sub GP or Merger Partnership, an effect, event or change which materially adversely affects the ability of such parties to perform their respective obligations under the Merger Agreement, to consummate the Mergers and the other transactions contemplated by the Merger Agreement or which would reasonably be expected to prevent or materially delay the consummation of the Mergers and the other transactions contemplated by the Merger Agreement or prevent or materially impair or delay the ability of such parties to perform their obligations under the Merger Agreement.

Covenants and Agreements

Conduct of Business of AFCO Pending the Mergers

        AFCO has agreed to certain restrictions on it and its subsidiaries until the effective time of the Company Merger. In general, except as otherwise expressly permitted by the Merger Agreement or as agreed to in writing by FPI, AFCO has agreed to use its commercially reasonable efforts to, and will cause each of its subsidiaries to use its commercially reasonable efforts to, (i) carry on their respective businesses in all material respects in the usual, regular and ordinary course, consistent with past practice, and (ii) (A) maintain its material assets and properties in their current condition (normal wear and tear excepted), (B) preserve intact in all material respects their present business organizations, ongoing businesses and significant relationships with tenants, agricultural advisors and other third parties having business dealings with them, (C) provided it does not require additional compensation (in which case AFCO is required to obtain the consent in writing of FPI), keep available the services of their present officers and employees, and (D) preserve AFCO's status as a REIT. Without limiting the generality of the foregoing, neither AFCO nor any of its subsidiaries will (subject to certain exceptions) without the prior written consent of FPI (such consent not to be unreasonably withheld, delayed or conditioned):

  •
  split, combine, reclassify or subdivide any shares of stock, units or other equity securities or ownership interests of AFCO or its subsidiaries or issue or authorize the issuance of any other securities in respect of in lieu of or in substitution for any shares of capital stock or other equity securities or ownership interests in AFCO or its subsidiaries;

  •
  except for (i) regular, quarterly cash dividends of up to $0.0625 per share of AFCO common stock to the holders thereof, declared and paid in accordance with past practice, (ii) regular distributions per AFCO OP Unit in the same amount as any distributions per share made with respect to AFCO common stock, (iii) dividends or distributions made by any subsidiary of AFCO to AFCO or any directly or indirectly wholly-owned subsidiary of AFCO, and (iv) any distribution that is required to maintain AFCO's REIT qualification or to avoid or reduce the incurrence of certain income or excise taxes, declare, set aside or pay any dividend on, or make any other distributions (whether in cash, stock or property or otherwise) in respect of, any shares of capital stock of AFCO, any AFCO OP Units or other equity securities or ownership interests in AFCO or any of its subsidiaries;

  •
  except for (i) transactions among AFCO and one or more wholly-owned subsidiaries of AFCO or among one or more wholly-owned subsidiaries of AFCO, (ii) issuances of shares of AFCO common stock upon the settlement of any incentive awards outstanding as of the date of the Merger Agreement in accordance with their present terms and according to AFCO's Equity Incentive Plan as in effect as of the date of the Merger Agreement or (iii) comparable issuances with respect to AFCO OP Units, authorize for issuance, issue, sell or grant, or agree or commit to issue, sell or grant (whether through the issuance or granting of options, warrants, convertible securities, voting securities, commitments, subscriptions, rights to purchase or otherwise), any shares, units or other beneficial interest of any class or any other securities or equity equivalents (including, without limitation, "phantom" stock rights or stock appreciation rights) of AFCO or any of its subsidiaries;

  •
  purchase, redeem, repurchase, or otherwise acquire any shares of its capital stock or other equity interests of AFCO or a subsidiary of AFCO or any other securities thereof or any rights, warrants or options to acquire any shares or other securities, other than redemption of AFCO OP Units pursuant to the terms of AFCO OP's partnership agreement;

  •
  (i) acquire or agree to acquire, any business of any corporation, partnership, joint venture, real property, personal property or assets except for (A) acquisitions of personal property at a total cost of less than $25,000 in the aggregate, and (B) certain permitted capital expenditures, or (ii) sell, lease, sell and lease back, assign, encumber, transfer or dispose of, or effect a deed in lieu of foreclosure with respect to any property owned or leased by AFCO or its subsidiaries (collectively, the "AFCO Properties") or any other material assets, or place or permit any encumbrance thereupon, except (A) sales, transfers or other such dispositions at a total value of less than $10,000 in the aggregate made in the ordinary course of business consistent with past practice and that would not, or would not reasonably be expected to, prevent, materially alter or materially delay any of the transactions contemplated by the Merger Agreement, (B) sales of crops or inventory sold in the ordinary course of business consistent with past practice, or (C) by AFCO, or any wholly-owned subsidiary of AFCO, with, to or from any existing wholly-owned subsidiary of AFCO;

  •
  (i) incur, create, assume, refinance, replace or prepay any amount of indebtedness, assume, guarantee or endorse, or otherwise become responsible for, any indebtedness of any other person, except up to $1,000,000 of indebtedness incurred under AFCO's existing credit facilities, or (ii) issue or sell debt securities or warrants or other rights to acquire any debt securities of AFCO or any subsidiary of AFCO or guarantee any debt securities of another person;

  •
  make any loans, advances or capital contributions to, or investments in, any other person or make any change in its existing borrowing or lending arrangements or enter into any "keep well" or other arrangement to maintain any financial statement condition of another person;

  •
  (i) pay, discharge, waive, release, assign, settle, compromise or satisfy any claims, liabilities or obligations where the amount paid out-of-pocket net of insurance proceeds in settlement or compromise exceeds $25,000 individually or $100,000 in the aggregate or (ii) enter into any consent decree, injunction or similar restraint or form of equitable relief that would restrict the operation of the business of AFCO or its subsidiaries;

  •
  (i) enter into, renew, modify, amend or terminate, waive, release or compromise or sublease or assign any rights or claims under, any AFCO leases except for the renewal of existing AFCO leases with an existing tenant on no less favorable terms for a lease term of no greater than one additional year or (ii) terminate or grant any reciprocal easement or similar agreements affecting any of AFCO's properties;

  •
  fail to maintain financial books and records or make any material change to its accounting methods or accounting policies, principles or practices unless required by GAAP or the SEC;

  •
  enter into any new line of business;

  •
  fail to timely file any material reports or other documents required by any governmental authority;

  •
  enter into any joint venture, partnership or new funds or other similar agreement;

  •
  enter into, adopt, amend or terminate any AFCO employee benefit plan, program or arrangement or any AFCO employee program, plan or policy with AFCO's directors or executive officers, or otherwise increase in any manner the compensation or fringe benefits of any officer, employee or other service provider or pay any benefit not required by any company employee program in effect as of the date of the Merger Agreement, including increasing or accelerating the vesting or payment of any compensation benefits;

  •
  enter into, amend or terminate any AFCO employee program or other agreement between the Company or any of its subsidiaries and a director, increase compensation or fringe benefits for any officer, employee or other service provider, increase or accelerate vesting or payment of any compensation or benefits, or hire any employee;

  •
  grant to any officer, director, employee or other service provider the right to receive or an increase in any severance, change of control or termination pay or termination benefits or enter into any new employment, loan, retention, consulting, indemnification, termination, change of control, severance or other similar agreement with any officer, director or employee;

  •
  amend the charter, bylaws or other organizational documents of AFCO or its subsidiaries;

  •
  adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of AFCO or any of its subsidiaries;

  •
  amend any term of any outstanding stock or other equity security of AFCO or any of its subsidiaries;

  •
  enter into, renew, modify, amend or terminate, or waive, release, compromise or any rights or claims under any material contract except any termination that would not give rise to a termination penalty by AFCO or any of its subsidiaries or the renewal of any insurance policies upon their scheduled termination;

  •
  enter into any agreement that would limit or restrict AFCO or any of its subsidiaries or any of their successors from engaging or competing in any line of business or owning property in any geographic area;

  •
  authorize, or enter into any commitment for, any capital expenditure relating to AFCO's properties, except emergency capital expenditures to repair and/or prevent damage to any of AFCO's properties after prior written notice (to the extent practicable) to FPI and in an amount not to exceed $300,000;

  •
  take or fail to take any action that would reasonably be expected to cause AFCO to fail to qualify as a REIT or any subsidiary of AFCO to cease to be treated as a partnership or disregarded entity for federal income tax purposes or a Qualified REIT Subsidiary or Taxable REIT Subsidiary ("TRS"), as applicable;

  •
  enter into or modify in a manner adverse to AFCO or any of its subsidiaries any tax protection agreement, make, change or rescind any material election relating to taxes, change a material method of tax accounting, file or amend any federal income tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund;

  •
  permit existing insurance policies of AFCO or its subsidiaries to be cancelled, terminated or allowed to expire without replacing such insurance policies with insurance policies with substantially similar terms and conditions;

  •
  take any action that would prevent or delay the consummation of the Mergers; or

  •
  authorize or enter into any contract, agreement, commitment or arrangement to take any of the foregoing actions.

Conduct of Business of FPI Pending the Mergers

        FPI has agreed to certain restrictions on it and its subsidiaries until the effective time of the Company Merger. In general, except as otherwise expressly permitted by the Merger Agreement or as agreed to in writing by AFCO, FPI has agreed to use its commercially reasonable efforts to, and will cause each of its subsidiaries to use its commercially reasonable efforts to, (i) carry on their respective businesses in all material respects in the usual, regular and ordinary course, consistent with past practice, and (ii) (A) maintain its material assets and properties in their current condition (normal wear and tear excepted), (B) preserve intact in all material respects their present business organizations, ongoing businesses and significant relationships with tenants, agricultural advisors and other third parties having business dealings with them, (C) keep available the services of their present executive officers, and (D) preserve FPI's status as a REIT. Without limiting the foregoing, neither FPI nor any of its subsidiaries will (subject to certain exceptions) without the prior written consent of AFCO (such consent not to be unreasonably withheld, delayed or conditioned):

  •
  split, combine, reclassify or subdivide any shares of stock, units or other equity securities or ownership interests of FPI or its subsidiaries or issue or authorize the issuance of any other securities in respect of in lieu of or in substitution for any shares of FPI common stock;

  •
  except for (i) regular, quarterly cash dividends of up to $0.1275 per share of FPI common stock to the holders thereof, declared and paid in accordance with past practice, (ii) a distribution per FPI OP Unit in the same amount as any distribution per share made with respect to FPI common stock, (iii) dividends or distributions payable to FPI Preferred Units, (iv) distributions made by any subsidiary of FPI to FPI or any directly or indirectly wholly-owned subsidiary of FPI, and (v) any distribution that is required to maintain FPI's REIT qualification or avoid or reduce the incurrence of any income or excise taxes, declare, set aside or pay any dividend on, or make any other distributions (whether in cash, stock or property or otherwise) in respect of, any shares of capital stock of FPI, any FPI OP Units or other equity securities or ownership interests in FPI or any of its subsidiaries;

  •
  except for (i) transactions among FPI and one or more wholly-owned subsidiaries of FPI or among one or more wholly-owned subsidiaries of FPI, (ii) comparable issuances with respect to AFCO OP Units, (iii) issuances of FPI OP Units and/or preferred units of FPI in connection with the acquisitions by FPI or any of its subsidiaries of real property in an amount up to $25,000,000 in the aggregate, (iv) grants and equity issuances pursuant to any FPI equity incentive plan or employee program, and (v) certain other exceptions, authorize for issuance, issue, sell or grant, or agree or commit to issue, sell or grant (whether through the issuance or granting of options, warrants, convertible securities, voting securities, commitments, subscriptions, rights to purchase or otherwise), any shares, units or other beneficial interest of any class or any other securities or equity equivalents (including, without limitation, "phantom" stock rights or stock appreciation rights) of FPI or any of its subsidiaries;

  •
  except pursuant to FPI's existing share repurchase program, purchase, redeem, repurchase, or otherwise acquire any shares of its capital stock or other equity interests of FPI or a subsidiary of FPI or any other securities thereof or any rights, warrants or options to acquire any shares or other securities;

  •
  sell, transfer or dispose of, or effect a deed in lieu of foreclosure with respect to any real properties of FPI or its subsidiaries;

  •
  incur, create, assume, refinance or replace any amount of indebtedness or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for any indebtedness of any other person, except (i) in connection with acquisitions of farmland property so long as such indebtedness does not result in FPI and its subsidiaries, taken as a whole, having a debt to total assets (on a pro forma basis including the assets of AFCO and its subsidiaries) ratio greater than 50% or (ii) in the ordinary course of business of FPI and its subsidiaries consistent with past practice;

  •
  acquire or agree to acquire, any business of any corporation, partnership, joint venture, real property or assets, subject to certain exceptions;

  •
  make any loans, advances or capital contributions to, or investments in, any other person or make any change in its existing borrowing or lending arrangements or enter into any "keep well" or other arrangement to maintain any financial statement condition of another person other than in an aggregate amount less than $10,000,000 or loan between FPI and its subsidiaries;

  •
  (i) pay, discharge, waive, release, assign, settle, compromise or satisfy any claims, liabilities or obligations where the amount paid out-of-pocket net of insurance proceeds in settlement or compromise exceeds $25,000 individually or $100,000 in the aggregate or (ii) enter into any consent decree, injunction or similar restraint or form of equitable relief that would restrict the operation of the business of FPI or its subsidiaries;

  •
  fail to maintain financial books and records in all material respects or make any material change to its accounting methods or accounting policies, principles or practices unless required by GAAP or the SEC;

  •
  enter into any new line of business;

  •
  enter into any joint venture, partnership, new fund or similar agreement;

  •
  fail to timely file any material reports or other documents required by any governmental authority;

  •
  amend the charter, bylaws or other organizational documents of FPI or its subsidiaries;

  •
  adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of FPI or any of its subsidiaries;

  •
  amend any term of any outstanding stock or other equity securities of FPI or any of its subsidiaries;

  •
  enter into any agreement that would limit or restrict FPI or any of its subsidiaries or any of their successors from engaging or competing in any line of business or owning property in any geographic area;

  •
  take or fail to take any action that would reasonably be expected to cause FPI to fail to qualify as a REIT or any subsidiary of FPI to cease to be treated as a partnership or disregarded entity for federal income tax purposes or a Qualified REIT Subsidiary or Taxable REIT Subsidiary, as applicable;

  •
  permit existing insurance policies of FPI or its subsidiaries to be cancelled, terminated or allowed to expire without replacing such insurance policies with insurance policies with substantially similar terms and conditions;

  •
  modify in a manner adverse to FPI or any of its subsidiaries any existing tax protection agreement;

  •
  take any action that would prevent or delay the consummation of the Mergers; or

  •
  authorize or enter into any contract, agreement, commitment or arrangement to take any of the foregoing actions.

        Notwithstanding the restrictions described above, nothing in the Merger Agreement prohibits FPI from any taking any action that, in the reasonable judgment of the FPI Board, upon advice of outside counsel, is necessary for FPI to avoid incurring entity level income or excise taxes or to maintain its qualification as a REIT.

Form S-4, Joint Proxy Statement/Prospectus; Stockholder Meetings

        The Merger Agreement provides that FPI and AFCO will prepare and cause to be filed with the SEC the joint proxy statement included in this joint proxy statement/prospectus and FPI has agreed to prepare and file a registration statement on Form S-4 with respect to the Mergers, of which this joint proxy statement/prospectus is a part, in each case as promptly as reasonably practicable following the date of the Merger Agreement. FPI will also prepare and cause to be submitted to the NYSE an application and other agreements and documentation necessary for the listing on the NYSE of shares of FPI common stock issuable in the Company Merger, shares of FPI common stock issuable upon redemption of FPI OP Units issued in the Partnership Merger and shares of FPI common stock issuable in respect of fully vested and earned AFCO RSUs. FPI and AFCO also will use their reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act, (iii) mail or deliver the joint proxy statement to its respective stockholders as promptly as practicable after the Form S-4 is declared effective and (iv) keep the Form S-4 effective for so long as necessary to complete the Mergers. FPI will use its commercially reasonable efforts to have the application for the listing of FPI common stock accepted by the NYSE as promptly as is practicable following submission.

        Each of FPI and AFCO will use its commercially reasonable efforts to cause this joint proxy statement/prospectus to be mailed to their respective stockholders entitled to notice of, and to vote at, their respective stockholder meetings and to hold their respective stockholder meetings on the same date and as soon as practicable after the Form S-4 is declared effective. AFCO also will include in the joint proxy statement/prospectus its recommendation to its stockholders that they approve the AFCO Merger Proposal, and FPI will include in the joint proxy statement/prospectus its recommendation to its stockholders that they approve the FPI Stock Issuance Proposal, and each of FPI and AFCO will use its reasonable best efforts to obtain its stockholder approval.

Other Filings

        As soon as practicable, FPI and AFCO agree to use their commercially reasonable efforts to properly prepare and file any other filings required under the Exchange Act or any other law relating to the Mergers. FPI and AFCO agree to obtain and furnish the other party with information that may be reasonably requested in order to make any other filings relating to the Mergers or any additional information relating to the Mergers that may be requested by a governmental authority and which the parties deem appropriate. To the extent reasonably practicable, neither AFCO nor FPI may participate independently in any meeting or engage in any substantive conversation with any governmental authority in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable law, without giving the other party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such governmental authority.

Efforts to Complete Transactions; Additional Agreements

        Each of FPI and AFCO agree to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Mergers and to cooperate with each other in connection therewith, including taking any actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party including, without limitation, any that are required to be obtained under any law or any contract, agreement or instrument to which AFCO or FPI or any of their subsidiaries, as applicable, is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the Mergers, to effect all necessary registrations and other filings and submissions of information requested by a governmental authority, and to use its reasonable best efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of FPI and AFCO and their subsidiaries to consummate the Mergers.

No Solicitations

        Until the effective time of the Company Merger or the earlier termination of the Merger Agreement and except as otherwise permitted by the Merger Agreement, each of AFCO and FPI have agreed not to, nor permit any of its respective subsidiaries to, nor authorize any of their respective representatives to (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information), any inquiries, proposals or offers, or the making, of any proposal, inquiry or offer by or with a third with respect to, or that constitutes or would reasonably be expected to lead to, an Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations or provide any non-public information or data to any person relating to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iii) approve or recommend any Acquisition Proposal (other than in connection with the transactions contemplated by the Merger Agreement), (iv) approve or execute or enter into any merger agreement or other similar transaction agreement or joint venture agreement or any letter of intent, term sheet, indication of interest or similar agreement related to, or that would reasonably be expected to lead to, any Acquisition Proposal, (v) take any action to make any takeover statute inapplicable to any person or any Acquisition Proposal, other than FPI, its subsidiaries and the Mergers, or (vi) propose publicly or agree to do any of the foregoing.

        For purposes of the Merger Agreement, "Acquisition Proposal" means any proposal, offer or inquiry from any person (other than FPI or any of its subsidiaries) or "group", within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any direct or indirect (a) merger, consolidation or similar business combination transaction involving AFCO, AFCO OP, FPI, FPI OP or any significant subsidiary of AFCO or FPI (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for the referenced to 10% therein), (b) sale or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange or any similar transaction), of any assets of AFCO, AFCO's subsidiaries, FPI or FPI OP representing 20% or more of the consolidated assets of AFCO and AFCO's subsidiaries, on the one hand (based on the most recently appraised value of the applicable assets), or FPI and FPI's subsidiaries, on the other hand (based on the purchase price of the applicable assets), as applicable, (c) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding securities of AFCO or FPI, as applicable, (d) tender offer or exchange offer in which any person or "group" (as such term is defined under the Exchange Act) will acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of AFCO common stock, outstanding interests of AFCO OP, outstanding shares of the FPI common stock or outstanding interests of FPI OP, as applicable, (e) recapitalization, restructuring, liquidation, dissolution, share exchange or other similar type of transaction with respect to AFCO, AFCO OP, FPI or FPI OP, as applicable, or (f) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, other than the Mergers.

        Notwithstanding the restrictions set forth above, prior to the approval of the AFCO Merger Proposal by the AFCO stockholders (the "AFCO Stockholder Approval") or the approval by the FPI stockholders of the FPI Stock Issuance Proposal (the "FPI Stockholder Approval"), as applicable, AFCO or FPI may, in response to any bona fide written Acquisition Proposal that was unsolicited and that does not otherwise result from a breach by AFCO or FPI, as applicable, of the non-solicitation provisions in the Merger Agreement described above, (i) contact the person making such Acquisition Proposal to seek to clarify and understand the terms and conditions of any such Acquisition Proposal to determine whether such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below), and/or (ii) furnish, or cause to be furnished, non-public information with respect to it and its subsidiaries to the third party who made such Acquisition Proposal and may participate in discussions and negotiations regarding such Acquisition Proposal only if (A) the AFCO Board or the FPI Board, as applicable, determines in good faith (after consultation with outside legal counsel) that failure to do so would be reasonably likely to be inconsistent with its duties to AFCO or FPI, as applicable, under applicable law, (B) the AFCO Board or the FPI Board, as applicable, determines in good faith (after consultation with outside legal and financial advisors) that such Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal, and (C) prior to the furnishing of any information to the person making the Acquisition Proposal, AFCO or FPI, as applicable, receives from such person an executed confidentiality agreement. AFCO and FPI, as applicable, agree to provide the other party with a copy of any non-public information or data provided to any third party prior to or simultaneously with furnishing such information to such third party (except to the extent it has previously been provided).

        For purposes of the Merger Agreement, "Superior Proposal" means a bona fide unsolicited written Acquisition Proposal (except that, for purposes of this definition all percentages included in the definition of "Acquisition Proposal" will be replaced by 50%) made after the date of the Merger Agreement that the AFCO Board or the FPI Board, as applicable, determines in good faith, after consultation with outside legal counsel and financial advisors, will be more favorable to holders of AFCO's common stock or FPI's common stock (solely in their capacities as such), as applicable, than the Company Merger (taking into account all of the terms and conditions of such Acquisition Proposal, including the legal, financial, regulatory, business terms, any conditions to consummation, the likelihood of such Acquisition Proposal being consummated on a timely basis on the terms proposed and any other aspects of the transaction and the identity of the person making such proposal, and taking into account any revisions to the financial terms of the Merger Agreement proposed by the other party in response to such proposal or otherwise).

        Under the Merger Agreement, AFCO and FPI each agree that it will notify the other party promptly (and no later than within one business day) orally, and promptly thereafter confirm in writing, if it receives an Acquisition Proposal or any request for non-public information relating to AFCO or any of its subsidiaries, or FPI and any of its subsidiaries, as applicable, by any person that informs either party that such person is considering making, or has made, an Acquisition Proposal. Such notice to the other party will identify the person making the Acquisition Proposal or request, and the material terms and conditions of any the proposal or offer or the nature of the information requested and will attach a copy of any written Acquisition Proposal (or summary of the terms of any oral Acquisition Proposal) and related documentation that sets forth any terms of such Acquisition Proposal. Each party also will promptly (and no later than within two business days) (i) notify the other party if it enters into discussions or negotiations concerning any Acquisition Proposal or provides non-public information or data to any person pursuant to the solicitation provisions of the Merger Agreement and (ii) keep the other party reasonably apprised in all material respects of the status and terms of any such proposals, discussions or negotiations on a timely basis, including by promptly providing copies of documentation or correspondence relating thereto.

        Prior to the AFCO Stockholder Approval or the FPI Stockholder Approval, as applicable, neither the AFCO Board, the FPI Board nor any committee thereof, as applicable, may withhold, withdraw or modify in any manner adverse to the other party, the recommendation of the AFCO Board or the FPI Board, as applicable, with respect to the Mergers nor take an action to make a takeover statute inapplicable to any third party (a "Change in Recommendation") unless: (i) (A) in the absence of an Acquisition Proposal, a material development or change in circumstances (other than, and not related to, an Acquisition Proposal) that (x) affects the business, assets or operations of AFCO or FPI, (y) was not known or reasonably foreseeable to the AFCO Board or the FPI Board, as applicable, on the date of the Merger Agreement (assuming consultations with appropriate officers and representatives of AFCO or FPI, as applicable), and (z) did not result primarily from or arise out of the announcement or pendency of, or any actions required to be taken pursuant to (or prohibited by) the Merger Agreement and did not result from a willful breach of the Merger Agreement by AFCO or FPI, as applicable, occurs or arises after the date of the Merger Agreement that becomes known to the AFCO Board or the FPI Board, as applicable, prior to the meeting of the AFCO stockholders to approve the Mergers or the meeting of the FPI stockholders to approve the issuance of shares of FPI common stock in connection with the Company Merger, as applicable, and (B) the AFCO Board or the FPI Board, as applicable, has concluded in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with the applicable directors' duties under applicable law; or (ii) (A) an unsolicited bona fide written Acquisition Proposal is made to AFCO or FPI, as applicable, and is not withdrawn, (B) the AFCO Board or the FPI Board, as applicable, has concluded in good faith (after consultation with outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the AFCO Board or FPI Board, as applicable, has concluded in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with the applicable directors' duties under applicable law, (D) three business days has elapsed since the party proposing to take such action has given written notice to the other party advising such party that it intends to take such action and specifying in reasonable detail the reasons for the action, including, if applicable, a copy of the Superior Proposal, (E) the notifying party will have negotiated in good faith with the other party, to the extent the other party wishes to negotiate, and (F) the AFCO Board or the FPI Board, as applicable, again reasonably determine in good faith (after consultation with outside legal counsel, and taking into account any proposed adjustment or modification of the terms of the Merger Agreement irrevocably agreed to by the other party) that failure to do so would be inconsistent with the applicable directors' duties under applicable law. In the event of any material change in the terms and conditions of a Superior Proposal, AFCO will, in each case, have delivered to FPI an additional notice consistent with that described in subclause (D) above and the notice period will have recommenced, except that the notice period will be at least two business days).

        The Merger Agreement does not prohibit AFCO or FPI from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, or from issuing a "stop, look and listen" statement pending disclosure of its position thereunder.

        The Merger Agreement requires AFCO to immediately cease and terminate any existing activities, discussions and negotiations conducted with any person before the execution of the Merger Agreement with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal and promptly request that any such person return or destroy all confidential information concerning furnished by AFCO to that person in connection with any actual or potential Acquisition Proposal.

Indemnification of Officers and Directors; Insurance

        AFCO, and after the effective time of the Company Merger, FPI, will indemnify and hold harmless, as and to the fullest extent permitted by applicable law, a manager, director, officer, trustee, employee, fiduciary or agent of AFCO or any of its subsidiaries (each, an "Indemnified Party" and collectively, the "Indemnified Parties") against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any threatened or actual action that such Indemnified Party is, or is threatened to be made a party, arising in whole or in part out of, or pertaining to, (i) the fact that such person is or was a director, officer, employee, fiduciary or agent of AFCO or any of AFCO's subsidiaries, or is or was serving at the request of AFCO or any of AFCO's subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or (ii) the negotiation, execution or performance of the Merger Agreement, any agreement or document contemplated thereby or delivered in connection therewith, or any of the transactions contemplated hereby or thereby.

        In addition, in the event of any such threatened or actual action (whether asserted or arising at or before or after the effective time of the Company Merger), (A) AFCO, and after the effective time of the Company Merger, FPI, will promptly pay expenses in advance of the final disposition of any such threatened or actual action to each Indemnified Party to the fullest extent permitted by applicable law, (B) the Indemnified Parties may retain counsel satisfactory to them, and AFCO and FPI will pay all fees and expenses of such counsel for the Indemnified Parties within thirty days, and (C) AFCO and, after the effective time of the Company Merger, FPI, will use their respective reasonable best efforts to assist in the vigorous defense of any such matter. However, none of AFCO, Merger Sub or FPI will be liable for any settlement effected without its prior written consent (which consent may not be unreasonably withheld, conditioned or delayed).

        All rights to indemnification existing in favor of, and all limitations on personal liability of, each Indemnified Party provided for in the applicable charter, bylaws, or other applicable organizational documents of AFCO or its subsidiaries will survive the Mergers and continue in full force and effect for six years from the effective time of the Company Merger, and following the effective time of the Company Merger, will become the joint and several obligations of FPI and any applicable subsidiary of FPI. Further, from and after the effective time of the Company Merger, the Buyer Parties must also jointly and severally indemnify and hold harmless the present and former officers and directors of AFCO and its subsidiaries in respect of acts or omissions occurring prior to the effective time of the Company Merger to the extent provided in any written indemnification agreements between AFCO and/or one or more its subsidiaries and AFCO's officers and directors.

        FPI will direct Merger Sub to purchase a non-cancelable extended reporting period directors' and officers' liability insurance coverage for AFCO's directors and officers in the same form as presently maintained by AFCO, which will provide such directors and officers with coverage for six years following the effective time of the Company Merger of not less than the existing coverage under, and have other terms not less favorable to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by AFCO as of the date of the Merger Agreement (or if insurance coverage that is no less favorable is unavailable, the best available coverage) so long as the annual premium therefor would not be in excess of 250% of the last annual premium paid prior to the date of the Merger Agreement (the "Maximum Premium"). If the annual premiums for such insurance exceeds the Maximum Premium, FPI will cause Merger Sub to maintain the most favorable policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. FPI will cause Merger Sub to maintain such policies in full force and effect, and continue to honor all obligations thereunder.

Access to Information; Confidentiality

        The Merger Agreement requires both FPI and AFCO to provide to the other, subject to applicable law, such financial and operating data and other information with respect to the business, properties, offices, books, contracts, records and personnel of the other, as either FPI or AFCO, as applicable, may from time to time reasonably request and, subject to the terms of the AFCO leases, use its commercially reasonable efforts to facilitate reasonable access for AFCO or FPI, as applicable, and its authorized representatives (including counsel, financial advisors and auditors) during normal business hours, and upon reasonable advance notice, to all of AFCO's properties or FPI's properties, as applicable.

        Each of FPI and AFCO will hold, and cause its representatives and affiliates to hold, any non-public information in confidence to the extent required by the terms of its existing confidentiality agreements.

Public Announcements

        Each of AFCO and FPI will consult with each other before issuing any press release or otherwise making any public statements or filings with respect to the Merger Agreement or any of the transactions contemplated by the Merger Agreement, and neither party will issue such release, public statement or filing prior to obtaining the consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed). However, such consent is not required for any such press release, public statement or filing as may be required by law, order or the applicable rules of any stock exchange or quotation system if (i) for any reason it is not reasonably practicable to consult with the other party before making any public statement with respect to the Merger Agreement or any of the transactions contemplated by the Merger Agreement or (ii) the party issuing such press release or making such public statement has used its reasonable best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner through no fault of such issuing party.

Notification of Certain Matters; Transaction Litigation

        Each of FPI and AFCO will promptly notify the other party of any notice or other communication received by such party from any governmental authority in connection with the Merger Agreement, the Mergers or the other transactions contemplated by the Merger Agreement or from any person alleging that the consent of such person is required in connection with the Mergers and the other transactions contemplated by the Merger Agreement.

        Each of FPI and AFCO will promptly notify the other party if (i) any representations or warranties in the Merger Agreement become untrue or inaccurate such that it would be reasonably expected that the applicable closing conditions would not be capable of being satisfied prior to the Drop Dead Date if uncured or (ii) it fails to comply with or satisfy any in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement such that, if uncured, it would result in certain of the applicable closing conditions set forth in the Merger Agreement not to be satisfied.

        Each of FPI and AFCO will promptly notify the other party of any commenced or to the applicable party's knowledge, threatened against, relating to or involving such party or any subsidiary of AFCO or FPI, as applicable, that relates to the Merger Agreement, the Mergers or the other transactions contemplated by the Merger Agreement. AFCO has agreed to give FPI the opportunity to reasonably participate in the defense and settlement of any litigation against AFCO and/or its directors relating to the Merger Agreement and the transactions contemplated thereby, and no such settlement will be agreed to without FPI's prior written consent (which consent will not be unreasonably withheld, conditioned or delayed). FPI has agreed to give AFCO the opportunity to reasonably participate in the defense and settlement of any litigation against FPI and/or its directors relating to the Merger Agreement and the transactions contemplated thereby.

Financing

        AFCO has agreed to use their reasonable best efforts to cooperate in connection with the arrangement or expansion of any debt facility or mortgage as may be reasonably requested by FPI, including (i) using commercially reasonable efforts to assist FPI in obtaining subordination, non-disturbance and attornment agreements, appraisals, surveys, title insurance, environmental reports, estoppels and certificates from tenants and lenders and other documentation as may be reasonably requested by FPI; and (ii) cooperating in connection with any site visit and/or appraisal of any property reasonably requested by FPI.

Other Covenants and Agreements

        The Merger Agreement contains certain other covenants and agreements, including covenants and agreements related to:

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  each of FPI and AFCO using its respective commercially reasonable best efforts to cause the Company Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code;

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  FPI taking all actions to ensure that AFCO and FPI will be classified as a REIT for the taxable year of such entity that includes the closing date of the Mergers;

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  the AFCO Board adopting resolutions and taking such other actions as may be required to terminate the AFCO Equity Incentive Plan and if requested, any company employee program to be qualified under Section 401(a) of the Code;

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  the FPI Board adopting resolutions and taking all other actions necessary so that, effective immediately following the effective time of the Company Merger, the number of directors of the FPI Board will increase by two, and electing each of D. Dixon Boardman and Thomas S.T. Gimbel to the FPI Board;

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  each of FPI and AFCO using its reasonable best efforts to take all action necessary so that no takeover statute becomes applicable; and

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  AFCO causing its registration rights agreement to be terminated at the closing of the Mergers and FPI entering into a customary registration rights agreement with each of the holders of AFCO OP Units identified in AFCO's registration rights agreement who will receive new validly issued FPI OP Units in connection with the Partnership Merger.

Conditions to Completion of the Mergers

Mutual Closing Conditions

        The obligation of each party to the Merger Agreement to effect the Mergers and consummate the other transactions contemplated by the Merger Agreement is subject to the satisfaction or waiver on or prior to the closing date, of the following conditions:

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  the AFCO Stockholder Approval;

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  the FPI Stockholder Approval;

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  the absence of any law having been enacted, entered, promulgated or enforced by any governmental authority after the date of the Merger Agreement that makes illegal the consummation of the Mergers or any of the other transactions contemplated by the Merger Agreement;

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  the absence of any preliminary or permanent injunction or other order issued by a governmental authority which would have the effect of (i) making the consummation of the Mergers or any of the other transactions contemplated by the Merger Agreement illegal, or (ii) otherwise prohibiting the consummation of the Mergers;

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  the Form S-4 registration statement, of which this joint proxy statement/prospectus is a part, having been declared effective by the SEC and no stop order suspending the effectiveness of such Form S-4 having been issued by the SEC and no proceeding for that purpose having been initiated by the SEC and not withdrawn; and

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  the shares of FPI common stock to be issued in the Company Merger having been approved for listing on the NYSE, subject to official notice of issuance.

Additional Closing Conditions for the Benefit of FPI, FPI OP, FPI OP GP, Merger Sub, Merger Sub GP and Merger Partnership

        The obligations of FPI, FPI OP, FPI OP GP, Merger Sub, Merger Sub GP and Merger Partnership to effect the Mergers and to consummate the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver on or prior to the closing date of the Mergers of the following additional conditions:

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  the accuracy in all material respects (disregarding all exceptions and qualifications with regard to materiality or material adverse effect contained therein) as of the date of the Merger Agreement and as of the closing date of the Mergers of certain representations and warranties made in the Merger Agreement by AFCO and AFCO OP regarding AFCO's organization and subsidiaries and other interests, the authority relative to the Merger Agreement, absence of certain changes, the opinions of financial advisors, the AFCO Stockholder Approval, the information supplied, the inapplicability of the Investment Company Act, and the inapplicability of takeover statutes;

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  the accuracy in all but de minimis respects (disregarding all exceptions and qualifications with regard to materiality or material adverse effect contained therein) as of the date of the Merger Agreement and as of the closing date of the Mergers (or, in the case of representations and warranties that expressly relate to a specific date, as of that date) of certain representations and warranties made in the Merger Agreement by AFCO and AFCO OP regarding certain aspects of AFCO's capital structure;

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  the accuracy of all other representations and warranties made in the Merger Agreement by AFCO and AFCO OP (disregarding all exceptions and qualifications with regard to materiality or material adverse effect contained therein) as of the date of the Merger Agreement and as of the closing date of the Mergers (or, in the case of representations and warranties that expressly relate to a specific date, as of that date), with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

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  AFCO and AFCO OP having performed or complied with in all material respects all obligations required to be performed or complied with by it under the Merger Agreement at or prior to the closing date of the Company Merger;

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  receipt by FPI of a certificate executed on behalf of AFCO and AFCO OP to the effect that the conditions described in the first four bullets have been satisfied;

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  receipt by FPI of an opinion from Goodwin Procter LLP, counsel to AFCO, dated as of the closing date of the Mergers, that AFCO, beginning with its taxable year ended December 31, 2012, was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code;

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  there not having occurred an event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and

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  receipt by FPI of an opinion from Morrison & Foerster LLP, counsel to FPI, dated as of the closing date of the Mergers, to the effect that the Mergers will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Additional Closing Conditions for the Benefit of AFCO and AFCO OP

        The obligations of AFCO and AFCO OP to effect the Mergers and consummate the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver on or prior to the closing date of the Mergers of the following additional conditions:

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  the accuracy in all material respects (disregarding all exceptions and qualifications with regard to materiality or material adverse effect contained therein) as of the date of the Merger Agreement and as of the closing date of the Mergers of certain representations and warranties made in the Merger Agreement by FPI and FPI OP regarding FPI's organization and subsidiaries and other interests, the authority relative to the Merger Agreement, absence of certain changes, the opinion of its financial advisor, the FPI Stockholder Approval and information supplied;

  •
  the accuracy in all but de minimis respects (disregarding all exceptions and qualifications with regard to materiality or material adverse effect contained therein) as of the date of the Merger Agreement and as of the closing date of the Mergers (or, in the case of representations and warranties that expressly relate to a specific date, as of that date) of certain representations and warranties made in the Merger Agreement by FPI and FPI OP regarding certain aspects of FPI's capital structure;

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  the accuracy (disregarding all exceptions and qualifications with regard to materiality or material adverse effect contained therein) of all other representations and warranties made in the Merger Agreement by FPI and FPI OP as of the date of the Merger Agreement and as of the closing date of the Mergers (or, in the case of representations and warranties that expressly relate to a specific date, as of that date),with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

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  FPI and FPI OP having performed or complied with in all material respects all obligations required to be performed or complied with by it under the Merger Agreement at or prior to the closing date of the Company Merger;

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  receipt by AFCO of a certificate executed on behalf of FPI and FPI OP to the effect that the conditions set forth in the first four bullets have been satisfied;

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  receipt by AFCO of an opinion from Morrison & Foerster LLP, counsel to FPI, dated as of the closing date of the Mergers, that FPI, beginning with its taxable year ended December 31, 2014, was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code;

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  there not having occurred an event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; and

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  receipt by AFCO of an opinion from Goodwin Procter LLP, counsel to AFCO, dated as of the closing date of the Mergers, to the effect that the Mergers will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement

Termination by Mutual Agreement

        The Merger Agreement may be terminated at any time prior to the effective time of the Company Merger by the mutual written consent of FPI and AFCO.

Termination by Either FPI or AFCO

        The Merger Agreement may also be terminated at any time prior to the effective time of the Company Merger by either FPI or AFCO if:

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  AFCO failed to obtain the AFCO Stockholder Approval (provided that this termination right is not available to AFCO if the failure to obtain the AFCO Stockholder Approval was primarily caused by any action or failure to act of AFCO that constitutes a material breach of the Merger Agreement);

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  FPI failed to obtain the FPI Stockholder Approval (provided that this termination right is not available to FPI if the failure to obtain the FPI Stockholder Approval was primarily caused by any action or failure to act of FPI that constitutes a material breach of the Merger Agreement);

  •
  any governmental entity of competent jurisdiction has issued or enacted any order, decree, judgment, injunction or taken any other action (which order, decree, judgment, injunction or other action the parties had used their best efforts to lift), which has become final and non-appealable, that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Mergers (provided that this termination right will not be available to any party whose failure to comply with any provision of the Merger Agreement has been the primary cause of, or resulted in, such action);

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  the consummation of the Mergers has not occurred on or before 5:00 p.m. (New York Time) on March 31, 2017 (the "Drop Dead Date"), provided that this termination right is not available to any party whose failure to comply with any provision of the Merger Agreement has been the primary cause of, or resulted in, the failure of the Mergers to be consummated by the Drop Dead Date;

Termination by AFCO

        The Merger Agreement may also be terminated at any time prior to the effective time of the Company Merger by AFCO if:

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  FPI, Merger Sub or Merger Partnership breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform would result in, if occurring or continuing on the closing date of the Mergers, the failure to be satisfied certain closing conditions in the Merger Agreement, and such condition cannot be satisfied by the Drop Dead Date (provided, that this termination right is not available if AFCO is then in breach of any of its own respective representations and warranties and covenants contained in the Merger Agreement such that the conditions to the Buyer Parties' obligations to consummate the Mergers cannot be satisfied by the Drop Dead Date);

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  AFCO determines to enter into an acquisition agreement with respect to a Superior Proposal prior to the AFCO Stockholder Approval, provided that AFCO must concurrently substantially pay the termination fee described below under "—Termination Fee and Expenses Payable by AFCO to FPI"; and

  •
  (x) the FPI Board (A) fails to include the recommendation of the FPI Board in favor of FPI Stockholder Approval in this joint proxy statement/prospectus or makes a change in such recommendation (except that any AFCO right to terminate based on a change in such recommendation will expire fifteen business days after the date on which AFCO receives notice of such change in recommendation), (B) after public announcement of an Acquisition Proposal (or an intention to make an Acquisition Proposal) by a third party, fails to recommend against an Acquisition Proposal and to publicly reaffirm its recommendation within ten business days of being requested to do so by AFCO; (C) recommends that the holders of the FPI common stock accept or approve any other Acquisition Proposal; (D) approves, adopts, publicly endorses or recommends, or enters into or allows FPI or any subsidiary of FPI to enter into a definitive agreement for, any Acquisition Proposal (other than a confidentiality agreement), or (E) if a tender offer or exchange offer for more than 50% of the FPI common stock is commenced by any person and the FPI Board does not recommend against acceptance of such tender or exchange offer by its stockholders within ten business days following commencement, or (y) FPI has willfully breached any of its obligations regarding the prohibition of solicitations, provided that FPI must pay within three business days after the date of such termination the termination fee described below under "—Termination Fee and Expenses Payable by FPI to AFCO".

Termination by FPI

        The Merger Agreement may also be terminated at any time prior to the effective time of the Company Merger by FPI if:

  •
  AFCO or AFCO OP breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform would result in, if occurring or continuing on the closing date of the Mergers, the failure to be satisfied certain closing conditions in the Merger Agreement, and such condition cannot be satisfied by the Drop Dead Date (provided, that this termination right is not available if FPI is then in breach of any of its own respective representations and warranties and covenants contained in the Merger Agreement such that the conditions to the Buyer Parties' obligations to consummate the Mergers cannot be satisfied by the Drop Dead Date);

  •
  FPI determines to enter into an Acquisition Agreement with respect to a Superior Proposal prior to the FPI Stockholder Approval, provided that FPI must concurrently substantially pay the termination fee described below under "—Termination Fee and Expenses Payable by FPI to AFCO"; and

  •
  (x) the AFCO Board (A) fails to include the recommendation of the AFCO Board in favor of AFCO Stockholder Approval in this joint proxy statement/prospectus or makes a change in such recommendation (except that any FPI right to terminate based on a change in such recommendation will expire fifteen business days after the date on which FPI receives notice of such change in recommendation), (B) after public announcement of an Acquisition Proposal (or an intention to make an Acquisition Proposal) by a third party, fails to recommend against an

    Acquisition Proposal and to publicly reaffirm its recommendation within ten business days of being requested to do so by FPI; (C) recommends that the holders of AFCO common stock accept or approve any other Acquisition Proposal; (D) approves, adopts, publicly endorses or recommends, or enters into or allows AFCO or any subsidiary of AFCO to enter into a definitive agreement for, any Acquisition Proposal (other than a confidentiality agreement), or (E) if a tender offer or exchange offer for more than 50% of AFCO common stock is commenced by any person and the AFCO Board does not recommend against acceptance of such tender or exchange offer by its stockholders within ten business days following commencement, or (y) AFCO has willfully breached any of its obligations regarding the prohibition of solicitations, provided that AFCO must pay within three business days after the date of such termination the termination fee described below under "—Termination Fee and Expenses Payable by AFCO to FPI".

Termination Fee and Expenses Payable by AFCO to FPI

        AFCO has agreed to pay to FPI an amount in cash equal to $6,000,000 (the "Termination Fee") if:

  •
  AFCO terminates the Merger Agreement to enter into an Acquisition Proposal with respect to a Superior Proposal prior to the AFCO Stockholder Approval, in which case AFCO must pay the Termination Fee to FPI substantially concurrently with such termination;

  •
  FPI terminates the Merger Agreement for (x) the AFCO Board's (A) failure to include the recommendation of the AFCO Board in favor of AFCO Stockholder Approval in this joint proxy statement/prospectus or makes a change in such recommendation (except that any FPI right to terminate based on a change in such recommendation will expire fifteen business days after the date on which AFCO receives notice of such change in recommendation), (B) after public announcement of any Acquisition Proposal (or an intention to make an Acquisition Proposal) by a third party, failure to recommend against an Acquisition Proposal and to publicly reaffirm its recommendation within ten business days of being requested to do so by FPI; (C) recommendation that the holders of AFCO common stock accept or approve any other Acquisition Proposal; (D) approval, adoption, public endorsement or recommendation or entering into or allowing AFCO or any subsidiary of AFCO to enter into a definitive agreement for, any Acquisition Proposal (other than a confidentiality agreement), or (E) if a tender offer or exchange offer for more than 50% of the AFCO common stock is commenced by any person and the failure by the AFCO Board to recommend against acceptance of such tender or exchange offer by its stockholders within ten business days following commencement, or (y) AFCO's willful breach any of its obligations regarding the prohibition of solicitations, in which case AFCO must pay the Termination Fee within three business days after the date of such termination; or

  •
  each of the following has occurred:

  •
  (i) either party terminates the Merger Agreement because (A)AFCO failed to obtain the AFCO Stockholder Approval, or (B) the Mergers did not occur prior to the Drop Dead Date, or (ii) FPI terminates because AFCO or AFCO OP breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in the Merger Agreement such that the conditions to consummation of the Mergers was incapable of being satisfied prior to the Drop Dead Date,

  •
  FPI has satisfied or is capable of satisfying certain conditions to the consummation of the Mergers prior to the Drop Dead Date and, if a meeting has been previously held, FPI has not failed to obtain the FPI Stockholder Approval,

    •
    after the date of the Merger Agreement and prior to the termination of the Merger Agreement, AFCO received a bona fide Acquisition Proposal (with all percentages included in the definition of Acquisition Proposal being increased to 50%) that has been publicly announced prior to the time of the special meeting of AFCO's stockholders (or prior to the date of termination if the Merger Agreement was terminated as a result of the passage of the Drop Dead Date or for a material breach by AFCO), and

    •
    within 12 months after termination of the Merger Agreement, AFCO enters into an Acquisition Agreement with respect to an Acquisition Proposal (that is later consummated),

in which case AFCO must pay the Termination Fee within three business days after the date of such termination.

        AFCO has agreed to pay any documented, reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of lawyers, accountants, financial advisors and investment bankers) incurred by FPI up to a maximum of $1,000,000 if the Merger Agreement is terminated by either AFCO or FPI because AFCO failed to obtain the AFCO Stockholder Approval and FPI obtained the FPI Stockholder Approval.

Termination Fee and Expenses Payable by FPI to AFCO

        FPI has agreed to pay to AFCO the Termination Fee if:

  •
  FPI terminates the Merger Agreement to enter into an Acquisition Proposal with respect to a Superior Proposal prior to FPI Stockholder Approval, in which case FPI must pay the Termination Fee to AFCO substantially concurrently with such termination;

  •
  AFCO terminates the Merger Agreement for (x) the FPI Board's (A) failure to include the recommendation of the FPI Board in favor of FPI Stockholder Approval in this joint proxy statement/prospectus or makes a change in such recommendation (except that any AFCO right to terminate based on a change in such recommendation will expire fifteen business days after the date on which AFCO receives notice of such change in recommendation), (B) after public announcement of an Acquisition Proposal (or an intention to make an Acquisition Proposal) by a third party, failure to recommend against an Acquisition Proposal and to publicly reaffirm its recommendation within ten business days of being requested to do so by AFCO; (C) recommendation that the holders of the FPI common stock accept or approve any other Acquisition Proposal; (D) approval, adoption, public endorsement or recommendation or entering into or allowing FPI or any subsidiary of FPI to enter into a definitive agreement for, any Acquisition Proposal (other than a confidentiality agreement), or (E) if a tender offer or exchange offer for more than 50% of the FPI common stock is commenced by any person and the failure by the FPI Board to recommend against acceptance of such tender or exchange offer by its stockholders within ten business days following commencement, or (y) FPI's willful breach any of its obligations regarding the prohibition of solicitations, in which case FPI must pay the Termination Fee within three business days after the date of such termination; or

  •
  each of the following has occurred:

  •
  (i) either party terminates the Merger Agreement because (A) FPI failed to obtain the FPI Stockholder Approval, or (B) the Mergers did not occur prior to the Drop Dead Date, or (ii) AFCO terminates because FPI or FPI OP breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in the Merger Agreement such that the conditions to consummation of the Mergers was incapable of being satisfied prior to the Drop Dead Date,

    •
    AFCO has satisfied or is capable of satisfying certain conditions to the consummation of the Mergers prior to the Drop Dead Date and, if a meeting has been previously held, AFCO has not failed to obtain the FPI Stockholder Approval,

    •
    after the date of the Merger Agreement and prior to the termination of the Merger Agreement, FPI received a bona fide Acquisition Proposal (with all percentages included in the definition of Acquisition Proposal being increased to 50%) that has been publicly announced prior to the time of the special meeting of FPI's stockholders (or prior to the date of termination if the Merger Agreement was terminated as a result of the passage of the Drop Dead Date or for a material breach by FPI), and

    •
    within 12 months after termination of the Merger Agreement, FPI enters into an Acquisition Agreement with respect to an Acquisition Proposal (that is later consummated),

in which case FPI must pay the Termination Fee within three business days after the date of such termination.

        FPI has agreed to pay any documented, reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of lawyers, accountants, financial advisors and investment bankers) incurred by AFCO up to a maximum of $1,000,000 if the Merger Agreement is terminated by either FPI or AFCO because FPI failed to obtain the FPI Stockholder Approval and AFCO obtained the AFCO Stockholder Approval.

Miscellaneous Provisions

Specific Performance

        Prior to the valid termination of the Merger Agreement, the parties are entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent or restrain any breaches or threatened breaches of the Merger Agreement and to specifically enforce the terms and provisions of the Merger Agreement or to enforce compliance with the covenants and obligations of such party under the Merger Agreement.

Amendment

        The Merger Agreement may be amended by the parties by an instrument in writing signed on behalf of each of the parties at any time before or after any approval of the matters presented in connection with the Mergers by the stockholders of FPI or AFCO; provided, however, that after any such approval, no amendment may be made which by law requires further approval by such stockholders without obtaining such approval.

Extension; Waiver

        At any time prior to the effective time of the Company Merger, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant thereto, and (c) waive compliance by any other party with any of the agreements or conditions contained therein. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party against which such waiver or extension is to be enforced.

        The failure of a party to assert any of its rights under the Merger Agreement will not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege will preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver will be effective only in the specific instance and for the specific purpose for which given and will not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege under the Merger Agreement.

Governing Law

        The Merger Agreement is governed by the laws of the State of Maryland, without giving effect to any choice or conflicts of laws principles; provided that (i) the Partnership Merger will be governed by the laws of the State of Delaware without regard to its rules of conflict of laws, and (ii) provisions of the Delaware Limited Liability Company Act applicable to the authorization, effectiveness and effects of the Company Merger will apply to the Company Merger.

Jurisdiction; Venue

        All proceedings arising out of or relating to the Merger Agreement are required to be heard and determined exclusively in the Circuit Court for Baltimore City (Maryland), Business and Technology Case Management Program. Each of the parties to the Merger Agreement has irrevocably and unconditionally agreed to request and/or consent to the assignment of any such proceeding to the Maryland Business and Technology Case Management Program.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a discussion of the material U.S. federal income tax consequences of the Company Merger to U.S. holders and non-U.S. holders (each as defined below) of shares of AFCO common stock and of the ownership and disposition of FPI common stock received in the Company Merger.

        This discussion assumes that holders of AFCO common stock and holders of FPI common stock hold such common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion is based upon the Code, Treasury regulations promulgated under the Code, referred to herein as the Treasury Regulations, judicial decisions and published administrative rulings, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not address (i) U.S. federal taxes other than income taxes, (ii) state, local or non-U.S. taxes or (iii) tax reporting requirements, in each case, as applicable to the Company Merger. In addition, this discussion does not address U.S. federal income tax considerations applicable to holders of shares of AFCO common stock that are subject to special treatment under U.S. federal income tax law, including, for example:

  •
  financial institutions;

  •
  pass-through entities (such as entities treated as partnerships for U.S. federal income tax purposes);

  •
  insurance companies;

  •
  broker-dealers;

  •
  tax-exempt organizations;

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to use a mark to market method of accounting;

  •
  persons that hold shares of AFCO common stock (or, following the effective time of the Company Merger, FPI common stock) as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated transaction for U.S. federal income tax purposes;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  certain U.S. expatriates;

  •
  U.S. holders whose "functional currency" is not the U.S. dollar; and

  •
  persons who acquired their shares of AFCO common stock (or, following the effective time of the Company Merger, FPI common stock) through the exercise of an employee stock option or otherwise as compensation.

        For purposes of this discussion, a "holder" means a beneficial owner of shares of AFCO common stock (or, following the effective time of the Company Merger, of FPI common stock), and a "U.S. holder" means a holder that is:

  •
  an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

  •
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (A) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (B) has a valid election in place under the Treasury Regulations to be treated as a U.S. person.

        For purposes of this discussion, a "non-U.S. holder" means a beneficial owner of shares of AFCO common stock that is a nonresident alien individual or foreign corporation for U.S. federal income tax purposes that is not otherwise subject to special treatment under the Code.

        If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of AFCO common stock (or, following the Company Merger, FPI common stock), the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds shares of AFCO common stock (or, following the Company Merger, the FPI common stock), and the partners in such partnership (as determined for U.S. federal income tax purposes), should consult their tax advisors.

        This discussion of material U.S. federal income tax consequences of the Company Merger and of the ownership and disposition of FPI common stock received in the Company Merger is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

        THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO THE COMPANY MERGER AND TO REITS GENERALLY ARE HIGHLY TECHNICAL AND COMPLEX. HOLDERS OF SHARES OF AFCO COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE COMPANY MERGER, THE OWNERSHIP OF COMMON STOCK OF FPI, AND FPI'S QUALIFICATION AS A REIT, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Material U.S. Federal Income Tax Consequences of the Company Merger

Tax Opinions from Counsel Regarding the Company Merger

        It is a condition to the completion of the Mergers that Morrison & Foerster LLP and Goodwin Procter LLP each renders a tax opinion to its client, dated as of the closing date of the Company Merger, to the effect that the Company Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Morrison & Foerster LLP and Goodwin Procter LLP are providing opinions to AFCO and FPI, respectively, to similar effect in connection with the filing of this Registration Statement. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by AFCO and FPI regarding factual matters (including those contained in tax representation letters provided by AFCO, AFCO OP, FPI and FPI OP), and covenants undertaken by AFCO and FPI, each as of the closing date of the Company Merger. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the Company Merger could differ from those described in the tax opinions and in this discussion. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. No ruling from the IRS has been or will be requested in connection with the Company Merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions.

        As noted and subject to the qualifications above, in the opinion of Morrison & Foerster LLP and Goodwin Procter LLP, the Company Merger of AFCO into Merger Sub will qualify as a reorganization within the meaning of Section 368(a) of the Code. As a reorganization within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the Company Merger will be as follows:

  •
  AFCO will not recognize any gain or loss as a result of the Company Merger.

  •
  A holder of AFCO common stock will recognize no gain or loss, except for gain or loss resulting from the receipt of cash in lieu of a fractional share of FPI common stock.

  •
  The aggregate tax basis of the FPI common stock received (including any fractional share interests deemed received and redeemed for cash as described below) by a holder will be the same as the aggregate tax basis of the shares of AFCO common stock surrendered in exchange therefor. If a holder acquired different blocks of shares of AFCO common stock at different times or different prices, Treasury Regulations provide guidance on how such holder may allocate its tax basis to shares of the FPI common stock received in the Company Merger. Holders that hold multiple blocks of shares of AFCO common stock should consult their tax advisors regarding the proper allocation of their basis among shares of FPI common stock received in the Company Merger under these Treasury Regulations.

  •
  The holding period of the FPI common stock received by a holder in connection with the Company Merger will include the holding period of the shares of AFCO common stock surrendered in the Company Merger.

  •
  The receipt of cash received by a holder of AFCO common stock in lieu of a fractional share of FPI common stock in the Company Merger will be treated as if such fractional share had been issued in the Company Merger and then redeemed by FPI for such cash, and such holder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the holder's tax basis in such fractional share. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period in respect of such fractional share is greater than one year. Certain non-corporate holders generally are subject to tax on long-term capital gains at reduced rates under current law. The deductibility of capital losses is subject to certain limitations.

  •
  Non-U.S. holders of shares of AFCO common stock not engaged in a U.S. trade or business or (in the case of individuals) present in the U.S. for 183 days or more generally will not be subject to U.S. federal income tax on the receipt of FPI common stock or cash received in lieu of a fractional share of FPI common stock if (1) such non-U.S. holder has owned, actually or constructively, 10% or less of AFCO's outstanding common stock during the five-year period ending on the date of the Company Merger, or (2) AFCO is a "domestically controlled" REIT. AFCO will be a "domestically controlled" REIT if, at all times during a specified testing period, less than 50% in value of its outstanding shares are held directly or indirectly by non-U.S. holders. Because AFCO is publicly traded, it cannot be certain that it is domestically controlled. If AFCO is not domestically controlled, a non-U.S. holder that owns more than 10% in value of AFCO's common stock will be subject to U.S. federal income tax on that holder's gain with respect to cash received in lieu of a fractional share of FPI common stock and also will be subject to U.S. federal income tax on gain with respect to FPI common stock received in the Company Merger unless the holder owns more than 10% in value of FPI's common stock immediately after the Company Merger, FPI is not a domestically controlled REIT immediately after the Company Merger and certain procedural requirements are met.

  •
  If AFCO declares additional dividends close in time to the Company Merger in order to satisfy its REIT distribution requirements, it is possible the payment of such dividends could be treated as part of the Merger consideration, in which case a U.S. holder generally would recognize gain, but not loss, equal to the lesser of (i) the amount of such dividend received or (ii) the excess, if any, of (a) the sum of the amount of such dividend received and the fair market value of the FPI common stock and cash in lieu of fractional shares of FPI common stock received in the Company Merger over (b) such holder's adjusted tax basis in its shares of AFCO common stock. FPI and AFCO intend to take the position that any such dividend are not taxable as part of the Merger Consideration.

        If, contrary to the opinions of Morrison & Foerster LLP and Goodwin Procter LLP, the Company Merger failed to qualify as a reorganization, among other things:

  •
  The Company Merger would be treated as a taxable disposition of AFCO common stock, with the holders of AFCO common stock generally subject to tax on the receipt of FPI common stock and cash in the manner described below under "—Taxation of Taxable U.S. Holders—Dispositions" (for U.S. holders) and "—Taxation of Non-U.S. Holders—Dispositions" (for non-U.S. holders), substituting references to FPI with AFCO therein.

  •
  If AFCO qualified as a REIT at the time of the Company Merger and the Company Merger occurred before January 1, 2017, AFCO would be subject to a corporate level tax on built-in gain with respect to assets held at the time AFCO elected REIT status.

  •
  If AFCO did not qualify as a REIT at the time of the Company Merger, AFCO generally would recognize gain or loss on a deemed taxable transfer of its assets to FPI, which could result in a significant current tax liability for the Combined Company and could cause the Combined Company to fail to qualify as a REIT.

  •
  If both FPI and AFCO are "investment companies" under Section 368(a)(2)(F) and the Company Merger failed to qualify as a reorganization under such rules as a result of FPI failing to qualify as a REIT, FPI could be treated as transferring its assets to AFCO in a taxable transaction, followed by a deemed taxable liquidating distribution to FPI stockholders. In such a case, the Combined Company and the stockholders of FPI could incur a significant current tax liability and the Combined Company may be unable to qualify as a REIT.

        As noted above, it is a condition to the completion of the Mergers that Morrison & Foerster LLP and Goodwin Procter LLP each renders a tax opinion to the effect that the Company Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. If the condition relating to either tax opinion to be delivered at closing is waived, this joint proxy statement/prospectus will be amended and recirculated.

Backup Withholding

        Certain U.S. holders of shares of AFCO common stock may be subject to backup withholding of U.S. federal income tax with respect to any cash received in lieu of fractional shares pursuant to the Company Merger. However, backup withholding generally will not apply to a U.S. holder of shares of AFCO common stock that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the holder's U.S. federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS.

Tax Opinions from Counsel Regarding REIT Qualification of AFCO and FPI

        It is a condition to the obligation of FPI to complete the Company Merger that FPI receive an opinion from Goodwin Procter LLP, dated as of the closing date of the Company Merger, to the effect that, beginning with its taxable year ended December 31, 2012 through its taxable year ending with the

Company Merger, AFCO was organized and operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code. The opinion of Goodwin Procter LLP will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by AFCO regarding factual matters (including those contained in tax representation letters provided by AFCO, AFCO OP, FPI and FPI OP) relating to the organization and operation of AFCO and its subsidiaries as of the closing date of the Company Merger.

        It is a condition to the obligation of AFCO to complete the Company Merger that AFCO receive an opinion from Morrison & Foerster LLP, dated as of the closing date of the Company Merger, to the effect that, for all taxable years commencing with FPI's taxable year ended December 31, 2014, FPI was organized and operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code, and its past, current, and intended future organization and operations will permit FPI to continue to qualify for taxation as a REIT under Sections 856 through 860 of the Code. The opinion of Morrison & Foerster LLP will be subject to customary exceptions, assumptions and qualifications, and be based on representations made by AFCO and FPI regarding factual matters (including those contained in tax representation letters provided by AFCO, AFCO OP, FPI and FPI OP), and covenants undertaken by FPI, relating to the organization and operation of FPI and its subsidiaries.

        Neither of the opinions described above will be binding on the IRS or the courts. FPI intends to continue to operate in a manner to qualify as a REIT following the Company Merger, but there is no guarantee that it will qualify or remain qualified as a REIT, nor can there be a guarantee that AFCO has qualified as a REIT and will qualify as a REIT until the Company Merger. Qualification and taxation as a REIT depends upon the ability of each of FPI and AFCO to meet, through actual annual (or, in some cases, quarterly) operating results, numerous requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. There are only limited judicial and administrative interpretations of these requirements, and qualification as a REIT involves the determination of various factual matters and circumstances which were not entirely within the control of AFCO. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of FPI, there can be no assurance that the actual operating results of FPI or AFCO have satisfied or will satisfy the requirements for taxation as a REIT under the Code for any particular tax year.

        See below for a discussion of the REIT rules as they apply to FPI. In general, the same REIT rules are applicable to AFCO.

Tax Liabilities and Attributes Inherited from AFCO

        If AFCO failed to qualify as a REIT for any of its taxable years after 2011 and for which the applicable period for assessment had not expired, AFCO would be liable for (and FPI may be obligated to pay) U.S. federal income tax on its taxable income for such years at regular corporate rates, and, assuming the Company Merger qualified as a reorganization within the meaning of Section 368(a) of the Code, FPI would be subject to tax on the built-in gain on each AFCO asset existing at the time of the Company Merger if FPI were to dispose of the AFCO asset within a statutory period, which would extend for ten years following the Company Merger. Such tax would be imposed at the highest regular corporate rate in effect at the date of the sale. Even if AFCO has qualified as a REIT during those years, FPI could similarly be liable for other unpaid taxes (if any) of AFCO. Furthermore, after the Company Merger, the asset and income tests will apply to all of the assets of FPI, including the assets FPI acquires from AFCO, and to all of the income of FPI, including the income derived from the assets it acquires from AFCO. As a result, the nature of the assets that FPI acquires from AFCO and the income FPI derives from those assets may have an effect on the tax status of FPI as a REIT.

Tax Liabilities and Attributes of FPI

        If FPI failed to qualify as a REIT for any of its taxable years for which the applicable period for assessment had not expired, FPI would be liable for U.S. federal income tax on its taxable income at regular corporate rates. Furthermore, FPI would not be able to re-elect REIT status until the fifth taxable year after the first taxable year in which such failure occurred.

Material U.S. Federal Income Tax Considerations Applicable to Holders of FPI Common Stock

        This section summarizes the material U.S. federal income tax consequences generally resulting from the election of FPI to be taxed as a REIT and the ownership of FPI common stock. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and the holders of certain of its common stock under current law. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code and these rules and regulations.

Taxation of REITs

        FPI elected to be taxed as a REIT for U.S. federal income tax purposes commencing with its short taxable year ended December 31, 2014. However, qualification and taxation as a REIT depends on the ability of FPI to satisfy numerous asset, income, stock ownership and distribution tests described below, the satisfaction of which will depend, in part, on its operating results. Accordingly, no assurance can be given that FPI has been organized and has operated, or that FPI will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT.

        The sections of the Code relating to qualification, operation and taxation as a REIT are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related Treasury Regulations and administrative and judicial interpretations thereof.

        If FPI qualifies as a REIT, it generally will not be subject to U.S. federal income tax on the taxable income that it distributes to its stockholders because it will be entitled to a deduction for dividends paid. Such tax treatment avoids the "double taxation," or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. In general, income generated by a REIT is taxed only at the stockholder level if such income is distributed by the REIT to its stockholders. However, FPI will be subject to U.S. federal income tax in the following circumstances:

  •
  FPI will be subject to U.S. federal corporate income tax on any REIT taxable income, including net capital gain, that it does not distribute to its stockholders during, or within a specified time period after, the calendar year in which the income is earned.

  •
  FPI may be subject to corporate "alternative minimum tax."

  •
  FPI will be subject to tax, at the highest U.S. federal corporate income tax rate, on net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that FPI holds primarily for sale to customers in the ordinary course of business, and other non-qualifying income from foreclosure property.

  •
  FPI will be subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that FPI holds primarily for sale to customers in the ordinary course of business.

  •
  If FPI fails to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under "—Gross Income Tests," but nonetheless maintains its qualification as a REIT because it meets certain other requirements, FPI will be subject to a 100% tax on: (1) the greater of the amount by which FPI fails the 75% gross income test or the 95% gross income test, in either case, multiplied by (2) a fraction intended to reflect the profitability of FPI.

  •
  If FPI fails to distribute during a calendar year at least the sum of: (1) 85% of its REIT ordinary income for the year, (2) 95% of its REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, then FPI will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount FPI actually distributed.

  •
  If FPI fails any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test, as described below under "—Asset Tests," as long as (1) the failure was due to reasonable cause and not to willful neglect, (2) FPI files a description of each asset that caused such failure with the IRS, and (3) FPI disposes of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which FPI identifies such failure, FPI will pay a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate (currently 35%) multiplied by the net income from the nonqualifying assets during the period in which FPI failed to satisfy the asset tests.

  •
  If FPI fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, FPI will be required to pay a penalty of $50,000 for each such failure.

  •
  FPI will be subject to a 100% excise tax on transactions with a TRS that are not conducted on an arm's-length basis.

  •
  If FPI acquires any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which FPI acquires a basis in the asset that is determined by reference either to the C corporation's basis in the asset or the C Corporation's basis in another asset, FPI will pay tax at the highest U.S. federal corporate income tax rate applicable if FPI recognizes gain on the sale or disposition of the asset during the 10-year period (5-year period for acquisitions before August 8, 2016) after FPI acquires the asset. The amount of gain on which FPI will pay tax generally is the lesser of: (1) the amount of gain that FPI recognizes at the time of the sale or disposition, and (2) the amount of gain that FPI would have recognized if FPI had sold the asset at the time FPI acquired it. FPI also would be subject to tax under these rules upon a taxable disposition of certain AFCO assets prior to January 1, 2017.

  •
  The earnings of its subsidiary entities that are C corporations, including TRSs, will be subject to U.S. federal corporate income tax.

        In addition, FPI may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on its assets and operations. FPI also could be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

        A REIT is a corporation, trust or association that satisfies each of the following requirements:

        (1)   It is managed by one or more trustees or directors;

        (2)   Its beneficial ownership is evidenced by transferable shares of stock, or by transferable shares or certificates of beneficial interest;

        (3)   It would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code, i.e., the REIT provisions;

        (4)   It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws;

        (5)   At least 100 persons are beneficial owners of its stock or ownership shares or certificates (determined without reference to any rules of attribution);

        (6)   Not more than 50% in value of its outstanding stock or shares of beneficial interest are owned, directly or indirectly, by five or fewer individuals, which the U.S. federal income tax laws define to include certain entities, during the last half of any taxable year;

        (7)   It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to qualify to be taxed as a REIT for U.S. federal income tax purposes;

        (8)   It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws; and

        (9)   It meets certain other requirements described below, regarding the sources of its gross income, the nature and diversification of its assets and the distribution of its income.

        FPI must satisfy requirements 1 through 4, and 8 during its entire taxable year and must satisfy requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 did not apply to FPI for its short taxable year ended December 31, 2014. If FPI complies with certain requirements for ascertaining the beneficial ownership of its outstanding stock in a taxable year and has no reason to know that it violated requirement 6, FPI will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining stock ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding its stock in proportion to their actuarial interests in the trust for purposes of requirement 6. The charter of FPI provides for restrictions regarding the ownership and transfer of shares of its capital stock. FPI believes that it has issued sufficient stock with enough diversity of ownership to allow it to satisfy requirements 5 and 6 above. The restrictions in its charter are intended, among other things, to assist it in satisfying requirements 5 and 6 described above. These restrictions, however, may not ensure that FPI will be able to satisfy such share ownership requirements in all cases. If FPI fails to satisfy these share ownership requirements, its qualification as a REIT may terminate. For purposes of requirement 8, FPI has adopted December 31 as its year end, and thereby satisfies this requirement.

Qualified REIT Subsidiaries

        A "qualified REIT subsidiary" generally is a corporation, all of the stock of which is owned, directly or indirectly, by a REIT and that is not treated as a TRS. A corporation that is a "qualified REIT subsidiary" is treated as a division of the REIT that owns, directly or indirectly, all of its stock and not as a separate entity for U.S. federal income tax purposes. Thus, all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT that directly or indirectly owns the qualified REIT subsidiary. Consequently, in applying the REIT requirements described herein, the separate existence of any "qualified REIT subsidiary" that FPI owns will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as its assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships

        An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, as determined under U.S. federal income tax laws, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. FPI owns various direct and indirect interests in entities that are classified as partnerships and limited liability companies for state law purposes. Nevertheless, many of these entities currently are not treated as entities separate from their owners for U.S. federal income tax purposes because such entities are treated as having a single owner for U.S. federal income tax purposes. Consequently, the assets and liabilities, and items of income, deduction, and credit, of such entities will be treated as its assets and liabilities, and items of income, deduction, and credit, for U.S. federal income tax purposes, including the application of the various REIT qualification requirements.

        An unincorporated domestic entity with two or more owners, as determined under the U.S. federal income tax laws, generally is taxed as a partnership for U.S. federal income tax purposes. In the case of a REIT that is an owner in an entity that is taxed as a partnership for U.S. federal income tax purposes, the REIT is treated as owning its proportionate share of the assets of the entity and as earning its allocable share of the gross income of the entity for purposes of the applicable REIT qualification tests. Thus, its proportionate share of the assets and items of gross income of FPI OP, and any other partnership, joint venture, or limited liability company that is taxed as a partnership for U.S. federal income tax purposes is treated as its assets and items of gross income for purposes of applying the various REIT qualification tests. For purposes of the 10% value test (described in "—Asset Tests"), its proportionate share is based on its proportionate interest in the equity interests and certain debt securities issued by the entity. For all of the other asset and income tests, its proportionate share is based on its proportionate interest in the capital of the entity.

        FPI has control of FPI OP and intends to operate it in a manner consistent with the requirements for its qualification as a REIT. FPI may from time to time be a limited partner or non-managing member in a partnership or limited liability company. If a partnership or limited liability company in which FPI own an interest takes or expects to take actions that could jeopardize its status as a REIT or require it to pay tax, FPI may be forced to dispose of its interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause FPI to fail a gross income or asset test, and that FPI would not become aware of such action in time to dispose of its interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, FPI could fail to qualify as a REIT unless FPI were entitled to relief, as described below.

Taxable REIT Subsidiaries

        A REIT is permitted to own, directly or indirectly, up to 100% of the stock of one or more TRSs. The subsidiary and the REIT generally must jointly elect to treat the subsidiary as a TRS. However, a corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities is automatically treated as a TRS without an election. Unlike a qualified REIT subsidiary, the separate existence of a TRS is not ignored for U.S. federal income tax purposes and a TRS is a fully taxable corporation subject to U.S. federal corporate income tax on its earnings.

        Restrictions imposed on REITs and their TRSs are intended to ensure that TRSs will be subject to appropriate levels of U.S. federal income taxation. These restrictions limit the deductibility of interest paid or accrued by a TRS to its parent REIT and impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis, such as any redetermined rents, redetermined deductions, excess interest or, for taxable years beginning after December 31, 2015, redetermined TRS service income. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of its tenants by a TRS of ours, redetermined deductions and excess interest represent any amounts that are deducted by a TRS of ours for amounts paid to FPI that are in excess of the amounts that would have been deducted based on arm's length negotiations, and redetermined TRS service income is income of a TRS that is understated as a result of services provided to FPI or on its behalf. Rents FPI receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. Dividends paid to FPI from a TRS, if any, will be treated as dividend income received from a corporation. The foregoing treatment of TRSs may reduce the cash flow generated by FPI and its subsidiaries in the aggregate and its ability to make distributions to its stockholders and may affect its compliance with the gross income tests and asset tests.

        A TRS generally may be used by a REIT to undertake indirectly activities that the REIT requirements might otherwise preclude the REIT from doing directly, such as the provision of noncustomary tenant services or the disposition of property held for sale to customers. See "—Gross Income Tests—Rents from Real Property" and "—Gross Income Tests—Prohibited Transactions."

Gross Income Tests

        FPI must satisfy two gross income tests annually to qualify and maintain its qualification as a REIT. First, at least 75% of its gross income for each taxable year generally must consist of the following:

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  rents from real property;

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  interest on debt secured by mortgages on real property or on interests in real property, and, for taxable years beginning after December 31, 2015, interest on debt secured by mortgages on both real and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;

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  dividends or other distributions on, and gain from the sale of, stock or shares of beneficial interest in other REITs;

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  gain from the sale of real estate assets (other than gain from prohibited transactions);

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  income and gain derived from foreclosure property; and

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  income derived from the temporary investment of new capital attributable to the issuance of its stock or a public offering of its debt with a maturity date of at least five years and that FPI receive during the one-year period beginning on the date on which FPI receive such new capital.

        Second, in general, at least 95% of its gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities (including interest and gain from Nonqualified Publicly Offered REIT Debt Instruments) or any combination of these.

        Cancellation of indebtedness income and gross income from a sale of property that FPI hold primarily for sale to customers in the ordinary course of business will be excluded from gross income for purposes of the 75% and 95% gross income tests. In addition, gains from "hedging transactions," as defined in "—Hedging Transactions," that are clearly and timely identified as such will be excluded from gross income for purposes of the 75% and 95% gross income tests. Finally, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests.

        The following paragraphs discuss the specific application of certain relevant aspects of the gross income tests to FPI.

        Rents from Real Property.    Rent that FPI receives for the use of its real property will qualify as "rents from real property," which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

        First, the rent must not be based in whole or in part on the income or profits of any person. However, participating rent will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages generally: (1) are fixed at the time the leases are entered into; (2) are not renegotiated during the term of the leases in a manner that has the effect of basing percentage rent on income or profits; and (3) conform with normal business practice. FPI intends to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not to any extent determined by reference to any person's income or profits, in compliance with the rules above.

        Second, FPI generally must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any tenant, referred to as a "related-party tenant." The constructive ownership rules generally provide that, if 10% or more in value of its stock is owned, directly or indirectly, by or for any person, FPI is considered as owning the stock owned, directly or indirectly, by or for such person. These constructive ownership rules generally permit limited partners of FPI OP to own interests in our tenants without causing such tenants to become related party tenants. In any event, because the constructive ownership rules are broad and it is not possible to monitor direct and indirect transfers of its stock continually, no assurance can be given that such transfers or other events of which FPI has no knowledge will not cause FPI to own constructively 10% or more of a tenant (or a subtenant, in which case only rent attributable to the subtenant is disqualified). Notwithstanding the foregoing, under an exception to the related-party tenant rule, rent that FPI receives from a TRS will qualify as "rents from real property" as long as: (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space.

        Third, FPI must not furnish or render noncustomary services, other than a de minimis amount of noncustomary services, to the tenants of its properties other than through an independent contractor from whom FPI does not derive or receive any income or a TRS. However, FPI generally may provide services directly to its tenants to the extent that such services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, FPI may provide a minimal amount of noncustomary services to the tenants of a property, other than through an independent contractor from whom FPI does not derive or receive any income or a TRS, as long as the income attributable to the services (valued at not less than 150% of the direct cost of performing such services) does not exceed 1% of its gross income from the related property. If the rent from a lease does not qualify as "rents from real property" because FPI furnishes noncustomary services having a value in excess of 1% of its gross income from the related property to the tenants of the property, other than through a qualifying independent contractor or a TRS, none of the rent from the property will qualify as "rents from real property." FPI does not intend to provide any noncustomary services to its tenants unless such services are provided through independent contractors from whom FPI does not derive or receive any income or TRSs.

        Fourth, rent attributable to any personal property leased in connection with a lease of real property will not qualify as "rents from real property" if the rent attributable to such personal property exceeds 15% of the total rent received under the lease. If a portion of the rent that FPI receives from a property does not qualify as "rents from real property" because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. FPI does not intend to lease significant amounts of personal property pursuant to its leases.

        FPI has leased, and intends to continue to lease, substantially all of its properties under leases with terms ranging from one to five years. In addition, the terms of the leases with its tenants generally provide that FPI is responsible for major maintenance, insurance and taxes (which are generally reimbursed by its tenants), while its tenants are responsible for minor maintenance, water usage and all of the additional input costs related to the farming operations on the property, such as seed, fertilizer, labor and fuel. FPI's leases generally require the tenant to pay fixed rent in advance. However, some of its leases may provide for rents based on a fixed percentage of gross revenue, and several of the leases that FPI will inherit from AFCO provide for rent based on one or more percentages of revenues. However, FPI (and AFCO) believe that these rent formulas do not violate the prohibition against rent based in whole or in part on income or profits and FPI intends to structure any future percentage rent leases in a manner intended to qualify the rent thereunder as "rents from real property." Moreover, FPI does not intend to perform any services other than customary ones for its tenants unless such services are provided through independent contractors or a TRS. Accordingly, FPI believes rents received under its leases generally will qualify as "rents from real property" and any income attributable to noncustomary services or personal property will not jeopardize its ability to qualify as a REIT. However, there can be no assurance that the IRS would not challenge its conclusions, including the calculation of its personal property ratios, or that a court would agree with its conclusions. If such a challenge were successful, FPI could fail to satisfy the 75% or 95% gross income test and thus potentially lose its REIT status.

        Interest.    For purposes of the 75% and 95% gross income tests, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the profit or net cash proceeds from the sale of the property securing the loan constitutes a "shared appreciation provision," income attributable to such participation feature will be treated as gain from the sale of the secured property.

        FPI may provide senior secured first lien mortgage loans for the purchase of farmland and properties related to farming. Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. In general and subject to the next sentence, under applicable Treasury Regulations, if a loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan, determined as of the date FPI agreed to acquire or originate the loan, then a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. For taxable years beginning after December 31, 2015, in the case of real estate mortgage loans secured by both real and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the interest income from such loan qualifies for purposes of the 75% gross income test. FPI anticipates that the interest on its senior secured first lien mortgage loans generally would be treated as qualifying income for purposes of the 75% gross income test.

        Prohibited Transactions.    A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Net income derived from such prohibited transactions is excluded from gross income for purposes of the 75% and 95% gross income tests. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends on the facts and circumstances that exist from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction is available if the following requirements are met:

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  the REIT has held the property for not less than two years;

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  the aggregate capital expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale do not exceed 30% of the selling price of the property;

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  either (1) during the year in question, the REIT did not make more than seven property sales other than sales of foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year, (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year or (4) for taxable years beginning after December 18, 2015 either, (a) the REIT satisfies the requirements of clause (2) applied by substituting "20%" for "10%" and the "3-year average adjusted bases percentage" (as defined in the Code) for the taxable year does not exceed 10%, or (b) the REIT satisfies the requirements of clause (3) applied by substituting "20%" for "10%" and the "3-year average fair market value percentage" (as defined in the Code) for the taxable year does not exceed 10%;

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  in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

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  if the REIT has made more than seven property sales (excluding sales of foreclosure property) during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income or, for taxable years beginning after December 31, 2015, a TRS.

        In general, FPI will attempt to comply with the terms of the foregoing safe-harbor with respect to any real estate sale. However, there is no assurance that FPI will be able to comply with the safe-harbor provisions or that FPI will avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business." FPI may hold and dispose of certain properties through a TRS if it concludes that the sale or other disposition of such property may not fall within the safe-harbor provisions. The 100% prohibited transactions tax will not apply to gains from the sale of property by a TRS, although such income will be taxed to the TRS at U.S. federal corporate income tax rates.

        At certain properties with crops under development, AFCO has harvested and sold crops on certain developed parcels in prohibited transactions. To the extent such sales revenue exceeds allowable costs, AFCO has incurred the 100% tax. FPI may continue this practice with regard to certain farms acquired from AFCO following the Company Merger, and thus may incur such taxes in future periods. Moreover, current law provides little guidance as to the deductions allowable to offset the gain subject to such tax, and thus the IRS might disagree with FPI's (or AFCO's) calculations of the amount of gain subject to such tax.

        Foreclosure Property.    FPI generally will be subject to tax at the maximum corporate rate on any net income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test. Gross income from foreclosure property will qualify under the 75% and 95% gross income tests.

        Hedging Transactions.    From time to time, FPI or its subsidiaries may enter into hedging transactions with respect to one or more of its or its subsidiaries' assets or liabilities. FPI or its subsidiaries' hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from "hedging transactions" will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A "hedging transaction" means (1) any transaction entered into in the normal course of FPI or its subsidiaries' trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain) or (3) for taxable years beginning after December 31, 2015, any new transaction entered into to hedge the income or loss from a prior hedging transaction, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. FPI is required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. FPI intends to structure any hedging transactions in a manner that does not jeopardize its qualification as a REIT; however, no assurance can be given that its hedging activities will give rise to income that is excluded from gross income or qualifies for purposes of either or both of the gross income tests.

        Failure to Satisfy Gross Income Tests.    FPI intends to monitor its sources of income, including any non-qualifying income received by it, and manage its assets so as to ensure its compliance with the gross income tests. If FPI fails to satisfy one or both of the gross income tests for any taxable year, FPI nevertheless may qualify as a REIT for that year if FPI qualifies for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions are available if: (1) its failure to meet the applicable test is due to reasonable cause and not to willful neglect; and (2) following such failure for any taxable year, FPI files a schedule of the sources of its income with the IRS in accordance with the Treasury Regulations.

        FPI cannot predict, however, whether any failure to meet these tests will qualify for the relief provisions. In addition, as discussed above in "—Taxation of Our Company," even if the relief provisions apply, FPI would incur a 100% tax on the gross income attributable to the greater of (1) the amount by which FPI fails the 75% gross income test, or (2) the amount by which FPI fails the 95% gross income test, multiplied, in either case, by a fraction intended to reflect its profitability.

Asset Tests

        To qualify as a REIT, FPI also must satisfy the following asset tests at the end of each quarter of each taxable year. First, under the "75% asset test," at least 75% of the value of its total assets generally must consist of:

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  cash or cash items, including certain receivables and shares in certain money market funds;

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  government securities;

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  interests in real property, including leaseholds and options to acquire real property and leaseholds;

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  interests in mortgage loans secured by real property;

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  for taxable years beginning after December 31, 2015, interests in mortgage loans secured by both real property and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;

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  stock or shares of beneficial interest in other REITs;

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  investments in stock or debt instruments during the one-year period following its receipt of new capital that FPI raises through equity offerings or public offerings of debt with at least a five-year term;

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  for taxable years beginning after December 31, 2015, personal property leased in connection with real property if the rent attributable to such personal property is not greater than 15% of the total rent received under the lease; and

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  for taxable years beginning after December 31, 2015, debt instruments issued by "publicly offered REITs."

        Second, under the "5% asset test," of FPI's assets that are not qualifying assets for purposes of the 75% asset test described above, the value of FPI's interest in any one issuer's securities may not exceed 5% of the value of its total assets.

        Third, of FPI's assets that are not qualifying assets for purposes of the 75% asset test described above, FPI may not own more than 10% of the voting power of any one issuer's outstanding securities, or the "10% vote test," or more than 10% of the value of any one issuer's outstanding securities, or the "10% value test."

        Fourth, no more than 25% (20% for taxable years beginning after December 31, 2017) of the value of FPI's total assets may consist of the securities of one or more TRSs.

        Fifth, no more than 25% of the value of FPI's total assets may consist of the securities of TRSs and other assets that are not qualifying assets for purposes of the 75% asset test.

        Sixth, for taxable years beginning after December 31, 2015, not more than 25% of the value of FPI's total assets may be represented by debt instruments of "publicly offered REITs" to the extent those debt instruments are not secured by real property or an interest in real property.

        For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term "securities" does not include securities that qualify under the 75% asset test, securities of a TRS and equity interests in an entity taxed as a partnership for U.S. federal income tax purposes. For purposes of the 10% value test, the term "securities" also does not include: certain "straight debt" securities; any loan to an individual or an estate; most rental agreements and obligations to pay rent; any debt instrument issued by an entity taxed as a partnership for U.S. federal income tax purposes in which FPI is an owner to the extent of its proportionate interest in the debt and equity securities of the entity; and any debt instrument issued by an entity taxed as a partnership for U.S. federal income tax purposes if at least 75% of the entity's gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in "—Gross Income Tests."

        As noted above, FPI may provide senior secured first lien mortgage loans for the purchase of farmland and properties related to farming. For taxable years beginning after December 31, 2015, a mortgage loan secured by both real property and personal property shall be treated as a wholly qualifying real estate asset and all interest shall be qualifying income for purposes of the 75% gross income test if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, even if the real property collateral value is less than the outstanding principal balance of the loan. FPI anticipates that its senior secured first lien mortgage loans generally have been and will be treated as qualifying assets for the 75% asset test.

        FPI believes that the assets that FPI holds satisfy the foregoing asset test requirements. FPI will not obtain, nor is FPI required to obtain under the U.S. federal income tax laws, independent appraisals to support its conclusions as to the value of its assets and securities. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that its ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

        Failure to Satisfy Asset Tests.    FPI will monitor the status of its assets for purposes of the various asset tests and will manage its portfolio in order to comply at all times with such tests. Nevertheless, if FPI fails to satisfy the asset tests at the end of a calendar quarter, FPI will not lose its REIT status if:

(1) FPI satisfied the asset tests at the end of the preceding calendar quarter; and (2) the discrepancy between the value of FPI's assets and the asset test requirements arose from changes in the market values of its assets and was not caused, in part or in whole, by the acquisition of one or more non-qualifying assets. If FPI did not satisfy the second condition described in the preceding sentence, FPI still could avoid REIT disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

        In the event that FPI violates the 5% asset test, the 10% vote test or the 10% value test described above, FPI will not lose its REIT status if (1) the failure is de minimis (up to the lesser of 1% of its assets or $10 million) and (2) FPI disposes of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which FPI identifies such failure. In the event of a failure of any of such asset tests other than a de minimis failure, as described in the preceding sentence, FPI will not lose its REIT status if (1) the failure was due to reasonable cause and not to willful neglect, (2) FPI files a description of each asset causing the failure with the IRS, (3) FPI disposes of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which FPI identifies the failure, and (4) FPI pays a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate (currently 35%) multiplied by the net income from the non-qualifying assets during the period in which FPI failed to satisfy the asset tests.

Annual Distribution Requirements

        Each taxable year, FPI must make distributions, other than capital gain dividend distributions and deemed distributions of retained capital gain, to its stockholders in an aggregate amount at least equal to the sum of:

  •
  90% of its "REIT taxable income," computed without regard to the dividends paid deduction and excluding any net capital gain, and

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  90% of its after-tax net income, if any, from foreclosure property, minus

  •
  the sum of certain items of non-cash income.

        Generally, FPI must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (1) FPI declares the distribution before FPI timely files its U.S. federal income tax return for the year and pays the distribution on or before the first regular dividend payment date after such declaration or (2) FPI declares the distribution in October, November, or December of the taxable year, payable to stockholders of record on a specified day in any such month, and FPI actually pays the dividend before the end of January of the following year. In both instances, these distributions relate to its prior taxable year for purposes of the annual distribution requirement to the extent of its earnings and profits for such prior taxable year.

        FPI will pay U.S. federal income tax on any taxable income, including net capital gain, that FPI does not distribute to its stockholders. Furthermore, if FPI fails to distribute during a calendar year, or by the end of January of the following calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

  •
  85% of its REIT ordinary income for the year,

  •
  95% of its REIT capital gain net income for the year, and

  •
  any undistributed taxable income from prior years,

        FPI will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts FPI actually distributed.

        FPI may elect to retain and pay U.S. federal income tax on the net long-term capital gain that FPI receives in a taxable year. If FPI so elects, FPI will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. FPI intends to make timely distributions sufficient to satisfy the annual distribution requirement and to minimize U.S. federal corporate income tax and avoid the 4% nondeductible excise tax.

        It is possible that, from time to time, FPI may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. Further, it is possible that, from time to time, FPI may be allocated a share of net capital gain from an entity taxed as a partnership for U.S. federal income tax purposes in which FPI owns an interest that is attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. As a result of the foregoing, FPI may have less cash than is necessary to make distributions to its stockholders that are sufficient to avoid U.S. federal corporate income tax and the 4% nondeductible excise tax imposed on certain undistributed income or even to meet the annual distribution requirement. In such a situation, FPI may need to borrow funds or issue additional stock or, if possible, pay dividends consisting, in whole or in part, of its stock or debt securities.

        In order for distributions to be counted as satisfying the annual distribution requirement applicable to REITs and to provide FPI with a REIT-level tax deduction, the distributions must not be "preferential dividends." A distribution is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in its organizational documents. Notwithstanding the foregoing, such preferential dividend rules will not apply to its distributions in taxable years beginning after December 31, 2014 if FPI qualify as a "publicly offered REIT." FPI believes that FPI is, and expects FPI will continue to be, a "publicly offered REIT."

        Under certain circumstances, FPI may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to its stockholders in a later year. FPI may include such deficiency dividends in its deduction for dividends paid for the earlier year. Although FPI may be able to avoid income tax on amounts distributed as deficiency dividends, FPI will be required to pay interest to the IRS based on the amount of any deduction FPI takes for deficiency dividends.

Recordkeeping Requirements

        FPI must maintain certain records in order to qualify as a REIT. To avoid paying monetary penalties, FPI must demand, on an annual basis, information from certain of its stockholders designed to disclose the actual ownership of its outstanding stock, and FPI must maintain a list of those persons failing or refusing to comply with such demand as part of its records. A stockholder that fails or refuses to comply with such demand is required by the Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of its stock and other information. FPI intends to comply with these recordkeeping requirements.

Failure to Qualify as a REIT

        If FPI fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, FPI could avoid disqualification if its failure is due to reasonable cause and not to willful neglect and FPI pays a penalty of $50,000 for each such failure. In addition, there are relief provisions available under the Code for a failure of the gross income tests and asset tests, as described in "—Gross Income Tests" and "—Asset Tests."

        If FPI were to fail to qualify as a REIT in any taxable year, and no relief provision applied, FPI would be subject to U.S. federal income tax on its taxable income at U.S. federal corporate income tax rates and any applicable alternative minimum tax. In calculating its taxable income for a year in which

FPI failed to qualify as a REIT, FPI would not be able to deduct amounts distributed to its stockholders, and FPI would not be required to distribute any amounts to its stockholders for that year. Unless FPI qualified for relief under the statutory relief provisions described in the preceding paragraph, FPI also would be disqualified from taxation as a REIT for the four taxable years following the year during which FPI ceased to maintain its qualification as a REIT. FPI cannot predict whether in all circumstances FPI would qualify for such statutory relief.

U.S. Federal Income Taxation of Holders of FPI Common Stock

Taxation of Taxable U.S. Holders

        Distributions.    If FPI qualifies as a REIT, distributions made out of its current and accumulated earnings and profits that it does not designate as capital gain dividends will be ordinary dividend income to taxable U.S. holders. A corporate U.S. holder will not qualify for the dividends-received deduction generally available to corporations. Ordinary dividends paid by FPI also generally will not qualify for the preferential long-term capital gain tax rate applicable to "qualified dividends" unless certain holding period requirements are met and such dividends are attributable to (i) qualified dividends received by FPI from non-REIT corporations, such as any TRSs, or (ii) income recognized by FPI and on which FPI has paid U.S. federal corporate income tax. FPI does not expect a meaningful portion of its ordinary dividends to be eligible for taxation as qualified dividends.

        Any distribution FPI declares in October, November, or December of any year that is payable to a U.S. holder of record on a specified date in any of those months and is attributable to its current and accumulated earnings and profits for such year will be treated as paid by FPI and received by the U.S. holder on December 31 of that year, provided that FPI actually pays the distribution during January of the following calendar year.

        Distributions to a U.S. holder which FPI designates as capital gain dividends generally will be treated as long-term capital gain, without regard to the period for which the U.S. holder has held its stock, to the extent that such gain does not exceed its actual net capital gain for the taxable year. For taxable years beginning after December 31, 2015, dividends designated as capital gain dividends may not exceed its dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. A corporate U.S. holder may be required to treat up to 20% of certain capital gain dividends as ordinary income.

        FPI may elect to retain and pay U.S. federal corporate income tax on the net long-term capital gain that FPI receives in a taxable year. In that case, to the extent that FPI designates such amount in a timely notice to its stockholders, a U.S. holder would be taxed on its proportionate share of its undistributed long-term capital gain. The U.S. holder would receive a credit or refund for its proportionate share of the U.S. federal corporate income tax FPI paid. The U.S. holder would increase its basis in its FPI common stock by the amount of its proportionate share of its undistributed long-term capital gain, minus its share of the U.S. federal corporate income tax FPI paid.

        A U.S. holder will not incur U.S. federal income tax on a distribution in excess of its current and accumulated earnings and profits if the distribution does not exceed the U.S. holder's adjusted basis in its FPI common stock. Instead, the distribution will reduce the U.S. holder's adjusted basis in its FPI common stock. The excess of any distribution to a U.S. holder over both its share of its current and accumulated earnings and profits and its adjusted basis will be treated as capital gain and long-term capital gain if the stock has been held for more than one year.

        FPI will notify U.S. holders after the close of its taxable year as to the portions of the distributions attributable to that taxable year that constitute ordinary income, return of capital and capital gain.

        Dispositions.    In general, a U.S. holder will recognize gain or loss on the sale or other taxable disposition of FPI common stock in an amount equal to the difference between (i) the sum of the fair market value of any property and the amount of cash received in such disposition and (ii) the U.S. holder's adjusted tax basis in such stock. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder has held such stock for more than one year and short-term capital gain or loss otherwise. However, a U.S. holder must treat any loss on a sale or exchange of FPI common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from FPI that such U.S. holder treats as long-term capital gain. All or a portion of any loss that a U.S. holder realizes on a taxable disposition of shares of FPI common stock may be disallowed if the U.S. holder purchases other shares of FPI common stock within 30 days before or after the disposition. Capital losses generally are available only to offset capital gains of the stockholder except in the case of individuals, who may offset up to $3,000 of ordinary income each year.

        Other Considerations.    U.S. holders may not include in their individual U.S. federal income tax returns any of its net operating losses or capital losses. Instead, these losses are generally carried over by FPI for potential offset against its future income. Taxable distributions from FPI and gain from the disposition of FPI common stock will not be treated as passive activity income and, therefore, U.S. holders generally will not be able to apply any "passive activity losses" against such income.

        In addition, taxable distributions from FPI and gain from the disposition of FPI common stock generally will be treated as investment income for purposes of the investment interest limitations.

        Tax Rates.    The maximum U.S. federal income tax rate on ordinary income and short-term capital gains applicable to U.S. holders that are taxed at individual rates currently is 39.6%, and the maximum U.S. federal income tax rate on long-term capital gains applicable to U.S. holders that are taxed at individual rates currently is 20%. However, the maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property" (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were "section 1245 property" (i.e., generally, depreciable personal property). FPI generally will designate whether a distribution that FPI designate as a capital gain dividend (and any retained capital gain that FPI are deemed to distribute) is attributable to the sale or exchange of "section 1250 property."

        Additional Medicare Tax.    Certain U.S. holders, including individuals, estates and trusts, will be subject to an additional 3.8% tax, which, for individuals, applies to the lesser of (i) "net investment income" or (ii) the excess of "modified adjusted gross income" over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). "Net investment income" generally equals the taxpayer's gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents and capital gains.

Taxation of Tax-Exempt Stockholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts, or "qualified trusts," and individual retirement accounts and annuities, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their "unrelated business taxable income," or UBTI. Amounts that FPI distributes to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its acquisition of FPI common stock with debt, a portion of the distribution that it received from FPI would constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from FPI as UBTI.

        Finally, in certain circumstances, a qualified trust that owns more than 10% of the value of FPI stock must treat a percentage of the dividends that it receives from FPI as UBTI. Such percentage is equal to the gross income that FPI derives from unrelated trades or businesses, determined as if FPI were a qualified trust, divided by its total gross income for the year in which FPI pays the dividends. Such rule applies to a qualified trust holding more than 10% of the value of FPI stock only if:

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  FPI is classified as a "pension-held REIT;" and

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  the amount of gross income that FPI derives from unrelated trades or businesses for the year in which FPI pay the dividends, determined as if FPI were a qualified trust, is at least 5% of its total gross income for such year.

        FPI will be classified as a "pension-held REIT" if:

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  FPI qualifies as a REIT by reason of the modification of the rule requiring that no more than 50% of its stock be owned by five or fewer individuals that allows the beneficiaries of the qualified trust to be treated as holding its stock in proportion to their actuarial interests in the qualified trust; and

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  either: (1) one qualified trust owns more than 25% of the value of its stock; or (2) a group of qualified trusts, of which each qualified trust holds more than 10% of the value of its stock, collectively owns more than 50% of the value of its stock.

        As a result of limitations included in its charter on the transfer and ownership of its stock, FPI does not expect to be classified as a "pension-held REIT," and, therefore, the tax treatment described in this paragraph is unlikely to apply to its stockholders. However, because shares of FPI common stock are publicly traded, FPI cannot guarantee this will always be the case.

Taxation of Non-U.S. Holders

        The rules governing U.S. federal income taxation of non-U.S. holders are complex. This section is only a summary of certain of those rules. NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE IMPACT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX LAWS ON THE OWNERSHIP AND DISPOSITION OF FPI COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

        Distributions.    Distributions to a non-U.S. holder (i) out of FPI's current and accumulated earnings and profits, (ii) not attributable to gain from the sale or exchange by FPI of a "United States real property interest," or a USRPI, and (iii) not designated by FPI as a capital gain dividend will be subject to a withholding tax at a rate of 30% unless:

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  a lower treaty rate applies and the non-U.S. holder submits an IRS Form W-8BEN or W-8BEN-E, as applicable (or any applicable successor form), to FPI evidencing eligibility for that reduced rate; or

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  the non-U.S. holder submits an IRS Form W-8ECI (or any applicable successor form) to FPI claiming that the distribution is income effectively connected to a U.S. trade or business of such holder.

        A non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates on any distribution treated as effectively connected with the non-U.S. holder's conduct of a U.S. trade or business in the same manner as a U.S. holder. In addition, a corporate non-U.S. holder may be subject to a 30% branch profits tax with respect to any such distribution.

        A non-U.S. holder will not incur tax on a distribution in excess of its current and accumulated earnings and profits if such excess does not exceed such non-U.S. holder's adjusted basis in its FPI common stock. Instead, the excess portion of such distribution will reduce the non-U.S. holder's adjusted basis in its FPI common stock. The excess of a distribution over both its current and accumulated earnings and profits and the non-U.S. holder's adjusted basis in its FPI common stock will be taxed, if at all, as gain from the sale or disposition of its FPI common stock. See "—Dispositions" below. Under FIRPTA (discussed below), FPI may be required to withhold 15% of the portion of any distribution that exceeds its current and accumulated earnings and profits.

        Because FPI generally cannot determine at the time FPI makes a distribution whether the distribution will exceed its current and accumulated earnings and profits, FPI may withhold tax at a rate of 30% (or such lower rate as may be provided under an applicable tax treaty) on the entire amount of any distribution. To the extent that FPI does not do so, FPI nevertheless may withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%. A non-U.S. holder may obtain a refund of amounts that FPI withholds if FPI later determines that a distribution in fact exceeded its current and accumulated earnings and profits.

        Under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, distributions attributable to gains from the sale or exchange by FPI of USRPIs are treated like income effectively connected with the conduct of a U.S. trade or business, generally are subject to U.S. federal income taxation in the same manner and at the same rates applicable to U.S. holders and, with respect to corporate non-U.S. holders, may be subject to a 30% branch profits tax. However, these distributions will not be subject to tax under FIRPTA, and will instead be taxed in the same manner as distributions described above, if:

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  the distribution is made with respect to a class of shares regularly traded on an established securities market in the United States; and

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  the non-U.S. holder does not own more than 10% of such class at any time during the one-year period preceding the distribution.

        FPI common stock is regularly traded on an established securities market in the United States. If FPI common stock ceased to be regularly traded on an established securities market in the United States or if a non-U.S. holder owned more than 10% of FPI's outstanding common stock at any time during the one-year period preceding the distribution, distributions to such non-U.S. holder attributable to gains from FPI's sales of USRPIs would be subject to tax under FIRPTA. Unless you are a "qualified shareholder" or a "qualified foreign pension fund" (both as defined in the Code and described below), FPI is required to withhold 35% of any distribution to a non-U.S. holder owning more than 10% of the relevant class of shares that could be designated by FPI as a capital gain dividend. Any amount so withheld is creditable against the non-U.S. holder's U.S. federal income tax liability.

        A capital gain dividend to a non-U.S. holder attributable to gains from the sale or exchange of non-USRPIs will not be subject to U.S. federal income taxation unless (i) such capital gain dividend is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, in which case such capital gain dividend generally would be subject to U.S. federal income taxation in the same manner and at the same rates applicable to U.S. holders and, with respect to corporate non-U.S. holders, may be subject to a 30% branch profits tax or (ii) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and certain other conditions are satisfied, in which case the non-U.S. holder generally would incur a 30% tax on any such capital gain dividend.

        In addition, distributions to "qualified shareholders" (generally, certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements) are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of its capital stock. Furthermore, distributions to "qualified foreign pension funds," or entities all of the interests of which are held by "qualified foreign pension funds," are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

        Although not free from doubt, amounts FPI designates as retained capital gains in respect of the common stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions by FPI of capital gain dividends. Under this approach, a non-U.S. holder would be able to offset as a credit against its U.S. federal income tax liability resulting from its proportionate share of the tax paid by FPI on such retained capital gains, and to receive from the IRS a refund to the extent the non-U.S. holder's proportionate share of such tax paid by FPI exceeds its actual U.S. federal income tax liability, provided that the non-U.S. holder furnishes required information to the IRS on a timely basis.

        Dispositions.    Non-U.S. holders may incur tax under FIRPTA with respect to gain recognized on a disposition of FPI common stock unless one of the applicable exceptions described below applies. Any gain subject to tax under FIRPTA generally will be taxed in the same manner as it would be in the hands of U.S. holders.

        Non-U.S. holders generally will not incur tax under FIRPTA with respect to gain on a sale of FPI common stock as long as, at all times during a specified testing period, FPI is "domestically controlled," i.e., non-U.S. persons hold, directly or indirectly, less than 50% in value of its outstanding stock. For purposes of determining whether a REIT is a "domestically controlled qualified investment entity," a person who at all applicable times holds less than 5% of a class of stock that is "regularly traded" is treated as a U.S. person unless the REIT has actual knowledge that such person is not a U.S. person. There are no assurances that FPI will be domestically controlled. In addition, even if FPI is not domestically controlled, if FPI common stock is "regularly traded" on an established securities market, a non-U.S. holder that owned, actually or constructively, 10% or less of its outstanding common stock at all times during a specified testing period (generally the 5-year period ending with the sale date) will not incur tax under FIRPTA on gain from a sale of FPI common stock. FPI common stock is currently "regularly traded" on an established securities market. Accordingly, FPI expects that a non-U.S. holder that has not owned more than 10% of its common stock at any time during the five-year period prior to such sale will not incur tax under FIRPTA on gain from a sale of FPI common stock.

        In addition, dispositions of FPI common stock by qualified shareholders are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of its capital stock. An actual or deemed disposition of FPI common stock by such shareholders may also be treated as a dividend. Furthermore, dispositions of FPI common stock by "qualified foreign pension funds" or entities all of the interests of which are held by "qualified foreign pension funds" are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

        A non-U.S. holder generally will incur tax on gain from a disposition of FPI common stock not subject to FIRPTA if:

  •
  the gain is effectively connected with the conduct of the non-U.S. holder's U.S. trade or business, in which case the non-U.S. holder generally will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation also may be subject to the 30% branch profits tax; or

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  the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and certain other conditions are satisfied, in which case the non-U.S. holder generally will incur a 30% tax on its capital gains.

Information Reporting Requirements and Backup Withholding

        FPI will report to its stockholders and to the IRS the amount of distributions that FPI pays during each calendar year, and the amount of tax that FPI withholds, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding (at a rate of 28%) with respect to distributions unless the stockholder: (1) is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

        A stockholder who does not provide FPI with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's U.S. federal income tax liability. In addition, FPI may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to FPI.

        Backup withholding generally will not apply to payments of dividends made by FPI or its paying agents, in their capacities as such, to a non-U.S. holder provided that such non-U.S. stockholder furnishes to FPI or its paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8BEN-E, as applicable, or W-8ECI (or any applicable successor form), or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either FPI or its paying agent has actual knowledge, or reason to know, that the stockholder is a "U.S. person" that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption of FPI Common Stock that occurs outside the U.S. by a non-U.S. holder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that demonstrates that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established.

        Payment of the proceeds from a disposition of FPI Common Stock by a non-U.S. holder made by or through the U.S. office of a broker generally is subject to information reporting and backup withholding unless the non-U.S. holder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder's U.S. federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

FATCA

        The Foreign Account Tax Compliance Act, or FATCA, imposes a U.S. federal withholding tax on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligation requirements are satisfied. FATCA generally imposes a U.S. federal withholding tax at a rate of 30% on dividends on, and gross proceeds from the sale or other disposition of, its stock if paid to a foreign entity unless either (i) the foreign entity is a "foreign financial institution" that undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such agreement, (ii) the foreign entity is not a "foreign financial institution" and identifies certain of its U.S. investors, or

(iii) the foreign entity otherwise is excepted under FATCA. If FPI determine withholding is appropriate in respect of FPI common stock, FPI may withhold tax at the applicable statutory rate, and FPI will not pay any additional amounts in respect of such withholding. However, under delayed effective dates provided for in the Treasury Regulations and other IRS guidance, such required withholding will not begin until January 1, 2019 with respect to gross proceeds from a sale or other disposition of FPI common stock.

        If withholding is required under FATCA on a payment related to FPI common stock, holders of FPI common stock that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Stockholders should consult their own tax advisors regarding the effect of FATCA on an investment in FPI common stock.

Tax Aspects of Our Investments in Our Operating Partnership and Other Subsidiary Partnerships

        The following discussion summarizes the material U.S. federal income tax considerations that are applicable to its direct and indirect investments in FPI OP and FPI's other subsidiaries that are taxed as partnerships for U.S. federal income tax purposes, each individually referred to as a "Partnership" and, collectively, as the "Partnerships." The following discussion does not address state or local tax laws or any U.S. federal tax laws other than income tax laws.

Classification as Partnerships

        FPI is required to include in its income its distributive share of each Partnership's income and to deduct its distributive share of each Partnership's losses but only if such Partnership is classified for U.S. federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners, as determined for U.S. federal income tax purposes, will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it: (1) is treated as a partnership under the Treasury Regulations relating to entity classification, or the "check-the-box regulations;" and (2) is not a "publicly traded partnership."

        Under the check-the-box regulations, an unincorporated entity with at least two owners may elect to be classified either as an association taxable as a corporation or as a partnership for U.S. federal income tax purposes. If such an entity does not make an election, it generally will be taxed as a partnership for U.S. federal income tax purposes. FPI OP intends to be classified as a partnership for U.S. federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the check-the-box Treasury Regulations.

        A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership generally is treated as a corporation for U.S. federal income tax purposes, but will not be so treated if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, at least 90% of the partnership's gross income consisted of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or the "90% passive income exception." Passive income for purposes of this exception generally includes income that is qualifying income for purposes of the 95% REIT gross income test. Rent from a tenant owned by a holder of 5% or more of FPI OP Units is not treated as passive income for purposes of this 90% passive income exception. The Treasury Regulations provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, or the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner's interest in the entity is attributable to the entity's direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. FPI OP annually relies on this 100-partner safe harbor, and the Partnership Merger will not cause FPI OP to have more than 100 partners. FPI OP intends to rely on the 100-partner safe harbor and not exceed 100 partners unless it determines that another safe harbor is available.

        FPI has not requested, and do not intend to request, a ruling from the IRS that any Partnership is or will be classified as a partnership for U.S. federal income tax purposes. If, for any reason, a Partnership were taxable as a corporation, rather than as a partnership, for U.S. federal income tax purposes, FPI may not be able to qualify as a REIT, unless FPI qualifies for certain statutory relief provisions. See "—Gross Income Tests" and "—Asset Tests." In addition, any change in a Partnership's status for U.S. federal income tax purposes might be treated as a taxable event, in which case FPI might incur tax liability without any related cash distribution. See "—Annual Distribution Requirements." Further, items of income and deduction of such Partnership would not pass through to FPI, and FPI would be treated as a stockholder for U.S. federal income tax purposes. Consequently, such Partnership would be required to pay income tax at U.S. federal corporate income tax rates on its net income, and distributions to FPI would constitute dividends that would not be deductible in computing such Partnership's taxable income.

Income Taxation of the Partnerships and Their Partners

        Partners, Not the Partnerships, Subject to Tax.    A Partnership is not a taxable entity for U.S. federal income tax purposes. Rather, FPI is required to take into account its distributive share of each Partnership's income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within its taxable year, even if FPI receives no distribution from the Partnership for that year or a distribution that is less than its share of taxable income. Similarly, even if FPI receives a distribution, it may not be taxable if the distribution does not exceed its adjusted tax basis in its interest in the Partnership.

        Partnership Allocations.    Although an agreement among the owners of an entity taxed as a partnership for U.S. federal income tax purposes generally will determine the allocation of income and losses among the owners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the "partners' interests in the partnership," which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the owners with respect to such item.

        Tax Allocations With Respect to Contributed Properties.    Income, gain, loss, and deduction attributable to appreciated or depreciated property contributed to an entity taxed as a partnership for U.S. federal income tax purposes in exchange for an interest in such entity must be allocated for U.S. federal income tax purposes in a manner such that the contributing owner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution (the "704(c) Allocations"). The amount of such unrealized gain or unrealized loss, referred to as "built-in gain" or "built-in loss," at the time of contribution is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at that time, referred to as a book-tax difference.

        A book-tax difference attributable to depreciable property generally is decreased on an annual basis as a result of the allocation of depreciation deductions to the contributing owner for book purposes, but not for tax purposes. The Treasury Regulations require entities taxed as partnerships for U.S. federal income tax purposes to use a "reasonable method" for allocating items with respect to which there is a book-tax difference and outline several reasonable allocation methods.

        Any gain or loss recognized by a partnership on the disposition of contributed properties generally will be allocated first to the partners of the partnership who contributed such properties to the extent of their built-in gain or loss on those properties for U.S. federal income tax purposes, as adjusted to take into account reductions in book-tax differences described in the previous paragraph. Any remaining gain or loss recognized by the partnership on the disposition of the contributed properties generally will be allocated among the partners in accordance with their partnership agreement unless such allocations and agreement do not satisfy the requirements of applicable Treasury Regulations, in which case such allocation will be made in accordance with the "partners' interests in the partnership."

        FPI treated the transfer of the properties initially acquired by FPI OP concurrently with its initial public offering as a contribution of such properties pursuant to which FPI OP received a "carryover" tax basis in such properties. As a result, such properties had significant built-in gain or loss subject to Section 704(c). FPI OP will adopt the "traditional" method for purposes of allocating items with respect to any book-tax difference attributable to such built-in gain or loss. Under the "traditional method," as well as certain other reasonable methods available to FPI, built-in gain or loss with respect to its depreciable properties (i) could cause FPI to be allocated lower amounts of depreciation deductions for tax purposes than for economic purposes and (ii) in the event of a sale of such properties, could cause FPI to be allocated taxable gain in excess of the economic gain allocated to FPI as a result of such sale, with a corresponding tax benefit to the contributing partners. Immaterial amounts of such initial properties consist of depreciable properties for U.S. federal income tax purposes, although FPI can provide no assurances that properties acquired by FPI in the future will not be depreciable.

        In addition, it is intended that, in connection with the Partnership Merger, AFCO OP will be treated as contributing its properties to FPI OP in exchange for units in FPI OP and then distributing such units to the partners of AFCO OP in liquidation of AFCO OP. Moreover, the book value of the assets owned by FPI OP immediately prior to the Partnership Merger will be restated to current fair market value in connection with the Partnership Merger, thereby creating additional book-tax differences. The agreement of limited partnership of FPI OP requires allocations with respect to such differences to be made in a manner consistent with Section 704(c) of the Code. In addition, FPI has agreed in the Merger Agreement that FPI OP will use the traditional method with respect to assets of AFCO's former external advisor that were contributed to AFCO OP in exchange for interests in AFCO OP in connection with AFCO's intial public offering. As a result of such tax allocations, the carryover basis of contributed assets in the hands of FPI OP and the absence of a basis step up in the Partnership Merger, certain partners of FPI OP (including FPI) may be allocated lower amounts of depreciation and other deductions for tax purpose, and possibly greater amounts of taxable income in the event of sales, as compared to the partner's share of such items for economic or book purposes.

        Basis in Partnership Interest.    FPI's adjusted tax basis in any partnership interest FPI owns generally will be:

  •
  the amount of cash and the basis of any other property FPI contribute to the Partnership;

  •
  increased by its distributive share of the Partnership's income (including tax-exempt income) and any increase in its allocable share of indebtedness of the Partnership; and

  •
  reduced, but not below zero, by its distributive share of the Partnership's loss (including any non-deductible items), the amount of cash and the basis of property distributed to FPI, and any reduction in its allocable share of indebtedness of the Partnership.

        Loss allocated to FPI in excess of its basis in a Partnership interest will not be taken into account for U.S. federal income tax purposes until FPI again has basis sufficient to absorb the loss. A reduction of its allocable share of Partnership indebtedness will be treated as a constructive cash distribution to FPI, and will reduce its adjusted tax basis in the Partnership interest. Distributions, including constructive distributions, in excess of the basis of its Partnership interest will constitute taxable income to FPI. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

        Sale of a Partnership's Property.    Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. FPI's share of any Partnership's gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction subject to a 100% tax. See "—Gross Income Tests."

        Partnership Audit Rules.    The recently enacted Bipartisan Budget Act of 2015 changes the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules (which generally are effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner's distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Although it is uncertain how these new rules will be implemented, it is possible that they could result in partnerships in which FPI directly or indirectly invests being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and FPI, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though FPI, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future regulations or other guidance by the U.S. Treasury. Holders are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in FPI common stock.

Other Tax Considerations

Possible Legislative or Other Actions Affecting Tax Consequences

        Prospective stockholders should recognize that the present U.S. federal income tax treatment of an investment in FPI may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations of these laws could adversely affect the tax consequences of your investment.

State and Local Taxes

        FPI and/or you may be subject to taxation by various states and localities, including those in which FPI or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in FPI common stock.

COMPARATIVE STOCK PRICES AND DIVIDENDS

FPI's Market Price Data

        FPI's common stock trades on the NYSE under the symbol "FPI." Below is a summary of the high and low closing prices per share of FPI common stock for each quarterly period since April 10, 2014, the date FPI's common stock began trading on the NYSE MKT, and the cash distributions per share of FPI common stock declared by FPI with respect to each period. FPI's common stock ceased trading on the NYSE MKT on September 4, 2015 and began trading on the NYSE on September 8, 2015.

	High	Low	Dividend
2014
Second Quarter (April 10, 2014 - June 30, 2014)	$14.00	$12.20	$0.1050
Third Quarter	$13.63	$10.56	$0.1050
Fourth Quarter	$11.40	$9.48	$0.1160
2015
First Quarter	$11.98	$10.25	$0.1160
Second Quarter	$12.50	$10.82	$0.1275
Third Quarter	$12.55	$9.76	$0.1275
Fourth Quarter	$11.40	$10.01	$0.1275
2016
First Quarter	$11.05	$10.03	$0.1275
Second Quarter	$11.43	$10.66	$0.1275
Third Quarter	$11.94	$10.42	$0.1275
Fourth Quarter (through November 14, 2016)	$11.22	$10.08	$0.1275

AFCO's Market Price Data

        AFCO common stock is listed on the NYSE MKT under the symbol "AFCO." Below is a summary of the high and low closing prices per share of AFCO common stock for each quarterly period since October 20, 2015, the date AFCO's common stock began trading on the NYSE MKT, and the cash distributions per share declared by AFCO with respect to each period.

	High	Low	Dividend
2015
Fourth Quarter (October 20, 2015 - December 31, 2015	$8.00	$6.91	$0.0625
2016
First Quarter	$7.02	$5.09	$0.0625
Second Quarter	$7.50	$5.70	$0.0625
Third Quarter	$7.89	$5.74	$0.0625
Fourth Quarter (through November 14, 2016)	$7.85	$6.90	—	(1)

(1)
AFCO anticipates that it will declare a distribution with respect to the fourth quarter of 2016 that is consistent with its past distribution practice and with record and payment dates aligned with FPI's record and payment dates for its fourth quarter distribution.

Recent Closing Prices

        The table below sets forth the closing prices per share of FPI common stock as reported on the NYSE and AFCO common stock as reported on the NYSE MKT on September 9, 2016, the last full trading day before the public announcement of the execution of the Merger Agreement by FPI and AFCO, and on [    •    ], 2016, the latest practicable trading day before the date of this joint proxy statement/prospectus. The AFCO pro forma equivalent closing share price is equal to the closing price of a share of FPI common stock on each such date multiplied by 0.7417.

	FPI Common Stock		AFCO Common Stock		AFCO Pro Forma Equivalent
September 9, 2016		$11.10		$6.04		$8.23
[•], 2016	$	[•]	$	[•]	$	[•]

        The market price of FPI common stock and AFCO common stock will fluctuate between the date of this joint proxy statement/prospectus and the effective time of the Mergers. Because the number of shares of FPI common stock to be issued in the Company Merger for each share of AFCO common stock pursuant to the Merger Agreement is fixed and not dependent on changes in the market price of FPI common stock or AFCO common stock, the market value of FPI common stock to be received by AFCO stockholders at the effective time of the Company Merger may vary significantly from the prices shown in the table above.

        Following the transaction, FPI common stock will continue to be listed on the NYSE and, until the completion of the Mergers, AFCO common stock will continue to be listed on the NYSE MKT.

 DESCRIPTION OF CAPITAL STOCK

        The following discussion is a summary of the terms of the capital stock of FPI and should be read in conjunction with "Comparison of Rights of Stockholders of FPI and Stockholders of AFCO" beginning on page 189. The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to relevant provisions of Maryland law, the charter of FPI, or the FPI charter, and the Amended and Restated bylaws of FPI, or the FPI bylaws. You are urged to read those documents carefully. Copies of the FPI charter and the FPI bylaws are incorporated by reference as exhibits to the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, and will be sent to stockholders of FPI and AFCO upon request. See "Where You Can Find More Information; Incorporation by Reference" beginning on page 195.

Shares Authorized

        FPI is authorized to issue 600,000,000 shares of stock, consisting of 500,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share. The FPI charter authorizes the FPI Board, with the approval of a majority of the entire FPI Board and without any action on the part of FPI's stockholders, to amend the FPI charter from time to time to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series that FPI may issue.

Shares Outstanding

        As of [    •    ], 2016, the record date for the FPI special meeting, FPI had [    •    ] outstanding shares of common stock and no outstanding shares of preferred stock. Upon consummation of the Company Merger, the Combined Company is expected to have approximately [    •    ] shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

        Subject to the provisions of the FPI charter regarding restrictions on ownership and transfer of FPI capital stock and except as may otherwise be specified in the terms of any class or series of capital stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as may be provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of directors, and directors will be elected by a plurality of the votes cast in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

        Shares of FPI common stock are subject to restrictions on ownership and transfer designed to, among other purposes, preserve FPI's qualification as a REIT for U.S. federal income tax purposes. See "—Certain Matters of Corporate Governance—Ownership Limitations" below.

Preferred Stock

        Under the FPI charter, the FPI Board is authorized, without stockholder action, to cause the issuance of up to 100,000,000 shares of preferred stock, in such classes, series, and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, as may be fixed by the FPI Board. As a result, FPI may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, that may dilute or otherwise adversely affect the economic, voting and other rights of holders of FPI common stock and may also provide any series of preferred stock with preferences over

FPI common stock as to dividends and the distribution of assets in the event of FPI's liquidation, dissolution or winding up.

Power to Issue Additional Shares of Common and Preferred Stock

        The FPI Board may classify any unissued shares of preferred stock, and reclassify any unissued shares of common stock or any previously classified but unissued shares of preferred stock into other classes or series of FPI capital stock, including one or more classes or series of stock that have priority over common stock with respect to voting rights or distributions or upon liquidation, and authorize FPI to issue the newly classified shares. Prior to the issuance of shares of each class or series, the FPI Board is required by the MGCL and the FPI charter to set, subject to the provisions of the FPI charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which our stock may be then listed or quoted.

Certain Matters of Corporate Governance

Amendment to FPI Charter and Bylaws

        Under the MGCL, a Maryland corporation generally cannot amend its charter unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Except for certain amendments related to the removal of directors and the restrictions on ownership and transfer of our stock and the vote required to amend those provisions (which must be declared advisable by the FPI Board and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our charter generally may be amended only if the amendment is declared advisable by the FPI Board and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. The FPI Board, with the approval of a majority of the entire board, and without any action by FPI stockholders, may also amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series FPI is authorized to issue.

        The FPI Board has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Meetings of Stockholders

        Pursuant to the FPI bylaws, an annual meeting of FPI stockholders for the purpose of the election of directors and the transaction of any business will be held on a date and at the time and place set by the FPI Board. Each of FPI's directors is elected by FPI stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualified under Maryland law. In addition, FPI's chairman, president and chief executive officer or FPI's Board may call a special meeting of stockholders. Subject to the provisions of FPI bylaws, a special meeting of stockholders to act on any matter that may properly be considered by FPI stockholders will also be called by FPI's secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by FPI bylaws. FPI's secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and mail the notice of the special meeting.

Advance Notice of Director Nominations and New Business

        The FPI bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the FPI Board and the proposal of other business to be considered by our stockholders at an annual meeting of stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the FPI Board or (3) by a stockholder who was a stockholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of the individual so nominated or such other business and who has complied with the advance notice procedures set forth in the FPI bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable.

        With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to the FPI Board may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of the FPI Board or (2) provided that the special meeting has been properly called in accordance with the FPI bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of each individual so nominated and who has complied with the advance notice provisions set forth in the FPI bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.

Limitation of Liability and Indemnification of Directors and Officers

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        The FPI charter and bylaws provide for indemnification of its officers and directors against liabilities to the maximum extent permitted by the MGCL, as amended from time to time.

        The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Under the MGCL, a Maryland corporation may not indemnify a director or officerfor an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability, on the basis that personal benefit was improperly received is limited to expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

        The FPI charter authorizes FPI, and the FPI bylaws obligate FPI, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

  •
  any present or former director or officer of FPI who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

  •
  any individual who, while a director or officer of FPI and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

        The FPI charter and bylaws also permit FPI to indemnify and advance expenses to any individual who served FPI's predecessor in any of the capacities described above and to any employee or agent of FPI or FPI's predecessor.

        FPI has entered into indemnification agreements with each of its directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Removal of Directors

        The FPI charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of holders of shares entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of the FPI Board to fill vacant directorships, may preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Maryland Anti-Takeover Statutes

        The FPI charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including:

  •
  supermajority vote and cause requirements for removal of directors;

  •
  requirement that stockholders holding at least a majority of our outstanding common stock must act together to make a written request before our stockholders can require us to call a special meeting of stockholders;

  •
  provisions that vacancies on the FPI Board may be filled only by the remaining directors for the full term of the directorship in which the vacancy occurred;

  •
  the power of the FPI Board, without stockholder approval, to amend the FPI charter to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock;

  •
  the power of the FPI Board to cause us to issue additional shares of stock of any class or series and to fix the terms of one or more classes or series of stock without stockholder approval;

  •
  the restrictions on ownership and transfer of our stock; and

  •
  advance notice requirements for director nominations and stockholder proposals.

        Likewise, if the resolution opting out of the business combination provisions of the MGCL was repealed, or the business combination is not approved by the FPI Board, or the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Ownership Limitations

        In order to qualify as a REIT under the Code, shares of FPI stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

        Because the FPI Board believes it is at present essential for FPI to qualify as a REIT, among other purposes, the FPI charter, subject to certain exceptions, contains restrictions on the number of shares of FPI stock that a person may own. The FPI charter provides that, among other things and subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of FPI capital stock (the "ownership limit").

        The FPI charter also prohibits any person from:

  •
  beneficially owning shares of FPI capital stock to the extent that such beneficial ownership would result in FPI being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year);

  •
  transferring shares of FPI capital stock to the extent that such transfer would result in shares of FPI capital stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code);

  •
  beneficially or constructively owning shares of FPI capital stock to the extent such beneficial or constructive ownership would cause FPI to constructively own ten percent or more of the ownership interests in a tenant (other than a TRS) of FPI's real property within the meaning of Section 856(d)(2)(B) of the Code; or

  •
  beneficially or constructively owning or transferring shares of FPI capital stock if such beneficial or constructive ownership or transfer would otherwise cause FPI to fail to qualify as a REIT under the Code.

        The FPI Board, in its sole discretion, may prospectively or retroactively exempt a person from certain of the limits described in the paragraph above and may establish or increase an excepted holder percentage limit for that person. The person seeking an exemption must provide to the FPI Board any representations, covenants and undertakings that the FPI Board may deem appropriate in order to conclude that granting the exemption will not cause FPI to lose its status as a REIT. The FPI Board may not grant an exemption to any person if that exemption would result in FPI failing to qualify as a REIT. The FPI Board may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the FPI Board, in its sole discretion, in order to determine or ensure FPI's status as a REIT.

        Notwithstanding the receipt of any ruling or opinion, the FPI Board may impose such guidelines or restrictions as it deems appropriate in connection with granting such exemption. In connection with granting a waiver of the ownership limit or creating an exempted holder limit or at any other time, the FPI Board from time to time may increase or decrease the ownership limit, subject to certain exceptions.

        Any attempted transfer of shares of FPI capital stock which, if effective, would violate any of the restrictions described above will result in the number of shares of FPI capital stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to shares of our capital stock being beneficially owned by fewer than 100 persons will be null and void. In either case, the proposed transferee will not acquire any rights in those shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if FPI has already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

        Within 20 days of receiving notice from FPI that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person, designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds from the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee (net of any commission and other expenses of sale)

from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends or other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to FPI's discovery that shares of FPI stock have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.

        In addition, shares of FPI stock held in the trust will be deemed to have been offered for sale to FPI, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date FPI, or its designee, accept the offer, which FPI may reduce by the amount of dividends and distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. FPI will have the right to accept the offer until the trustee has sold the shares. Upon a sale to FPI, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds from the sale to the proposed transferee.

        If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of a restriction, the transfer that would have resulted in a violation will be null and void, and the proposed transferee shall acquire no rights in those shares.

        Any certificate representing shares of FPI capital stock, and any notices delivered in lieu of certificates with respect to the issuance or transfer of uncertificated shares, will bear a legend referring to the restrictions described above.

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of FPI capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of FPI capital stock that resulted in a transfer of shares to a charitable trust, is required to give written notice immediately to FPI, or in the case of a proposed or attempted transaction, to give at least 15 days' prior written notice, and provide FPI with such other information as FPI may request in order to determine the effect of the transfer on FPI's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the FPI Board determines that it is no longer in FPI's best interests to attempt to qualify, or to continue to qualify, as a REIT.

        Every owner of more than 5% (or any lower percentage as required by the Code or the regulations promulgated thereunder) in number or value of the outstanding shares of FPI capital stock, within 30 days after the end of each taxable year, is required to give FPI written notice, stating his or her name and address, the number of shares of each class and series of shares of FPI capital stock that he or she beneficially owns and a description of the manner in which the shares are held. Each of these owners must provide FPI with additional information that FPI may request in order to determine the effect, if any, of his or her beneficial ownership on FPI's status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder is required upon demand to provide FPI with information that we may request in good faith in order to determine FPI's status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine FPI's compliance.

        These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for shares of FPI common stock or otherwise be in the best interests of FPI's stockholders.

Other Matters

Business Combination Act

        Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person (other than the corporation or any subsidiary) who beneficially owns 10% or more of the voting power of the corporation's outstanding voting stock after the date on which the corporation had 100 or more beneficial owners of its stock, or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock) or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it.

        The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder became an interested stockholder. As permitted by the MGCL, the FPI Board has by resolution exempted any business combination between FPI and any other person from the provisions of this statute, provided that the business combination is first approved by the FPI Board (including a majority of directors who are not affiliates or associates of such persons). However, the FPI Board may repeal or modify this resolution at any time in the future, in which case the applicable provisions of this statute will become applicable to business combinations between FPI and interested stockholders.

Control Share Acquisitions

        The MGCL provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain limitations and conditions, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting of stockholders is held at which the voting rights of the shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority of the voting power, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

        FPI's bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of FPI's stock.

Subtitle 8

        Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors, without stockholder approval, and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, that:

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  the corporation's board of directors will be divided into three classes;

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  the affirmative vote of two-thirds of the votes cast in the election of directors generally is required to remove a director;

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  the number of directors may be fixed only by vote of the directors;

  •
  a vacancy on its board of directors be filled only by the remaining directors and that directors elected to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred; and

  •
  the request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting is required for stockholders to require the calling of a special meeting of stockholders.

        FPI has elected by a provision in its charter to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on the FPI Board. In addition, without FPI having elected to be subject to Subtitle 8, FPI's charter and bylaws already (1) require the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors to remove a director from the FPI Board, (2) vest in the FPI Board the exclusive power to fix the number of directors and (3) require, unless called by FPI's chairman, president or chief executive officer or FPI's Board, the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting to call a special meeting. The FPI Board is not currently classified. In the future, the FPI Board may elect, without stockholder approval, to classify the Board or elect to be subject to any of the other provisions of Subtitle 8.

Transfer Agent

        The transfer agent and registrar for shares of FPI common stock is American Stock Transfer & Trust Company, LLC.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF FPI AND STOCKHOLDERS OF AFCO

        If the Company Merger is consummated, stockholders of AFCO will become stockholders of the Combined Company. The rights of AFCO stockholders are currently governed by and subject to the provisions of the MGCL, and the charter and bylaws of AFCO. Upon consummation of the Company Merger, the rights of the former AFCO stockholders, as holders of shares of FPI common stock received in the Company Merger, will continue to be governed by the MGCL but will be governed by the FPI charter and bylaws, rather than the charter and bylaws of AFCO.

        The following is a summary of the material differences between the rights of FPI stockholders (which will be the rights of stockholders of the Combined Company following the Company Merger) and AFCO stockholders, but does not purport to be a complete description of those differences or a complete description of the terms of the FPI common stock subject to issuance in the Company Merger. Furthermore, the identification of differences in the rights of holders of FPI common stock and AFCO common stock in the summary below is not intended to indicate the absence of other differences that may be important to you. The following summary is qualified in its entirety by reference to the relevant provisions of Maryland law, the FPI charter, the AFCO charter, the FPI bylaws and the AFCO bylaws.

        We urge you to read carefully the relevant provisions of Maryland law, as well as the governing corporate instruments of each of FPI and AFCO, copies of which are available, without charge, to any person, including any beneficial or record owner of FPI common stock or AFCO common stock to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under "Where You Can Find More Information; Incorporation by Reference."

	Rights of FPI Stockholders (which will be the rights of stockholders of the Combined Company following the Company Merger)	Rights of AFCO Stockholders
Corporate Governance	FPI is a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes. The rights of FPI stockholders are governed by the MGCL, the FPI charter and the FPI bylaws.	AFCO is a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes. The rights of AFCO stockholders are governed by the MGCL, the AFCO charter and the AFCO bylaws.
Authorized Capital Stock

FPI is authorized to issue an aggregate of 600 million shares of capital stock, consisting of: (1) 500 million shares of common stock, $0.01 par value per share; and (2) 100 million shares of preferred stock, $0.01 par value per share, subject to specific designations.
On [•], 2016, the record date of the FPI special meeting, [•] shares of FPI common stock were issued and outstanding and no shares of FPI's preferred stock were issued and outstanding.

AFCO is authorized to issue an aggregate of 310 million shares of capital stock, consisting of: (1) 300 million shares of common stock, $0.01 par value per share; and (2) 10 million shares of preferred stock, $0.01 par value per share, of which 35 shares are classified and designated as shares of Series A Cumulative Non-Voting Preferred Stock.
On [•], 2016, the record date of the AFCO special meeting, [•] shares of AFCO common stock were issued and outstanding and there were no shares of AFCO's preferred stock issued and outstanding.

	Rights of FPI Stockholders (which will be the rights of stockholders of the Combined Company following the Company Merger)	Rights of AFCO Stockholders
Board of Directors

Currently, there are six members of the FPI Board.
Immediately following the effective time of the Mergers, the board of directors of the Combined Company will be increased from six to eight directors, six of which will be current members of the FPI Board and two of which will be current members of the AFCO Board.
Under the rules of the NYSE and FPI's corporate governance guidelines, a majority of the directors on the FPI Board must be independent directors. Currently, five of the six directors on the FPI Board are independent directors within the meaning of the NYSE listing standards. Upon completion of the Mergers, we expect that seven of the eight directors on the Combined Company's board of directors will be independent directors within the meaning of the NYSE listing rules.

Currently, there are eight members of the AFCO Board.
Under the rules of the NYSE MKT and AFCO's corporate governance guidelines, a majority of the directors on the AFCO Board must be independent directors. Currently, five of the eight directors on the AFCO Board are independent directors within the meaning of the NYSE MKT listing rules.
The AFCO Board is not classified.
The directors of AFCO hold office for a term expiring at the next succeeding annual meeting of stockholders and until their successors are duly elected and qualified.

The FPI Board is not classified. The directors of FPI hold office for a term expiring at the next succeeding annual meeting of stockholders and until their successors are duly elected and qualified.
Amendment of Bylaws	The FPI Board has the exclusive power to adopt, alter or repeal any provision of the FPI bylaws and to make new bylaws.

The AFCO Board has the exclusive power to adopt, alter or repeal any provision of its bylaws and to make new bylaws, except that the AFCO Board may not alter or repeal the provisions relating to the amendment of the bylaws without the approval of all of the independent directors.

	Rights of FPI Stockholders (which will be the rights of stockholders of the Combined Company following the Company Merger)	Rights of AFCO Stockholders
Ownership Limitations

With certain limited exceptions, among other restrictions, no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, (a) more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of FPI capital stock, or such other percentage determined by the FPI Board, or (b) FPI capital stock to the extent that such ownership would result in FPI being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year).

With certain limited exceptions, among other restrictions, no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, (a) more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of AFCO common stock or 9.8% (by value) of the outstanding shares of AFCO capital stock, in each case excluding any such outstanding capital stock which is not treated as outstanding for federal income tax purposes, or (b) AFCO capital stock to the extent that such ownership would result in AFCO being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year).

Information Requirement

Every owner of more than 5% of outstanding FPI capital stock must, within 30 days after the end of each taxable year, give written notice to FPI that includes certain information, including stock ownership information, and, upon demand, all stockholders are required to provide written information relating to maintenance of FPI's REIT status.

Every owner of more than 5% of the outstanding shares of any class or series of AFCO capital stock must, following the end of each taxable year, give written notice to AFCO that includes certain information, including stock ownership information, and, upon demand, all stockholders are required to provide written information relating to maintenance of AFCO's REIT status.

Limitation of Stockholder Liability	Under Maryland law, stockholders generally are not liable for a corporation's debts or obligations.	Under Maryland law, stockholders generally are not liable for a corporation's debts or obligations.
Exculpation and Indemnification of Directors and Officers

The FPI charter contains a provision that eliminates directors' and officers' liability to FPI or its stockholders for money damages to the maximum extent permitted under Maryland law. The FPI charter authorizes FPI, and the FPI bylaws obligate FPI, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination

The AFCO charter contains a provision that eliminates directors' and officers' liability to AFCO or its stockholders for money damages to the maximum extent permitted under Maryland law. The AFCO charter authorizes AFCO, and the AFCO bylaws obligate AFCO, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without

Rights of FPI Stockholders (which will be the rights of stockholders of the Combined Company following the Company Merger)	Rights of AFCO Stockholders
of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to (a) any individual who is a present or former director or officer of FPI and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of FPI and at the request of FPI, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in that capacity. The FPI charter and bylaws also permit FPI to indemnify and advance expenses to any individual who served FPI's predecessor in any of the capacities described above and to any employee or agent of FPI or FPI's predecessor.	requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of AFCO and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of AFCO and at the request of AFCO, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in that capacity. The AFCO charter and bylaws also permit AFCO to indemnify and advance expenses to any individual who served a predecessor of AFCO in any of the capacities described above and to any employee or agent of AFCO or AFCO's predecessor. Notwithstanding the foregoing, under the AFCO bylaws, no such person is entitled to indemnification for any judgments, penalties, fines and amounts paid in settlement in a proceeding, in whole or in part, for an accounting of profits made from the purchase and sale by such person of securities of AFCO within the meaning of Section 16(b) of the Exchange Act, or similar provisions of statutory law or common law; provided, however, AFCO will pay expenses incurred by such person in connection with any such proceeding.

STOCKHOLDER PROPOSALS

FPI 2017 Annual Stockholder Meeting and Stockholder Proposals

        Notice will be provided to stockholders of FPI of the date of the 2017 annual meeting of FPI stockholders, which will be the annual meeting of the Combined Company if the Mergers are completed on the current timetable, and the date by which stockholder proposals must be received in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

AFCO 2017 Annual Stockholder Meeting and Stockholder Proposals

        The 2017 annual meeting of AFCO's stockholders will be held only if the Mergers are not completed. If the Mergers are not completed and the 2017 annual meeting of AFCO's stockholders is held, notice will be provided to stockholders of AFCO of the date of the 2017 annual meeting of AFCO stockholders and the date by which stockholder proposals must be received in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

LEGAL MATTERS

        The validity of the shares of FPI common stock to be issued in connection with the Company Merger and the other transactions contemplated by the Merger Agreement will be passed upon for FPI by Morrison & Foerster LLP. It is a condition to the Mergers that FPI and AFCO receive opinions from Morrison & Foerster LLP and Goodwin Procter LLP, respectively, concerning the U.S. federal income tax consequences of the Company Merger.

EXPERTS

        The financial statements incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of Farmland Partners Inc. for the year ended December 31, 2015 and the audited statement of revenue and certain operating expenses of Forsythe Family Farms included on page 5 of Farmland Partners Inc.'s Current Report on Form 8-K/A dated May 18, 2016 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements and related financial statement schedule incorporated by reference in this joint proxy statement/prospectus by reference from the Annual Report on Form 10-K of American Farmland Company for the year ended December 31, 2015 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

        FPI and AFCO each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including FPI and AFCO, who file electronically with the SEC. The address of that site is www.sec.gov.

        Investors may also consult FPI's or AFCO's website for more information about FPI or AFCO, respectively. FPI's website is www.farmlandpartners.com. AFCO's website is americanfarmlandcompany.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

        FPI has filed with the SEC a registration statement on Form S-4 (File No. 333-213925), of which this joint proxy statement/prospectus is a part. The registration statement registers the issuance of shares of FPI common stock to be issued in connection with the Mergers and the other transactions contemplated by the Merger Agreement. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about FPI common stock. The rules and regulations of the SEC allow FPI and AFCO to omit certain information included in the registration statement from this joint proxy statement/prospectus.

        In addition, the SEC allows FPI and AFCO to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus. This joint proxy statement/prospectus contains summaries of certain provisions contained in some of the FPI and AFCO documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents.

        This joint proxy statement/prospectus incorporates by reference the documents listed below that FPI has previously filed with the SEC; provided, however, that FPI is not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents listed below contain important information about FPI, its financial condition or other matters.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016.

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  Current Reports on Form 8-K or 8-K/A, filed on March 3, 2016, March 31, 2016, April 1, 2016, May 18, 2016, May 20, 2016 (only with respect to Item 8.01 included therein), May 25, 2016, August 9, 2016 and September 12, 2016.

  •
  the portions of the Definitive Proxy Statement on Schedule 14A filed with the SEC on April 14, 2016 and incorporated by reference into Part III of the Annual Report on Form 10-K for the year ended December 31, 2015.

        In addition, FPI incorporates by reference herein any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this joint proxy statement/prospectus and prior to the effectiveness of this joint proxy statement/prospectus and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the effective times of the Mergers. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

        You can obtain any of the documents listed above from the SEC, through the SEC's website at the address described above or from FPI by requesting them in writing or by telephone at the following address:

Farmland Partners Inc.
4600 S. Syracuse Street, Suite 1450
Denver, CO 80237
Telephone: (720) 452-3100

        These documents are available from FPI without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

        This joint proxy statement/prospectus also incorporates by reference the documents listed below that AFCO has previously filed with the SEC; provided, however, that AFCO is not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents listed below contain important information about AFCO, its financial condition or other matters.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016.

  •
  Current Reports on Form 8-K or 8-K/A, filed February 2, 2016, March 3, 2016, March 21, 2016, May 20, 2016, June 8, 2016, June 17, 2016, August 26, 2016 and September 12, 2016.

  •
  the portions of the Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2016 and incorporated by reference into Part III of the Annual Report on Form 10-K for the year ended December 31, 2015.

        In addition, AFCO incorporates by reference herein any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this joint proxy statement/prospectus and prior to the effectiveness of this joint proxy statement/prospectus and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the effective times of the Mergers. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

        You can obtain any of the documents listed above from the SEC, through the SEC's website at the address described above or from AFCO by requesting them in writing or by telephone at the following address:

American Farmland Company
10 East 53rd Street
New York, NY 10022
Telephone: (212) 484-3000

        If you are a stockholder of FPI and would like to request documents, please do so by [    •    ], 2016 to receive them before the FPI special meeting. If you request any documents from FPI, FPI will mail them to you by first class mail, or another equally prompt means, within one business day after FPI receives your request.

        If you have any questions about the Mergers or how to submit your proxy, or you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you can also contact D.F. King & Co., Inc., FPI's proxy solicitor, or AFCO, at the following addresses, telephone numbers and email addresses:

If you are an FPI stockholder: D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 Stockholders: (888) 288-0951 (toll free) Banks and brokers: (212) 269-5500 (call collect) Email: FPI@dfking.com	If you are an AFCO stockholder: D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 Stockholders: (888) 288-0951 (toll free) Banks and brokers: (212) 269-5500 (call collect) Email: AFCO@dfking.com

        This document is a prospectus of FPI and is a joint proxy statement of FPI and AFCO for the FPI special meeting and the AFCO special meeting. Neither FPI nor AFCO has authorized anyone to give any information or make any representation about the Mergers or FPI or AFCO that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that FPI or AFCO has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

        On September 12, 2016, Farmland Partners Inc. ("FPI"), Farmland Partners Operating Partnership, LP ("FPI OP"), Farmland Partners OP GP LLC ("FPI OP GP"), FPI Heartland LLC ("Merger Sub"), FPI Heartland Operating Partnership, LP ("Merger Partnership"), FPI Heartland GP LLC ("Merger Sub GP"), American Farmland Company ("AFCO") and American Farmland Company L.P. ("AFCO OP") entered into a definitive agreement and plan of merger (the "Merger Agreement"), pursuant to which FPI and AFCO will combine through a merger of AFCO with and into Merger Sub, with Merger Sub surviving the merger (the "Company Merger"), and Merger Partnership will merge with and into AFCO OP with AFCO OP surviving the Merger (the "Partnership Merger" and, together with the Company Merger, the "Mergers").

        Under the terms of the Merger Agreement, each AFCO stockholder will receive 0.7417 shares (the "Exchange Ratio") of FPI's common stock, $0.01 par value per share ("FPI common stock") for each share of AFCO's common stock, $0.01 par value per share ("AFCO common stock") held immediately prior to the effective time of the Company Merger, with cash paid for any fractional share that an AFCO stockholder would otherwise be entitled to receive. Upon the completion of the Company Merger, continuing FPI common stockholders are expected to own approximately [    •    ]% of the issued and outstanding shares of common stock of the combined company (the "Combined Company") and former AFCO common stockholders will own approximately [    •    ]% of the issued and outstanding shares of common stock of the Combined Company on a fully diluted basis. The Company Merger is subject to customary closing conditions, including, among other things, receipt of the approval of both the FPI stockholders and AFCO stockholders. The transactions contemplated by the Merger Agreement, including the Company Merger, are expected to close during the first quarter of 2017.

        The following unaudited pro forma condensed combined financial statements are based on FPI's historical consolidated financial statements and AFCO's historical consolidated financial statements, each of which are incorporated by reference in this joint proxy statement/prospectus, as adjusted to give effect to the Mergers. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2016 and the year ended December 31, 2015 give effect to the transactions contemplated by the Merger Agreement and the disposition of AFCO's Hawk Creek property as if they had occurred on January 1, 2015.

        The unaudited pro forma condensed consolidated financial statements were prepared using the acquisition method of accounting, with FPI considered the accounting acquirer of AFCO. Under the acquisition method of accounting, the purchase price is allocated to the underlying AFCO tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with the excess purchase price, if any, allocated to goodwill.

        The unaudited pro forma condensed combined financial statements set forth below primarily give effect to the following:

  •
  the issuance of 0.7417 newly issued shares of FPI common stock in exchange for each outstanding share of AFCO common stock in connection with the Company Merger;

  •
  the issuance of 0.7417 newly issued Class A units of limited partnership interest in FPI OP ("FPI OP Units") in exchange for each outstanding unit of limited partnership interest in AFCO OP ("AFCO OP Units") in connection with the Partnership Merger;

  •
  the issuance of 0.7417 newly issued shares of FPI common stock in exchange for each fully vested and earned AFCO restricted stock unit ("AFCO RSUs") in connection with the other transactions contemplated by the Merger Agreement;

  •
  application of the acquisition method of accounting in connection with the Mergers based on the preliminary estimated purchase price; and

  •
  estimated transaction costs to be incurred by FPI and AFCO in connection with the Mergers and the other transactions contemplated by the Merger Agreement.

        The pro forma adjustments and the purchase price allocation as presented are based on estimates and certain information that is currently available. The assignment of fair values to AFCO's assets acquired and liabilities assumed has not been finalized, is subject to change, could vary materially from the actual amounts at the time the Mergers are completed, and FPI has not identified all adjustments necessary to conform AFCO's accounting policies to FPI's accounting policies. A final determination of the fair value of AFCO's assets and liabilities, including intangible assets with both indefinite or finite lives, will be based on the actual net tangible and intangible assets and liabilities of AFCO that exist as of the closing date of the Mergers and, therefore, cannot be made prior to the completion of the Mergers. The Exchange Ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the Mergers. As a result, the implied value of the consideration to AFCO stockholders will fluctuate between now and the completion of the Company Merger. However, the value of the consideration to be paid by FPI upon the consummation of the Company Merger will be determined based on the closing price of FPI common stock on the closing date of the Company Merger. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements presented below. FPI estimated the fair value of AFCO's assets and liabilities based on discussions with AFCO's management, preliminary valuation studies, due diligence and information presented in AFCO's public filings. Upon completion of the Mergers, final valuations will be performed. Any increases or decreases in the fair value of relevant balance sheet amounts upon completion of the final valuations will result in adjustments to the pro forma balance sheet and/or statements of operations. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

        The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

        The unaudited pro forma consolidated financial statements, although helpful in illustrating the financial characteristics of the Combined Company under one set of assumptions, do not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result as a consequence of the Mergers and do not attempt to predict or suggest future results. Specifically, the unaudited pro forma combined statements of operations exclude projected operating efficiencies and synergies expected to be achieved as a result of the Mergers. The unaudited pro forma consolidated financial statements also exclude the effects of costs associated with any restructuring or integration activities or asset dispositions resulting from the Mergers because such costs are currently not known or reasonably capable of estimation, and to the extent costs are incurred with respect to such activities, such costs are expected to be non-recurring and will not have been incurred at the closing date of the Mergers. However, such costs could affect the Combined Company following the Mergers in the period the costs are incurred or recorded. Further, the unaudited pro forma consolidated financial statements do not reflect the effect of any regulatory actions that may impact the results of the Combined Company following the Mergers.

        The unaudited pro forma consolidated financial statements have been developed and should be read in conjunction with:

  •
  the accompanying notes to the unaudited pro forma consolidated financial statements;

  •
  the historical consolidated financial statements of FPI as of and for the year ended December 31, 2015, included in FPI's Annual Report on Form 10-K for the year ended December 31, 2015, and the historical unaudited consolidated financial statements as of and for the nine months ended September 30, 2016, included in FPI's Form 10-Q for the quarter ended September 30, 2016, both of which are incorporated by reference in this joint proxy statement/prospectus;

  •
  the historical consolidated financial statements of AFCO as of and for the year ended December 31, 2015, included in AFCO's Annual Report on Form 10-K for the year ended December 31, 2015, and the historical unaudited consolidated financial statements as of and for the nine months ended September 30, 2016, included in AFCO's Form 10-Q for the quarter ended September 30, 2016, both of which are incorporated by reference in this joint proxy statement/prospectus; and

  •
  other information relating to FPI and AFCO contained in or incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information; Incorporation by Reference," "Selected Historical Financial Information of FPI" and "Selected Historical Financial Information of AFCO."

Farmland Partners Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2016

(in thousands)

	FPI Historical	AFCO Historical	Pro Forma Adjustments		Combined Company Pro Forma
ASSETS
Total real estate, net	$588,398	$228,719	$26,399	(a)	$843,516
In place leases	—	—	1,390	(b)	1,390
Deposits	196	—	—		196
Cash	17,189	1,810	—		18,999
Notes and interest receivable, net	2,870	—	—		2,870
Deferred offering costs	250	—	—		250
Deferred financing costs	—	460	(460)	(c)	—
Accounts receivable, net	2,131	2,277	—		4,408
Inventory	378	—	—		378
Other	1,053	514	—		1,567

TOTAL ASSETS	$612,465	$233,780	$27,329		$873,574

LIABILITIES AND EQUITY
LIABILITIES
Mortgage notes and bonds payable, net	$302,393	$75,000	$1,235	(d)	$378,628
Dividends payable	2,515	—	—		2,515
Accrued interest	1,626	—	—		1,626
Accrued property taxes	962	—	—		962
Deferred revenue	5,720	2,398	(1,239)	(e)	6,879
Accrued expenses	3,002	4,418	13,950	(f)	21,370

TOTAL LIABILITIES	$316,218	$81,816	$13,946		$411,980

Redeemable non-controlling interests in operating partnership, preferred units	119,057	—	—		119,057
Total shareholders equity	177,190	151,964	13,383	(g)	342,537

TOTAL LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS IN OPERATING PARTNERSHIP AND EQUITY	$612,465	$233,780	$27,329		$873,574

Farmland Partners Inc.

Unaudited Pro Forma Condensed Statement of Operations

For the nine months ended September 30, 2016

(in thousands except per share amounts)

	FPI Historical (9 Months)	AFCO Historical (9 Months)	Hawk Creek Transaction		Pro Forma Adjustments		Combined Company Pro Forma
OPERATING REVENUES:
Rental income	$16,462	$9,274	$—		$(292)	(i)	$25,444
Tenant reimbursements	276	643	—		—		919
Other revenue	931	84	—		—		1,015

Total operating revenues	17,669	10,001	—		(292)		27,378

OPERATING EXPENSES
Depreciation and depletion	1,102	3,178	(33)	(h)	123	(j)	4,370
Property operating expenses	1,529	1,825	—		—		3,354
Acquisition and due diligence costs	1,818	137	—		—		1,955
General and administrative expenses	4,770	3,608	—		(74)	(l), (k)	8,304
Legal/professional and accounting	882	5,300	—		—		6,182
Other operating expenses	248	—	—		—		248

Total operating expenses	10,349	14,048	(33)		49		24,413

OPERATING INCOME	7,320	(4,047)	33		(341)		2,965

OTHER (INCOME) EXPENSE:
Other income	(133)	(2)	—		—		(135)
Interest expense	7,869	1,240	(58)	(h)	—		9,051

Total other expense	7,736	1,238	(58)		—		8,916

NET (LOSS) INCOME BEFORE LOSS ON SALE OF ASSETS	(416)	(5,285)	91	(h)	(341)		(5,951)
Gain on sale of assets	—	2,163	(2,240)	(h)	—		(77)

NET (LOSS) INCOME BEFORE INCOME TAXES	(416)	(3,122)	(2,149)		(341)		(6,028)
Income tax provision	97	142	—		—		239

NET (LOSS) INCOME	(513)	(3,264)	(2,149)		(341)		(6,267)
Net loss attributable to non-controlling interests in operating partnership	37	506	348	(h)	110	(m)	1,001
Net loss attributable to redeemable non-controlling interests in operating partnership	64	—	—		—		64

Net (loss) income attributable to the Company	(412)	(2,758)	(1,801)		(231)		(5,202)

Nonforfeitable distributions allocated to unvested restricted shares	(72)	—	—		—		(72)
Distributions on redeemable non-controlling interests in operating partnership, common units	(113)	—	—		—		(113)
Distributions on redeemable non-controlling interests in operating partnership, preferred units	(2,057)	—	—		—		(2,057)

Net (loss) income available to common stockholders	$(2,654)	$(2,758)	$(1,801)		$(231)		$(7,444)

Basic and diluted per common share data:
Basic net (loss) income available to common stockholders	$(0.21)	$(0.16)	$(0.11)		$(0.02)		$(0.27)
Diluted net (loss) income available to common stockholders	$(0.21)	$(0.16)	$(0.11)		$(0.02)		$(0.27)
Basic weighted average common shares outstanding	12,663	16,915	16,915		14,896		27,559
Diluted weighted average common shares outstanding	12,663	16,915	16,915		14,896		27,559

Farmland Partners Inc.

Unaudited Pro Forma Condensed Statement of Operations

For the year ended December 31, 2015

(in thousands except per share amounts)

	FPI Historical (12 Months)	AFCO Historical (12 Months)	Hawk Creek Transaction		Pro Forma Adjustments		Combined Company Pro Forma
OPERATING REVENUES:
Rental income	$13,548	$9,581	$—		$(389)	(o)	$22,740
Tenant reimbursements	135	485	—		—		620
Other revenue	73	83	—		—		156

Total operating revenues	13,756	10,149	—		(389)		23,516

OPERATING EXPENSES
Depreciation and depletion	893	2,027	(52)	(n)	2,374	(p)	5,242
Property operating expenses	1,104	1,594	(1)	(n)	—		2,697
Acquisition and due diligence costs	260	—	—		—		260
General and administrative expenses	4,192	13,592	—		(99)	(q), (r)	17,685
Legal and accounting	1,090	1,435	—		—		2,525

Total operating expenses	7,539	18,648	(53)		2,275		28,409

OPERATING INCOME	6,217	(8,499)	53		(2,664)		(4,893)

OTHER (INCOME) EXPENSE:
Other income	(98)	(1)	—		—		(99)
Interest expense	4,616	594	(116)	(n)	—		5,094

Total other expense	4,518	593	(116)		—		4,995

NET INCOME (LOSS) BEFORE LOSS ON SALE OF ASSETS	1,699	(9,092)	169	(n)	(2,664)		(9,888)
Gain / (Loss) on sale of assets	—	(29)	—		—		(29)

NET INCOME (LOSS) BEFORE INCOME TAXES	1,699	(9,121)	169		(2,664)		(9,917)
Income tax provision	10	166	—		—		176

NET INCOME (LOSS)	1,689	(9,287)	169		(2,664)		(10,093)
Net (income) loss attributable to non-controlling interests in operating partnership	(360)	1,413	(26)	(n)	643	(s)	1,670
Net (income) loss attributable to redeemable non-controlling interests in operating partnership	(102)	—	—		—		(102)

Net income (loss) attributable to the Company	$1,227	$(7,874)	$143		$(2,021)		$(8,525)

Nonforfeitable distributions allocated to unvested restricted shares	(80)	—	—		—		(80)
Distributions on redeemable non-controlling interests in operating partnership, common units	(338)	—	—		—		(338)

Net income (loss) available to common stockholders	$809	$(7,874)	$143		$(2,021)		$(8,943)

Basic and diluted per common share data:
Basic net income (loss) available to common stockholders	$0.08	$(0.65)	$0.01		$(0.14)		$(0.36)
Diluted net income (loss) available to common stockholders	$0.08	$(0.65)	$0.01		$(0.14)		$(0.36)
Basic weighted average common shares outstanding	9,619	12,042	12,042		14,896		24,515
Diluted weighted average common shares outstanding	9,629	12,042	12,042		14,896		24,515

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1—Basis of presentation:

        The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the results of the Combined Company following the Mergers and the other transactions contemplated by the Merger Agreement. In addition, the unaudited pro forma combined statement of operations for the nine months ended September 30, 2016 and the year ended December 31, 2015 reflects the disposition of the Hawk Creek property by AFCO on July 27, 2016, prior to the signing of the Merger Agreement as if the disposition occurred on January 1, 2015.

        The Mergers will be accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, FPI has estimated the fair value of AFCO's assets acquired and liabilities assumed.

        The unaudited pro forma combined financial statements do not necessarily reflect what the Combined Company's financial condition or results of operations would have been had the Mergers occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of FPI. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

        The unaudited condensed combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of AFCO as a result of restructuring activities and other planned cost saving initiatives following the completion of the business combination.

Note 2—Preliminary purchase price allocation

        The total preliminary estimated purchase price of approximately $165.3 million was determined based on the number of shares of AFCO common stock and AFCO OP Units as of September 30, 2016. For purposes of the pro forma financial statements, such AFCO common stock and AFCO OP Units are assumed to remain outstanding as of the closing date of the Mergers. Further, no effect has been given to any other new shares of AFCO common stock or AFCO OP Units that may be issued or granted subsequent to the date of this joint proxy statement/prospectus and before the closing date of the Mergers. In all cases in which FPI's closing stock price is a determining factor in arriving at final consideration for the Mergers, the stock price assumed for the total preliminary purchase price is the closing price of FPI common stock on September 9, 2016 ($11.10 per share), the last day of trading prior to announcement of the Merger Agreement.

        The final purchase price will be computed using the closing price of FPI common stock on the closing date; therefore, the purchase price will fluctuate with the market price of FPI common stock until the Mergers are consummated. As a result, the final purchase price could differ significantly from the current preliminary estimate, which could materially impact the pro forma financial statements. For more information regarding the consideration exchanged in the Company Merger, see "The Merger Agreement—Merger Consideration; Effects of the Company Merger and the Partnership Merger."

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 2—Preliminary purchase price allocation (Continued)

        The following table presents the changes to the value of stock consideration and the total preliminary purchase price based on a hypothetical 10% increase and decrease in the per share price of FPI common stock:

	Price of FPI common stock	Calculated Value of Consideration (in thousands)
As of September 9, 2016	$11.10	$165,347
Increase of 10%	$12.21	$181,883
Decrease of 10%	$9.99	$148,813

        The total preliminary estimated purchase price described above has been allocated to AFCO's tangible and intangible assets acquired and liabilities assumed for purposes of these pro forma financial statements, based on their estimated relative fair values assuming the Mergers were completed on the pro forma balance sheet date presented. The final allocation will be based upon valuations and other analyses for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements. The final purchase price allocation will be determined after the Mergers are consummated and after completion of a thorough analysis to determine the fair value of AFCO's tangible assets and liabilities, including fixed assets and identifiable intangible assets and liabilities. As a result, the final acquisition accounting adjustments, including those resulting from conforming AFCO's accounting policies to those of FPI, could differ materially from the pro forma adjustments presented herein. The total preliminary purchase price was allocated based on AFCO's historical unaudited consolidated balance sheet as of September 30, 2016, as follows:

Preliminary purchase price allocation (in thousands)
Real estate assets	$255,118
In place leases	1,390
Cash	1,810
Accounts receivable, net	2,277
Other	514
Mortgage notes and bonds payable, net	(76,235)
Prepaid rent	(1,159)
Accrued expenses	(4,418)
Accrued expenses—transaction costs	(8,831)
Employee change of control costs	(5,119)

$165,347

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 3—Pro forma adjustments

        The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

Balance Sheet Adjustments

  a)
  The real estate assets of AFCO have been adjusted to their estimated fair values as of September 30, 2016.

  b)
  Reflects an adjustment for the acquisition value of AFCO's in place leases of $1.39 million to reflect the estimated costs that would be incurred to obtain tenants were leases not in place.

  c)
  AFCO's deferred financing costs of $0.46 million have been eliminated.

  d)
  Mortgage notes and bonds payable are adjusted to recognize the estimated fair value of the debt acquired by FPI. The fair value was estimated based upon contractual future cash flows discounted using borrowing spreads and market interest rates that would have been available for debt with similar terms and maturities.

  e)
  In place leases will be recognized on a GAAP basis upon closing of the Mergers. Deferred revenue is adjusted by $1.2 million to reflect the reduction in straight-line rent as there will be no value assigned in purchase accounting. Leases assumed will be accounted for on a straight-line basis on the closing date of the Mergers.

  f)
  Adjustment represents estimated transaction costs of $13.9 million to be paid by FPI and AFCO prior to, or concurrent with, the closing of the Mergers. These costs consist primarily of fees for investment bankers, legal, accounting, tax and certain filings to be paid to third parties based on actual expenses incurred to date and each party's best estimates of its remaining fees as provided to AFCO and FPI.

  g)
  Adjustment represents an increase of $165.35 million for the issuance of approximately 15 million shares of FPI common stock and OP Units at an assumed value of $11.10 per share, which was FPI's closing stock price per share of common stock on September 9, 2016, offset by the elimination of AFCO's $151.97 million equity balance, as follows (in thousands):

Net equity proceeds from the issuance of 14,896,199 common shares	$165,347
Less: Historical AFCO shareholders' equity as of September 30, 2016	(151,964)

Pro forma adjustment to shareholders' equity	$13,383

Statement of Operations Adjustments—Nine months ended September 30, 2016

  (h)
  On July 27, 2016, prior to the execution of the Merger Agreement, AFCO sold its interest in the Hawk Creek property. These adjustments remove the recurring costs associated with this property from the pro forma income statement along with the non-recurring gain on sale of the Hawk Creek property of $2.24 million.

  i)
  Following the effective time of the Company Merger, FPI will account for the rental revenue associated with the acquired AFCO properties using straight-line recognition for GAAP purposes. This adjustment reflects the adjustment necessary for the reset and commencement of this straight-line rent recognition.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 3—Pro forma adjustments (Continued)

  j)
  Depreciation and amortization is adjusted to remove $3.18 million of historical depreciation and amortization expense and to recognize $3.3 million of depreciation due to the fair value adjustment of the real estate assets along with the amortization of the acquired AFCO leases on a straight-line basis that are valued at fair market value on the closing date of the Mergers. The fair value and useful life calculations are preliminary and subject to change after FPI finalizes review of the specific types, nature, age, condition and location of AFCO's property, plant and equipment. The following table summarizes the changes in the estimated depreciation expense:

Nine months ended September 30, 2016 (in thousands)
Estimated depreciation expense	$3,301
Historical depreciation expense	(3,178)

Pro forma adjustments to depreciation expense	$123

    The estimated depreciation expense was calculated over the following asset classes using the following useful lives:

Estimated useful life
Permanent plantings	20 years
Irrigation improvements	30 years
Drainage improvements	50 years
Other	20 years
In place leases	10 years
  k)
  The effect of elimination of AFCO's deferred financing costs in (c) above is similarly adjusted within the Statement of Operations.

  l)
  FPI expects the Mergers to create general and administrative cost efficiencies but there can be no assurance that such costs will be achieved. As these cost savings are not currently factually supportable, no estimate of any projected cost savings is incorporated.

  m)
  This adjustment reflects the impact of the Mergers and the other transactions contemplated by the Merger Agreement to the holders of non-controlling interests of FPI, determined based on the non-controlling interests expected to be outstanding upon the closing of the Mergers, which is currently estimated at 22% of the outstanding equity of the Combined Company.

Statement of Operations Adjustments—Year ended December 31, 2015

  n)
  On July 27, 2016, prior to the execution of the Merger Agreement, AFCO sold its interest in the Hawk Creek property. These adjustments remove the recurring costs associated with this property from the pro forma income statement.

  o)
  Following the effective time of the Company Merger, revenue associated with the AFCO properties will be recognized on a straight-line basis for GAAP purposes. This adjustment reflects the commencement of the straight-line rent recognition.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 3—Pro forma adjustments (Continued)

  p)
  Depreciation and amortization is adjusted to remove $2.03 million of historical depreciation and amortization expense and to recognize $4.40 million of depreciation due to the fair value adjustment of the real estate assets along with the amortization of the acquired AFCO leases that are valued at fair market value following the effective time of the Company Merger. The fair value and useful life calculations are preliminary and subject to change after FPI finalizes review of the specific types, nature, age, condition and location of AFCO's property, plant and equipment. The following table summarizes the changes in the estimated depreciation expense:

Year Ended December 31, 2015 (in thousands)
Estimated depreciation expense	$4,401
Historical depreciation expense	(2,027)

Pro forma adjustments to depreciation expense	$2,374

    Estimated depreciation expense was calculated over the following asset classes using the following useful lives:

Estimated useful life
Permanent plantings	20 years
Irrigation improvements	30 years
Drainage improvements	50 years
Other	20 years
In place leases	10 years
  q)
  The impact of reduced deferred financing costs in (c) above is similarly adjusted within the Statement of Operations.

  r)
  FPI expects the Mergers to create general and administrative cost efficiencies but there can be no assurance that such costs will be achieved. As these cost savings are not currently factually supportable, no estimate of any projected cost savings is incorporated.

  s)
  This adjustment reflects the impact of the Mergers and the other transactions contemplated by the Merger Agreement to the holders of non-controlling interests of FPI, determined based on the non-controlling interests expected to be outstanding upon the closing of the Mergers, which is currently estimated at 22% of the outstanding equity of the Combined Company.

Annex A

AGREEMENT AND PLAN OF MERGER

AMONG

FARMLAND PARTNERS INC.,

FARMLAND PARTNERS OPERATING PARTNERSHIP, LP,

FARMLAND PARTNERS OP GP LLC,

FPI HEARTLAND LLC,

FPI HEARTLAND OPERATING PARTNERSHIP, LP,

FPI HEARTLAND GP LLC,

AMERICAN FARMLAND COMPANY

AND

AMERICAN FARMLAND COMPANY L.P.

DATED AS OF SEPTEMBER 12, 2016

EXHIBITS AND SCHEDULES

COMPANY DISCLOSURE SCHEDULE

Section	Title
4.1(a)(i)	Jurisdictions of Foreign Qualification
4.1(a)(ii)	Jurisdictions Lacking Foreign Qualification
4.1(b)	Subsidiaries' Good Standing
4.1(c)	Compliance with Laws
4.3(c)	RSU Awards
4.3(d)	Voting or Transfer
4.3(e)	Stock Obligations
4.3(f)	Registration
4.3(j)	OP Units
4.6	Consents and Approvals; No Violations
4.8(a)	Company SEC Reports
4.8(c)	Obligations
4.9	Litigation
4.10	Absence of Certain Changes
4.11(a)	Tax Returns
4.11(c)	Tax Reserves
4.11(d)	Tax Deficiencies
4.11(e)	Built-In Gains
4.11(f)	Qualified and Taxable REIT Subsidiaries
4.11(h)	Prohibited Transactions
4.11(i)	Closing Agreements
4.12(a)(i)	Owned Properties
4.12(a)(ii)	Leased Properties
4.12(a)(iii)	Easements
4.12(b)	Properties under Contract
4.12(d)	Notices
4.12(e)	Properties: No Violations
4.12(f)(i)	Company Leases
4.12(f)(ii)	Company Leases—Defaults
4.12(f)(iii)	Company Leases—Options
4.12(g)	Option Agreements; Rights of First Refusal
4.12(h)	Third-Party Property Management
4.13	Environmental Matters
4.14(a)	Employee Programs
4.14(g)	Medical Benefits
4.14(h)	Employment Benefits
4.15(b)(i)	Labor and Employment Matters—No Proceedings
4.15(b)(ii)	Labor and Employment Matters—No Company Material Adverse Effect
4.19(a)	Company Material Contracts
4.19(b)(i)	No Company Material Contract Defaults
4.19(b)(ii)	No Notice of Company Material Contract Defaults
4.19(c)	Loan Agreements
4.20	Related Party Transactions
4.21(d)	Intellectual Property
4.22	Insurance Coverage
4.23	Definition of the Company's Knowledge

Section	Title
4.25	Employee Payments
6.1	Conduct of Business by the Company
6.1(c)	Issuance and Sale of Shares
6.1(e)	Acquisitions/Dispositions
6.1(f)	Additional Indebtedness
6.1(g)	Additional Loans
6.1(h)	Additional Liabilities
6.1(n)	Amendments to Employee Programs
6.1(s)	Amendment of Company Material Contract
6.1(u)	Capital Expenditures
7.5(b)	Indemnification
7.18	Registration Rights Agreement

PARENT DISCLOSURE SCHEDULE

Section	Title
5.1(a)(i)	Jurisdictions of Foreign Qualification
5.1(a)(ii)	Jurisdictions Lacking Foreign Qualification
5.1(b)	Subsidiaries' Good Standing
5.1(c)	Compliance with Laws
5.3(c)	Equity Awards
5.3(d)	Voting or Transfer
5.3(e)	Stock Obligations
5.3(f)	Registration
5.3(g)	OP Units
5.6	Consents and Approvals; No Violations
5.8(a)	Parent SEC Reports
5.8(c)	Obligations
5.9	Litigation
5.10	Absence of Certain Changes
5.11(a)	Tax Returns
5.11(c)	Tax Reserves
5.11(d)	Tax Deficiencies
5.11(f)	Qualified and Taxable REIT Subsidiaries
5.11(h)	Closing Agreements
5.11(m)	Affiliated Group
5.12(a)(i)	Owned Properties
5.12(a)(ii)	Leased Properties
5.12(b)	Properties under Contract
5.12(c)	Title Insurance Policies
5.12(d)	Notices
5.12(e)	Properties: No Violations
5.12(f)(i)	Parent Leases
5.12(f)(ii)	Parent Leases—Defaults
5.12(f)(iii)	Parent Leases—Options
5.12(g)	Option Agreements; Rights of First Refusal
5.13	Environmental Matters
5.14(a)	Employee Programs
5.14(g)	Medical Benefits
5.15(b)(i)	Labor and Employment Matters—No Proceedings
5.15(b)(ii)	Labor and Employment Matters—No Parent Material Adverse Effect
5.19(a)	Parent Material Contracts
5.19(b)(i)	No Parent Material Contract Defaults

Section	Title
5.19(b)(ii)	No Notice of Parent Material Contract Default
5.19(c)	Loan Agreements
5.20	Related Party Transactions
5.21(d)	Intellectual Property
5.23	Definition of Parent's Knowledge
5.25	Employee Payments
6.2	Conduct of Business by Parent
6.2(c)	Issuance and Sale of Shares
6.2(e)	Dispositions
6.2(g)	Property Acquisitions
6.2(h)	Additional Loans
6.2(i)	Additional Liabilities

EXHIBITS

Exhibit A	Form of Goodwin Procter LLP Tax Opinion
Exhibit B	Form of Morrison & Foerster LLP Section 368 Opinion
Exhibit C	Form of Morrison & Foerster LLP Tax Opinion
Exhibit D	Form of Goodwin Procter LLP Section 368 Opinion

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 12, 2016, is made by and among Farmland Partners Inc., a Maryland corporation ("Parent"), Farmland Partners Operating Partnership, LP, a Delaware limited partnership ("Parent OP"), Farmland Partners OP GP LLC, a Delaware limited liability company and the general partner of Parent OP ("Parent OP GP"), FPI Heartland LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent ("Merger Sub"), FPI Heartland Operating Partnership, LP, a Delaware limited partnership ("Merger Partnership") whose general partner is FPI Heartland GP LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent OP ("Merger Sub GP" and, together with Parent, Merger Sub, Parent OP, Parent OP GP and Merger Partnership, the "Buyer Parties"), AMERICAN FARMLAND COMPANY, a Maryland corporation (the "Company"), and AMERICAN FARMLAND COMPANY L.P., a Delaware limited partnership whose sole general partner is the Company (the "Partnership" and, together with the Company, the "Company Parties"). Parent, Parent OP, Parent OP GP, Merger Sub, Merger Partnership, Merger Sub GP, the Company and the Partnership are each sometimes referred to herein as a "Party" and, collectively, as the "Parties".

        WHEREAS, the respective boards of directors of Parent and the Company have each declared advisable and approved the merger of the Company with and into Merger Sub (the "Company Merger"), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the "MGCL") and the Delaware Limited Liability Company Act (the "DLLCA"), whereby, among other matters, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") as of immediately prior to the Company Merger Effective Time, other than shares of Company Common Stock owned by any Buyer Party or any of Subsidiary of any Buyer Party or the Company, will be converted into the right to receive the Merger Consideration (as defined herein);

        WHEREAS, Merger Sub GP, as the general partner of Merger Partnership, and the Company, as the sole general partner of the Partnership, have each approved the merger of Merger Partnership with and into the Partnership (the "Partnership Merger" and, together with the Company Merger, the "Mergers"), upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 17-211 of the Delaware Revised Uniform Limited Partnership Act, as amended ("DRULPA"), whereby each of the common limited partnership interests of the Partnership (the "Partnership OP Units") issued and outstanding immediately prior to the Partnership Merger Effective Time will be converted into the right to receive New OP Units (as defined herein);

        WHEREAS, the Parties desire that certain members of the board of directors of the Company shall be elected to the board of directors of the Parent (the "Parent Board");

        WHEREAS, each of Parent, as the sole member of Merger Sub, and Parent OP GP, as the general partner of Parent OP, has taken all actions required for the execution of this Agreement by Merger Sub and has adopted and approved the consummation by Merger Sub of the Company Merger and the other transactions contemplated by this Agreement;

        WHEREAS, the board of directors of the Company has (i) authorized, adopted and approved the execution, delivery and performance of this Agreement, the Mergers and the other transactions contemplated by this Agreement and declared that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of such corporation, (ii) directed that the Company Merger and the other transactions contemplated by this Agreement be submitted for consideration at a meeting of the stockholders of the Company, and (iii) resolved to recommend that the stockholders of the Company approve the Company Merger and the other transactions contemplated by this Agreement;

        WHEREAS, (i) the Parent Board has (A) authorized, adopted and approved the execution, delivery and performance of this Agreement, the Mergers and the other transactions contemplated by this Agreement, (B) directed that the issuance of Parent Common Stock (as defined herein) in the Company Merger (including Parent Common Stock issuable upon redemption of New OP Units issued in the Partnership Merger) be submitted for consideration at a meeting of Parent's stockholders, and (C) resolved to recommend that the stockholders of Parent approve the issuance of shares of Parent Common Stock in connection with the Company Merger, and (ii) Parent, as the sole member of Merger Sub, has approved the Company Merger;

        WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Company Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is adopted as, a "plan of reorganization" for purposes of Sections 354 and 361 of the Code, and (ii) the Partnership Merger constitute an "assets-over" merger under Treasury Regulations Section 1.708-1(c)(3)(i), with Parent OP being a continuation of Parent OP and the Partnership terminating pursuant to Treasury Regulations Section 1.708-1(c)(1); and

        WHEREAS, each of the Parties desires to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to the Mergers.

        NOW, THEREFORE, in consideration of foregoing and the mutual representations, warranties, covenants and agreements, and subject to the conditions set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Certain Definitions.

        "Acquisition Proposal" means any proposal, offer or inquiry from any Person (other than Parent or any Parent Subsidiary) or "group", within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any direct or indirect (a) merger, consolidation or similar business combination transaction involving the Company, the Partnership, Parent, Parent OP or any Significant Subsidiary of the Company or Parent (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for the referenced to 10% therein), (b) sale or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange or any similar transaction), of any assets of the Company, the Company Subsidiaries, Parent or the Parent OP representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries, on the one hand (based on the most recently appraised value of the applicable assets), or Parent and the Parent Subsidiaries, on the other hand (based on the purchase price of the applicable assets), as applicable, (c) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding securities of the Company or Parent, as applicable, (d) tender offer or exchange offer in which any Person or "group" (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of Company Common Stock, outstanding interests of the Partnership, outstanding shares of the Parent Common Stock or outstanding interests of the Parent OP, as applicable, (e) recapitalization, restructuring, liquidation, dissolution, share exchange or other similar type of transaction with respect to the Company, the Partnership, Parent or Parent OP, as applicable, or (f) any transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the Company Merger, the Partnership Merger or the other transactions contemplated by this Agreement.

        "Action" means any claim, action, suit, litigation, proceeding, arbitration, mediation or other investigation or audit (in each case, whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority).

        "Affiliate" of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

        "Business Day" means any day other than (a) a Saturday or Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York, New York.

        "Code" means the United States Internal Revenue Code of 1986, as amended.

        "Company Acceptable Confidentiality Agreement" means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, provided that such an agreement need not contain any standstill or similar provision prohibiting the making of an Acquisition Proposal relating to the Company or the Partnership.

        "Company Material Adverse Effect" means, with respect to the Company, an effect, event, change, development, circumstance, condition or occurrence (each, an "Event") that (i) has had, or would reasonably be expected to have, a material adverse effect on the assets, results of operations, or financial condition of the Company and the Company Subsidiaries on a consolidated basis taken as a whole, other than Events arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which the Company and the Company Subsidiaries conduct business, (c) the negotiation, execution, announcement or performance of this Agreement in accordance with the terms hereof or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, lenders, partners or employees, (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (e) earthquakes, hurricanes or other natural disasters, (f) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet publicly announced revenue or earnings projections (provided, that any Event giving rise to such decline, change or failure may otherwise be taken into account in determining whether there has been a Company Material Adverse Effect if not falling into one of the other exceptions contained in this definition), or (g) the public announcement or pendency of the transactions contemplated hereby; which, in the cases of clauses (a), (b) and (d), do not materially disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the farmland industry in the United States, and in the case of clause (e) do not materially disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the farmland industry in the geographic regions in the United States in which the Company and Company Subsidiaries operate or own or lease properties, or (ii) would reasonably be expected to prevent or materially impair or delay the ability of the Company or the Partnership to consummate the Mergers or the other transactions contemplated hereby on or prior to the Drop Dead Date.

        "Company Material Contracts" means, with respect to the Company or any of its Subsidiaries, all contracts, agreements or understandings (whether written or oral) that are currently in effect or pursuant to which the Company or such Company Subsidiary has obligations or its assets are otherwise bound:

        (a) (i) that requires the Company or any Company Subsidiary to dispose of or acquire (x) any real property, or (y) any personal property in excess of $25,000, (ii) pursuant to which any Person is obligated to provide any services to the Company or a Company Subsidiary with respect to the operation of any Company Property and that require annual expenditures in excess of $20,000, or (iii) involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Company Lease;

        (b) that constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary;

        (c) that constitutes an Indebtedness obligation of Company or any Company Subsidiary;

        (d) that obligates the Company or any Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $20,000 (excluding capital expenditures) and that is not cancelable within sixty (60) days without penalty to the Company or any Company Subsidiary, except for any Company Lease;

        (e) that contains a transaction fee, termination fee, or other similar fee;

        (f) that contains any non-compete, non-solicit or exclusivity or restrictive provisions with respect to the ability of Company or any Company Subsidiary to engage in any line of business or geographic area (other than the organizational documents of the Company and the Company Subsidiaries);

        (g) that sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of Company or any Company Subsidiary with a third party;

        (h) that obligates the Company or any Company Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of the Company or any Company Subsidiary pursuant to which the Company or a Company Subsidiary is the indemnitor (other than the organizational documents of the Company and the Company Subsidiaries); or

        (i) that is required to be filed as an exhibit to the Company's Annual Report on Form 10-K pursuant to Item 601(b)(2), Item 601(b)4), Item 601(b)(9) or Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations.

        "Company Datasite" means that certain datasite maintained by the Company at merrillcorp.com in connection with this Agreement and the transactions contemplated thereby, as such was in existence on the date that is one (1) Business Day prior to the date hereof.

        "Environment" means soil, sediment, surface or subsurface strata, surface water, ground water, ambient air and any biota living in or on such media.

        "Environmental Laws" means any federal, state or local statute, law, ordinance, regulation, rule, code, or binding order, including any judicial or administrative order, consent decree, judgment, injunction, permit or authorization, in each case having the force and effect of law, relating to the pollution, protection, or restoration of the Environment, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

        "Environmental Permits" means any permit, approval, license or other authorization required under any applicable Environmental Law.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means each entity that, within the past five years, would have been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Farmer Mac Bond Purchase Agreement" means that certain Amended and Restated Advantage Bond Purchase Agreement, dated as of March 1, 2015, by and among Farmer Mac Mortgage Securities Corporation, Parent OP, Parent and Federal Agricultural Mortgage Corporation.

        "Fiscal Quarter" means each fiscal quarter of Parent, as such may be changed from time to time, which at the date hereof commence on January 1, April 1, July 1, and October 1 of each calendar year and end on March 31, June 30, September 30, and December 31 of the same calendar year, respectively.

        "Fiscal Year" means the fiscal year of Parent, as such may be changed from time to time, which at the date hereof commences on January 1 of each calendar year and ends on December 31 of the same calendar year.

        "GAAP" means generally accepted accounting principles as applied in the United States.

        "Governmental Authority" means any United States (federal, state or local) or foreign government or arbitration board, panel or tribunal, or any governmental or quasi-governmental, regulatory, judicial, or administrative authority, board, bureau, agency, commission or self-regulatory organization or any United States or state court of competent jurisdiction.

        "Hazardous Materials" means any toxic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Laws including petroleum (including crude oil or any fraction thereof), asbestos, radioactive materials and polychlorinated biphenyls).

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

        "Indebtedness" means, with respect to any Person, without duplication, (A) all principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations of such Person for borrowed money, whether secured or unsecured, (B) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person or incurred as financing with respect to property acquired by such Person, (C) all capitalized lease obligations of such Person, (D) all obligations of such Person under interest rate, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), (E) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (F) all obligations in respect of bankers acceptances or letters of credit, (G) all guarantees of such Person of any such Indebtedness (as described in the foregoing clauses (A) through (F)) of any other Person, and (H) any agreement to provide any of the foregoing.

        "Intellectual Property" means all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and copyrightable works, (iv) confidential and proprietary information, including trade secrets, knowhow, ideas, formulae, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

        "Investment Company Act" means the Investment Company Act of 1940, as amended.

        "Contributed Asset Value Difference" has the meaning set forth in the Farmer Mac Bond Purchase Agreement.

        "IRS" means the United States Internal Revenue Service.

        "Law" means any federal, state, local or foreign law, statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.

        "NYSE" means the New York Stock Exchange and includes the NYSE MKT LLC.

        "Parent Acceptable Confidentiality Agreement" means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to Parent than those contained in the Parent Confidentiality Agreement, provided that such an agreement need not contain any standstill or similar provision prohibiting the making of an Acquisition Proposal relating to Parent, Parent OP or any of their Subsidiaries.

        "Parent Common Stock" means shares of common stock of Parent, par value $0.01 per share.

        "Parent Datasite" means that certain datasite maintained by Parent at onehub.com in connection with this Agreement and the transactions contemplated thereby, as such was in existence on the date that is one (1) Business Day prior to the date hereof.

        "Parent Financial Statements" has the meaning set forth Farmer Mac Bond Purchase Agreement.

        "Parent Material Adverse Effect" means, with respect to the Buyer Parties, an effect, event or change which materially adversely affects the ability of the Buyer Parties to perform their obligations hereunder to consummate the Mergers and other transactions contemplated hereby or which would reasonably be expected to prevent or materially delay the consummation of the Mergers and the other transactions contemplated hereby or prevent or materially impair or delay the ability of the Buyer Parties to perform its obligations hereunder.

        "Parent Material Contract" means with respect to Parent or any of its Subsidiaries, all contracts, agreements or understandings (whether written or oral) that are currently in effect or pursuant to which Parent or such Parent Subsidiary has obligations or its assets are otherwise bound:

        (a) (i) that requires Parent or any Parent Subsidiary to dispose of or acquire assets or properties with a fair market value in excess of $25,000,000, (ii) pursuant to which any Person is obligated to provide any services to Parent or a Parent Subsidiary with respect to the operation of any Parent Property and that require annual expenditures in excess of $50,000, or (iii) involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Parent Lease;

        (b) that constitutes a loan to any Person (other than a wholly owned Parent Subsidiary) by Parent or any Parent Subsidiary;

        (c) that constitutes an Indebtedness obligation of Parent or any Parent Subsidiary with a principal amount as of the date hereof greater than $5,000,000;

        (d) that obligates Parent or any Parent Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within sixty (60) days without penalty to Parent or any Parent Subsidiary, except for any Parent Lease;

        (e) that contains a transaction fee, termination fee, or other similar fee in an amount in excess of $100,000;

        (f) that contains any non-compete, non-solicit or exclusivity or restrictive provisions with respect to the ability of Parent or any Parent Subsidiary to engage in any line of business or geographic area (other than the organizational documents of the Parent and the Parent Subsidiaries);

        (g) that sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of Parent or any Parent Subsidiary with a third party;

        (h) that obligates Parent or any Parent Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of Parent or any Parent Subsidiary pursuant to which Parent or a Parent Subsidiary is the indemnitor (other than the organizational documents of the Parent and the Parent Subsidiaries);

        (i) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

        (j) constitutes an agreement under which Parent or a Parent Subsidiary has purchased or sold real property and has uncompleted financial obligations in excess of $500,000; or

        (k) that is required to be filed as an exhibit to the Parent's Annual Report on Form 10-K pursuant to Item 601(b)(2), Item 601(b)(4), Item 601(b)(9) or Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations.

        "Parent Partnership Agreement" means the Second Amended and Restated Agreement of Limited Partnership of Parent OP, dated as of April 16, 2014, as amended from time to time.

        "Parent Stockholders Meeting" means the meeting of the holders of Parent Common Stock for the purpose of seeking the Parent Stockholder Approval, including any postponement or adjournment thereof.

        "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, REIT, other entity, organization or group (as defined in Section 13(d) of the Exchange Act).

        "Representative" of any Person means any Affiliate, officer, director, trustee or employee of such Person or any investment banker, financial advisor, attorney, accountant or other representative retained by such Person.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Subsidiary" means with respect to any Person, any corporation, limited liability company, partnership, REIT or other organization, whether incorporated or unincorporated, of which at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

        "Superior Proposal" means a bona fide unsolicited written Acquisition Proposal (except that, for purposes of this definition all percentages included in the definition of "Acquisition Proposal" shall be replaced by 50%) made after the date hereof that the Company Board or Parent Board, as applicable, determines in good faith, after consultation with outside legal counsel and financial advisors, will be more favorable to holders of the Company's Common Stock or the Parent's Common Stock (solely in their capacities as such), as applicable, than the Company Merger (taking into account all of the terms and conditions of such Acquisition Proposal, including the legal, financial, regulatory, business terms, any conditions to consummation, the likelihood of such Acquisition Proposal being consummated on a timely basis on the terms proposed and any other aspects of the transaction and the identity of the Person making such proposal, and taking into account any revisions to the financial terms of this Agreement proposed by the other Party in response to such proposal or otherwise).

        "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

        "Taxes" means any and all taxes and similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, net worth, excise, withholding, ad valorem, stamp, transfer, value added or gains taxes and similar charges.

        "Total Assets" means the sum of (a) the Contributed Asset Value Difference, (b) the total assets as of the end the most recently completed Fiscal Quarter or the Fiscal Year, as applicable, as presented in the Parent Financial Statements, (c) with respect to each real property of Parent acquired after the end of the most recently completed Fiscal Quarter or Fiscal Year, as applicable, the most recent appraised values of such properties (or, if no appraisal has been completed for such property, the purchase price of such property), (d) the amount of cash and cash equivalents held by Parent and the Parent Subsidiaries that is in excess of any cash or cash equivalents included on the balance sheet of Parent as of the end of the most recently completed Fiscal Quarter or Fiscal Year, as applicable, (e) the sum of most recent appraised values of each of the Company Properties, and (f) the amount of cash set forth on the most recent GAAP balance sheet of the Company.

        "VWAP of Parent Common Stock" shall mean the volume weighted average price of Parent Common Stock for the ten (10) trading days immediately prior to the second Business Day prior to the Closing Date, starting with the opening of trading on the first trading day to the closing of the second to last trading day prior to the Closing Date, as reported by Bloomberg.

        "Willful Breach" means a deliberate act which is taken or a deliberate failure to act, which is not taken, in each case, with the actual knowledge that such act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the intent and object of the act or the failure to act, and which in fact does cause a breach of this Agreement.

        Section 1.2    Terms Defined Elsewhere.    The following terms are defined elsewhere in this Agreement, as indicated below:

"Acquisition Agreement"	Section 7.4(a)
"Agreement"	Preamble
"Amended Charter"	Section 2.4(a)
"Amended Partnership Agreement"	Section 2.4(b)
"Amended LLC Agreement"	Section 2.4(a)
"Articles of Merger"	Section 2.3(a)
"Book-Entry Share"	Section 3.1(d)
"Break-up Fee"	Section 9.2(b)
"Buyer Parties"	Preamble
"Capital Expenditures"	Section 6.1(u)
"Certificate"	Section 3.1(d)
"Certificate of Limited Partnership"	Section 4.1(d)
"Change in Company Recommendation"	Section 7.4(d)
"Change in Parent Recommendation"	Section 7.4(d)
"Claim"	Section 7.5(b)

"Closing"	Section 2.2
"Closing Date"	Section 2.2
"Commitment"	Section 4.10
"Company"	Preamble
"Company Board"	Section 4.2(b)
"Company Bylaws"	Section 4.1(d)
"Company Charter"	Section 4.1(d)
"Company Certificate of Merger"	Section 2.3(a)
"Company Common Stock"	Preamble
"Company Disclosure Schedule"	Article IV
"Company Employee Programs"	Section 4.14(a)
"Company Equity Incentive Plan"	Section 3.1(f)
"Company Governing Documents"	Section 4.1(d)
"Company Leases"	Section 4.12(f)
"Company Merger"	Preamble
"Company Merger Effective Time"	Section 2.3(a)
"Company Parties"	Preamble
"Company Preferred Stock"	Section 4.3(a)
"Company Properties"	Section 4.12(a)
"Company Recommendation"	Section 4.2(b)
"Company SEC Reports"	Section 4.8(a)
"Company Stockholder Approval"	Section 4.18
"Company Subsidiary"	Section 4.1(b)
"Company Subsidiary Organizational Documents"	Section 4.1(d)
"Company Title Insurance Policy"	Section 4.12(c)
"Confidentiality Agreement"	Section 7.6(b)
"Drop Dead Date"	Section 9.1(b)(iv)
"DLLCA"	Preamble
"DRULPA"	Preamble
"DSOS"	Section 2.3(a)
"Encumbrances"	Section 4.12(a)
"Exchange Agent"	Section 3.3(a)
"Exchange Fund"	Section 3.3(a)
"Exchange Ratio"	Section 3.1(c)
"Fee Payee"	Section 9.4(a)
"Fee Payor"	Section 9.4(a)
"Form S-4"	Section 4.6
"Fractional Share Consideration"	Section 3.1(c)
"Indemnified Party"	Section 7.5(a)
"Joint Proxy Statement"	Section 3.3(a)
"Letter of Transmittal"	Section 3.3(c)(i)
"Maryland Court"	Section 10.7(b)
"Maximum Premium"	Section 7.5(c)
"Merger Consideration"	Section 3.1(c)
"Merger Partnership"	Preamble
"Merger Partnership Agreement"	Section 5.1(d)
"Merger Partnership Certificate of Limited Partnership"	Section 5.1(d)
"Merger Sub"	Preamble
"Merger Sub GP"	Preamble
"Mergers"	Preamble
"MGCL"	Preamble

"New OP Units"	Section 3.2(c)
"Notice of Recommendation Change"	Section 7.4(e)
"Notice Period"	Section 7.4(e)
"Other Filings"	Section 7.2
"Parent"	Preamble
"Parent Board"	Preamble
"Parent Bylaws"	Section 5.1(d)
"Parent Charter"	Section 5.1(d)
"Parent Confidentiality Agreement"	Section 7.6(c)
"Parent Disclosure Schedule"	Article V
"Parent Employee Programs"	Section 5.14(a)
"Parent Equity Incentive Plan"	Section 5.3(a)
"Parent Governing Documents"	Section 5.1(d)
"Parent Leases"	Section 5.12(f)
"Parent OP"	Preamble
"Parent OP GP"	Preamble
"Parent OP Units"	Section 3.2
"Parent Preferred Stock"	Section 5.3(a)
"Parent Preferred Units"	Section 3.2
"Parent Properties"	Section 5.12(a)
"Parent Recommendation"	Section 5.2(b)
"Parent Restricted Stock"	Section 5.3(c)
"Parent SEC Reports"	Section 5.8(a)
"Parent Stockholder Approval"	Section 5.18
"Parent Subsidiary"	Section 5.1(b)
"Parent Subsidiary Organizational Documents"	Section 5.1(d)
"Parent Title Insurance Policy"	Section 5.12(c)
"Party"	Preamble
"Partnership"	Preamble
"Partnership Agreement"	Section 4.1(d)
"Partnership Merger"	Preamble
"Partnership Merger Certificate"	Section 2.3(b)
"Partnership Merger Effective Time"	Section 2.3(b)
"Partnership OP Units"	Preamble
"Permit"	Section 4.7
"Qualifying Income"	Section 9.4(a)
"Qualified REIT Subsidiary"	Section 4.11(f)
"REIT"	Section 4.11(b)
"RSU Award"	Section 3.1(f)
"Sarbanes-Oxley Act"	Section 4.8(a)
"SDAT"	Section 2.3(a)
"Section 9.3 Amount"	Section 9.4(a)
"Securities Laws"	Section 4.8(a)
"Surviving Partnership"	Section 2.1(b)
"Surviving REIT Entity"	Section 2.1(a)
"Takeover Statutes"	Section 4.28
"Taxable REIT Subsidiary"	Section 4.11(f)
"Tax Protection Agreement"	Section 4.11(m)
"Transfer Taxes"	Section 7.9(b)

ARTICLE II

THE MERGERS

        Section 2.1    The Mergers.

        (a)    Company Merger.    Upon the terms and subject to the conditions of this Agreement, and in accordance with the MGCL and the DLLCA, at the Company Merger Effective Time, the Company and Merger Sub shall consummate the Company Merger pursuant to which (i) the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company shall cease and (ii) the Merger Sub shall continue as the surviving entity (the "Surviving REIT Entity").

        (b)    Partnership Merger.    Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, the Partnership and Merger Partnership shall consummate the Partnership Merger pursuant to which (i) Merger Partnership shall be merged with and into the Partnership, whereupon the separate existence of Merger Partnership shall cease and (ii) the Partnership shall continue as the surviving entity (the "Surviving Partnership") in the Partnership Merger.

        Section 2.2    Closing.    The closing of the Mergers (the "Closing") will take place at 9:29 a.m. (Eastern Time) on a date to be agreed by Parent and the Company, but no later than the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are required to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions), and, subject to the foregoing, shall take place at the offices of Goodwin Procter LLP, 620 Eighth Avenue, New York, New York 10018, or at such other place as mutually agreed in writing to by the Parties. The date on which the Closing actually occurs is referred to as the "Closing Date".

        Section 2.3    Effective Times.

        (a)    Company Merger Effective Time.    Concurrently with the Closing and as promptly as practicable following the Partnership Merger Effective Time, the applicable Parties hereto shall file (i) the articles of merger with respect to the Company Merger (the "Articles of Merger") with the State Department of Assessments and Taxation of Maryland (the "SDAT") in such form as required by, and executed in accordance with, the applicable provisions of the MGCL and (ii) the certificate of merger with respect to the Company Merger (the "Company Certificate of Merger") with the Secretary of State of the State of Delaware (the "DSOS") in a form that complies with the DLLCA. The Company Merger shall become effective on the date and time at which the Articles of Merger and the Company Certificate of Merger have been filed with, and accepted for record by, the SDAT and the DSOS, respectively, or at such other date and time as is agreed between the Parties, not to exceed thirty (30) days from the date the Articles of Merger are filed with, and accepted for record by, the SDAT, and specified in the Articles of Merger (such date and time, the "Company Merger Effective Time"), and the applicable Parties will take such actions as are necessary to have such filing effective at 9:29 a.m. Eastern time on the Closing Date.

        (b)    Partnership Merger Effective Time.    Concurrently with the Closing and immediately prior to the Company Merger Effective Time, the Partnership shall file the certificate of merger (the "Partnership Merger Certificate") with the DSOS in such form as required by, and executed in accordance with, the applicable provisions of the DRULPA and shall make all other filings or recordings required under the DRULPA. The Partnership Merger shall become effective on the date and time at which the Partnership Merger Certificate has been duly filed with the DSOS or at such other date and time as is agreed between the Parties and specified in the Partnership Merger Certificate (such date and time, the "Partnership Merger Effective Time"), it being acknowledged and agreed that the applicable Parties shall cause the Partnership Merger to occur on the Closing Date prior to the Company Merger Effective Time.

        Section 2.4    Organizational Documents.

        (a)    Charter and Bylaws.    At the Company Merger Effective Time, (i) the certificate of formation of the Merger Sub, as in effect immediately prior to the Company Merger Effective Time, shall be the certificate of formation of the Surviving REIT Entity (except that references therein to the name of Merger Sub shall be replaced by references to the name of the Surviving REIT Entity, as applicable) (the "Amended Charter"), until thereafter supplemented or amended as provided therein and in accordance with applicable Law, and (ii) the limited liability company operating agreement of Merger Sub, as in effect immediately prior to the Company Merger Effective Time, shall be the limited liability company operating agreement of the Surviving REIT Entity (except that references therein to the name of Merger Sub shall be replaced by references to the name of the Surviving REIT Entity) (the "Amended LLC Agreement") until thereafter amended as provided therein and in accordance with applicable Law and the applicable provisions of the certificate of formation of the Surviving REIT Entity.

        (b)    General Partner; Limited Partnership Agreement.    At the Partnership Merger Effective Time, (i) the Merger Sub GP shall be the general partner of the Surviving Partnership, until replaced in accordance with applicable Law, and (ii) the Partnership Agreement (as defined below) of the Partnership shall be amended and restated to read in its entirety as the limited partnership agreement of Merger Partnership as in effect immediately prior to the Partnership Merger Effective Time (except that references therein to the name of Merger Partnership shall be replaced by references to the name of the Surviving Partnership), until thereafter amended as provided therein or by Law (the "Amended Partnership Agreement").

        Section 2.5    Directors and Officers of the Surviving REIT Entity and Officers of the Surviving Partnership.

        (a)   Subject to applicable Law, at the Company Merger Effective Time, the members of the board of directors of Merger Sub immediately prior to the Company Merger Effective Time shall be the members of the board of directors of the Surviving REIT Entity, each to hold office in accordance with the Amended Charter and Amended LLC Agreement of the Surviving REIT Entity.

        (b)   From and after the Company Merger Effective Time, the officers of Merger Sub at the Company Merger Effective Time shall be the officers of the Surviving REIT Entity, each to hold office in accordance with the Amended Charter and Amended LLC Agreement of the Surviving REIT Entity.

        (c)   From and after the Partnership Merger Effective Time, the officers of Merger Partnership at the Partnership Merger Effective Time shall be the officers of the Surviving Partnership, each to hold office in accordance with the Amended Partnership Agreement.

        Section 2.6    Tax Consequences.    It is intended that, for U.S. federal income tax purposes: (a) the Company Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is adopted as, a "plan of reorganization" for purposes of Sections 354 and 361 of the Code; and (b) the Partnership Merger constitute an "assets-over" merger under Treasury Regulations Section 1.708-1(c)(3)(i), with Parent OP being a continuation of Parent OP and the Partnership terminating pursuant to Treasury Regulations Section 1.708-1(c)(1).

ARTICLE III

EFFECTS OF THE MERGERS

        Section 3.1    Effect on Shares and Membership Interests.    At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of the Company or Merger Sub:

        (a)    Merger Sub Membership Interests.    The membership interests of Merger Sub issued and outstanding as of immediately prior to the Company Merger Effective Time shall remain issued and outstanding and unchanged in the Company Merger.

        (b)    Cancellation of Company-Owned and Buyer Party-Owned Company Common Stock.    All shares of Company Common Stock that are owned by any wholly owned Subsidiary of the Company and all shares of Company Common Stock owned by the Buyer Parties or any of their respective wholly owned Subsidiaries, in each case, as of immediately prior to the Company Merger Effective Time, shall be cancelled and shall cease to exist, with no payment made with respect thereto.

        (c)    Conversion of Company Common Stock.    Subject to Section 3.5, each share of Company Common Stock issued and outstanding immediately prior to the Company Merger Effective Time, other than shares of Company Common Stock to be cancelled in accordance with Section 3.1(b), shall automatically be converted into the right to receive 0.7417 (as the same may be adjusted pursuant to Section 3.1(e), the "Exchange Ratio") validly issued, fully paid and non-assessable shares of Parent Common Stock (the "Merger Consideration"), without interest, but subject to any withholding required under applicable tax Law, plus the right, if any, to receive pursuant to Section 3.7, cash in lieu of fractional shares of Parent Common Stock into which such shares of Company Common Stock would have been converted pursuant to this Section 3.1(c) (the "Fractional Share Consideration").

        (d)    Cancellation of Company Common Stock.    As of the Company Merger Effective Time, all shares of Company Common Stock, other than shares of the Company Common Stock to be cancelled in accordance with Section 3.1(b), issued and outstanding immediately prior to the Company Merger Effective Time, shall no longer be outstanding and shall automatically be canceled and shall cease to exist and each holder of a certificate (a "Certificate") or book-entry share registered in the transfer books of the Company (a "Book-Entry Share") that immediately prior to the Company Merger Effective Time represented shares of Company Common Stock shall cease to have any rights with respect to such shares, except, in all cases, the right to receive the Merger Consideration, without interest, in accordance with Section 3.1(c), including the right, if any, to receive Fractional Share Consideration, together with the amounts, if any, payable pursuant to Section 3.3(e).

        (e)    Adjustments.    The Merger Consideration shall be equitably adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock outstanding after the date hereof and prior to the Company Merger Effective Time. The Exchange Ratio shall be equitably adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Parent Common Stock outstanding after the date hereof and prior to the Company Merger Effective Time.

        (f)    RSU Awards.    Any and all shares of Company Common Stock subject to outstanding awards of restricted stock units (each, an "RSU Award") granted under the Company's 2014 Equity Incentive Plan (the "Company Equity Incentive Plan") which, immediately prior to the Company Merger Effective Time, have become fully earned and fully vested under the terms of the applicable award agreements relating to each such RSU Award (as the same exists on the date hereof), shall be cancelled and converted into the right to receive a number of shares of Parent Common Stock equal to the number of shares of Company Common stock underlying the earned and vested portion of the RSU Award multiplied by the Exchange Ratio. Any portion of an RSU Award that has not been earned and fully vested immediately prior to the Company Merger Effective Time shall automatically and without notice terminate, be forfeited and be and become null and void, and such holder shall cease to have any rights or interests with respect thereto.

        (g)    Company Equity Incentive Plan.    Prior to the Company Merger Effective Time, the Company and Parent agree that the Company shall, and shall be permitted under this Agreement to, take all corporate action necessary to effectuate the provisions of this Section 3.1(g). Unless Parent otherwise determines prior to the Company Merger Effective Time, as of the Company Merger Effective Time, the Company Equity Incentive Plan shall terminate and no further stock options, stock appreciation rights, restricted stock units, restricted stock awards, unrestricted stock awards, cash-based awards, performance share awards, dividend equivalent rights, LTIP units or other equity-based awards or other rights with respect to shares of the Company's Common Stock contemplated under the Company Equity Incentive Plan shall be granted thereunder.

        Section 3.2    Effect on Partnership Interests.    At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of Merger Partnership, Merger Sub GP, the Partnership, the Company or the holders of Partnership OP Units or holders of Class A common limited partnership interests in the Parent OP ("Parent OP Units") or the holders of Series A preferred limited partnership interests in Parent OP ("Parent Preferred Units"):

        (a)    Partnership GP Interests.    The general partnership interest in the Partnership, which is owned entirely by the Company, shall, at the Partnership Merger Effective Time, automatically be cancelled and no payment shall be made with respect thereto.

        (b)    Merger Partnership GP Interests.    The general partnership interest in Merger Partnership, which is owned entirely by Merger Sub GP, shall, at the Partnership Merger Effective Time, automatically be converted into one Partnership OP Unit, and Merger Sub GP shall be admitted as the sole general partner of the Surviving Partnership.

        (c)    Conversion of Partnership OP Units.    Each Partnership OP Unit that is issued and outstanding immediately prior to the Partnership Merger Effective Time (including any Partnership OP Units held by the Company) shall automatically be converted into a number of new validly issued Parent OP Units ("New OP Units") in an amount equal to the Exchange Ratio, and each holder of New OP Units shall be admitted as a limited partner of Parent OP following the Partnership Merger Effective Time in accordance with the terms of the Parent Partnership Agreement. No fractional New OP Units will be issued in the Partnership Merger. Any fractional New OP Unit that would otherwise be issued to any holder of Partnership OP Units shall be rounded down to the nearest whole number and the holders of Partnership OP Units shall not be entitled to any further consideration with respect thereto.

        (d)    Merger Partnership LP Interests.    The limited partnership interest in Merger Partnership, which is owned entirely by Parent OP, shall automatically be converted into ninety-nine Partnership OP Units representing the limited partner interests in the Partnership, and Parent OP shall be admitted as the sole limited partner of the Surviving Partnership.

        Section 3.3    Exchange of Certificates.

        (a)    Exchange Agent.    Not less than five (5) days prior to dissemination of a joint proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting and the Parent Stockholder Meeting (together with any amendments or supplements thereto, the "Joint Proxy Statement"), Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as exchange agent (the "Exchange Agent") for the payment and delivery of the Merger

Consideration and the Fractional Share Consideration, as provided in Section 3.1(c) and Section 3.7. On or before the Company Merger Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Common Stock in book-entry form issuable pursuant to Section 3.1(c) equal to the aggregate Merger Consideration, and (ii) cash in immediately available funds in an amount sufficient to pay the Fractional Share Consideration and any dividends under Section 3.3(e) (such evidence of book-entry shares of Parent Common Stock and cash amounts, together with any dividends or other distributions with respect thereto, the "Exchange Fund"), in each case, for the sole benefit of the holders of shares of Company Common Stock. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of the Merger Consideration, payment of the Fractional Share Consideration and any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.3(e) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

        (b)    Share and Partnership OP Unit Transfer Books.    From and after the Company Merger Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Common Stock. From and after the Company Merger Effective Time, the holders of Certificates (or Book-Entry Shares) representing ownership shares of the Company Common Stock outstanding immediately prior to the Company Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. From and after the Company Merger Effective Time, any Certificates presented to the Exchange Agent, Parent or the transfer agent for any reason shall be exchanged as provided in this Article III. From and after the Partnership Merger Effective Time, there shall be no transfers on the unit transfer books of the Partnership or the Surviving Partnership of Partnership OP Units. From and after the Partnership Merger Effective Time, the holders of Partnership OP Units outstanding immediately prior to the Partnership Merger Effective Time shall cease to have rights with respect to such Partnership OP Units, except as otherwise provided herein.

        (c)    Exchange Procedures.    As soon as possible after the Company Merger Effective Time (but in any event within three (3) Business Days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates that immediately prior to the Company Merger Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1(c): (i) a letter of transmittal (a "Letter of Transmittal") which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass to the Exchange Agent only upon proper delivery of the Certificates to the Exchange Agent, which Letter of Transmittal shall be in such form and have such other customary provisions as Parent and the Company may reasonably agree upon, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement, together with any amounts payable in respect of the Fractional Share Consideration in accordance with Section 3.7 and dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.3(e). Upon surrender of a Certificate to the Exchange Agent, or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificate pursuant to the provisions of this Article III, plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.7 and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.3(e) to be mailed or delivered by wire transfer, within three (3) Business Days following the later to occur of (A) the Company Merger Effective Time or (B) the Exchange Agent's receipt of such Certificate (or affidavit of loss in lieu thereof), and the Certificate so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.3, each Certificate shall be deemed, at any time after the Company Merger Effective Time, to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Article III. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or in respect of Book-Entry Shares on the Merger Consideration or the Fractional Share Consideration payable upon the surrender of the Certificates or Book-Entry Shares or on any distributions to which holders of such Certificates or Book-Entry Shares are entitled pursuant to Section 3.3(e) hereof.

        (d)    Book-Entry Shares.    Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed Letter of Transmittal to the Exchange Agent to receive the Merger Consideration (or any amounts payable in respect of the Fractional Share Consideration in accordance with Section 3.1(c) or distribution to which such holder is entitled pursuant to Section 3.3(e)) that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Company Merger Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as soon as reasonably practicable after the Company Merger Effective Time (but in no event more than three (3) Business Days thereafter), the Merger Consideration, together with any amounts payable in respect of the Fractional Share Consideration in accordance with Section 3.1(c) and any distribution to which such holder is entitled pursuant to Section 3.3(e) (less required withholdings as provided in Section 3.5) for each Book-Entry Share. Payment of the Merger Consideration, Fractional Share Consideration and distributions with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.

        (e)    Dividends with Respect to Parent Common Stock.    No dividends or other distributions with respect to Parent Common Stock with a record date after the Company Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Company Merger Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Company Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

        (f)    No Further Ownership Rights in Company Common Stock.    At the Company Merger Effective Time, holders of shares of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company other than the right to receive the Merger Consideration provided under this Article III. The Merger Consideration paid upon the surrender for exchange of Certificates representing shares of Company Common Stock (or automatically in the case of Book-Entry Shares) in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the shares of Company Common Stock theretofore represented by such Certificates or Book-Entry Shares.

        (g)    Termination of Exchange Fund.    Any portion of the Exchange Fund (including any Fractional Share Consideration and any applicable dividends or other distributions with respect to Parent Common Stock) which remains undistributed to the holders of shares of Company Common Stock for six (6) months after the Company Merger Effective Time shall be delivered to Parent, upon demand, and any former holders of shares of Company Common Stock prior to the Company Merger who have not theretofore complied with this Article III shall thereafter look only to Parent and only as general creditors thereof for payment of the Merger Consideration.

        (h)    No Liability.    None of the Buyer Parties, the Company Parties, the Exchange Agent, or any employee, officer, trustee, director, agent or Affiliate thereof, shall be liable to any Person in respect of the Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

        (i)    Investment of Exchange Fund.    The Exchange Agent shall invest the cash portion of the Exchange Fund, as directed by the Parent, on a daily basis. Any net profit resulting from, or interest or other income produced by, such investments shall be paid to Parent. No investment of the Exchange Fund shall relieve Parent or the Exchange Agent from making the payments required by this Article III. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall, as promptly as reasonably practicable, replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments in accordance with Section 3.3(c).

        Section 3.4    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, to the extent required by the Exchange Agent, the posting by such Person of a bond in customary amount, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, Fractional Share Consideration and any distributions to which such holder is entitled pursuant to this Article III.

        Section 3.5    Withholding Rights.    Each of the Parties, each of their respective Representatives and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and Fractional Share Consideration (and any other consideration otherwise payable pursuant to this Agreement or deemed paid for Tax purposes), such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by any of the Buyer Parties, their respective Representatives or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by such Buyer Party, Representative, or the Exchange Agent, as applicable.

        Section 3.6    Dissenters' Rights.    No dissenters' or appraisal rights, or rights of objecting stockholders under Title 3, Subtitle 2 of the MGCL, shall be available with respect to the Mergers or other transactions contemplated hereby, including any remedy under Sections 3-201 et seq. of the MGCL.

        Section 3.7    Fractional Shares.    No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or the transfer of Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Company Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the VWAP of Parent Common Stock.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

        Except as set forth (i) in the Company SEC Reports (as defined herein) filed or furnished to the SEC as applicable, prior to the date hereof (excluding any risk factor disclosures contained in such documents under the heading "Risk Factors" and any disclosure of risks included in any "forward-looking statements" disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of any representation or warranty set forth in this Article IV), and (ii) in the disclosure schedules of the Company Parties delivered at or prior to the execution hereof to the Buyer Parties (the "Company Disclosure Schedule") (it being acknowledged and agreed that disclosure set forth in the Company Disclosure Schedule shall qualify or modify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to such other Section is reasonably apparent from the text of the disclosure made; provided, that (x) nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company Parties made herein and (y) no reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which the Company or any of the Company Subsidiaries is a party exists or has actually occurred), each of the Company and the Partnership, jointly and severally, represent and warrant to Parent, Parent OP and the other Buyer Entities that:

        Section 4.1    Existence; Good Standing; Compliance with Law.

        (a)   The Company is a corporation duly formed, validly existing and in good standing under the Laws of the State of Maryland. Section 4.1(a)(i) of the Company Disclosure Schedule lists the jurisdictions in which the Company is duly qualified or licensed to do business as a foreign corporation. Except as set forth in Section 4.1(a)(ii) of the Company Disclosure Schedule, the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate, lease, hold and encumber its properties and carry on its business as now conducted.

        (b)   A true, correct and complete list of each of the Company's subsidiaries (each a "Company Subsidiary" and, collectively, the "Company Subsidiaries"), together with the jurisdiction of organization, jurisdictions of foreign qualification, and the Company's direct or indirect ownership or other equity interest in each such Company Subsidiary, is listed in Section 4.1(b) of the Company

Disclosure Schedule. Each of the Company Subsidiaries is a limited partnership or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Except as set forth in Section 4.1(b) of the Company Disclosure Schedule, each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or licensing, except for jurisdictions in which such failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect. Each Company Subsidiary has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. The Company has no other Subsidiaries other than the Company Subsidiaries.

        (c)   Except as set forth in Section 4.1(c) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is in violation of any order of any Governmental Authority, or has received any written notice that the Company or any of the Company Subsidiaries is in violation of any Law to which the Company or any Company Subsidiary or any of their respective properties or assets is subject, except where such violation, alone or together with all other violations, would not have, or reasonably be expected to have, a Company Material Adverse Effect. The Company and the Company Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable Law in connection with their businesses as now conducted, except where the failure to obtain any such license, permit or authorization or to take any such action, alone or together with all other such failures, would not have, or reasonably be expected to have, a Company Material Adverse Effect.

        (d)   The Company has previously made available to Parent on the Company Datasite true, correct and complete copies of (i) the charter of the Company (the "Company Charter"), (ii) the amended and restated bylaws of the Company (the "Company Bylaws" and, together with the Company Charter, the "Company Governing Documents"), (iii) the certificate of limited partnership of the Partnership (the "Certificate of Limited Partnership"), (iv) the second amended and restated agreement of limited partnership of the Partnership (the "Partnership Agreement") and (v) the articles of incorporation or other charter or formation documents, bylaws, limited partnership and limited liability company agreements or other organizational documents of each of the Company Subsidiaries (the "Company Subsidiary Organizational Documents"), and in each such case, all amendments thereto of, each of the Company Subsidiaries as in effect on the date of this Agreement. Each of the Company Charter, Company Bylaws, Partnership Agreement, Certificate of Limited Partnership and the Company Subsidiary Organizational Documents are in full force and effect, and neither the Company, the Partnership nor any of the Company Subsidiaries is in violation of any of the provisions of such documents.

        Section 4.2    Authority.

        (a)   The Company has all requisite organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement to which the Company is a party, including the Company Merger. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on behalf of the Company, subject, with respect to the Company Merger, to receipt of the Company Stockholder Approval, and to the filing of the Articles of Merger with the SDAT and the filing of the Company Certificate of Merger with the DSOS, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Company Merger or to consummate the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the Partnership and each of the Buyer Parties, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

        (b)   The board of directors of the Company (the "Company Board"), at a duly held meeting, has, on behalf of the Company and in its capacity as the general partner of the Partnership, (i) duly and validly authorized, adopted and approved the execution, delivery and performance of this Agreement, the Mergers and the other transactions contemplated by this Agreement and declared that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company, (ii) directed that the Company Merger and the other transactions contemplated hereby be submitted for consideration at the Company Stockholder Meeting, and (iii) resolved to recommend that the stockholders of the Company vote in favor of the approval of the Company Merger and the other transactions contemplated hereby (the "Company Recommendation") and to include such recommendation in the Joint Proxy Statement, subject to Section 7.4 hereof, and such resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way. No other action on the part of the Company is necessary to authorize this Agreement or to consummate the Mergers and the other transactions contemplated hereby or thereby.

        (c)   The Partnership has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which the Partnership is a party, including the Partnership Merger. The execution, delivery and performance by the Partnership of this Agreement and the consummation by the Partnership of the transactions contemplated hereby and thereby have been duly authorized by all necessary partnership action, and no other partnership proceedings or organizational action on the part of the Partnership are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, with respect to the Partnership Merger, to the filing of the Partnership Merger Certificate with the DSOS. This Agreement has been duly executed and delivered by the Partnership and, assuming the due authorization, execution and delivery hereof by the Company and each of the Buyer Parties, constitutes a valid and legally binding obligation of the Partnership, enforceable against Partnership in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

        Section 4.3    Capitalization.

        (a)   The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). As of the close of business on August 31, 2016, (i) 16,921,897 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 143,458 shares of Company Common Stock were reserved for issuance pursuant to the terms of outstanding restricted stock unit awards granted pursuant to the Company Equity Incentive Plan, (iv) 806,400 shares of Company Common Stock have been authorized and reserved for issuance pursuant to the Company Equity Incentive Plan, subject to adjustment on the terms set forth in the Company Equity Incentive Plan, (v) no stock options, warrants, rights, performance shares, performance share units, "phantom" stock, convertible or exchangeable securities or similar securities rights that are derivative of, or provide economic rights based, directly or indirectly, on the value or price of, any capital stock or other voting securities or ownership interests in the Company or any Company Subsidiary (other than the restricted stock units disclosed in clause (iii) and the Partnership OP Units disclosed in clause (vi)) with respect to the Company Common Stock were outstanding, and (vi) 3,269,556 shares of Company Common Stock were reserved for issuance upon redemption of Partnership OP Units. As of the date of this Agreement, the Company had no shares of Company

Common Stock reserved for issuance other than as described above. Since August 31, 2016, the Company has not issued any shares of Company Common Stock, any share of Company Preferred Stock or any restricted stock unit or other equity awards. All issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

        (b)   The Company has no outstanding bonds, debentures, notes or other obligations or securities the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter (whether together with such stockholders or as a separate class).

        (c)    Section 4.3(c)    of the Company Disclosure Schedule sets forth a true, complete and correct list of the RSU Awards granted under the Company Equity Incentive Plan, including the name of the Person to whom such RSU Awards have been granted, the number of shares of Company Common Stock subject to each RSU Award, the date on which such RSU Award was granted and the terms for vesting such RSU Award. All shares of Company Common Stock to be issued pursuant to any RSU Award shall be, when issued, duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights. As of August 31, 2016, there were 143,458 RSU Awards outstanding. Other than the RSU Awards set forth on Section 4.3(c) of the Company Disclosure Schedule there are no other equity-based awards or other rights with respect to shares of the Company's Common Stock issued and outstanding under the Company Equity Incentive Plan. All RSU Awards were (i) granted, accounted for, reported and disclosed in accordance with applicable Law and accounting rules, (ii) granted in accordance with the terms of the Company Equity Incentive Plan, and (iii) documented with an agreement or award document, a true, complete and correct copy of which has been made available to Parent on the Company Datasite, without deviation or amendment, modification or supplement in any material respect. The treatment of the RSU Awards contemplated in Section 3.1(f) complies with the terms of the Company Equity Incentive Plan and applicable award agreements.

        (d)   Except as set forth in Section 4.3(d) of the Company Disclosure Schedule, as of the date of this Agreement, there are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

        (e)   Except as set forth in Section 4.3(e) of the Company Disclosure Schedule, as of the date of this Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem, exchange, convert or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Company or any Company Subsidiary.

        (f)    Except as set forth in Section 4.3(f) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

        (g)   The Company does not have a "poison pill" or similar stockholder rights plan.

        (h)   Except as set forth above, there are no (i) voting trusts, proxies or other similar agreements or understandings to which the Company or any Company Subsidiary was bound with respect to the voting of any shares of capital stock of the Company or Company Subsidiaries, or (ii) contractual obligations or commitments of any character to which the Company or any Company Subsidiary was a party or by which the Company or any Company Subsidiary was bound restricting the transfer of, or requiring the registration for the sale of, any shares of capital stock of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has granted any pre-emptive rights, anti-dilutive rights, or rights of first refusal or similar rights with respect to any of its capital stock or other equity interests.

        (i)    All dividends or other distributions on the shares of Company Common Stock and any material dividends or other distributions on any securities of any Company Subsidiary which have been authorized and declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

        (j)    The Company is the sole general partner of the Partnership. As of August 31, 2016, the Company owned, directly and indirectly, 83.8% of the Partnership OP Units. As of August 31, 2016, the Partnership's Limited Partners, as defined in the Partnership Agreement (not including the Partnership OP Units held by the Company), owned 16.2% of the Partnership OP Units. Section 4.3(j) of the Company Disclosure Schedule sets forth a true, correct and complete list of the holders of all Partnership OP Units, such holder's most recent address and the exact number and type (e.g., general, limited, etc.) of Partnership OP Units held. There are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate the Partnership to issue, transfer or sell any partnership interests of the Partnership. Except as set forth in Section 4.3(j) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Partnership to repurchase, redeem or otherwise acquire any partnership interests of the Partnership. Except as set forth in Section 4.3(j) of the Company Disclosure Schedule, the partnership interests owned by the Company and, to the knowledge of Company, the partnership interests owned by the Partnership's Limited Partners (as defined in the Partnership Agreement), are subject only to the restrictions on transfer set forth in the Partnership Agreement and those imposed by applicable Securities Laws (as defined below). Since August 31, 2016, the Partnership has not issued any Partnership OP Units.

        Section 4.4    Subsidiary Interests.    All issued and outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Company Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. There are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate any Company Subsidiary (other than the Partnership OP Units disclosed pursuant to Section 4.3 hereof) to issue, transfer or sell any interests with respect to any Company Subsidiary. Except for the Partnership OP Units identified in Section 4.3(j) of the Company Disclosure Schedule as being owned by a holder other than the Company, all issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly or indirectly by the Company free and clear of all liens, pledges, security interests, claims, call rights, options, right of first refusal, rights of first offer, agreements, limitations on the Company's or any Company Subsidiary's voting rights, charges or other encumbrances of any nature whatsoever.

        Section 4.5    Other Interests.    Except for the interests in the Company Subsidiaries set forth in Section 4.1(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities or cash equivalents).

        Section 4.6    Consents and Approvals; No Violations.    Except as set forth in Section 4.6 of the Company Disclosure Schedule, subject to receipt of the Company Stockholder Approval, and except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, state securities or state "blue sky" Laws, and (b) for filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT, and the filing of the Company Merger Certificate and the Partnership Merger Certificate with the DSOS, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company and the Partnership of the transactions contemplated hereby or compliance by the Company or the Company Subsidiaries with any of the provisions hereof will (i) conflict with or result in any breach or violation of any provision of the organizational documents of the Company or any Company Subsidiary, (ii) require any filing by the Company or any Company Subsidiary with, notice to, or permit, authorization, consent or approval of, any

Governmental Authority, except (A) the filing with the SEC of (I) the Joint Proxy Statement in preliminary and definitive form and of a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Company Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included (together with any amendments or supplements thereto, the "Form S-4"), and declaration and effectiveness of the Form S-4, and (II) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (B) as may be required under the rules and regulations of the NYSE MKT LLC, and (C) such filings as may be required in connection with Transfer Taxes, (iii) require any consent or notice under, result in a violation or breach by the Company or any Company Subsidiary of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, give rise to any right of purchase, first offer or forced sale, result in the triggering of any payment or result in the creation of any lien or other encumbrance on any property or asset of the Company or any of the Company Subsidiaries pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, permit, franchise or other instrument or obligation or Material Contract to which the Company or any Company Subsidiary is a party or by which it or any of its respective properties or assets may be bound, or (iv) violate or conflict with any Law applicable to the Company or any Company Subsidiary or any of its respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate, (A) have, or reasonably be expected to prevent or materially delay consummation of the Mergers, (B) otherwise prevent or materially delay performance by the Company or the Partnership of its material obligations under this Agreement or (C) have, or reasonably be expected to have, a Company Material Adverse Effect.

        Section 4.7    Compliance with Applicable Laws.    Since January 1, 2014, none of the Company or any Company Subsidiary has been, or is in, violation of, or has been given written notice of or been charged with any violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound (except for Laws addressed in Section 4.12, Section 4.13 or Section 4.21, which shall be governed solely by such Sections), except for any such violations that have been cured, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except for the Permits (as defined below) that are the subject of Section 4.12 and Section 4.13, which are addressed solely in those Sections, the Company and each Company Subsidiary has all permits, authorizations, approvals, registrations, certificates, orders, waivers, clearances and variances (each, a "Permit") necessary to conduct the Company's or a Company Subsidiary's business, as applicable, substantially as it is being conducted as of the date hereof, except in each case as would not reasonably be likely to have a Company Material Adverse Effect. To the Company's Knowledge, none of the Company or any Company Subsidiary has received written notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business.

        Section 4.8    SEC Reports, Financial Statements and Internal Controls.

        (a)   The Company has made available to Parent on the Company Datasite complete and correct copies of all written correspondence between the SEC and the Company. Except as set forth in Section 4.8(a) of the Company Disclosure Schedule, each of the Company Parties has, since October 23, 2015, filed with or otherwise furnished to (as applicable) the SEC on a timely basis all reports, schedules, forms, registration statements, definitive proxy statements and other documents required to be filed or furnished by it under the Exchange Act or the Securities Act (the "Securities Laws"), together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act") (such documents, together with any documents and information incorporated therein by reference, collectively, the "Company SEC Reports"), all of which were prepared in all material respects in accordance with the requirements of the Securities Laws applicable to "Emerging Growth Companies" (as such term is defined in the Securities Act). At all times since the initial confidential submission of the registration statement on Form S-11 in connection with the Company's initial public offering, the Company has satisfied and satisfies all requirements to qualify as an "Emerging Growth Company" as defined in the Securities Act. Except for matters relating to open comment letters with the SEC as set forth in Section 4.8(a) of the Company Disclosure Schedule, as of their respective dates, the Company SEC Reports (other than preliminary materials) (a) complied (or with respect to Company SEC Reports filed after the date hereof, will comply) as to form in all material respects with the requirements of the Securities Laws applicable to Emerging Growth Companies and (b) at the time of filing or being furnished (or effectiveness in the case of registration statements) did not (or with respect to Company SEC Reports filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Company SEC Reports filed or furnished and publicly available prior to the date of this Agreement and provided that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of the Company or the Partnership. Neither the Company nor the Partnership has any outstanding and unresolved comments from the SEC with respect to the Company SEC Reports. Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of the Company and the Company Subsidiaries for the periods set forth therein, in each case in accordance with GAAP and the applicable rules, accounting requirements and regulations of the SEC consistently applied during the periods involved, except to the extent such financial statements have been modified or superseded by later Company SEC Reports, and except, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act and pursuant to Sections 13 or 15(d) of the Exchange Act and for normal year-end audit adjustments which would not be material in amount or effect. No Company Subsidiary is required to file any form or report with the SEC.

        (b)   Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate of the Company or any Company Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company, any Company Subsidiary or such Company's or Company Subsidiary's audited financial statements or other Company SEC Reports.

        (c)   Except as disclosed in the Company SEC Reports or as set forth in Section 4.8(c) of the Company Disclosure Schedule, there are no liabilities of the Company or any Company Subsidiary of a nature that would be required under GAAP to be set forth on the financial statements of the Company or the notes thereto, other than liabilities (i) adequately provided for on the balance sheet of the Company dated as of June 30, 2016 (including the notes thereto) as required by GAAP, (ii) incurred under this Agreement or in connection with the transactions contemplated hereby, (iii) that will be discharged or paid in full prior to the Closing Date, or (iv) incurred in the ordinary course of business, consistent with past practice, subsequent to June 30, 2016.

        (d)   Since the end of the Company's most recent audited fiscal year, there have been no significant deficiencies or material weakness in the Company's internal control over financial reporting (whether or not remediated) and no change in the Company's internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting. The Company is not aware of any change in its internal control over financial reporting that has occurred during its most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting. Since October 23, 2015, (x) the Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to the Company and required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure, (y) to the Company's Knowledge, such disclosure controls and procedures are effective in timely alerting the principal executive officer and principal financial officer of the Company to material information relating to the Company required to be included in the reports the Company is required to file under the Exchange Act, and (z) the Company's principal executive officer and its principal financial officer have disclosed to the Company's independent registered public accounting firm and the audit committee of the Company Board (and made summaries of such disclosures available to Parent) (A) all known significant deficiencies and material weaknesses in the design or operation of the Company's internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information, and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. As of the date of this Agreement, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, complete and correct in all material respects.

        Section 4.9    Litigation.    Except as set forth in the Company SEC Reports or in Section 4.9 of the Company Disclosure Schedule, (a) there is no Action pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, and (b) neither the Company nor any Company Subsidiary nor any of the Company Properties is subject to any outstanding order, writ, judgment, injunction, stipulation, award or decree of any Governmental Authority which, in the case of (a) or (b), individually or in the aggregate, (i) would reasonably be expected to prevent or materially delay the consummation of the Mergers, (ii) otherwise would reasonably be expected to prevent or materially delay performance by the Company of any of its material obligations under this Agreement, or (iii) have, or would reasonably be expected to have, a material adverse impact on the Company or any of its Subsidiaries or any of the Company Properties.

        Section 4.10    Absence of Certain Changes.    Except as expressly contemplated by this Agreement or as disclosed in the Company SEC Reports or in Section 4.10 of the Company Disclosure Schedule, from January 1, 2016 through the date hereof, the Company and the Company Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practice and there has not been: (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than the regular quarterly dividends to be paid to holders of Company Common Stock); (b) any material commitment, contractual obligation (including, without limitation, any management or franchise agreement or any lease (capital or otherwise)), borrowing, liability, guaranty, capital expenditure or transaction (each, a

"Commitment") entered into by the Company or any of the Company Subsidiaries outside the ordinary course of business except for Commitments for expenses of attorneys, accountants, investment bankers and other services incurred in connection with the Mergers; (c) any material change in the Company's accounting principles, practices or methods except insofar as may have been required by a change in GAAP; or (d) any Event that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.11    Taxes.

        (a)   Except as set forth in Section 4.11(a) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries (a) has timely filed (or had filed on their behalf) all U.S. federal and state income and all other material Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Authority) and (b) has timely paid (or had timely paid on their behalf) all U.S. income and all other material Taxes required to be paid by it, other than Taxes being contested in good faith and for which adequate reserves have been established in the Company's most recent financial statements contained in the Company SEC Reports.

        (b)   The Company (i) for all taxable years commencing with January 1, 2012 through December 31, 2015 has been subject to taxation as a "real estate investment trust" (a "REIT") within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since December 31, 2015 to the date hereof, and will continue to operate until the Closing, in such a manner as to permit it to continue to qualify as a REIT, and (iii) has not taken or omitted to take any action that would reasonably be expected to result in a successful challenge by the IRS or any other Governmental Authority to its status as a REIT.

        (c)   Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns. True, correct and complete copies of all federal and state income Tax Returns for the Company and each Company Subsidiary with respect to the taxable years commencing on or after January 1, 2012 have been made available to representatives of Parent on the Company Datasite.

        (d)   Except as set forth in Section 4.11(d) of the Company Disclosure Schedule no deficiencies for any Taxes have been asserted or assessed in writing against the Company or any of the Company Subsidiaries as of the date of this Agreement, and no requests for waivers of the time to assess any such Taxes are pending.

        (e)   Except as set forth in Section 4.11(e) of the Company Disclosure Schedule, the Company does not directly or indirectly hold any asset the disposition of which would subject it to tax on built-in gain pursuant to IRS Notice 88-19, Section 1.337(d)-7 of the Treasury Regulations, or any other temporary or final regulations issued under Section 337(d) of the Code or any elections made thereunder.

        (f)    No entity in which the Company directly or indirectly owns an interest is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a "qualified REIT subsidiary" within the meaning of Section 856(i)(2) of the Code ("Qualified REIT Subsidiary") or a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code ("Taxable REIT Subsidiary"). Section 4.11(f) of the Company Disclosure Schedule sets forth a true, correct and complete list of each entity in which the Company directly or indirectly owns an interest and the U.S. federal income tax status of such entity as a Qualified REIT Subsidiary, Taxable REIT Subsidiary, "partnership" or entity disregarded from its owner. No entity in which the Company directly or indirectly owns an interest is a "publicly traded partnership" taxable as a corporation under of Section 7704(b) of the Code.

        (g)   Taking into account all distributions to be made by the Company prior to the Company Merger Effective Time, the Company will have distributed cash to its stockholders in its taxable year ending with the Company Merger in an amount equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code in respect of its taxable year ending with the Company Merger, and the Company will not be subject to Tax under Sections 857(b) or 4981 of the Code in respect of its taxable year ending with the Company Merger.

        (h)   Except as set forth on Section 4.11(h) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary (other than a Taxable REIT Subsidiary of the Company) has engaged at any time in any "prohibited transactions" within the meaning of Section 857(b)(6) of the Code. Neither the Company nor any Company Subsidiary has engaged in any transaction that would give rise to "redetermined rents", "redetermined deductions", "excess interest" or "redetermined TRS service income", in each case as defined in Section 857(b)(7) of the Code.

        (i)    (i) There are no audits, investigations by any Governmental Authority or other proceedings ongoing or, to the knowledge of the Company, threatened with regard to any material Taxes or Tax Returns of the Company or any Company Subsidiary; (ii) except as set forth in Section 4.11(i) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); and (iii) neither the Company nor any Company Subsidiary has requested or received a ruling from, or requested or entered into a binding agreement with, the IRS or other Governmental Authorities relating to Taxes.

        (j)    Beginning with its taxable year commencing January 1, 2012, the Company and the Company Subsidiaries have not incurred any liability for Taxes under Sections 857(b)(1), 860(c), 337(d) (and the Treasury Regulations thereunder) or 4981 of the Code which have not been previously paid.

        (k)   The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

        (l)    There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

        (m)  There is no Tax allocation or sharing agreement or similar arrangement with respect to which the Company or any Company Subsidiary is a party (other than customary arrangements under commercial contracts or borrowings entered into in the ordinary course of business). There are no Tax Protection Agreements to which the Company, any Company Subsidiary or any other entity in which the Company or a Company Subsidiary has an interest is directly or indirectly subject. For purposes of this Agreement, "Tax Protection Agreement" means any agreement pursuant to which a Person has agreed to (i) maintain a minimum level of debt, continue a particular debt or allocate a certain amount of debt to a particular Person, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner, in each case for Tax reasons.

        (n)   Neither the Company nor any Company Subsidiary is a party to any "reportable transaction" as such term is used in the Treasury regulations under Section 6011 of the Code.

        (o)   Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any

Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

        (p)   The Company has no Knowledge of any prior or current ownership of the Company's Common Stock (through the date hereof) that would prevent the Company from qualifying as a "domestically controlled qualified investment entity" within the meaning of Section 897(h)(4)(B) of the Code.

        (q)   Neither the Company nor any of the Company Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

        (r)   Neither the Company nor any of the Company Subsidiaries has participated in any transaction intended to qualify as an exchange subject to Section 1031(a)(1) of the Code that has not been completed, nor will the Company or any of the Company Subsidiaries participate in any such transaction that will not be completed prior to the Mergers

        (s)   This Section 4.11 contains the sole and exclusive representations and warranties of the Company Parties with respect to Taxes and Tax matters (other than those matters described in Section 4.6, Section 4.8 and Section 4.14) .

        Section 4.12    Properties.

        (a)   Except as set forth in Section 4.12(a)(i) of the Company Disclosure Schedule, the Company or one of Company Subsidiaries owns good, valid, insurable and marketable fee simple title to each of the real properties identified in Section 4.12(a)(i) of the Company Disclosure Schedule and a good and valid leasehold interest in each of the real properties identified in Section 4.12(a)(ii) (collectively, the "Company Properties"), which are all of the real estate properties owned or leased by them. In each case, except as provided below, such Company Properties are owned or leased, as the case may be, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances"), except for (i) liens for taxes or other governmental charges, assessments or levies that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required by GAAP), (ii) statutory landlord's, mechanic's, carrier's, workmen's, repairmen's or other similar liens arising or incurred in the ordinary course of business consistent with past practice that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required by GAAP), or that are not otherwise material, (iii) Encumbrances disclosed in the public records or in existing title policies that were made available to Parent on the Company Datasite prior to the date hereof, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of such real property, and (iv) other Encumbrances that do not, and would not reasonably be expected to, materially impair or interfere with the marketability, value or use and enjoyment of any such real property (as such property is currently being used or, with respect to any development properties, intended to be used). Section 4.12(a)(iii) of the Company Disclosure Schedule sets forth all easements and similar contractual rights granted by, or in favor of, the Company or any Company Subsidiary, to access or use the property (including water rights (including with respect to wells)) by the Company, a Company Subsidiary or another Person, as applicable.

        (b)   Section 4.12(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the real property which, as of the date of this Agreement, is under contract to be purchased by the Company or a Company Subsidiary after the date of this Agreement or that is required under a binding contract to be leased or subleased by the Company or a Company Subsidiary as lessee or sublessee after the date of this Agreement. Except as set forth on Section 4.12(b) of the Company Disclosure Schedule, there are no real properties that either the Company or any Company Subsidiary is obligated to buy, lease or sublease at some future date.

        (c)   Policies of title insurance (each, a "Company Title Insurance Policy") have been issued insuring, as of the effective date of each Company Title Insurance Policy, the Company's or the applicable Company Subsidiary's applicable fee simple title to or leasehold interest in each Company Property, subject to the matters disclosed on the Company Title Insurance Policies. The Company has made available to Parent on the Company Datasite all current Company Title Insurance Policies insuring the Company's or the applicable Company Subsidiaries' fee simple title to Company Properties or leasehold interest in any property leased by the Company or any Company Subsidiary and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy by the Company or any Company Subsidiary.

        (d)   Except as set forth in Section 4.12(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received notice of any violation of any Law or requirement (including any agreement, easement or other right an unlimited duration that is necessary to permit the lawful use of the Company Properties) affecting any of the Company Properties issued by any Governmental Authority which have not been cured, contested in good faith or which violations would not, individually, or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

        (e)   Except as provided for in Section 4.12(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any notice to the effect that (i) any condemnation or rezoning proceedings are pending or, to the Company's Knowledge, threatened with respect to any of the Company Properties, that would interfere in any material manner with the current use (or with respect to development properties, the future intended use) of the Company Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the operations of such Company Properties (assuming (other than in connection with development properties) its continued use in the manner it is currently operated), or (ii) any Laws including, without limitation, any zoning regulation or ordinance, building or similar Law, code, ordinance, order or regulation has been violated (and remains in violation) for any Company Property.

        (f)    Section 4.12(f)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of each lease, sublease, or other right of occupancy that the Company or the Company Subsidiaries are party to as landlord with respect to each of the applicable Company Properties (the "Company Leases"). The Company has made available to Parent on the Company Datasite, true, correct and complete copies of all Company Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof. Except as set forth in Section 4.12(f)(ii) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary, on the one hand, nor, to the Knowledge of the Company, any other party, on the other hand, is in default under any Company Lease, other than any default that would not have, and would not reasonably be expected to have, a material adverse effect on any Company Property. The Company has not received any notice from a tenant under a Company Lease cancelling or terminating such Company Lease prior to the end of the current term, and neither the Company nor any Company Subsidiary has received a notice of any insolvency or bankruptcy proceeding involving any tenant under a Company Lease. No option has been exercised under any of the Company Leases, except options whose exercise has been evidenced by a written document as described in Section 4.12(f)(iii) of the Company Disclosure Schedule.

        (g)   Except as set forth in Section 4.12(g) of the Company Disclosure Schedule and except for any statutory rights or options to occupy or purchase any Company Property in favor of a Governmental Authority, neither the Company nor any of the Company Subsidiaries has granted any unexpired option agreements, rights of first offer or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of any Persons to purchase or otherwise acquire a Company Property or any portion thereof or entered into any contract for sale or letter of intent to sell any Company Property or any portion thereof.

        (h)   Section 4.12(h) of the Company Disclosure Letter lists the parties currently providing third-party property management services to the Company or a Company Subsidiary and the names of the Company Properties currently managed by each such party.

        (i)    The Company Properties (i) are supplied with electrical and natural gas utilities as reasonably required for their continued operation as they are now being operated, (ii) are, to the Company's Knowledge, in good working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to Parent, and (iii) are, to the Company's Knowledge, adequate and suitable for the purposes for which they are presently being used.

        (j)    To the Company's Knowledge, the Company has sufficient rights to (and the Company Properties have sufficient access to) water for each Company Property to continue to operate in a manner that such Company Property is currently being operated (or, with respect to development properties, as such Company Property is intended to be used and operated), excluding (i) to the extent affected by any necessary work on wells or related structures that the Company has disclosed in Section 6.1 of the Company Disclosure Schedule as planned capital expenditures, and (ii) any environmental factors and any changes in laws or regulations occurring after the twelve (12) month anniversary of the date hereof that are outside the control of the Company.

        (k)   To the Company's Knowledge, each of the Company Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

        (l)    For each of the Company Properties, the Company has made available to Parent on the Company Datasite, true, correct and complete copies of the following: (i) all documents directly evidencing a water right, (ii) all water delivery contracts, (iii) all water allocation documentation, (iv) all documentation confirming taxes or assessments paid to a mutual water company, an irrigation district, or some other kind of water district, and (v) all permits or licenses issued by the California State Water Resources Control Board or the applicable state Governmental Authority in which the applicable Company Property is located evidencing a water right. To the Company's Knowledge, all such documents are (i) if contracts, valid, binding and enforceable obligations of the counterparties thereto, and (ii) if permits, licenses, easements or similar property right, in full force and effect on the terms thereof, and, in each case, to the Company's Knowledge, there are no breaches, violations or defects in such contracts, permits, licenses, easements or similar property rights that would impair the Company's rights thereunder.

        Section 4.13    Environmental Matters.

        (a)   Section 4.13 of the Company Disclosure Schedule sets forth a true, correct and complete list of all environmental reports related to the environmental condition of the Company Properties in the Company's possession, each of which has been made available to Parent on the Company Datasite prior to the date hereof.

        (b)   The Company and the Company Subsidiaries (i) are in compliance in all material respects with all Environmental Laws, and (ii) are in compliance in all material respects with their respective Environmental Permits.

        (c)   None of the Company, any Company Subsidiary or, to the Company's Knowledge, any other Person has received any notice alleging that (i) the Company or any Company Subsidiary may be in violation of or there be any administrative or judicial enforcement proceeding pending, or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary under any Environmental Law; or (ii) that the Company or any Company Subsidiary may be potentially responsible under any Environmental Law for costs of response or for damages to natural resources, as those terms are defined under the Environmental Laws, at any location.

        (d)   None of the Company, any Company Subsidiary or, to the Company's Knowledge, any other Person, has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials that would be reasonably likely to result in (i) a requirement under any Environmental Laws for the Company or any Company Subsidiary to perform a response action or (ii) material liability for the Company and any Company Subsidiary under the Environmental Laws, and, to the Company's Knowledge, no investigation, litigation or other proceeding is pending or threatened in writing with respect to clauses (i) and (ii).

        (e)   Since January 1, 2012, none of the Company, any Company Subsidiary or, to the Company's Knowledge, any other Person has (i) assumed, by contract or, to the Company's Knowledge, by operation of Law, any material liability under any Environmental Law or relating to any Hazardous Materials or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any material liability under any Environmental Law or relating to any Hazardous Materials or (ii) released Hazardous Materials on any real property owned, leased or operated by the Company or the Company Subsidiaries, except as would not reasonably be expected to have a material adverse effect on any Company Property.

        (f)    Notwithstanding any other provision of this Agreement, other than Section 4.6, Section 4.8, Section 4.9, Section 4.12(e) and Section 4.22, this Section 4.13 contains the exclusive representations and warranties of the Company Parties with respect to Environmental Laws, Hazardous Materials or other environmental matters.

        Section 4.14    Employee Benefit Plans.

        (a)   Section 4.14(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of every material employee benefit plan, within the meaning of ERISA Section 3(3) (whether or not subject to ERISA), and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan that is currently maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any Company Subsidiary or under which the Company or any Company Subsidiary would have any liability (contingent or otherwise) ("Company Employee Programs"). Each Company Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder and, to the Company's knowledge, no event has occurred and no condition exists that could reasonably be expected to result in the revocation of any such determination.

        (b)   With respect to each Company Employee Program, the Company has provided, or made available, to Parent on the Company Datasite (if applicable to such Company Employee Program): (i) all documents embodying or governing such Company Employee Program, and any funding medium for the Company Employee Program (including, without limitation, trust agreements); (ii) the most recent IRS determination or opinion letter with respect to such Company Employee Program under Code Section 401(a); (iii) the most recently filed IRS Forms 5500; (iv) the summary plan description for such Company Employee Program (or other descriptions of such Company Employee Program provided to employees) and all modifications thereto; and (v) any insurance policy related to such Company Employee Program.

        (c)   Each Company Employee Program has been administered in accordance with the requirements of applicable Law, including, without limitation, ERISA and the Code, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and is being administered and operated in all material respects in accordance with its terms. No Company Employee Program or any other employee benefit plan maintained, sponsored or contributed to by the Company or any ERISA Affiliate now or at any time within the previous six years is subject to Title IV of ERISA or is a multiemployer plan, within the meaning of ERISA Section 3(37).

        (d)   Full payment has been made, or otherwise properly accrued on the books and records of the Company and any Company Subsidiary, of all amounts that the Company and any Company Subsidiary are required under the terms of the Company Employee Programs to have paid as contributions to such Company Employee Programs on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company through the Closing Date.

        (e)   Neither the Company, any Company Subsidiary or any person appointed or otherwise designated to act on behalf of the Company or any Company Subsidiary, has engaged in any transactions in connection with any Company Employee Program that could reasonably be expected to result in the imposition of a material penalty or pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the Code.

        (f)    No material liability or Action has been made, commenced or, to the knowledge of the Company, threatened with respect to any Company Employee Program (other than for benefits payable in the ordinary course of business).

        (g)   Except as set forth in Section 4.14(g) of the Company Disclosure Schedule, no Company Employee Program provides for medical benefits (other than under Section 4980B of the Code or pursuant to state health continuation laws) to any current or future retiree or former employee.

        (h)   Except as set forth in Section 4.14(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Company Merger will (either alone or together with any other event) (i) entitle any current or former employee or other service provider of the Company or a Company Subsidiary to severance pay, unemployment compensation or forgiveness of indebtedness, or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation, requirement or restriction pursuant to any Company Employee Program, or (ii) result in any payment or benefit to any person which would constitute an "excess parachute payment" (within the meaning of Section 280G of the Code) or not be deductible under Section 280G of the Code. There is no written or unwritten contract, plan or arrangement by which the Company or any Company Subsidiary are bound to gross up or otherwise indemnify or compensate any individual for excise or other Taxes payable pursuant to Section 4999 of the Code or Section 409A of the Code.

        Section 4.15    Labor and Employment Matters.

        (a)   Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between the Company, or any of the Company Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries relating to their business. To the Company's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries.

        (b)   Except as set forth in Section 4.15(b)(i) of the Company Disclosure Schedule, there are no proceedings pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries in any forum by or on behalf of any present or former employee of the Company or any of the Company Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any of the Company Subsidiaries in connection with the employment relationship. Except as set forth in Section 4.15(b)(ii) of the Company Disclosure Schedule, there are no such proceedings which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 4.16    No Brokers.    Other than with Citigroup Global Markets Inc. and Raymond James & Associates, Inc., which the Company has retained as its financial advisors in connection with the Mergers, and Pearson Realty, which the Company retained as a broker in connection with the sale of that certain real property commonly known as Hawk Creek Ranch, neither the Company nor any of the Company Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of such entity or any of the Buyer Parties to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Mergers.

        Section 4.17    Opinions of Financial Advisors.    The Company Board has received (i) the opinion of Citigroup Global Markets Inc. to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to holders of Company Common Stock and (ii) the opinion of Raymond James & Associates, Inc. to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the consideration to be received by holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.

        Section 4.18    Vote Required.    The affirmative vote of the holders of a majority of the shares of outstanding Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company or any Company Subsidiary, necessary to approve the Mergers and, to the extent such stockholder approval is required, the other transactions contemplated by this Agreement (the "Company Stockholder Approval"). The Company, as the sole general partner of the Partnership, has approved this Agreement and the Partnership Merger, and such approval is the only approval necessary for the approval of this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement by, or on behalf of, the Partnership.

        Section 4.19    Company Material Contracts.

        (a)   Except as set forth in Section 4.19(a) of the Company Disclosure Schedule, the Company SEC Reports set forth a true, correct and complete list of all Company Material Contracts as of the date hereof. Except as set forth in Section 4.19(a) of the Company Disclosure Schedule, each Company Material Contract is legal, valid, binding and enforceable on the Company and each Company Subsidiary that is a party thereto, and, to the Company's Knowledge, on each other Person party thereto, and is in full force and effect except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

        (b)   Except as set forth in Section 4.19(b)(i) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is in violation of, or in default under (nor (i) does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract to which it is a party or by which any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect, nor will the consummation of the Mergers result in any third party having any right of termination, amendment, acceleration, or cancellation of or loss or change in a material benefit under any Company Material Contract, except for such termination, amendments, accelerations, cancellations, losses or changes in a material benefit that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received written, or to the Knowledge of the Company, oral notice of any material violation of, or material default under, any Company Material Contract, except as set forth in Section 4.19(b)(ii) of the Company Disclosure Schedule.

        (c)   Except for any of the following identified in the Company SEC Reports, Section 4.19(c) of the Company Disclosure Schedule sets forth (x) a true, correct and complete list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which the Company or any Company Subsidiary has outstanding any Indebtedness, other than Indebtedness payable to the Company or a Company Subsidiary, and (y) the respective principal amounts, interest amounts and other penalties and premiums outstanding thereunder as of the date hereof.

        Section 4.20    Related Party Transactions.    Except as set forth in Section 4.20 of the Company Disclosure Schedule or in the Company SEC Reports filed and publicly available through and including the date of this Agreement or as permitted by this Agreement, from October 23, 2015 through the date of this Agreement, there have been no transactions or contracts between the Company or any Company Subsidiary, on the one hand, and any Affiliates (other than Company Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

        Section 4.21    Intellectual Property.

        (a)   Neither the Company nor any Company Subsidiary (i) owns any registered trademarks, patents or copyrights, (ii) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (iii) is a party to any licenses, contracts or agreements with respect to use by the Company or any Company Subsidiary of any trademarks or patents.

        (b)   To the Knowledge of the Company, the conduct of the business of Company and the Company Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party.

        (c)   To the Knowledge of the Company, no third party is currently misappropriating, infringing or otherwise violating any Intellectual Property rights of Company or any Company Subsidiary and the Company has not received any written allegations to that effect.

        (d)   Except as set forth in Section 4.21(d) of the Company Disclosure Schedule or as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of Company and the Company Subsidiaries as it is currently conducted, provided, however, that the foregoing representation and warranty in this Section 4.21(d) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation, or violation of any Intellectual Property rights (which is addressed in Section 4.21(a).

        (e)   This Section 4.21 contains the exclusive representations and warranties of the Company Parties with respect to intellectual property matters.

        Section 4.22    Insurance.    Except as set forth on Section 4.22 of the Company Disclosure Schedule, the Company and the Company Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance) and which the Company believes are adequate for the operation of its business and the protection of its assets. There is no claim by the Company or any Company Subsidiary pending under any such insurance policies which (a) has been denied or disputed by the insurer or (b) would have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid and the Company and the Company Subsidiaries are in compliance in all material respects with the terms of such insurance policies, and no written notice of cancellation or termination has been received by the Company with respect to any such insurance policy other than in connection with ordinary course renewals.

        Section 4.23    Definition of Company Knowledge.    As used in this Agreement, the phrase "to the knowledge of the Company" or any similar phrase means the actual knowledge, after reasonable inquiry (including, without limitation, reasonable inquiry of representatives of the Persons identified in Section 4.23(a) of the Company Disclosure Schedule with respect to only Section 4.7 (to the extent related to Company Properties), Section 4.9 (to the extent related to Company Properties), Section 4.12 and Section 4.13 of this Agreement), of those Persons identified in Section 4.23(b) of the Company Disclosure Schedule.

        Section 4.24    Information Supplied.    None of the information supplied or to be supplied by or on behalf of the Company and the Partnership for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement will (a) in the case of the Form S-4, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Joint Proxy Statement, on the date such Joint Proxy Statement is first mailed to the Company's stockholders or Parent's stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, or at the time that the Form S-4 is declared effective or at the Company Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. At each of the times described in the preceding sentence, the Form S-4 and the Joint Proxy Statement will (with respect to the Company, its officers and directors and the Company Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Laws. No representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of the Company or the Partnership.

        Section 4.25    No Payments to Employees, Officers or Directors.    Except as set forth in Section 4.25 of the Company Disclosure Schedule, there is no employment or severance payment payable or other benefit due on a change of control or otherwise as a result of the consummation of the Mergers or any of the other transactions contemplated hereby, with respect to any employee, officer, director of the Company or any Company Subsidiary.

        Section 4.26    Hart-Scott-Rodino Antitrust Improvements Act.    The aggregate fair market value of the nonexempt assets of the Company and the Company Subsidiaries is less than $78.2 million.

        Section 4.27    No Other Representations or Warranties

        Except for the representations and warranties made by the Company and the Partnership in this Article IV, neither the Company, the Partnership or any of their respective Representatives makes any representations or warranties, and the Company and the Partnership hereby disclaim any other representations or warranties, with respect to the Company, the Partnership, the Company Subsidiaries, or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by the Company and the Partnership, notwithstanding the delivery or disclosure to Parent or its Representatives of any documentation or other information with respect to any one or more of the foregoing.

        Section 4.28    Investment Company Act.    None of the Company or any Company Subsidiary is, or at the Company Merger Effective Time will be, required to be registered under the Investment Company Act.

        Section 4.29    Takeover Statutes.    Each of the Company Parties has taken such actions and votes as are necessary on its part to render the provisions of any "fair price," "moratorium," "control share acquisition", the provisions contained in Subtitle 6 of Title 3 of the MGCL or any other anti-takeover statute or similar federal or state statute (the "Takeover Statutes") inapplicable to this Agreement, the Mergers and other transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

        Except as set forth (i) in the Parent SEC Reports (as defined herein) filed or furnished to the SEC as applicable, prior to the date hereof (excluding any risk factor disclosures contained in such documents under the heading "Risk Factors" and any disclosure of risks included in any "forward-looking statements" disclaimer or other statements that are cautionary, predictive or forward-looking in nature), which in no event shall be deemed to be an exception to or disclosure for purposes of any representation or warranty set forth in this Article V), and (ii) in the disclosure schedules of the Buyer Parties delivered at or prior to the execution hereof to the Buyer Parties (the "Parent Disclosure Schedule") (it being acknowledged and agreed that disclosure set forth in the Parent Disclosure Schedule shall qualify or modify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to such other Section is reasonably apparent from the text of the disclosure made; provided, that (x) nothing in the Parent Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Buyer Parties made herein and (y) no reference to or disclosure of any item or other matter in the Parent Disclosure Schedule shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to or disclosed in the Parent Disclosure Schedule or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Parent or any of the Parent Subsidiaries is a party exists or has actually occurred), each of Parent and Parent OP, jointly and severally, represent and warrant to the Company and the Partnership that:

        Section 5.1    Existence; Good Standing; Compliance with Law.

        (a)   Parent is a corporation duly formed, validly existing and in good standing under the Laws of the State of Maryland. Section 5.1(a)(i) of the Parent Disclosure Schedule lists the jurisdictions in which Parent is duly qualified or licensed to do business as a foreign corporation. Except as set forth in Section 5.1(a)(ii) of the Parent Disclosure Schedule, Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect. Parent has all requisite corporate power and authority to own, operate, lease, hold and encumber its properties and carry on its business as now conducted.

        (b)   A true, correct and complete list of each of the Parent's Subsidiaries (each a "Parent Subsidiary" and, collectively, the "Parent Subsidiaries"), together with the jurisdiction of organization, jurisdictions of foreign qualification, and Parent's direct or indirect ownership or other equity interest in each such Parent Subsidiary, is listed in Section 5.1(b) of the Parent Disclosure Schedule. Each of the Parent Subsidiaries is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Except as set forth in Section 5.1(b) of the Parent Disclosure Schedule, each Parent Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or licensing, except for jurisdictions in which such failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect. Each Parent Subsidiary has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Parent has no other Subsidiaries other than the Parent Subsidiaries.

        (c)   Except as set forth in Section 5.1(c) of the Parent Disclosure Schedule, neither Parent nor any of the Parent Subsidiaries is in violation of any Governmental Authority or arbitration board or tribunal, or has received any written notice that Parent or any of the Parent Subsidiaries is in violation of any Law to which the Company or any Parent Subsidiary or any of their respective properties or assets is subject, except where such violation, alone or together with all other violations, would not have, or reasonably be expected to have, a Parent Material Adverse Effect. Parent and the Parent Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable Law in connection with their businesses as now conducted, except where the failure to obtain any such license, permit or authorization or to take any such action, alone or together with all other such failures, would not have, or reasonably be expected to have, a Parent Material Adverse Effect.

        (d)   Parent has previously provided or made available to the Company on the Parent Datasite true, correct and complete copies of (i) the charter of Parent, as in effect on the date hereof (the "Parent Charter"), (ii) the amended and restated bylaws of Parent, as in effect on the date hereof (the "Parent Bylaws" and, together with the Parent Charter, the "Parent Governing Documents"), (iii) the certificate of limited partnership of Merger Partnership (the "Merger Partnership Certificate of Limited Partnership"), (iv) the agreement of limited partnership of Merger Partnership (the "Merger Partnership Agreement") and (v) the articles of incorporation or other charter or formation documents, bylaws, limited partnership and limited liability company agreements or other organizational documents of each of the Parent Subsidiaries (the "Parent Subsidiary Organizational Documents"), and in each such case, all amendments thereto of, each of the Parent Subsidiaries as in effect on the date of this

Agreement. Each of the Parent Charter, Parent Bylaws, Merger Partnership Agreement, Merger Certificate of Limited Partnership and the Parent Subsidiary Organizational Documents are in full force and effect, and neither Parent, Merger Partnership nor any of the Parent Subsidiaries is in violation of any of the provisions of such documents.

        Section 5.2    Authority.

        (a)   Parent has all requisite organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to receipt of the Parent Stockholder Approval, to consummate the transactions contemplated by this Agreement to which Parent is a party, including the Company Merger. The execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on behalf of Parent, subject, with respect to the Company Merger, to receipt of the Parent Stockholder Approval, and to the filing of the Articles of Merger with the SDAT and the filing of the Company Certificate of Merger with the DSOS, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or the Company Merger or to consummate the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof by Merger Partnership and each of the Company Parties, constitutes a valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

        (b)   The Parent Board at a duly held meeting, has, on behalf of Parent and in its capacity as the sole member of the sole general partner of Parent OP, by unanimous vote, (i) duly and validly authorized, adopted and approved the execution, delivery and performance of this Agreement, the Mergers and the other transactions contemplated by this Agreement, (ii) directed that the issuance of Parent Common Stock in the Company Merger (including Parent Common Stock issuable upon redemption of New OP Units issued in the Partnership Merger) be submitted for consideration at the Parent Stockholders Meeting, and (iii) resolved to recommend that the stockholders of Parent vote in favor of the issuance of Parent Common Stock in the Company Merger (including Parent Common Stock issuable upon redemption of New OP Units issued in the Partnership Merger) (the "Parent Recommendation") and to include such recommendation in the Joint Proxy Statement, subject to Section 7.4 hereof, and such resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way. No other action on the part of Parent is necessary to authorize this Agreement or to consummate the Mergers and the other transactions contemplated hereby or thereby.

        (c)   Merger Partnership has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which Merger Partnership is a party, including the Partnership Merger. The execution, delivery and performance by Merger Partnership of this Agreement and the consummation by Merger Partnership of the transactions contemplated hereby and thereby have been duly authorized by all necessary partnership action, and no other partnership proceedings or organizational action on the part of Merger Partnership are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, with respect to the Partnership Merger, to the filing of the Partnership Merger Certificate with the DSOS. This Agreement has been duly executed and delivered by Merger Partnership and, assuming the due authorization, execution and delivery hereof by the Parent and each of the Company Parties, constitutes a valid and legally binding obligation of the Partnership, enforceable against Partnership in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

        Section 5.3    Capitalization.

        (a)   The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share ("Parent Preferred Stock"). As of the close of business on August 31, 2016 (i) 14,036,198 shares of Parent Common Stock were issued and outstanding (including the Parent Restricted Stock set forth under Section 5.3(c)), (ii) no shares of Parent Preferred Stock were issued and outstanding, and (iii) 285,933 shares of Parent Common Stock were available for grant under Parent's Amended and Restated 2014 Equity Incentive Plan (the "Parent Equity Incentive Plan"). All issued and outstanding shares of the capital stock of Parent are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

        (b)   Parent has no outstanding bonds, debentures, notes or other obligations or securities the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for, securities having the right to vote) with the stockholders of Parent on any matter (whether together with such stockholders or as a separate class).

        (c)   Section 5.3(c) of the Parent Disclosure Schedule sets forth a true, complete and correct list of the shares of Parent's restricted Common Stock ("Parent Restricted Stock") granted under the Parent Equity Incentive Plan, including the name of the Person to whom such shares of Parent Restricted Stock have been granted, the date on which such shares of Parent Restricted Stock were granted and the terms for vesting such shares of Parent Restricted Stock. All shares of Parent Restricted Stock to be issued pursuant to the Parent Equity Incentive Plan have been duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights. As of August 31, 2016, there were 180,199 unvested shares of Parent Restricted Stock outstanding. Other than the shares of restricted stock set forth on Section 5.3(c) of the Parent Disclosure Schedule there are no other equity-based awards or other rights with respect to shares of the Parent's Common Stock issued and outstanding under the Parent Equity Incentive Plan.

        (d)   Except as set forth in Section 5.3(d) of the Parent Disclosure Schedule, as of the date of this Agreement, there are no agreements or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of any shares of capital stock of Parent or which restrict the transfer of any such shares, nor does Parent have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

        (e)   Except as set forth in Section 5.3(e) of the Parent Disclosure Schedule, as of the date of this Agreement, there are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem, exchange, convert or otherwise acquire any shares of capital stock, partnership interests or any other securities of Parent or any Parent Subsidiary.

        (f)    Except as set forth in Section 5.3(f) of the Parent Disclosure Schedule or in the Parent OP Partnership Agreement, neither Parent nor any Parent Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

        (g)   Parent is the sole member of the sole general partner of Parent OP. As of August 31, 2016, Parent owned 69.7% of the limited partnership interests in Parent OP. As of August 31, 2016, Parent OP GP owned 100% of the general partnership interests in Parent OP. As of August 31, 2016, Parent OP's Limited Partners, as defined in the Parent Partnership Agreement (not including the Parent OP Units held by Parent), owned 30.3% of the interests in Parent OP. Section 5.3(g) of the Parent Disclosure Schedule sets forth a true, correct and complete list of the holders of all Parent OP Units and Parent Preferred Units, such holder's most recent address and the exact number of Parent OP Units or Parent Preferred Units held. There are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate Parent Partnership to issue, transfer or sell any partnership interests of Parent OP. Except as set forth in Section 5.3(g) of the Parent Disclosure Schedule, there are no outstanding contractual obligations of Parent OP to repurchase, redeem or otherwise acquire any partnership interests of Parent OP. Except as set forth in Section 5.3(g) of the Parent Disclosure Schedule, the partnership interests owned by Parent and, to the knowledge of Parent, the partnership interests owned by the Parent OP's Limited Partners (as defined in the Parent Partnership Agreement), are subject only to the restrictions on transfer set forth in the Parent Partnership Agreement and those imposed by applicable Securities Laws (as defined below). Since March 2, 2016 and through the date hereof, Parent OP has not issued any Parent OP Units.

        (h)   Parent does not have a "poison pill" or similar stockholder rights plan.

        (i)    Except as set forth above, there are no (i) stock appreciation rights, performance shares, performance share units, contingent value rights, "phantom" stock or similar securities rights that are derivative of, or provide economic rights based, directly or indirectly, on the value or price of, any capital stock or other voting securities or ownership interests in Parent or any Parent Subsidiary, (ii) voting trusts, proxies or other similar agreements or understandings to which Parent or any Parent Subsidiary was bound with respect to the voting of any shares of capital stock of Parent or Parent Subsidiaries, or (iii) contractual obligations or commitments of any character to which the Parent or any Parent Subsidiary was a party or by which Parent or any Parent Subsidiary was bound restricting the transfer or, or requiring the registration for sale of, any shares of capital stock of Parent or any Parent Subsidiary. Neither Parent nor any Parent Subsidiary has granted any pre-emptive rights, anti-dilutive rights, or rights of first refusal or similar rights with respect to any of its capital stock or other equity interests.

        (j)    All dividends or other distributions on the shares of Parent Common Stock and any material dividends or other distributions on any securities of any Parent Subsidiary which have been authorized and declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable);

        Section 5.4    Subsidiary Interests.    All issued and outstanding shares of capital stock of each of the Parent Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Parent Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. There are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate any Parent Subsidiary (other than the Parent OP Units disclosed pursuant to Section 5.3 hereof) to issue, transfer or sell any interests of any Company Subsidiary. Except for the Parent OP Units identified in Section 5.3(g) of the Parent Disclosure Schedule as being owned by a holder other than Parent, all issued and outstanding shares or other equity interests of each Parent Subsidiary are owned directly or indirectly by Parent free and clear of all liens, pledges, security interests, claims, call rights, options, right of first refusal, rights of first offer, agreements, limitations on Parent's or any Parent Subsidiary's voting rights, charges or other encumbrances of any nature whatsoever.

        Section 5.5    Other Interests.    Except for the interests in the Parent Subsidiaries set forth in Section 5.1(b) of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities or cash equivalents).

        Section 5.6    Consents and Approvals; No Violations.    Except as set forth in Section 5.6 of the Parent Disclosure Schedule, subject to receipt of the Parent Stockholder Approval, and except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, state securities or state "blue sky" Laws, and (b) for filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT, and the filing of the Company Merger Certificate and the Partnership Merger Certificate

with the DSOS, none of the execution, delivery or performance of this Agreement by Parent and Parent OP, the consummation by Parent and Parent OP of the transactions contemplated hereby or compliance by Parent or the Parent Subsidiaries with any of the provisions hereof will (i) conflict with or result in any breach or violation of any provision of the organizational documents of Parent or any Parent Subsidiary, (ii) require any filing by Parent or any Parent Subsidiary with, notice to, or permit, authorization, consent or approval of, any Governmental Authority, except (A) the filing with the SEC of (I) the Joint Proxy Statement in preliminary and definitive form and of the Form S-4, and declaration and effectiveness of the Form S-4, and (II) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (B) as may be required under the rules and regulations of the NYSE, and (C) such filings as may be required in connection with Transfer Taxes, (iii) require any consent or notice under, result in a violation or breach by Parent or any Parent Subsidiary of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, give rise to any right of purchase, first offer or forced sale, result in the triggering of any payment or result in the creation of any lien or other encumbrance on any property or asset of Parent or any of the Parent Subsidiaries pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, permit, franchise or other instrument or obligation or Material Contract to which Parent or any Parent Subsidiary is a party or by which it or any of its respective properties or assets may be bound, or (iv) violate or conflict with any Law applicable to Parent or any Parent Subsidiary or any of its respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate, (A) reasonably be expected to prevent or materially delay consummation of the Mergers, (B) otherwise prevent or materially delay performance by the Parent or Parent OP of its material obligations under this Agreement or (C) have, or reasonably be expected to have, a Parent Material Adverse Effect.

        Section 5.7    Compliance with Applicable Laws.    Since inception, none of Parent or any Parent Subsidiary has been, or is in, violation of, or has been given written notice of or been charged with any violation of, any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound (except for Laws addressed in Section 5.12, Section 5.13 or Section 5.21, which shall be governed solely by such Sections), except for any such violations that have been cured, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except for Permits that are the subject of Section 5.12 and Section 5.13, which are addressed solely in those Sections, Parent and each Parent Subsidiary has all permits, authorizations, approvals, registrations, certificates, orders, waivers, clearances and variances necessary to conduct Parent's or a Parent Subsidiary's business, as applicable, substantially as it is being conducted as of the date hereof, except in each case as would not reasonably be likely to have a Parent Material Adverse Effect. To Parent's Knowledge, none of Parent or any Parent Subsidiary has received written notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business.

        Section 5.8    SEC Reports, Financial Statements and Internal Controls.

        (a)   Parent has made available to the Company on the Parent Datasite complete and correct copies of all written correspondence between the SEC and Parent. Except as set forth in Section 5.8(a) of the Parent Disclosure Schedule, each of the Buyer Parties has, since April 10, 2014, filed with or otherwise furnished to (as applicable) the SEC on a timely basis all reports, schedules, forms, registration statements, definitive proxy statements and other documents required to be filed or furnished by it under the Securities Laws, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents, together with any documents and information incorporated therein by reference, collectively, the "Parent SEC Reports"), all of which were prepared in all material respects in accordance with the requirements of the Securities Laws applicable to "Emerging Growth Companies" (as such term is defined in the Securities Act). At all times since the initial confidential submission of the registration statement on Form S-11 in connection with Parent's initial public offering, Parent has satisfied and satisfies all requirements to qualify as an "Emerging Growth Company" as defined in the Securities Act. Except for matters relating to open comment letters with the SEC as set forth in Section 5.8(a) of Parent Disclosure Schedule, as of their respective dates, Parent SEC Reports (other than preliminary materials) (a) complied (or with respect to Parent SEC Reports filed after the date hereof, will comply) as to form in all material respects with the requirements of the Securities Laws applicable to Emerging Growth Companies and (b) at the time of filing or being furnished (or effectiveness in the case of registration statements) did not (or with respect to Parent SEC Reports filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Parent SEC Reports filed or furnished and publicly available prior to the date of this Agreement and provided that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of Parent or the Partnership. Neither Parent nor the Partnership has any outstanding and unresolved comments from the SEC with respect to Parent SEC Reports. Each of the consolidated balance sheets included in or incorporated by reference into Parent SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Parent included in or incorporated by reference into Parent SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of Parent and the Parent Subsidiaries for the periods set forth therein, in each case in accordance with GAAP and the applicable rules accounting requirements and regulations of the SEC consistently applied during the periods involved, except to the extent such financial statements have been modified or superseded by later Parent SEC Reports, and except, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act and pursuant to Sections 13 or 15(d) of the Exchange Act and for normal year-end audit adjustments which would not be material in amount or effect.

        (b)   Neither Parent nor any Parent Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among Parent and any Parent Subsidiary, on the one hand, and any unconsolidated Affiliate of Parent or any Parent Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent, any Parent Subsidiary or such Parent's or Parent Subsidiary's audited financial statements or other Parent SEC Reports.

        (c)   Except as disclosed in the Company SEC Reports, as set forth in Section 5.8(c) of the Parent Disclosure Schedule, there are no liabilities of Parent or any Parent Subsidiary of a nature that would be required under GAAP to be set forth on the financial statements of Parent or the notes thereto, other than liabilities (i) adequately provided for on the balance sheet of the Parent dated as of June 30, 2016 (including the notes thereto) as required by GAAP, (ii) incurred under this Agreement or in connection with the transactions contemplated hereby, (iii) that will be discharged or paid in full prior to the Closing Date, or (iv) incurred in the ordinary course of business, consistent with past practice, subsequent to June 30, 2016.

        (d)   Since the end of Parent's most recent audited fiscal year, except as set forth in Section 5.8(d) of the Parent Disclosure Schedule, there have been no significant deficiencies or material weakness in Parent's internal control over financial reporting (whether or not remediated) and no change in Parent's internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Parent's internal control over financial reporting. Parent is not aware of any change in its internal control over financial reporting that has occurred during its most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, Parent's internal control over financial reporting. Since January 1, 2016, (x) Parent has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure, (y) to Parent's Knowledge, such disclosure controls and procedures are effective in timely alerting the principal executive officer and principal financial officer of Parent to material information required to be included in the reports Parent is required to file under the Exchange Act, and (z) Parent's principal executive officer and its principal financial officer have disclosed to Parent's independent registered public accounting firm and the audit committee of Parent Board (and made summaries of such disclosures available to the Company) (A) all known significant deficiencies and material weaknesses in the design or operation of Parent's internal control over financial reporting that are reasonably likely to adversely affect in any material respect Parent's ability to record, process, summarize and report financial information, and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls over financial reporting. As of the date of this Agreement, the principal executive officer and principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act of 2002 and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, complete and correct in all material respects. No Parent Subsidiary is required to file any form or report with the SEC.

        Section 5.9    Litigation.    Except as set forth in Parent SEC Reports or in Section 5.9 of the Parent Disclosure Schedule, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries, and (b) neither Parent nor any Parent Subsidiary nor any of the Parent Properties is subject to any outstanding order, writ, judgment, injunction, stipulation, award or decree of any Governmental Authority which, in the case of (a) or (b), individually or in the aggregate, (i) would reasonably be expected to prevent or materially delay the consummation of the Mergers, (ii) otherwise would reasonably expected to prevent or materially delay performance by Parent of any of its material obligations under this Agreement, or (iii) have, or would reasonably be expected to have, a material adverse impact on Parent or any of its Subsidiaries or any of the Parent Properties.

        Section 5.10    Absence of Certain Changes.    Except as expressly contemplated by this Agreement or as disclosed in Parent SEC Reports or in Section 5.10 of the Parent Disclosure Schedule, from January 1, 2016 through the date hereof, Parent and the Parent Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practice and there has not been: (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent (other than the regular quarterly dividends to be paid to holders of Parent Common Stock); (b) any Commitment entered into by Parent or any of the Parent Subsidiaries outside the ordinary course of business except for Commitments for expenses of attorneys, accountants, investment bankers and other services incurred in connection with the Mergers; (c) any material change in Parent's accounting principles, practices or methods except insofar as may have been required by a change in GAAP; or (d) any Event that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.11    Taxes.

        (a)   Except as set forth in Section 5.11(a) of the Parent Disclosure Schedule, each of Parent and the Parent Subsidiaries (a) has timely filed (or had filed on their behalf) all U.S. federal and state income and all other material Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Authority) and (b) has paid (or had paid on their behalf) all U.S. federal and state income and all other material Taxes that are required to be paid by it, except, in each case, where the failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, have a Parent Material Adverse Effect.

        (b)   Parent (i) for all taxable years commencing with its taxable year ending December 31, 2014 through its taxable year ending December 31, 2015 has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since December 31, 2015 to the date hereof, and intends to continue to operate for the taxable year that includes the Closing (and currently intends to continue to operate thereafter), in such a manner as to permit it to qualify as a REIT, and (iii) has not taken or omitted to take any action that would reasonably be expected to result in a successful challenge by the IRS or any other Governmental Authority to its status as a REIT.

        (c)   Except as set forth in Section 5.11(c) of the Parent Disclosure Schedule, the most recent financial statements contained in Parent SEC Reports reflect, to the knowledge of Parent, an adequate reserve for all material Taxes payable by Parent and the Parent Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns. True, correct, and complete copies of all federal and state income Tax Returns for Parent and each Parent Subsidiary with respect to the taxable years commencing on or after January 1, 2014 have been delivered or made available to representatives of the Company on the Parent Datasite.

        (d)   To the knowledge of Parent, and except as set forth in Section 5.11(d) of the Parent Disclosure Schedule, no deficiencies for any Taxes have been asserted or assessed in writing against Parent or any of the Parent Subsidiaries as of the date of this Agreement, and no requests for waivers of the time to assess any such Taxes are pending.

        (e)   No entity in which Parent directly or indirectly owns an interest is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a "qualified REIT subsidiary" within the meaning of Section 856(i)(2) of the Code ("Qualified REIT Subsidiary") or a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code ("Taxable REIT Subsidiary"). Section 5.11(e) of the Parent Disclosure Schedule sets forth a true, correct and complete list of each entity in which Parent directly or indirectly owns an interest and the U.S. federal income tax status of such entity as a Qualified REIT Subsidiary, Taxable REIT Subsidiary, "partnership" or entity disregarded from its owner. No entity in which Parent directly or indirectly owns an interest is a "publicly traded partnership" taxable as a corporation under of Section 7704(b) of the Code.

        (f)    Neither Parent nor any Parent Subsidiary has engaged in any transaction that would give rise to "redetermined rents", "redetermined deductions", "excess interest" or "redetermined TRS service income", in each case as defined in Section 857(b)(7) of the Code.

        (g)   (i) There are no audits, investigations by any Governmental Authority or other proceedings ongoing or, to the knowledge of Parent, threatened with regard to any material Taxes or Tax Returns of Parent or any Parent Subsidiary; (ii) except as set forth in Section 5.11(g) of the Parent Disclosure Schedule, neither Parent nor any of the Parent Subsidiaries has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); and (iii) neither Parent nor any Parent Subsidiary has requested or received a ruling from, or requested or entered into a binding agreement with, the IRS or other Governmental Authorities relating to Taxes.

        (h)   Beginning with its taxable year ending December 31, 2014, Parent and the Parent Subsidiaries have not incurred any liability for Taxes under Sections 857(b)(1), 860(c), 337(d) (and the Treasury Regulations thereunder) or 4981 of the Code which have not been previously paid.

        (i)    Parent and the Parent Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

        (j)    There are no Tax Liens upon any property or assets of Parent or any Parent Subsidiary except liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

        (k)   There is no Tax allocation or sharing agreement or similar arrangement with respect to which Parent or any Parent Subsidiary is a party (other than customary arrangements under commercial contracts or borrowings entered into in the ordinary course of business or Tax Protection Agreements entered into in connection with the acquisition of properties).

        (l)    Neither Parent nor any Parent Subsidiary is a party to any "reportable transaction" as such term is used in the Treasury regulations under Section 6011 of the Code.

        (m)  Except as set forth on Section 5.11(m) to the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than Parent or a Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provisions of state, local or foreign law), as a transferee or successor, by contract or otherwise.

        (n)   This Section 5.11 contains the sole and exclusive representations and warranties of the Buyer Parties with respect to Taxes and Tax matters (other than those matters described in Section 5.8 and Section 5.14).

        Section 5.12    Properties.

        (a)   Except as set forth in Section 5.12(a)(i) of the Parent Disclosure Schedule, Parent or one of Parent Subsidiaries owns good, valid, insurable and marketable fee simple title to each of the real properties identified in Section 5.12(a)(i) of the Parent Disclosure Schedule and a good and valid leasehold interest in each of the real properties identified in Section 5.12(a)(ii) of the Parent Disclosure Schedule (collectively, the "Parent Properties"), which are all of the real estate properties owned or leased by them. In each case, except as provided below, such Parent Properties are owned or leased, as the case may be, free and clear of Encumbrances, except for (i) liens for taxes or other governmental charges, assessments or levies that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required by GAAP), (ii) statutory landlord's, mechanic's, carrier's, workmen's, repairmen's or other similar liens arising or incurred in the ordinary course of business consistent with past practice that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required by GAAP), or that are not otherwise material, (iii) Encumbrances disclosed in the public records or in existing title policies that were made available to the Company on the Parent Datasite prior to the date hereof, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of such real property, and (iv) other Encumbrances that do not, and would not reasonably be expected to, materially impair or interfere with the marketability, value or use and enjoyment of any such real property (as such property is currently being used or, with respect to any development properties, intended to be used).

        (b)   Section 5.12(b) of the Parent Disclosure Schedule sets forth a true, correct and complete list of the real property which, as of the date of this Agreement, is under contract to be purchased by Parent or a Parent Subsidiary after the date of this Agreement or that is required under a binding contract to be leased or subleased by Parent or a Parent Subsidiary as lessee or sublessee after the date of this Agreement. Except as set forth on Section 5.12(b) of the Parent Disclosure Schedule, there are no real properties that either Parent or any Parent Subsidiary is obligated to buy, lease or sublease at some future date.

        (c)   Policies of title insurance (each a "Parent Title Insurance Policy") have been issued insuring, as of the effective date of each Parent Title Insurance Policy, Parent's or the applicable Parent Subsidiary's applicable fee simple title to or leasehold interest in each Parent Property, subject to the matters disclosed on the Parent Title Insurance Policies. Except as set forth on Section 5.12(c) of the Parent Disclosure Schedule, Parent has made available to the Company on the Parent Datasite all current Parent Title Insurance Policies insuring the Parent's or the applicable Parent Subsidiaries' fee simple title to Parent Properties or leasehold interest in any property leased by Parent or any Parent Subsidiary and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy by Parent or any Parent Subsidiary.

        (d)   Except as set forth in Section 5.12(d) of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary has received written notice of any violation of any Law or requirement (including any agreement, easement or other right an unlimited duration that is necessary to permit the lawful use of the Company Properties) affecting any of Parent Properties issued by any Governmental Authority which have not been cured, contested in good faith or which violations would not, individually, or in the aggregate, have, or reasonably be expected to have a Parent Material Adverse Effect.

        (e)   Except as provided for in Section 5.12(e) of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary has received any notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened in writing with respect to any of Parent Properties, that would interfere in any material manner with the current use of the Company Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the operations of such Company Properties (assuming its continued use in the manner it is currently operated), or (ii) any Laws including, without limitation, any zoning regulation or ordinance, building or similar Law, code, ordinance, order or regulation has been violated (and remains in violation) for any Parent Property.

        (f)    Section 5.12(f)(i) of the Parent Disclosure Schedule sets forth a true, correct and complete list of contracts pursuant to which Parent or any Parent Subsidiary leases, subleases, or otherwise grants a right of occupancy to any Person as landlord with respect to each of the applicable Parent Properties and with respect to which Parent or any Parent Subsidiary is entitled to receive $250,000 or more in revenue per annum (based upon anticipated revenues to be received by the Parent and the Parent Subsidiaries during fiscal year 2016) (the "Parent Leases"). Parent has made available to the Company on the Parent Datasite true, correct and complete copies of all Parent Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof. Except as set forth in Section 5.12(f)(ii) of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary, on the one hand, nor, to the knowledge of Parent, any other party, on the other hand, is in default under any Parent Lease, other than any default that would not have or would not reasonably be expected to have a Parent Material Adverse Effect. Parent has not received any written notice from a tenant under a Parent Lease cancelling or terminating such Parent Lease prior to the end of the current term, and neither Parent nor any Parent Subsidiary has received a written notice of any insolvency or bankruptcy proceeding involving any tenant under a Parent Lease. No option has been exercised under any of the Parent Leases, except options whose exercise has been evidenced by a written document as described in Section 5.12(f)(iii) of the Parent Disclosure Schedule.

        (g)   Except as set forth in Section 5.12(g) of the Parent Disclosure Schedule, and except for any statutory rights or options to occupy or purchase any Company Property in favor of a Governmental Authority, neither Parent nor any of the Parent Subsidiaries has granted any unexpired option agreements, rights of first offer or rights of first refusal with respect to the purchase of a Parent Property or any portion thereof or any other unexpired rights in favor of any Persons to purchase or otherwise acquire a Parent Property or any portion thereof or entered into any contract for sale or letter of intent to sell any Parent Property or any portion thereof.

        (h)   As of the date hereof, none of Parent or any Parent Subsidiary is a party to any agreement relating to the management of any of the Parent Properties by a party other than Parent or a Parent Subsidiary.

        (i)    The Parent Properties (i) are supplied with electrical and natural gas utilities as reasonably required for their continued operation as they are now being operated, (ii) are, to the Parent's Knowledge, in good working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to the Company, and (iii) are, to the Parent's Knowledge, adequate and suitable for the purposes for which they are presently being used.

        (j)    To the Parent's Knowledge, Parent has sufficient rights to (and the Parent Properties have sufficient access to) water for each Parent Property to continue to operate in a manner that such Parent Property is currently being operated (or, with respect to development properties, as such Parent Property is intended to be used and operated), excluding any environmental factors and any changes in laws or regulations occurring after the twelve (12) month anniversary of the date hereof that are outside the control of Parent.

        (k)   To the Parent's Knowledge, each of the Parent Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

        (l)    For each of the Parent Properties, Parent has made available to the Company on the Parent Datasite, true, correct and complete copies of the following: (i) all documents directly evidencing a water right, (ii) all water delivery contracts, (iii) all water allocation documentation, (iv) all documentation confirming taxes or assessments paid to a mutual water company, an irrigation district, or some other kind of water district, and (v) all permits or licenses issued by the applicable state Governmental Authority in which the applicable Parent Property is located evidencing a water right. To the Parent's Knowledge, all such documents are (i) if contracts, valid, binding and enforceable obligations of the counterparties thereto, and (ii) if permits, licenses, easements or similar property right, in full force and effect on the terms thereof, and, in each case, to Parent's Knowledge, there are no breaches, violations or defects in such contracts, permits, licenses, easements or similar property rights that would impair Parent's rights thereunder.

        Section 5.13    Environmental Matters.

        (a)   Section 5.13 of the Parent Disclosure Schedule sets forth a true, correct and complete list of all environmental reports related to the environmental condition of the Parent Properties in Parent's possession, each of which has been made available to the Company on the Parent Datasite prior to the date hereof.

        (b)   Parent and the Parent Subsidiaries (i) are in compliance in all material respects with all Environmental Laws, and (ii) are in compliance in all material respects with their respective Environmental Permits.

        (c)   None of Parent, any Parent Subsidiary or, to Parent's Knowledge, any other Person has received any written notice alleging that (i) Parent or any Parent Subsidiary may be in violation of or there be any administrative or judicial enforcement proceeding pending, or, to Parent's Knowledge, threatened against Parent or any Parent Subsidiary under any Environmental Law or (ii) that Parent or any Parent Subsidiary may be potentially responsible under any Environmental Law for costs of response or for damages to natural resources, as those terms are defined under the Environmental Laws, at any location.

        (d)   None of Parent or any Parent Subsidiary has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials that would be reasonably likely to result in (i) a requirement under any Environmental Laws for Parent or any Parent Subsidiary to perform a response action or (ii) material liability for any Parent or Parent Subsidiary under the Environmental Laws, and, to Parent's Knowledge, no investigation, litigation or other proceeding is pending or threatened in writing with respect to clauses (i) and (ii).

        (e)   Since January 1, 2012, none of Parent or any Parent Subsidiary has (i) assumed, by contract or, to Parent's Knowledge, by operation of Law, any material liability under any Environmental Law or relating to any Hazardous Materials or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any material liability under any Environmental Law or relating to any Hazardous Materials or (ii) released Hazardous Materials on any real property owned, leased or operated by Parent or the Parent Subsidiaries except as would not reasonably be expected to have a material adverse effect on any Parent Property.

        (f)    Notwithstanding any other provision of this Agreement, other than Section 5.6, Section 5.8, Section 5.9, Section 5.12(e) and Section 5.22, this Section 5.13 contains the exclusive representations and warranties of the Buyer Parties with respect to Environmental Laws, Hazardous Materials or other environmental matters.

        Section 5.14    Employee Benefit Plans.

        (a)   Section 5.14(a) of Parent Disclosure Schedule sets forth a true, correct and complete list of every material employee benefit plan, within the meaning of ERISA Section 3(3) (whether or not subject to ERISA), and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan that is currently maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by Parent or any Parent Subsidiary or under which Parent or any Parent Subsidiary would have any liability (contingent or otherwise) ("Parent Employee Programs"). Each Parent Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder and, to Parent's knowledge, no event has occurred and no condition exists that could reasonably be expected to result in the revocation of any such determination.

        (b)   With respect to each Parent Employee Program, Parent has provided, or made available, to the Company on the Parent Datasite (if applicable to such Parent Employee Program): (i) all documents embodying or governing such Parent Employee Program, and any funding medium for

Parent Employee Program (including, without limitation, trust agreements); (ii) the most recent IRS determination or opinion letter with respect to such Parent Employee Program under Code Section 401(a); (iii) the most recently filed IRS Forms 5500; (iv) the summary plan description for such Parent Employee Program (or other descriptions of such Parent Employee Program provided to employees) and all modifications thereto; and (v) any insurance policy related to such Parent Employee Program.

        (c)   Each Parent Employee Program has been administered in accordance with the requirements of applicable Law, including, without limitation, ERISA and the Code, except as has not, and would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect and is being administered and operated in all material respects in accordance with its terms. No Parent Employee Program or any other employee benefit plan maintained, sponsored or contributed to by Parent or any ERISA Affiliate now or at any time within the previous six years is subject to Title IV of ERISA or is a multiemployer plan, within the meaning of ERISA Section 3(37).

        (d)   Full payment has been made, or otherwise properly accrued on the books and records of Parent and any Parent Subsidiary, of all amounts that Parent and any Parent Subsidiary are required under the terms of Parent Employee Programs to have paid as contributions to such Parent Employee Programs on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of Parent through the Closing Date.

        (e)   Neither Parent, any Parent Subsidiary or any person appointed or otherwise designated to act on behalf of Parent or any Parent Subsidiary, has engaged in any transactions in connection with any Parent Employee Program that could reasonably be expected to result in the imposition of a material penalty or pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the Code.

        (f)    No material liability or Action has been made, commenced or, to the knowledge of Parent, threatened with respect to any Parent Employee Program (other than for benefits payable in the ordinary course of business).

        (g)   Except as set forth in Section 5.14(g) of the Parent Disclosure Schedule, no Parent Employee Program provides for medical benefits (other than under Section 4980B of the Code or pursuant to state health continuation laws) to any current or future retiree or former employee.

        Section 5.15    Labor and Employment Matters.

        (a)   Neither Parent nor any Parent Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between Parent, or any of the Parent Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries relating to their business. To Parent's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Parent or any of the Parent.

        (b)   Except as set forth in Section 5.15(b)(i) of the Parent Disclosure Schedule, there are no proceedings pending or, to the knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries in any forum by or on behalf of any present or former employee of Parent or any of the Parent Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of Parent or any of the Parent Subsidiaries in connection with the employment relationship. Except as set forth in

Section 5.15(b)(ii) of the Parent Disclosure Schedule, there are no such proceedings which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.16    No Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission payable by the Company in connection with the Mergers based upon arrangements made by and on behalf of any of the Buyer Parties or any of their subsidiaries.

        Section 5.17    Opinion of Financial Advisor.    The Parent Board has received an opinion of Robert W. Baird & Co. Incorporated to the effect that, as of the date of such opinion, the Exchange Ratio is fair to Parent from a financial point of view.

        Section 5.18    Vote Required.    The affirmative vote of a majority of the votes cast by the holders of the shares of Parent Common Stock at a meeting at which a quorum is present is the only vote of the holders of any class or series of capital stock of Parent or any Parent Subsidiary necessary to approve the issuance of Parent Common Stock in the Company Merger (including Parent Common Stock issuable upon redemption of New OP Units issued in the Partnership Merger) as contemplated in this Agreement (the "Parent Stockholder Approval"). The Parent Board and Merger Sub GP, as the sole general partner of the Merger Partnership, has approved this Agreement and the Partnership Merger, and such approvals are the only approvals necessary for the approval of this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement by, or on behalf of, the Merger Partnership.

        Section 5.19    Parent Material Contracts.

        (a)   Except as set forth in Section 5.19(a) of the Parent Disclosure Schedule, the Parent SEC Reports set forth a true, correct and complete list of all Parent Material Contracts as of the date hereof. Except as set forth in Section 5.19(a) of the Parent Disclosure Schedule, each Parent Material Contract is legal, valid, binding and enforceable on the Parent and each Parent Subsidiary that is a party thereto, and, to the Parent's Knowledge, on each other Person party thereto, and is in full force and effect except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

        (b)   Except as set forth in Section 5.19(b)(i) of the Parent Disclosure Schedule, neither the Parent nor any Parent Subsidiary is in violation of, or in default under (nor (i) does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Parent Material Contract to which it is a party or by which any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect, nor will the consummation of the Mergers result in any third party having any right of termination, amendment, acceleration, or cancellation of or loss or change in a material benefit under any Parent Material Contract, except for such termination, amendments, accelerations, cancellations, losses or changes in a material benefit that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received notice of any material violation of, or material default under, any Parent Material Contract, except as set forth in Section 5.19(b)(ii) of the Parent Disclosure Schedule.

        (c)   Except for any of the following identified in the Parent SEC Reports, Section 5.19(c) of the Parent Disclosure Schedule sets forth (x) a true, correct and complete list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which the Parent or any Parent Subsidiary has outstanding any material Indebtedness, other than Indebtedness payable to the Parent or a Parent Subsidiary, and (y) the respective principal amounts, interest amounts and other penalties and premiums outstanding thereunder as of the date hereof.

        Section 5.20    Related Party Transactions.    Except as set forth in Section 5.20 of the Parent Disclosure Schedule or in Parent SEC Reports filed and publicly available through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2016 through the date of this Agreement, there have been no transactions or contracts between Parent or any Parent Subsidiary, on the one hand, and any Affiliates (other than Parent Subsidiaries) of Parent or other Persons, on the other hand, that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

        Section 5.21    Intellectual Property.

        (a)   Neither Parent nor any Parent Subsidiary (i) owns any registered trademarks, patents or copyrights, (ii) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (iii) is a party to any licenses, contracts or agreements with respect to use by Parent or any Parent Subsidiary of any trademarks or patents.

        (b)   To the Knowledge of Parent, the conduct of the business of Parent and the Parent Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate and has not received any written allegation to that effect any Intellectual Property rights of any third party.

        (c)   To the Knowledge of Parent, no third party is currently misappropriating, infringing or otherwise violating any Intellectual Property rights of Parent or any Parent Subsidiary.

        (d)   Except as set forth in Section 5.21 of the Parent Disclosure Schedule or as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of Parent and the Parent Subsidiaries as it is currently conducted, provided, however, that the foregoing representation and warranty in this Section 5.21(d) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation, or violation of any Intellectual Property rights (which is addressed in Section 5.21(a).

        (e)   This Section 5.21 contains the exclusive representations and warranties of the Buyer Parties with respect to intellectual property matters.

        Section 5.22    Insurance.    Parent and Parent Subsidiaries maintain insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Parent (taking into account the cost and availability of such insurance) and which Parent believes are adequate for the operation of its business and the protection of its assets. There is no claim by Parent or any Parent Subsidiary pending under any such insurance policies which (a) has been denied or disputed by the insurer or (b) would have, or reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, Parent and the Parent Subsidiaries are in compliance in all material respects with the terms of such insurance policies, and no written notice of cancellation or termination has been received by Parent with respect to any such insurance policy other than in connection with ordinary course renewals.

        Section 5.23    Definition of Parent's Knowledge.    As used in this Agreement, the phrase "to the knowledge of Parent" or any similar phrase means the actual knowledge, after reasonable inquiry, of those individuals identified in Section 5.23 of the Parent Disclosure Schedule.

        Section 5.24    Information Supplied.    None of the information supplied or to be supplied by or on behalf of Parent and the Partnership for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement will (a) in the case of the Form S-4, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Joint Proxy Statement, on the date such Joint Proxy Statement is first mailed to Parent's stockholders or the Company's stockholders or at the time of Parent Stockholders Meeting, or at the Company Stockholders Meeting, or at the time that the Form S-4 is declared effective or at the Company Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. At each of the times described in the preceding sentence, the Form S-4 and the Joint Proxy Statement will (with respect to Parent, its officers and directors and the Parent Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Laws. No representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of Parent or the Partnership.

        Section 5.25    No Payments to Employees, Officers or Directors.    Except as set forth in Section 5.25 of the Parent Disclosure Schedule, there is no employment or severance payment payable or other benefit due on a change of control or otherwise as a result of the consummation of the Mergers or any of the other transactions contemplated hereby, with respect to any employee, officer, director of Parent or any Parent Subsidiary.

        Section 5.26    No Other Representations and Warranties.    Except for the representations and warranties made by Parent and the Partnership in this Article V, neither Parent, the Partnership or any of their respective Representatives makes any representations or warranties, and Parent and the Partnership hereby disclaim any other representations or warranties, with respect to Parent, the Partnership, the Parent Subsidiaries, or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by Parent and the Partnership, notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation or other information with respect to any one or more of the foregoing.

        Section 5.27    Investment Company Act.    None of Parent or any Parent Subsidiary is, or at the Company Merger Effective Time will be, required to be registered under the Investment Company Act

        Section 5.28    Takeover Statute.    Each of the Buyer Parties has taken such actions and votes as are necessary on its part to render the provisions of any Takeover Statute or similar federal or state statute inapplicable to this Agreement, the Mergers and the other transactions contemplated by this Agreement.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGERS

        Section 6.1    Conduct of Business by the Company.    During the period from the date of this Agreement to the Company Merger Effective Time, except as otherwise expressly permitted by this Agreement or as agreed to in writing by Parent, the Company shall use its commercially reasonable efforts to, and shall cause each of the Company Subsidiaries to use its commercially reasonable efforts to, (i) carry on their respective businesses in all material respects in the usual, regular and ordinary course, consistent with past practice, and (ii) (A) maintain its material assets and properties in their current condition (normal wear and tear excepted), (B) preserve intact in all material respects their present business organizations, ongoing businesses and significant relationships with tenants, agricultural advisors and other third parties having business dealings with them, (C) provided it does not require additional compensation (in which case the Company shall obtain the consent in writing of Parent), keep available the services of their present officers and employees, and (D) preserve the Company's status as a REIT within the meaning of the Code. Without limiting the generality of the foregoing, neither the Company nor any of the Company Subsidiaries will (except as expressly permitted by this Agreement, as set forth in Section 6.1 of the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing, such consent not to be unreasonably withheld, delayed or conditioned):

          (a)   split, combine, reclassify or subdivide any shares of stock, units or other equity securities or ownership interests of the Company or the Company Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of Company Common Stock or any equity interests or other securities of the Company Subsidiaries;

          (b)   declare, set aside or pay any dividend on, or make any other distributions (whether in cash, stock or property or otherwise) in respect of, any shares of capital stock of the Company, any units of the Partnership or other equity securities or ownership interests in the Company or any Company Subsidiary, except for: (i) the declaration and payment by the Company of a regular, quarterly cash dividend at a rate not in excess of $0.0625 per share of Company Common Stock, declared and paid in accordance with past practice (it being agreed that the timing of any such quarterly dividends will be coordinated so that, if either the holders of Parent Common Stock or the holders of shares of Company Common Stock receive a dividend for a particular quarter prior to the Closing Date, then the holders of shares of Company Common Stock and the holders of Parent Common Stock, respectively, shall receive a dividend for such quarter prior to the Closing Date; provided, however, that the record and payment dates for the Company's dividends pursuant to this Section 6.1(b) shall be the same as Parent's record and payment dates, to the extent that such dates were not declared prior to the date of this Agreement); (ii) the regular distributions that are required to be made in respect of the Partnership OP Units in connection with any dividends paid on the shares of the Company Common Stock, (iii) dividends or distributions, declared, set aside or paid by any Company Subsidiary to the Company or any Company Subsidiary that is, directly or indirectly, wholly owned by the Company; and (iv) distributions required for the Company to maintain its status as a REIT under the Code or avoid or reduce the incurrence of any entity-level income or excise Taxes by the Company;

          (c)   except for (i) transactions among the Company and one or more wholly owned Company Subsidiaries or among one or more wholly owned Company Subsidiaries, (ii) issuances of shares of the Company Common Stock upon the settlement of any incentive awards outstanding as of the date of this Agreement in accordance with their present terms and according to the Company's Equity Incentive Plan as in effect as of the date of this Agreement, (iii) exchanges of Partnership OP Units for shares of the Company Common Stock, in accordance with the Partnership Agreement, or (iv) as set forth on Section 6.1(c) of the Company Disclosure Schedule, authorize for issuance, issue, sell or grant, or agree or commit to issue, sell or grant (whether through the issuance or granting of options, warrants, convertible securities, voting securities, commitments, subscriptions, rights to purchase or otherwise), any shares, units or other beneficial interest of any class or any other securities or equity equivalents (including, without limitation, "phantom" stock rights or stock appreciation rights) of the Company or any Company Subsidiaries;

          (d)   purchase, redeem, repurchase, or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of the Company or a Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any shares or other securities, or reinstate or otherwise permit the redemption, reinvestment or repurchase of shares of Company Common Stock (other than the issuance of shares of Company Common Stock in connection with the redemption of Partnership OP Units in accordance with the terms of the Partnership Agreement);

          (e)   except as set forth in Section 6.1(e) of the Company Disclosure Schedule, (i) acquire or agree to acquire, any business of any corporation, partnership, joint venture, real property, personal property or assets except for (A) acquisitions of personal property at a total cost of less than $25,000 in the aggregate, and (B) Capital Expenditures permitted under Section 6.1(u) hereof, or (ii) sell, lease, sell and lease back, assign, encumber, transfer or dispose of, or effect a deed in lieu of foreclosure with respect to any Company Property (or real property that if owned by the Company or any Company Subsidiaries on the date of this Agreement would be a Company Property) or any other material assets, or place or permit any Encumbrance thereupon (whether by asset acquisition, stock acquisition or otherwise, including by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner and including by granting any easements or similar contractual rights to access or use any Company Property (including water rights (including with respect to wells))), except (A) sales, transfers or other such dispositions at a total value of less than $10,000 in the aggregate made in the ordinary course of business consistent with past practice and that would not, or would not reasonably be expected to, prevent, materially alter or materially delay any of the transactions contemplated by this Agreement, (B) sales of crops or inventory sold in the ordinary course of business consistent with past practice, or (C) by the Company, or any wholly-owned Company Subsidiary, with, to or from any existing wholly-owned Company Subsidiary;

          (f)    (i) incur, create, assume, refinance, replace or prepay any amount of Indebtedness for borrowed money, assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for, any Indebtedness of any other Person (other than a wholly-owned Company Subsidiary), except (A) up to $1,000,000 of Indebtedness incurred under the Company's existing credit facilities (whether drawn or undrawn as of the date hereof) or other arrangements in existence as of the date hereof in the ordinary course of business (including to the extent necessary to pay dividends permitted by Section 6.1(b)) or (B) as set forth on Section 6.1(f) of the Company Disclosure Schedule, or (ii) issue or sell debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary or guarantee any debt securities of another Person;

          (g)   make any loans, advances or capital contributions to, or investments in, any other Person (including, without limitation, to any of its officers, directors, Affiliates, agents or consultants), or make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, enter into any "keep well" or other arrangement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of the foregoing other than (i) as set forth in Section 6.1(g) of the Company Disclosure Schedule, or (ii) by the Company or a wholly-owned Company Subsidiary to the Company or a wholly-owned Company Subsidiary;

          (h)   other than as expressly permitted by this Section 6.1 or as set forth on Section 6.1(h) of the Company Disclosure Schedule, (i) pay, discharge, waive, release, assign, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), directly or indirectly, where the amount paid in settlement or compromise exceeds $25,000 individually or $100,000 in the aggregate (excluding any portion of such payment payable under an existing property-level insurance policy) or (ii) enter into any consent decree, injunction or similar restraint or form of equitable relief that would restrict the operation of the business of the Company or any of the Company Subsidiaries;

          (i)    (i) enter into, renew, modify, amend or terminate, waive, release or compromise or sublease or assign any rights or claims under, any Company Lease (or any lease for real property that, if existing as of the date hereof, would constitute a Company Lease) except for the renewal of an existing Company Lease with an existing tenant on no less favorable terms than that of such existing Company Lease for a lease term of no greater than one (1) additional year, or

  (ii) terminate or grant any reciprocal easement or similar agreements affecting a Company Property (unless otherwise permitted by this Agreement);

          (j)    fail to maintain all financial books and records in all material respects or make any material change to its methods of accounting in effect at December 31, 2015, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

          (k)   enter into any new line of business;

          (l)    fail to timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law or applicable rules or regulations;

          (m)  enter into any joint venture, partnership or new funds or other similar agreement;

          (n)   except as required by Law or as set forth on Section 6.1(n) of the Company Disclosure Schedule, (i) enter into, adopt, amend or terminate any Company Employee Program, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any of the Company Subsidiaries and one or more of their directors or executive officers, (iii) increase in any manner the compensation (including bonus grants) or fringe benefits of any officer, employee or any other service provider or pay any benefit not required by any Company Employee Program or arrangement as in effect as of the date hereof, (iv) increase or accelerate the vesting or payment of any compensation or benefits provided by any Company Employee Program or arrangement as in effect as of the date hereof, or (v) hire any employee;

          (o)   grant to any officer, director, employee or other service provider the right to receive any new severance, change of control or termination pay or termination benefits, grant any increase in the right to receive any severance, change of control or termination pay or termination benefits or enter into any new employment, loan, retention, consulting, indemnification, termination, change of control, severance or similar agreement with any officer, director or employee;

          (p)   except to the extent required to comply with its obligations hereunder or with applicable Law, amend or propose to amend (i) the Company Charter or Company Bylaws, (ii) the Partnership Agreement or Certificate of Formation or (iii) any of the Subsidiary Organizational Documents;

          (q)   adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiaries or adopt resolutions providing for or authorizing such merger, liquidation dissolution, consolidation, restructuring, recapitalization or reorganization (other than the Mergers);

          (r)   amend any term of any outstanding stock or other equity security of the Company or any Company Subsidiary;

          (s)   enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any contract that, if existing as of the date hereof, would constitute a Company Material Contract, excluding Company Leases), except (i) as expressly permitted by this Section 6.1, (ii) any termination in accordance with the terms of any existing Company Material Contract so long as such termination does not give rise to a termination payment or penalty by the Company or any Company Subsidiary, (iii) any renewal of any of the insurance policies of the Company upon the scheduled termination on substantially the same terms as currently in effect, or (iv) set forth on Section 6.1(s) of the Company Disclosure Schedule;

          (t)    enter into any agreement that would limit or otherwise restrict (or purport to limit or otherwise restrict) the Company or any of the Company Subsidiaries or any of their successors from engaging or competing in any line of business or owning property in, whether or not restricted to, any geographic area;

          (u)   authorize, or enter into any new commitment for, any capital expenditure (such authorized or committed new capital expenditures being referred to hereinafter as the "Capital Expenditures") relating to the Company Properties other than (i) Capital Expenditures set forth in Section 6.1(u) of the Company Disclosure Schedule and (ii) Capital Expenditures to repair and/or prevent damage to any of the Company Properties, as is necessary in the event of an emergency situation, in each case, after prior notice in writing to Parent and in an aggregate amount not to exceed $300,000 (provided, that if the nature of such emergency renders prior notice to Parent impracticable, the Company shall provide notice to Parent as promptly as practicable after making such Capital Expenditure);

          (v)   take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause (A) the Company to fail to qualify as a REIT, or (B) any Company Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for federal income tax purposes or (2) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of the Code, as the case may be;

          (w)  enter into or modify in a manner adverse to the Company or any Company Subsidiary any Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file any federal income Tax Return (except to the extent prepared in a manner in accordance with past practice, except as required by applicable Law) or amend any material income Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except to the extent necessary to preserve the Company's qualification as a REIT under the Code;

          (x)   permit any insurance policy naming the Company or any of its Subsidiaries or officers as a beneficiary or an insured or a loss payable payee, or the Company's directors and officers liability insurance policy, to be canceled, terminated or allowed to expire unless such entity shall have obtained an insurance policy with substantially similar terms and conditions to the canceled, terminated or expired policy;

          (y)   except to the extent permitted by Section 7.4(d), take any action that would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement; or

          (z)   authorize, or enter into any contract, agreement, commitment or arrangement to take any of the foregoing actions.

        Section 6.2    Conduct of Business by Parent.    During the period from the date of this Agreement to the Company Merger Effective Time, except as otherwise expressly permitted by this Agreement or as agreed to in writing by the Company, the Buyer Parties shall use their commercially reasonable efforts to, and shall cause each of the Parent Subsidiaries to use its commercially reasonable efforts to, (i) carry on their respective businesses in all material respects in the usual, regular and ordinary course, consistent with past practice, and (ii) (A) maintain its material assets and properties in their current condition (normal wear and tear excepted), (B) preserve intact in all material respects their present business organizations, ongoing businesses and significant relationships with tenants, agricultural advisors and other third parties having business dealings with them, (C) keep available the services of their present executive officers, and (D) preserve Parent's status as a REIT within the meaning of the Code. Without limiting the foregoing, neither the Parent nor any Parent Subsidiary will (except as expressly permitted by this Agreement, as set forth in Section 6.2 of the Parent Disclosure Schedule or to the extent that the Company shall otherwise consent in writing, such consent not to be unreasonably withheld, delayed or conditioned):

          (a)   split, combine, reclassify or subdivide any shares of stock, units or other equity securities or ownership interests of the Parent or the Parent Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent Common Stock;

          (b)   declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock or property or otherwise) in respect of any shares of capital stock of Parent, any units of Parent OP or other equity securities or ownership interests in Parent or any Parent Subsidiary, except for: (i) a regular, quarterly cash dividend at a rate not in excess of $0.1275 per share of Parent Common Stock, declared and paid in accordance with past practice (it being agreed that the timing of any such quarterly dividends will be coordinated so that, if either the holders of Parent Common Stock or the holders of shares of Company Common Stock receive a dividend for a particular quarter prior to the Closing Date, then the holders of shares of Company Common Stock and the holders of Parent Common Stock, respectively, shall receive a dividend for such quarter prior to the Closing Date; provided, however, that the record and payment dates for Parent's dividends pursuant to this Section 6.2(b) shall be the same as the Company's record and payment dates, to the extent that such dates were not declared prior to the date of this Agreement), (ii) the regular distributions that are required to be made in respect of the Parent OP Units in connection with any dividends paid on the shares of the Parent Common Stock, (iii) dividends or distributions payable to the holders of Parent Preferred Units; (iv) dividends or distributions, declared, set aside or paid by any Parent Subsidiary to Parent or any Parent Subsidiary that is, directly or indirectly, wholly owned by Parent; and (v) distributions required for Parent to maintain its status as a REIT under the Code or avoid or reduce the incurrence of any income or excise Taxes by Parent;

          (c)   except for (i) transactions among Parent and one or more wholly owned Parent Subsidiaries or among one or more wholly owned Parent Subsidiaries, (ii) exchanges of Parent OP Units for shares of Parent Common Stock in accordance with the Parent Partnership Agreement, (iii) as set forth on Section 6.2(c) of the Parent Disclosure Schedule, (iv) issuances of Parent OP Units and/or Parent Preferred Units in connection with the acquisitions by Parent or any Parent Subsidiary of real property (and transactions incidental thereto) in an amount up $25,000,000 in the aggregate, and (v) grants and equity issuances of Parent Common Stock, Parent Preferred Stock, Parent OP Units and other securities pursuant to any Parent Equity Incentive Plan or Parent Employee Program, authorize for issuance, issue, sell or grant, or agree or commit to issue, sell or grant (whether through the issuance or granting of options, warrants, convertible securities, voting securities, commitments, subscriptions, rights to purchase or otherwise), any shares, units or other beneficial interest of any class or any other securities or equity equivalents (including, without limitation, "phantom" stock rights or stock appreciation rights) of Parent or any Parent Subsidiary;

          (d)   other than pursuant to the Parent Partnership Agreement or in connection with Parent's $10,000,000 share repurchase program, purchase, redeem, repurchase, or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Parent or a Parent Subsidiary or any other securities thereof or any rights, warrants or options to acquire any shares or other securities, or reinstate or otherwise permit the redemption, reinvestment or repurchase of shares of Parent Common Stock;

          (e)   except as set forth on Section 6.2(e) of the Parent Disclosure Schedule, sell, transfer or dispose of, or effect a deed in lieu of foreclosure with respect to any Parent Property (or real property that if owned by Parent or any Parent Subsidiaries on the date of this Agreement would be a Parent Property) (whether by asset acquisition, stock acquisition or otherwise, including by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner), except sales, transfers or other such dispositions by Parent, or any wholly-owned Parent Subsidiary, with, to or from any existing wholly-owned Parent Subsidiary;

          (f)    incur, create, assume, refinance or replace any amount of Indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for any Indebtedness of any other Person (other than a wholly owned Parent Subsidiary), except (i) in connection with acquisitions of farmland property permissible under Section 6.2(g) so long as the incurrence of such debt will not result in Parent and the Parent Subsidiaries, taken as a whole, having a debt to Total Assets ratio greater than 50%, or (ii) in the ordinary course of business of Parent and the Parent Subsidiaries consistent with past practice;

          (g)   except as set forth in Section 6.2(g) of the Parent Disclosure Schedule, acquire or agree to acquire, any business of any corporation, partnership, joint venture, real property or assets; provided that no acquisitions otherwise permissible under this Section 6.2(g) shall be permitted without the consent of the Company (not to be unreasonably withheld, conditioned or delayed) if such acquisition would be (individually or in the aggregate with prior completed acquisitions and probable acquisitions) significant to Parent such that pro forma financial statements required to be included in the Form S-4 pursuant to Regulation S-X would need to be revised or updated at any time following the filing of such Form S-4 with the SEC and prior to the effectiveness thereof;

          (h)   make any loans, advances or capital contributions to, or investments in, any other Person (including, without limitation, to any of its officers, directors, Affiliates, agents or consultants), or make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, enter into any "keep well" or other arrangement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of the foregoing other than (i) in an aggregate amount less than $10,000,000, (ii) as set forth in Section 6.2(h) of the Parent Disclosure Schedule, or (iii) by Parent or a wholly-owned Parent Subsidiary to Parent or a wholly-owned Parent Subsidiary;

          (i)    other than as expressly permitted by this Section 6.2 or as set forth on Section 6.2(i) of the Parent Disclosure Schedule, (i) pay, discharge, waive, release, assign, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), directly or indirectly, where the amount paid in settlement or compromise exceeds $25,000 individually or $100,000 in the aggregate (excluding any portion of such payment payable under an existing property-level insurance policy), or (ii) enter into any consent decree, injunction or similar restraint or form of equitable relief that would restrict the operation of the business of Parent or any of the Parent Subsidiaries;

          (j)    fail to maintain all financial books and records in all material respects or make any material change to its methods of accounting in effect at December 31, 2015, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

          (k)   enter into a new line of business;

          (l)    enter into any joint venture, partnership or new funds or other similar agreement;

          (m)  fail to timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law or applicable rules or regulations;

          (n)   except to the extent required to comply with its obligations hereunder or with applicable Law, amend or propose to amend (i) the Parent Charter or Parent Bylaws, (ii) the Merger Partnership LP Agreement or Merger Partnership Certificate of Limited Partnership or (iii) any of the Parent Subsidiary Organizational Documents;

          (o)   adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of Parent or any Parent Subsidiaries or adopt resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, restructuring, recapitalization or reorganization (other than the Mergers);

          (p)   amend any term of any outstanding stock or other equity securities of Parent or any Parent Subsidiary;

          (q)   enter into any agreement that would limit or otherwise restrict (or purport to limit or otherwise restrict) Parent or any Parent Subsidiary or any of their successors from engaging or competing in any line of business or owning property in, whether or not restricted to, any geographic area;

          (r)   take any action that would, or fail to take action, the failure of which to be taken would, reasonably be expected to cause (i) Parent to fail to qualify as a REIT or (ii) any Parent Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of the Code, as the case may be;

          (s)   permit any insurance policy naming Parent or any of the Parent Subsidiaries or officers as a beneficiary or an insured or a loss payable payee, or Parent's directors and officers liability insurance policy, to be canceled, terminated or allowed to expire, unless such entity shall have obtained an insurance policy with substantially similar terms and conditions to the canceled, terminated or expired policy;

          (t)    modify in a manner adverse to Parent or any Parent Subsidiary any existing Tax Protection Agreement;

          (u)   except to the extent permitted by Section 7.4(d) or as required by applicable Law, take any action that would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement; or

          (v)   authorize, or enter into any contract, agreement, commitment or arrangement to take any of the foregoing actions.

        Section 6.3    Preservation of REIT Status and Related Matters.     Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit (i) Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Parent Board, upon advice of outside counsel to Parent, is necessary for Parent to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Partnership Merger Effective Time, including making dividend or other distribution payments to stockholders of Parent in accordance with this Agreement or otherwise, or to qualify or preserve the status of any Parent Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; and (ii) Partner OP from taking any action, at any time or from time to time, as Partner OP reasonably determines to be necessary to: (A) be in compliance at all times with all of its obligations under any Tax Protection Agreement, and (B) avoid liability for any indemnification or other payment under any Tax Protection Agreement.

        Section 6.4    No Control of Other Party's Business.    Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's or any Parent Subsidiary's operations prior to the Company Merger Effective Time, and nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct Company or any Company Subsidiary's operations prior to the Partnership Merger Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

ARTICLE VII

COVENANTS

        Section 7.1    Preparation of the Form S-4 and the Joint Proxy Statement; Stockholder Meetings; Listing Application.

          (a)   As soon as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and file with the SEC the Joint Proxy Statement in preliminary form for inclusion in Parent's Form S-4 to be filed by Parent with the SEC, (ii) Parent shall prepare and file with the SEC the Form S-4 with respect to the Parent Common Stock issuable in the Company Merger, which will include the Joint Proxy Statement with respect to the Company Stockholder Meeting and Parent Stockholder Meeting, and (iii) Parent shall prepare and cause to be submitted to the NYSE the application and other agreements and documentation necessary for the listing of the Parent Common Stock issuable in the Company Merger on the NYSE. Each of the Company and Parent shall use its commercially reasonable efforts to (v) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (w) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, (x) mail or deliver the Joint Proxy Statement to its respective stockholders as promptly as practicable after the Form S-4 is declared effective and (y) keep the Form S-4 effective for so long as necessary to complete the Mergers. Parent shall use its commercially reasonable efforts to have the application for the listing of the Parent Common Stock accepted by the NYSE as promptly as is practicable following submission. Each of the Company and Parent shall cooperate with the other Party in connection with the preparation of the Form S-4 and Joint Proxy Statement and the preparation and filing of the NYSE listing application, including, but not limited to, furnishing to the other Party any and all information concerning itself, its Affiliates and the holders of its capital stock as may be required or reasonably requested to be disclosed therein as promptly as possible after the date hereof and providing such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement. The Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other Party to be included therein. The Parties shall notify each other promptly of the receipt of any comments from the SEC or its staff or the NYSE and of any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement or from the NYSE for amendments of supplements to the NYSE listing application or for additional information. Each Party shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff or the NYSE, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC or its staff or from the NYSE listing application and advise the other Party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC or its staff or from the NYSE with respect to the listing application. Each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC or is staff with respect to the Joint Proxy Statement, and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comment from the SEC or its staff with respect to the

  Form S-4 and to any comments from the NYSE with respect to the NYSE listing application. Notwithstanding the foregoing, prior to (x) filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, or (y) submitting the NYSE listing application to the NYSE or responding to any comments of the NYSE with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity (subject to any time constraints that may be imposed by applicable Law, regulation, or customary practice) to review and comment on such document or response (including the proposed final version of such document or response and shall give reasonable and good faith consideration to any comments thereon made by the other Party or its counsel and, with respect to clause (x) above, each of the Company and Parent also shall have consented to the filing and mailing contemplated therein (which consent shall not be unreasonably withheld, conditioned or delayed). Parent shall advise the Company, promptly after it receives notice thereof, (A) of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Company Merger for offering or sale in any jurisdiction, and Parent shall use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated and (B) of the time the NYSE listing application is accepted. Parent shall take any other action required to be taken under the Securities Act, the Exchange Act, NYSE rules and regulations, any applicable foreign or state securities or "blue sky" Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Company Merger, and the Company shall furnish to Parent all information concerning the Company and the Company's stockholders as may be reasonably requested in connection with any such actions. Parent shall also take any other action required to be taken under the Securities Act, any applicable foreign or state securities or "blue sky" Laws and the rules and regulations thereunder in connection with the issuance of the New Partnership OP Units in the Partnership Merger, and Company shall furnish all information concerning Company, the Partnership and the holders of the Partnership OP Units as may be reasonably requested in connection with any such actions.

          (b)   If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, any event occurs with respect to the Company, any Company Subsidiary or Parent or any of the Parent Subsidiaries, or any change occurs with respect to other information to be included in the Form S-4 of the Joint Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Form S-4 or the Joint Proxy Statement, the Company or Parent, as the case may be, shall promptly notify the other Party of such event and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4.

          (c)   As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting for the purpose of seeking the Company Stockholder Approval; provided, that such record date shall not be more than ninety (90) days prior to the established date of the Company Stockholder Meeting. The Company shall use its commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to the stockholders of the Company entitled to vote at the Company Stockholder Meeting and to hold the Company Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall, through the Company Board, give the Company Recommendation, include the Company Recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board shall have made a Change in Company Recommendation, as permitted by and determined in accordance with Section 7.4. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall make one or more successive postponements or adjournments of the Company Stockholder Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies and votes in favor of the Company Stockholder Approval; provided, that the Company Stockholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (excluding any postponement or adjournments required by applicable Law) without the consent of Parent. Unless this Agreement is terminated in accordance with Section 9.1, nothing contained in this Agreement shall be deemed to relieve the Company of its obligation to submit the approval of the Company Merger and the other transactions contemplated hereby to its stockholders for a vote on the approval thereof.

          (d)   As promptly as practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent's Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting for the purpose of seeking the Parent Stockholder Approval; provided, that such record date shall not be more than ninety (90) days prior to the established date of the Parent Stockholder Meeting. Parent shall use its commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Parent entitled to vote at the Parent Stockholder Meeting and to hold the Parent Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall, through the Parent Board, give the Parent Recommendation, include the Parent Recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Parent Stockholder Approval, except to the extent that the Parent Board shall have made a Change in Parent Recommendation, as permitted by and determined in accordance with Section 7.4. Notwithstanding the foregoing provisions of this Section 7.1(d), if, on a date for which the Parent Stockholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present, Parent shall make one or more successive postponements or adjournments of the Parent Stockholder Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies and votes in favor of the Parent Stockholder Approval; provided, that the Parent Stockholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Parent Stockholder Meeting was originally scheduled (excluding any postponements or adjournments required by applicable Law) without the consent of the Company. Nothing contained in this Agreement shall be deemed to relieve Parent of its obligation to submit the issuance of the Parent Common Stock in the Company Merger to its stockholders for a vote on the approval thereof.

          (e)   The Company and Parent will use their respective commercially reasonable efforts to hold the Company Stockholder Meeting and the Parent Stockholder Meeting on the same date and as soon as promptly and reasonably practicable after the date of this Agreement.

        Section 7.2    Other Filings.    In connection with and without limiting the obligations under Section 7.1, as soon as practicable following the date of this Agreement, the Company, Parent, Merger Sub and Merger Partnership each shall (or shall cause their applicable Subsidiaries to) use their commercially reasonable efforts to properly prepare and file any other filings required under the Exchange Act or any other Law relating to the Mergers (including filings, if any, required under the HSR Act) (collectively, the "Other Filings"). Each of the Parties shall (and shall cause their Affiliates to) promptly notify the other Parties of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by the SEC or any other Governmental Authority or official, and each of the Parties shall supply the other Parties with copies of all correspondence between it and each of its Subsidiaries and representatives, on the one hand, and the SEC or the members of its staff or any other appropriate governmental official, on the other hand, with respect to any of the Other Filings, except, in each case, that confidential competitively sensitive business information may be redacted from such exchanges. Each of the Parties shall promptly obtain and furnish the other Parties with (a) the information which may be reasonably required in order to make such Other Filings and (b) any additional information which may be requested by a Governmental Authority and which the Parties reasonably deem appropriate; provided that the Parties may, as they deem advisable and necessary, designate any sensitive materials provided to the other under this Section 7.2 as "outside counsel only" (in which case such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the Party providing such materials). To the extent reasonably practicable, neither the Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

        Section 7.3    Additional Agreements.    Subject to the terms and conditions herein provided, but subject to the obligation to act in good faith, and subject at all times to the Company's and its directors' and the Parent's and its directors', as applicable, right and duty to act in a manner consistent with their duties, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Mergers and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including, without limitation, any that are required to be obtained under any Law or any contract, agreement or instrument to which the Company or any Company Subsidiary or Parent or any Parent Subsidiary, as applicable, is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Mergers, to effect all necessary registrations and Other Filings and submissions of information requested by a Governmental Authority, and to use its reasonable best efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the Mergers.

        Section 7.4    No Solicitations.

        (a)   Except as expressly provided by this Agreement, from and after the date hereof until the earlier of the Company Merger Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the Company and Parent shall not, shall not permit any Subsidiary to, and shall not authorize any of their respective Representatives to (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information), any inquiries, proposals or offers, or the making, of any proposal, inquiry or offer by or with a Third Party (as defined below) with respect to, or that constitutes or would reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations or provide any nonpublic information or data to any Person relating to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iii) approve or recommend any Acquisition Proposal (other than in connection with the transactions contemplated by this Agreement), (iv) approve or execute or enter into any merger agreement or other similar transaction agreement or joint venture agreement or any letter of intent, term sheet, indication of interest or similar agreement related to, or that would reasonably be expected to lead to, any Acquisition Proposal (an "Acquisition Agreement"), in each case, other than a

Company Acceptable Confidentiality Agreement, with respect to Company, or a Parent Acceptable Confidentiality Agreement, with respect to Parent, as applicable, in each case, that is entered into in accordance with the terms of this Section 7.4, (v) take any action to make any Takeover Statute inapplicable to any Person or any Acquisition Proposal, other than Parent, its Subsidiaries and the Mergers, or (vi) propose publicly or agree to do any of the foregoing; provided, however, that, at any time prior to the Company Stockholder Approval or the Parent Stockholder Approval, as applicable, if the Company or Parent receives a bona fide written Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of this Section 7.4(a), the Company or Parent, as applicable, may (x) seek to clarify and understand the terms and conditions of any such Acquisition Proposal made by any Person to determine whether such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and (y) inform such Person that has made or, to the knowledge of the Company or Parent, as applicable, is considering making an Acquisition Proposal of the provisions of this Section 7.4.

        (b)   Notwithstanding the limitations set forth in Section 7.4(a), but subject to compliance with Section 7.4(c) and Section 7.4(e) , if the Company or Parent receives, following the date hereof but prior to the Company Stockholder Meeting or the Parent Stockholder Meeting, as applicable, a bona fide written Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of this Section 7.4(a), then the Company or Parent, as applicable, may furnish, or cause to be furnished, non-public information with respect to it and its Subsidiaries to the Person who made such Acquisition Proposal (a "Third Party") and may participate in discussions and negotiations regarding such Acquisition Proposal only if (i) the Company Board or Parent Board, as applicable, determines in good faith (after consultation with outside legal counsel) that failure to do so would be reasonably likely to be inconsistent with its duties to the Company or Parent, as applicable, under applicable Law, (B) the Company Board or Parent Board, as applicable, determines in good faith (after consultation with outside legal and financial advisors) that such Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal, and (C) prior to the furnishing of any information to the Person making the Acquisition Proposal, the Company receives from such Person an executed Company Acceptable Confidentiality Agreement or Parent receives from such Person an executed Parent Acceptable Confidentiality Agreement, as applicable. Company or Parent, as applicable, shall provide the other Party with a copy of any non-public information or data provided to any Third Party pursuant to the prior sentence prior to or simultaneously with furnishing such information to such Third Party (except to the extent it has already been provided).

        (c)   Each Party shall promptly notify (but in any event within one (1) Business Day) the other Party orally, and promptly thereafter confirm in writing, of its receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company or any Company Subsidiary, or Parent or any Parent Subsidiary, as applicable, by any Person that informs the Company or any Company Subsidiary or Parent or any Parent Subsidiary, as applicable, that such Person is considering making, or has made, an Acquisition Proposal. Such notice shall indicate the identity of the Person making the Acquisition Proposal or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such request and shall attach a copy of any written Acquisition Proposal (or summary of the terms of any oral Acquisition Proposal) and related documentation that sets forth any terms of such Acquisition Proposal. Each Party shall also promptly, and in any event within two (2) Business Days, (i) notify the other Party if it enters into discussions or negotiations concerning any Acquisition Proposal or provides non-public information or data to any Person in accordance with this Section 7.4(c), and (ii) keep the other Party reasonably apprised in all material respects of the status and terms of any such proposals, discussions or negotiations on a timely basis, including by promptly providing copies of documentation or correspondence relating thereto.

        (d)   Except as provided in Section 7.4(e) or Section 7.4(f), and subject to Section 9.1(d) and Section 9.1(e) hereof, prior to the Company Stockholder Approval or the Parent Stockholder Approval,

as applicable, neither the Company Board, the Parent Board nor any committee thereof, as applicable, may withhold, withdraw or modify in any manner adverse to the other Party, the Company Recommendation or take an action to make a Takeover Statute inapplicable to any Third Party (a "Change in Company Recommendation") or the Parent Recommendation or take an action to make a Takeover Statute inapplicable to any Third Party (a "Change in Parent Recommendation"), respectively.

        (e)   Notwithstanding anything in this Agreement to the contrary, but subject to compliance with the terms of this Section 7.4(e), the Company Board or the Parent Board, as applicable, may make a Change in Company Recommendation or a Change in Parent Recommendation, as applicable (and in the event that the Company Board or the Parent Board, as applicable, determines an Acquisition Proposal to be a Superior Proposal, in accordance with this Section 7.4, terminate this Agreement pursuant to Section 9.1), if (i) (A) in the absence of an Acquisition Proposal, a material development or change in circumstances (other than, and not related to, an Acquisition Proposal) that (x) affects the business, assets or operations of the Company or Parent, (y) was not known or reasonably foreseeable to the Company Board or the Parent Board, as applicable, on the date of this Agreement (assuming consultations with appropriate officers and Representatives of the Company or Parent, as applicable), and (z) did not result primarily from or arise out of the announcement or pendency of, or any actions required to be taken pursuant to (or prohibited by) this Agreement and did not result from a Willful Breach of this Agreement by the Company or Parent, as applicable, occurs or arises after the date of this Agreement, which material development or change in circumstances becomes known to the Company Board or the Parent Board, as applicable, prior to the Company Stockholder Meeting or the Parent Stockholder Meeting, as applicable, and (B) the Company Board or the Parent Board, as applicable, has concluded in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with the applicable directors' duties under applicable Law or (ii) if and only if (A) an unsolicited bona fide written Acquisition Proposal is made to the Company or Parent, as applicable, and is not withdrawn, (B) the Company Board or the Parent Board, as applicable, has concluded in good faith (after consultation with outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Company Board or Parent Board, as applicable, has concluded in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with the applicable directors' duties under applicable Law, (D) three (3) Business Days (the "Notice Period") shall have elapsed since the Party proposing to take such action has given written notice to the other Party advising such Party that the notifying Party intends to take such action and specifying in reasonable detail the reasons therefor, including, if applicable, a copy of the Superior Proposal that is the basis of the proposed action (a "Notice of Recommendation Change"), which Notice of Recommendation Change or the decision resulting in one shall not be deemed a Change in Company Recommendation or a Change in Parent Recommendation, as applicable, for any purpose of this Agreement, (E) during such Notice Period, the notifying Party shall have negotiated in good faith with the other Party, to the extent the other Party wishes to negotiate, and (F) the Company Board or the Parent Board, as applicable, following such Notice Period, again reasonably determine in good faith (after consultation with outside legal counsel, and taking into account any proposed adjustment or modification of the terms of this Agreement irrevocably agreed to by the other Party) that failure to do so would be inconsistent with the applicable directors' duties under applicable Law; provided, however, that in the event of any material change in the terms or conditions of a Superior Proposal that is the subject of a Notice of Recommendation Change, the Company shall, in each case, have delivered to Parent an additional Notice of Recommendation Change and the Notice Period shall have recommenced, except that in the event of such recommencement the "Notice Period" shall be deemed to be two (2) Business Days. For the avoidance of doubt, compliance with this Section 7.4(e)(ii) with respect to a particular Acquisition Proposal shall not relieve the notifying Party of its obligation to fully comply with this Section 7.4(e)(ii) with respect to any amended Acquisition Proposal or any other Acquisition Proposal (whether made by the same or a different Person).

        (f)    Nothing contained in this Section 7.4 shall prohibit either Party or its Subsidiaries from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, or from issuing a "stop, look and listen" statement pending disclosure of its position thereunder.

        (g)   Upon execution of this Agreement, the Company agrees that it will cease immediately, and cause to be terminated, any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal and promptly request each such Person to return or destroy all confidential information furnished to such Person on behalf of the Company in connection with any such actual or potential Acquisition Proposal.

        Section 7.5    Officers' and Directors' Indemnification.

        (a)   In the event of any threatened or actual Action, whether civil, criminal or administrative, including, without limitation, any such Action in which any person who is at the date hereof, or has been at any time prior to the date hereof, or who becomes during the period from the date hereof through the date of the Company Merger Effective Time, a manager, director, officer, trustee, employee, fiduciary or agent of the Company or any of the Company Subsidiaries (each, an "Indemnified Party" and collectively, the "Indemnified Parties") and acting in such capacity is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries, or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising at or before or after the Company Merger Effective Time, the Parties agree, to the fullest extent authorized or permitted by applicable Law, as now or hereinafter in effect, to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Company Merger Effective Time, the Surviving Corporation and Parent shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each Indemnified Party against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual Action, and in the event of any such threatened or actual Action (whether asserted or arising at or before or after the Company Merger Effective Time), (A) the Company and, after the Company Merger Effective Time, the Surviving Corporation and Parent shall promptly pay expenses in advance of the final disposition of any such threatened or actual Action to each Indemnified Party to the fullest extent permitted by applicable Law, (B) the Indemnified Parties may retain counsel satisfactory to them, and the Company, Parent and the Surviving Corporation shall pay all fees and expenses of such counsel for the Indemnified Parties within thirty (30) days after statements therefor are received, and (C) the Company and, after the Company Merger Effective Time, Parent and the Surviving Corporation will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided, however, that none of the Company, the Surviving Corporation or Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided further that the Company, the Surviving Corporation and Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification by such entities of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Any Indemnified Party wishing to claim indemnification under this Section 7.5(a), upon learning of any such threatened or actual Action, shall promptly notify the Company and, after the Company Merger Effective Time, the Surviving Corporation and Parent thereof; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Parent except to the extent, if any, such failure to promptly notify materially prejudices such party.

        (b)   Each of the Buyer Parties agrees that all rights to indemnification existing in favor of, and all limitations on the personal liability of, each Indemnified Party provided for in the respective charters or bylaws (or other applicable organizational documents) of the Company and the Company Subsidiaries or otherwise in effect as of the date hereof shall survive the Mergers and continue in full force and effect for a period of six (6) years from the Company Merger Effective Time and, at the Company Merger Effective Time, shall become the joint and several obligations of Parent, the Surviving Corporation and any applicable Company Subsidiary; provided, however, that all rights to indemnification in respect of any claims (each, a "Claim") asserted or made within such period shall continue until the final disposition of such Claim. From and after the Company Merger Effective Time, each of the Buyer Parties also agrees to jointly and severally indemnify and hold harmless the present and former officers and directors of the Company and the Company Subsidiaries in respect of acts or omissions occurring prior to the Company Merger Effective Time to the extent provided in any written indemnification agreements between the Company and/or one or more Company Subsidiaries and such officers and directors as listed in Section 7.5(b) of the Company Disclosure Schedule.

        (c)   Prior to the Company Merger Effective Time, Parent shall direct the Surviving REIT Entity to purchase a non-cancelable extended reporting period directors' and officers' liability insurance coverage for the Company's directors and officers in the same form as presently maintained by the Company, which shall provide such directors and officers with coverage for six (6) years following the Company Merger Effective Time of not less than the existing coverage under, and have other terms not less favorable to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company as of the date hereof (or if insurance coverage that is no less favorable is unavailable, the best available coverage); provided, that the Surviving REIT Entity shall not be required to pay an annual premium therefor in excess of 250% of the last annual premium paid prior to the date of this Agreement (such 250% amount, the "Maximum Premium"); provided further, that if the annual premiums for such insurance exceeds the Maximum Premium, Parent shall cause the Surviving REIT Entity to maintain the most favorable policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. Parent shall cause the Surviving REIT Entity to maintain such policies in full force and effect, and continue to honor all obligations thereunder.

        (d)   Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 7.5 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.5 applies without the consent of each such affected indemnitee. This Section 7.5 is intended for the irrevocable benefit of, and to grant third party beneficiary rights to, the Indemnified Parties and shall be binding on all successors of Parent and the Surviving REIT Entity. Each of the Indemnified Parties shall be entitled to enforce the provisions of this Section 7.5.

        (e)   In the event that, following the Company Merger Effective Time, the Surviving REIT Entity or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving REIT Entity or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any Person or (iii) commences a dissolution, liquidation, assignment for the benefit of creditors or similar action, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving REIT Entity, as the case may be, assume the obligations set forth in this Section 7.5(e).

        Section 7.6    Access to Information; Confidentiality.

        (a)   Between the date hereof and the Company Merger Effective Time, or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, to the extent permitted by applicable Law, each Party shall, and shall cause each of its Subsidiaries to, (i) furnish Company or Parent, as applicable, with such financial and operating data and other information with respect to the business, properties, offices, books, contracts, records and personnel of the Company and the Company Subsidiaries or Parent and Parent Subsidiaries, as applicable, as the Company or Parent, as applicable, may from time to time reasonably request, (ii) subject to the terms of the Company Leases, use its commercially reasonable efforts to facilitate reasonable access for the Company or Parent, as applicable, and its authorized representatives (including counsel, financial advisors and auditors) during normal business hours, and upon reasonable advance notice, to all Company Properties or Parent Properties, as applicable; provided that no investigation pursuant to this Section 7.6 shall affect or be deemed to modify any of the representations or warranties made by the Company or Parent, as applicable, hereto and all such access shall be coordinated through the Company or Parent, as applicable, or its respective designated representatives, in accordance with such reasonable procedures as they may establish.

        (b)   Prior to the Company Merger Effective Time, each of the Buyer Parties shall hold nonpublic information, including any information exchanged pursuant to this Section 7.6 in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms contained in that certain confidentiality agreement between Parent and the Company dated May 27, 2016 (the "Confidentiality Agreement"), which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

        (c)   Prior to the Company Merger Effective Time, each of the Company Parties shall hold nonpublic information, including any information exchanged pursuant to this Section 7.6 in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms contained in that certain confidentiality agreement between Parent and the Company, dated August 25, 2016 (the "Parent Confidentiality Agreement"), which shall remain in full force and effect pursuant to the terms thereof notwithstanding any termination of this Agreement.

        Section 7.7    Public Announcements.    So long as this Agreement is in effect, the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement and, except as otherwise permitted or required by this Agreement, none of the Company or the Parent shall issue any such press release or make any such public statement or filing prior to obtaining the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a Party may, without the prior consent of the other Party, issue any such press release or make any such public statement or filing as may be required by Law, order or the applicable rules of any stock exchange or quotation system if (i) for any reason it is not reasonably practicable to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement or (ii) the Party issuing such press release or making such public statement has used its reasonable best efforts to consult with the other Party and to obtain such Party's consent but has been unable to do so in a timely manner through no fault of such issuing Party. In this regard, the Parties shall make a joint public announcement of the Mergers contemplated hereby no later than the opening of trading on the NYSE on the Business Day following the date on which this Agreement is signed.

        Section 7.8    Employee Benefit Arrangements.

        (a)   Nothing in this Agreement shall confer upon any Company Employee any right to continue in the employ or service of Parent, the Surviving REIT Entity or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving REIT Entity or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 7.8 shall (i) be deemed or construed to be an amendment or other modification of any Company Employee Program, or (ii) create any third party rights in any current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

        (b)   After the Company Merger Effective Time, Parent shall, and shall cause the Surviving REIT Entity to, honor all obligations under the agreements that are listed in Section 7.8(b) of the Company Disclosure Schedule.

        Section 7.9    Certain Tax Matters.

        (a)   Each of Parent and the Company shall use their respective commercially reasonable efforts (before and, as relevant, after the Company Merger Effective Time) to cause the Company Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Provided the Company shall have received the opinion of counsel referred to in Section 8.3(e) and Parent shall have received the opinion of counsel referred to in Section 8.2(e), the Parties shall treat the Company Merger as a "reorganization" under Section 368(a) of the Code and no Party shall take any position for Tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

        (b)   Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, "Transfer Taxes"), and shall cooperate in attempting to minimize the amount of Transfer Taxes. Subject to Article III, from and after the Company Merger Effective Time, Company and Partnership (or Parent) shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of shares of Parent Common Stock or Parent OP Units, all Transfer Taxes.

        (c)   Each of Parent, the Surviving REIT Entity, and their Affiliates covenants and agrees that from and after the Closing it will, or will cause the Surviving REIT Entity to take all actions, or forbear from taking all actions, within its control, as necessary to ensure that each of the Company and Parent will be classified as a REIT for the taxable year of such entity that includes the Closing Date, and will not take or permit any of its Subsidiaries to take, within their control, any action which is inconsistent with such REIT qualification. The Parent and the Company shall cooperate to cause each TRS of the Parent to jointly elect with the Company to be treated as a TRS of the Company, effective as of the Closing Date.

        (d)   Parent shall use the "traditional method" as set forth in Treasury Regulations Section 1.704-3 (or any successor provision) with respect to American Farmland Advisor LLC and/or the assets thereof to account for any variation between the adjusted basis of such property to Parent for income tax purposes and its fair market value at the time of (i) the contribution of American Farmland Advisor LLC to the Partnership, or (ii) the Partnership Merger.

        (e)   The Company shall use commercially reasonable efforts to take such actions within its control to cause the Partnership to have no more than 25 limited partners at the time of the Partnership Merger.

        Section 7.10    Notification of Certain Matters; Transaction Litigation

        (a)   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

        (b)   Promptly following becoming aware, the Company shall give notice to Parent, and Parent shall give prompt notice to Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that, if uncured, it would be reasonably expected that the applicable closing conditions would not be capable of being satisfied by the Drop-Dead Date; or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that, if uncured, it would result in any of the applicable closing conditions set forth in Article VIII not to be satisfied; provided, that no such notification (or failure to give such notification) shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by the Company, Parent or their respective Representatives to provide such prompt notice under this Section 7.11(b) shall not constitute a breach of covenant for purposes of Section 8.2(b) or Section 8.3(b) or Section 9.3(b)(i) or Section 9.3(c)(i).

        (c)   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any Action commenced or, to the Company's Knowledge or Parent's Knowledge, as applicable, threatened against, relating to or involving such Party or any Company Subsidiary or Parent Subsidiary, respectively, that relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement. The Company shall give Parent the opportunity to reasonably participate in the defense and settlement of any litigation against Company and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent shall give the Company the opportunity to reasonably participate in the defense and settlement of any litigation against Parent and/or its directors relating to this Agreement and the transactions contemplated hereby.

        Section 7.11    Section 16 Matters.    Prior to the Company Merger Effective Time, the Company and Parent shall, as applicable, take all such steps to cause any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) or acquisitions of Parent Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act. Upon request, the Company shall promptly furnish Parent with all requisite information for Parent to take the actions contemplated by this Section 7.12.

        Section 7.12    Voting of Shares.    Parent shall vote all shares of Company Common Stock beneficially owned by it or any of the Parent Subsidiaries as of the record date for the Company Stockholder Meeting, if any, in favor of approval of the Company Merger. The Company shall vote all shares of Parent Common Stock beneficially owned by it or any of the Company Subsidiaries as of the record date for the Parent Stockholders Meeting, if any, in favor of approval of the issuance of the Parent Common Stock to be issued in the Company Merger.

        Section 7.13    Termination of Company Equity Incentive Plan.

        (a)   Prior to the Company Merger Effective Time, the Company Board shall adopt such resolutions or take such other actions as may be required by the Company Equity Incentive Plan no later than immediately prior to the Company Merger Effective Time to effect the intent of Article III hereof.

        (b)   If requested by Parent, the Company shall (or shall cause each applicable Company Subsidiary to), not earlier than ten (10) business days prior to the Closing Date, terminate each Company Employee Program intended to be qualified under Section 401(a) of the Code as of the day prior to the Closing Date (but contingent upon the occurrence of the Mergers) and adopt all required compliance amendments pursuant to written resolutions, the form and substance of which are reasonably satisfactory to Parent.

        Section 7.14    Governance.    Prior to the Company Merger Effective Time, the Parent Board shall adopt resolutions (subject to and effective immediately following the Company Merger Effective Time), and the Parent Board shall take all other actions necessary so that, effective immediately following the Company Merger Effective Time, the number of directors that will comprise the full Parent Board shall be increased by two (2) and the Parent Board shall elect each of D. Dixon Boardman and Thomas S.T. Gimbel to the Parent Board.

        Section 7.15    Takeover Statutes.    The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

        Section 7.16    Tax Representation Letters.

        (a)   The Company Parties shall (i) use their commercially reasonable efforts to obtain or cause to be provided, as appropriate, the opinions of counsel referred to in Section 8.2(c) and Section 8.3(e), (ii) deliver to Goodwin Procter LLP, counsel to the Company, and Morrison & Foerster LLP, counsel to Parent, or other counsel described in Section 8.2(c) and Section 8.3(d), respectively, a tax representation letter, dated as of the Closing Date and signed by an officer of the Company and the Partnership, in form and substance as previously provided by such counsel and reasonably acceptable to such counsel, which such representations shall be subject to such changes and modifications from the language previously provided as may be deemed necessary or appropriate by Goodwin Procter LLP or Morrison & Foerster LLP, or such other counsel described in Section 8.2(c) and Section 8.3(d), and shall be reasonably acceptable to and approved by Parent and the Company, respectively (in either case, which approval shall not be unreasonably conditioned, withheld or delayed), containing representations of the Company Parties for purposes of rendering the opinions described in Section 8.2(c) and Section 8.3(d), and (iii) deliver to Morrison & Foerster LLP, counsel to Parent, and Goodwin Procter LLP, counsel to the Company, or other counsel described in Section 8.2(e) and Section 8.3(e), respectively, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of the Company and the Partnership, in form and substance as shall be mutually agreeable to the Company and Parent containing representations of the Company Parties as shall be reasonably necessary or appropriate to enable Morrison & Foerster LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, respectively, as described in Section 8.2(e), and Goodwin Procter LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, respectively, as described in Section 8.3(e).

        (b)   The Buyer Parties shall (i) use their commercially reasonable efforts to obtain or cause to be provided, as appropriate, the opinions of counsel referred to in Section 8.2(e) and Section 8.3(d), (ii) (A) deliver to Morrison & Foerster LLP, counsel to Parent, or other counsel described in Section 8.3(d), a tax representation letter, dated as of the Closing Date and signed by an officer of Parent and Parent OP, in form and substance as previously provided by such counsel and reasonably acceptable to such counsel, containing representations of the Buyer Parties for purposes of rendering the opinion described in Section 8.3(d), and (B) to deliver to Goodwin Procter LLP, counsel to the Company, or other counsel described in Section 8.2(c), a tax representation letter, dated as of the Closing Date and signed by an officer of Parent and Parent OP, in form and substance as previously provided by such counsel and reasonably acceptable to such counsel, containing representations of the Buyer Parties for purposes of rendering the opinion described in Section 8.2(c), which such representations shall be subject to such changes and modifications from the language previously provided as may be deemed necessary or appropriate by Morrison & Foerster LLP (or such other Parent counsel rendering such opinion) and by Goodwin Procter LLP (or such other Company counsel rendering the opinion) and shall be reasonably acceptable to and approved by Parent and the Company (in either case, which approval shall not be unreasonably conditioned, withheld or delayed), and (iii) deliver to Morrison & Foerster LLP, counsel to Parent, and Goodwin Procter LLP, counsel to the Company, or other counsel described in Section 8.2(e) and Section 8.3(e), respectively, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Parent and Parent OP, in form and substance as shall be mutually agreeable to the Company and Parent, containing representations of the Buyer Parties as shall be reasonably necessary or appropriate to enable Morrison & Foerster LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.2(e), and Goodwin Procter LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.3(e).

        Section 7.17    Dividends.    In the event that a distribution with respect to the shares of Company Common Stock permitted under the terms of this Agreement has (i) a record date prior to the Company Merger Effective Time and (ii) has not been paid as of the Company Merger Effective Time, the holders of shares of Company Common Stock and OP Units shall be entitled to receive such distribution from the Company (or Partnership, as applicable) as of immediately prior to the time such shares are exchanged pursuant to Article III of this Agreement.

        Section 7.18    Registration Rights Agreements.    At the Closing, (a) the Company shall cause the Registration Rights Agreement set forth in Section 7.18 of the Company Disclosure Schedule to be terminated, and (b) Parent shall enter into a customary registration rights agreement with each of the holders of Partnership OP Units identified in the Registration Rights Agreement set forth in Section 7.18 of the Company Disclosure Schedule who receive Parent OP Units in connection with the Partnership Merger, which agreement shall require that Parent register the issuance of shares of Parent Common Stock upon redemption of the holders' Merger Partnership OP Units and the subsequent resale of shares of Parent Common Stock under the Securities Act, unless such registration is otherwise not required under the Securities Act pursuant to Rule 144 thereunder.

        Section 7.19    Financing Cooperation.    The Company shall, and shall cause the Company Subsidiaries and their respective Representatives to, use their reasonable best efforts to cooperate in connection with the arrangement or expansion of any debt facility or mortgage as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries), including (i) using commercially reasonable efforts to assist Parent in obtaining subordination, non-disturbance and attornment agreements, appraisals, surveys, title insurance, environmental reports, estoppels and certificates from tenants and lenders and other documentation as may be reasonably requested by Parent; and (ii) subject to the provisions and restrictions set forth in Section 7.6(a), cooperating in connection with any site visit and/or appraisal of any property as reasonably requested by Parent; provided that, in no event, shall the Company or any Company Subsidiaries (A) be obligated to incur liability, pay costs or other monies with respect to any action taken or cooperation provided pursuant to this Section 7.19 and (B) enter into any irrevocable agreement that creates a binding obligation on the Company prior to the Company Merger Effective Time.

ARTICLE VIII

CONDITIONS TO THE MERGERS

        Section 8.1    Conditions to the Obligations of Each Party to Effect the Mergers.    The respective obligations of each Party to this Agreement to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or waiver by consent of the other Party, to the extent allowed by applicable Law, at or prior to the Company Merger Effective Time, of each of the following conditions:

          (a)    Stockholder Approvals.    Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

          (b)    No Prohibitive Laws.    No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, makes illegal the consummation of the Mergers or any of the other transactions contemplated by this Agreement.

          (c)    No Injunctions, Orders or Restraints; Illegality.    No preliminary or permanent injunction or other order issued by a Governmental Authority shall be in effect which would have the effect of (i) making the consummation of the Mergers or any of the other transactions contemplated by this Agreement illegal, or (ii) otherwise prohibiting the consummation of the Mergers; provided, however, that prior to a Party asserting the failure of this condition, such Party shall have complied in all material respects with Section 7.2.

          (d)    Registration Statement.    The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened by the SEC and not withdrawn.

          (e)    Listing.    The shares of Parent Common Stock to be issued in the Company Merger shall have been approved for listing on the NYSE, subject to official notice of issuance, at or prior to the Closing.

        Section 8.2    Conditions to Obligations of the Buyer Parties.    The obligations of the Buyer Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are further subject to the satisfaction or, to the extent allowed by applicable Law, waiver by Parent, at or prior to the Company Merger Effective Time, of each of the following additional conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of the Company and the Partnership contained in Section 4.1 (Existence, Good Standing; and Compliance with Law), Section 4.2 (Authority), Section 4.4 (Subsidiary Interests), Section 4.5 (Other Interests), Section 4.10(d) (Absence of Certain Changes), Section 4.17 (Opinions of Financial Advisors), Section 4.18 (Vote Required), Section 4.24 (Information Supplied), Section 4.28 (Investment Company Act) and Section 4.29 (Takeover Statutes) shall be true and correct in all material respects as of the date hereof and as of the Company Merger Effective Time as if made at and as of such time, (ii) the representations and warranties of the Company and the Partnership contained in Section 4.3 shall be true and correct in all but de minimis respects as of the date hereof and as of the Company Merger Effective Time, as if made at and as of such time, and (iii) each of the other representations and warranties of the Company and the Partnership contained in this Agreement shall be true and correct as of the date hereof and as of the Company Merger Effective Time, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the Company Merger Effective Time, in which case such representation or warranty shall be true and correct at and as of such time),with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that any exceptions and qualifications with regard to materiality or Company Material Adverse Effect contained therein shall be disregarded for purposes of this Section 8.2(a). Parent shall have received a certificate signed on behalf of each of the Company Parties, dated as of the Closing Date, to the foregoing effect.

          (b)    Performance of Obligations of the Company and the Partnership.    The Company and the Partnership shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Company Merger Effective Time, and Parent shall have received a certificate signed on behalf of each of the Company Parties, dated as of the Closing Date, to the foregoing effect.

          (c)    REIT Qualification Opinion.    Buyer Parties shall have received a tax opinion of Goodwin Procter LLP (or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent and the Company), substantially in the form of Exhibit A to this Agreement, dated as of the Closing Date, to the effect that, beginning with its taxable year ended December 31, 2012, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon the representation letters described in Section 7.16(a)(ii) and Section 7.16(b)(ii)(B)).

          (d)    Absence of Material Adverse Change.    Since the date of this Agreement, there shall not have occurred an event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

          (e)    Section 368 Opinion.    Parent shall have received the written opinion of Morrison & Foerster LLP (or other counsel as may be reasonably acceptable to Parent and the Company), substantially in the form of Exhibit B to this Agreement, dated as of the Closing Date and as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Company Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel shall rely upon the tax representation letters described in Section 7.16(a)(iii) and Section 7.16(b) (iii). The condition set forth in this Section 8.2(e) shall not be waivable after receipt of the Parent Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

        Section 8.3    Conditions to Obligations of the Company and the Partnership.    The obligations of the Company and the Partnership to effect the Mergers and to consummate the other transactions contemplated by this Agreement are further subject to the satisfaction or, to the extent allowed by applicable Law, waiver by the Company, at or prior to the Company Merger Effective Time, of each of the following additional conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of Parent and the Parent OP contained in Section 5.1 (Existence, Good Standing; and Compliance with Law), Section 5.2 (Authority), Section 5.4 (Subsidiary Interests), Section 5.5 (Other Interests), Section 5.10(d) (Absence of Certain Changes), Section 5.17 (Opinion of Financial Advisor), Section 5.18 (Vote Required), and Section 5.24 (Information Supplied), shall be true and correct in all material respects as of the date hereof and as of the Company Merger Effective Time as if made at and as of such time, (ii) the representations and warranties of Parent and Parent OP contained in Section 5.3 shall be true and correct in all but de minimis respects as of the date hereof and as of the Company Merger Effective Time, as if made at and as of such time, and (iii) each of the other representations and warranties of Parent and the Parent OP contained in this Agreement shall be true and correct as of the date hereof and as of the Company Merger Effective Time, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the Company Merger Effective Time, in which case such representation or warranty shall be true and correct at and as of such time), with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided that any exceptions and qualifications with regard to materiality or Company Material Adverse Effect contained therein shall be disregarded for purposes of this Section 8.3(a). The Company shall have received a certificate signed on behalf of each of the Buyer Parties, dated as of the Closing Date, to the foregoing effect.

          (b)    Performance of Obligations of the Buyer Parties.    Each of the Buyer Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Company Merger Effective Time, and Company shall have received a certificate signed on behalf of each of the Buyer Parties, dated as of the Closing Date, to the foregoing effect.

          (c)    Absence of Material Adverse Change.    Since the date of this Agreement, there shall not have occurred an event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

          (d)    REIT Qualification Opinion.    The Company shall have received a tax opinion of Morrison & Foerster LLP (or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent and the Company), substantially in the form of Exhibit C to this Agreement, dated as of the Closing Date, to the effect that beginning with the Parent's taxable year ended December 31, 2014, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon the representation letters described in Section 7.16(a)(ii) and Section 7.16(b)(ii)(A).

          (e)    Section 368 Opinion.    The Company shall have received the written opinion of Goodwin Procter, LLP (or other counsel as may be reasonably acceptable to Parent and the Company), substantially in the form of Exhibit D to this Agreement, dated as of the Closing Date and as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel shall rely upon the tax representation letters described in Section 7.16(a)(iii) and Section 7.16(b) (iii). The condition set forth in this Section 8.3(e) shall not be waivable after receipt of the Company Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

        Section 9.1    Termination.    This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Company Merger Effective Time, whether before or after the receipt of Company Stockholder Approval, if applicable, as follows:

          (a)   by the mutual written consent of Parent and the Company;

          (b)   by either of the Company, on the one hand, or Parent, on the other hand, by written notice to the other Party:

              (i)  if, upon a vote at a duly held meeting of the Company's stockholders (or at any adjournment or postponement thereof), held to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained; provided, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to the Company if the failure to obtain such Company Stockholder Approval was primarily caused by any action or failure to act of the Company that constitutes a material breach of this Agreement;

             (ii)  if, upon a vote at a duly held meeting of holders of the Parent Common Stock (or at any adjournment or postponement thereof), held to obtain the Parent Stockholder Approval, the Parent Stockholder Approval is not obtained; provided that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to Parent if the failure to obtain such Parent Stockholder Approval was primarily caused by any action or failure to act of the Parent that constitutes a material breach of this Agreement;

            (iii)  if any Governmental Authority of competent jurisdiction shall have issued a final non-appealable order, decree, judgment, injunction or taken any other action (which order, decree, judgment, injunction or other action the Parties shall have used their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Mergers, and such order, decree, judgment, injunction or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the primary cause of, or resulted in, such order, decree, judgment, injunction or other action; or

            (iv)  if the consummation of the Mergers shall not have occurred on or before 5:00 p.m. (New York time) on March 31, 2017 (the "Drop Dead Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(iv) shall not be available to any Party whose failure to comply with any provision of this Agreement in a material respect has been the primary cause of, or resulted in, the failure of the Mergers to occur on or before the Drop Dead Date.

          (c)   by Parent upon written notice from Parent to the Company, if the Company or the Partnership breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure to be satisfied of a condition set forth in Section 8.2(a) or 8.2(b) and such condition is incapable of being satisfied by the Drop Dead Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if Parent is then in breach of any of its own respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 8.2(a) or 8.2(b) would not be satisfied;

          (d)   by the Company upon written notice from the Company to Parent, if Parent, Merger Sub or Merger Partnership breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure to be satisfied of a condition set forth in Section 8.3(a) or 8.3(b) and such condition is incapable of being satisfied by the Drop Dead Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if the Company is then in breach of any of its own respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 8.3(a) or 8.3(b) would not be satisfied;

          (e)   by Company upon written notice from the Company to Parent, at any time prior to the Company Stockholder Approval, in order to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.4; provided however that this Agreement may not be so terminated unless substantially concurrently with the occurrence of such termination the Break-up Fee is paid in full to Parent and an Acquisition Agreement is entered into with respect to such Superior Proposal (and in the event that such Acquisition Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination shall be null and void);

          (f)    by Company upon written notice from the Company to Parent prior to obtaining the Parent Stockholder Approval, if (x) the Parent Board shall (A) fail to include the Parent Recommendation in the Joint Proxy Statement, (B) make a Change in Parent Recommendation (provided that the Company's right to terminate this Agreement pursuant to this Section 9.1(f) in respect of a Change in Parent Recommendation shall expire fifteen (15) Business Days after the date on which the Company receives notice from Parent of such Change in Parent

  Recommendation), (C) after public announcement by any Person of an Acquisition Proposal with respect to Parent or Parent OP or an intention (whether or not conditional) to make such an Acquisition Proposal, or after any such Acquisition Proposal or intention shall have otherwise become publicly disclosed, fails to recommend against such Acquisition Proposal and to publicly reaffirm the Parent Recommendation within ten (10) Business Days of being requested to do so by Company, (D) recommend that the holders of the Parent Common Stock accept or approve any Acquisition Proposal (other than the Parent Recommendation), (E) approves, adopts, publicly endorses or recommends, or enters into or allows Parent or any Parent Subsidiary to enter into a definitive agreement for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement), or (F) if a tender offer or exchange offer for more than 50% of the Parent Common Stock is commenced by any Person and the Parent Board does not recommend against acceptance of such tender or exchange offer by its stockholders within 10 Business Days following commencement, or (y) Parent shall have Willfully Breached any of its obligations under Section 7.4(a);

          (g)   by Parent upon written notice from Parent to the Company, at any time prior to the Parent Stockholder Approval in order to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.4; provided however that this Agreement may not be so terminated unless substantially concurrently with the occurrence of such termination the Break-up Fee is paid in full to the Company and an Acquisition Agreement is entered into with respect to such Superior Proposal (and in the event that such Acquisition Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination shall be null and void);

          (h)   by Parent upon written notice from Parent to the Company prior to obtaining the Company Stockholder Approval, if (x) the Company Board shall (A) fail to include the Company Recommendation in the Joint Proxy Statement, (B) make a Change in Company Recommendation (provided that Parent's right to terminate this Agreement pursuant to this Section 9.1(h)) in respect of a Change in Company Recommendation shall expire fifteen (15) Business Days after the date on which Parent receives notice from the Company of such Change in Company Recommendation), (C) after public announcement by any Person of an Acquisition Proposal with respect to the Company or any Company Subsidiary or an intention (whether or not conditional) to make such an Acquisition Proposal, or after any such Acquisition Proposal or intention shall have otherwise become publicly disclosed, fails to recommend against such Acquisition Proposal and to publicly reaffirm the Company Recommendation within ten (10) Business Days of being requested to do so by Parent, (D) recommend that the holders of the Company Common Stock accept or approve any Acquisition Proposal (other the Company Recommendation), (E) approves, adopts, publicly endorses or recommends, or enters into or allows the Company or any Company Subsidiary to enter into a definitive agreement for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement), or (F) if a tender offer or exchange offer for more than 50% of the Company Common Stock is commenced by any Person and the Company Board does not recommend against acceptance of such tender or exchange offer by its Stockholders within 10 Business Days following commencement, or (y) the Company shall have Willfully Breached any of its obligations under Section 7.4(a).

        Section 9.2    Effect of Termination.

        (a)   Subject to the remainder of this Section 9.2 and to Section 9.3, in the event of the termination of this Agreement pursuant to Section 9.1, written notice thereof shall be given to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any of the Parties hereto, or any of their respective Representatives, and all rights and obligations of any Party shall cease, except for the Confidentiality

Agreement and the agreements contained in Section 7.6(b) (Confidentiality), Section 7.7 (Public Announcements), Section 9.2 (Effect of Termination), Section 9.3 (Fees and Expenses), Section 9.4 (Payment of Amount or Expense) and Article X (General Provisions) and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 9.1; provided, however, that except as set forth in this Section 9.2(a), nothing shall relieve any Party from liabilities or damages arising out of any fraud or Willful Breach by such Party of this Agreement. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

        (b)   If this Agreement is terminated by the Company pursuant to Section 9.1(e), or by Parent pursuant to Section 9.1(h), then the Company shall pay to Parent, subject to the provisions of Section 9.4(a), an amount in cash equal to $6,000,000 (the "Break-up Fee"). Payment of the Break-up Fee required by this Section 9.2(b) shall be payable by the Company to Parent by wire transfer of immediately available funds (i) in the case of termination of this Agreement by the Company under Section 9.1(e), substantially concurrently with the termination of the Agreement under Section 9.1(e), or (ii) in the case of termination of this Agreement by Parent under Section 9.1(h), within three (3) Business Days after the date of termination.

        (c)   If this Agreement is terminated by Parent pursuant to Section 9.1(g), or by the Company pursuant to Section 9.1(f), then Parent shall pay to the Company, subject to the provisions of Section 9.4(a), an amount in cash equal to the Break-up Fee. Payment of the Break-up Fee required by this Section 9.2(c) shall be payable by Parent to the Company by wire transfer of immediately available funds (i) in the case of termination of this Agreement by the Parent under Section 9.1(g), substantially concurrently with the termination of the Agreement under Section 9.1(g), or (ii) in the case of termination of this Agreement by the Company under Section 9.1(f), within three (3) Business Days after the date of termination.

        (d)   If (i) this Agreement is terminated by either the Company or Parent pursuant to Section 9.1(b)(i) or Section 9.1(b)(iv) or by Parent pursuant to Section 9.1(c), (ii) in the case of a termination pursuant to Section 9.1(b)(i), Section 9.1(b)(iv) or Section 9.1(c), (A) as of the date of termination, all conditions to the consummation of the Mergers set forth in Section 8.1(c) and Section 8.3 (other than Section 8.3(d) and Section 8.3(e)) have been satisfied or are capable of being satisfied on or prior to the Drop-Dead Date, and (B) there shall not have been a failure to obtain the Parent Shareholder Approval at a vote taken thereon at the duly convened Parent Shareholder Meeting (if previously held), (iii) after the date hereof and prior to the termination of this Agreement, the Company received a bona fide Acquisition Proposal (with, for all purposes of this Section 9.2(d), all percentages included in the definition of "Acquisition Proposal" increased to 50%) that has been publicly announced prior to the time of the Company Stockholder Meeting (with respect to a termination under Section 9.1(b)(i)) or prior to that date of termination of this Agreement (with respect to a termination under Section 9.1(b)(iv) or Section 9.1(c)), and (iv) within twelve (12) months after termination of this Agreement, the Company enters into an Acquisition Agreement with respect to an Acquisition Proposal (that is later consummated), then the Company shall pay to Parent, subject to the provisions of Section 9.4(a), an amount in cash equal to the Break-up Fee (less any expenses previously reimbursed) within three (3) Business Days of such consummation.

        (e)   If (i) this Agreement is terminated by either the Company or Parent pursuant to Section 9.1(b)(ii) or Section 9.1(b)(iv) or by the Company pursuant to Section 9.1(d), (ii) in the case of a termination pursuant to Section 9.1(b)(ii), Section 9.1(b)(iv) or Section 9.1(d), (A) as of the date of termination, all conditions to the consummation of the Mergers set forth in Section 8.1(c) and Section 8.2 (other than Section 8.2(d) and Section 8.2(e)) have been satisfied or are capable of being satisfied on or prior to the Drop-Dead Date, and (B) there shall not have been a failure to obtain the Company Shareholder Approval at a vote taken thereon at the duly convened Company Shareholder

Meeting (if previously held), (iii) after the date hereof and prior to the termination of this Agreement, Parent received a bona fide Acquisition Proposal (with, for all purposes of this Section 9.2(e), all percentages included in the definition of "Acquisition Proposal" increased to 50%) that has been publicly announced prior to the time of the Parent Stockholder Meeting (with respect to a termination under Section 9.1(b)(ii)) or prior to that date of termination of this Agreement (with respect to a termination under Section 9.1(b)(iv) or Section 9.1(d)), and (iv) within twelve (12) months after termination of this Agreement, Parent enters into an Acquisition Agreement with respect to an Acquisition Proposal (that is later consummated), then Parent shall pay to the Company, subject to the provisions of Section 9.4(a), an amount in cash equal to the Break-up Fee (less any expenses previously reimbursed) within three (3) Business Days of such consummation.

        (f)    Notwithstanding anything to the contrary in this Agreement, Parent, Merger Sub and Merger Partnership hereto expressly acknowledge and agree that, with respect to any termination of this Agreement, in circumstances in which the Break-up Fee is payable in accordance with Section 9.2(b) or Section 9.2(d),the payment of the Break-up Fee shall constitute liquidated damages with respect to any claim for damages or any other claim which Parent, Merger Sub or Merger Partnership would otherwise be entitled to assert against the Company, the Partnership or any of the Company Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or stockholders, with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Parent, Merger Sub and Merger Partnership. The Parties expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement in circumstances in which the Break-up Fee is payable in accordance with Section 9.2(b) or Section 9.2(d) , the rights to payment under Section 9.2(b) or Section 9.2(d), (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement, and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing. Except for nonpayment of the amounts set forth in Section 9.2(b) or Section 9.2(d), Parent, Merger Sub and Merger Partnership hereby agree that, upon any termination of this Agreement in circumstances in which the Break-up Fee is payable in accordance with Section 9.2(b) or Section 9.2(d), in no event shall Parent, Merger Sub or Merger Partnership (i) seek to obtain any recovery or judgment against the Company, the Partnership or any of the Company Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or stockholders, or (ii) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

        (g)   Notwithstanding anything to the contrary in this Agreement, the Company and Partnership hereto expressly acknowledge and agree that, with respect to any termination of this Agreement, in circumstances in which the Break-up Fee is payable in accordance with Section 9.2(c) or Section 9.2(e), the payment of the Break-up Fee shall constitute liquidated damages with respect to any claim for damages or any other claim which the Company or the Partnership would otherwise be entitled to assert against the Parent, Merger Sub, Merger Partnership or any of the Parent Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or stockholders, with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to the Company and the Partnership. The Parties expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement in circumstances in which the Break-up Fee is payable in accordance with Section 9.2(c), the rights to payment under Section 9.2(c) or Section 9.2(e): (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement, and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing. Except for nonpayment of the amounts set forth in Section 9.2(c) or Section 9.2(e), the Company and the

Partnership hereby agree that, upon any termination of this Agreement in circumstances in which the Break-up Fee is payable in accordance with Section 9.2(c) or Section 9.2(e) , in no event shall the Company or the Partnership (i) seek to obtain any recovery or judgment against Parent, Merger Sub, Merger Partnership or any of the Parent Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or stockholders, or (ii) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages. Notwithstanding anything to the contrary, the Parties acknowledge and agree that in no event shall Parent or the Company, as applicable, be required to pay the Break-up Fee on more than one occasion.

        Section 9.3    Fees and Expenses.

        (a)   Except as set forth in Section 9.2, Section 9.3(b) and Section 9.3(c), whether or not the Mergers are consummated, all fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees, costs and expenses of agents, representatives, counsel and accountants shall be paid by the Party incurring such fees, costs or expenses.

        (b)   If (i) this Agreement is terminated pursuant to Section 9.1(b)(i) by the Company or by Parent because the Parent Stockholder Approval shall not have been obtained, and (ii) the Company Stockholder Approval has been obtained, Parent shall pay to the Company within three (3) Business Days after the date of termination all documented, reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants, financial advisors and investment bankers, incurred by the Company in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder; provided, however, that such fees and expenses, in the aggregate, shall not exceed $1,000,000.

        (c)   If (i) this Agreement is terminated pursuant to Section 9.1(b)(ii) by the Company or by Parent because the Company Stockholder Approval shall not have been obtained, and (ii) the Parent Stockholder Approval has been obtained, the Company shall pay to Parent within three (3) Business Days after the date of termination, all documented, reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants, financial advisors, and investment bankers, incurred by Parent in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder, provided, however, that such fees and expenses, in the aggregate, shall not exceed $1,000,000.

        (d)   The payment of expenses set forth herein is not an exclusive remedy, but is in addition to any other rights or remedies available to the Parties (whether at law or in equity). Notwithstanding anything to the contrary, the Parties acknowledge and agree that in no event shall Parent or the Company, as applicable, be required to pay the expense reimbursement amounts under Section 9.3(b) or Section 9.3(c), as applicable, on more than one occasion.

        Section 9.4    Payment of Amount or Expense.

        (a)   In the event that one Party (the "Fee Payor") is obligated to pay another Party (the "Fee Payee") the expenses set forth in Section 9.3 (collectively, the "Section 9.3 Amount"), the Fee Payor shall pay to the Fee Payee from the Section 9.3 Amount deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Section 9.3 Amount and (ii) the sum of (1) the maximum amount that can be paid to the Fee Payee without causing the Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) through (H) or 856(c)(3)(A) through (I) of the Code ("Qualifying Income"), as determined by the Company's independent certified public accountants, plus (2) in the event the Fee Payee receives either (X) a letter from the Fee Payee's counsel indicating that the Fee Payee has received a ruling from the IRS described in Section 9.4(b)(ii)

or (B) an opinion from the Fee Payee's outside counsel as described in Section 9.4(b)(ii), an amount equal to the Section 9.3 Amount less the amount payable under clause (1) above. To secure the Fee Payor's obligation to pay these amounts, the Fee Payor shall deposit into escrow an amount in cash equal to the Section 9.3 Amount with an escrow agent selected by the Fee Payor and on such terms (subject to Section 9.4(b)) as shall be mutually agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Section 9.3 Amount pursuant to this Section 9.4(a) shall be made at the time the Fee Payor is obligated to pay the Fee Payee such amount pursuant to Section 9.2(b), Section 9.2(c) or Section 9.3, as applicable, by wire transfer or bank check.

        (b)   The escrow agreement shall provide that the Section 9.3 Amount in escrow or any portion thereof shall not be released to the Fee Payee unless the escrow agent receives any one or combination of the following: (i) a letter from the Fee Payee's independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Fee Payee without causing the Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Fee Payee's accountants revising that amount, in which case the escrow agent shall release such amount to the Fee Payee, or (ii) a letter from the Fee Payee's counsel indicating that the Fee Payee received a ruling from the IRS holding that the receipt by the Fee Payee of the Section 9.3 Amount should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, indicating that the Fee Payee's outside counsel has rendered a legal opinion to the effect that the receipt by the Fee Payee of the Section 9.3 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Section 9.3 Amount to the Fee Payee. The Fee Payor agrees to amend this Section 9.4(b) at the request of the Fee Payee in order to (x) maximize the portion of the Section 9.3 Amount that may be distributed to the Fee Payee hereunder without causing the Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Fee Payee's chances of securing a favorable ruling described in this Section 9.4(b) or (z) assist the Fee Payee in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.4(b). The escrow agreement shall also provide that any portion of the Section 9.3 Amount held in escrow for five years shall be released by the escrow agent to the Fee Payor. The Fee Payor shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

        Section 9.5    Amendment.    To the extent permitted by applicable Law, this Agreement may be amended by the Parties by an instrument in writing signed on behalf of each of the Parties at any time before or after any approval of the matters presented in connection with the Mergers by the stockholders of the Company or Parent; provided, however, that after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such approval.

        Section 9.6    Extension; Waiver.    At any time prior to the Company Merger Effective Time, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance by any other Party with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party against which such waiver or extension is to be enforced. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE X

GENERAL PROVISIONS

        Section 10.1    Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by electronic mail, facsimile (providing confirmation of transmission) or sent by prepaid overnight carrier (providing proof of delivery) to the Parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by the Parties by like notice):

          (a)   if to Parent, Parent OP, Parent OP GP, Merger Sub, Merger Sub GP or Merger Partnership:

    Farmland Partners Inc.
    4600 S. Syracuse Street, Suite 1450
    Denver, CO 80237
    Attention:      Cortland Barnes
    Facsimile:      (720) 398-3238
    Email:            cbarnes@farmlandpartners.com

    with a copy to:

    Morrison & Foerster LLP
    2000 Pennsylvania Avenue, NW, Suite 6000
    Washington, DC 20006
    Attention:      Lauren Bellerjeau
    Attention:      Justin Salon
    Facsimile:      (202) 785-7563
    Email:            lbellerjeau@mofo.com
    Email:            jsalon@mofo.com

          (b)   if to the Company:

    AMERICAN FARMLAND COMPANY
    10 East 53rd Street
    New York, NY 10022
    Attention:      Thomas S.T. Gimbel
    Facsimile:      (212)-484-5547
    Email:            thomas.gimbel@amfarmco.com

    with a copy to:

    Goodwin Procter LLP
    100 Northern Avenue
    Boston, MA 02210
    Attention:      John T. Haggerty, Esq.
    Facsimile:      (617) 523-1231
    Email:            jhaggerty@goodwinprocter.com

        Section 10.2    Interpretation.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

        Section 10.3    Non-Survival of Representations, Warranties, Covenants and Agreements.    Except for Article II and Article III, Section 7.5 and any covenant or agreement of the Parties which by its terms contemplates performance after the Company Merger Effective Time (a) none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Company Merger Effective Time, and (b) thereafter there shall be no liability on the part of any of the Buyer Parties or the Company, the Partnership or any of their respective officers, directors, trustees or stockholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any Party, express or implied. Each of the Confidentiality Agreement and the Parent Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

        Section 10.4    Entire Agreement.    This Agreement constitutes, together with the Confidentiality Agreement, the Parent Confidentiality Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

        Section 10.5    Assignment; Third-Party Beneficiaries.    Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Parties. Except (i) for Article II and Article III, which shall inure to the benefit of the Company Stockholders and the limited partners of the Partnership who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein, (ii) for Section 7.5 which shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein, and (iii) the right of the Company, on behalf of its Stockholders and the limited partners of the Partnership, to pursue damages in the event of Parent's, Merger Sub's or Merger Partnership's breach of this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        Section 10.6    Severability.    If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Mergers that they currently anticipate obtaining therefrom. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        Section 10.7    Choice of Law/Consent to Jurisdiction.

        (a)   The Partnership Merger shall be governed by, and construed in accordance with, the Laws of the State of Delaware without regard to its rules of conflict of laws. Except as provided in the immediately preceding sentence, all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the internal Laws of the State of Maryland without regard to its rules of conflict of laws, except that provisions of the DLLCA applicable to the authorization, effectiveness and effects of the Company Merger will apply to the Company Merger.

        (b)   Each of the Parties hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the Circuit Court for Baltimore City (Maryland), Business and Technology Case

Management Program (the "Maryland Court") for any litigation arising out of this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such court), waive any objection to the laying of venue of any such litigation in the Maryland Court and agree not to plead or claim in the Maryland Court that such litigation brought therein has been brought in any inconvenient forum. Each of the Parties hereby irrevocably and unconditionally agrees to request and/or consent to the assignment of any such proceeding to the Maryland Court's Business and Technology Case Management Program. Nothing in this Agreement shall limit or affect the rights of any Party to pursue appeals from any judgments or order of the Maryland Court as provided by Law. Each of the Parties agrees, (a) to the extent such Party is not otherwise subject to service of process in the State of Maryland, to appoint and maintain an agent in the State of Maryland as such Party's agent for acceptance of legal process, and (b) that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such Party personally within the State of Maryland.

        Section 10.8    Waiver.    Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

        Section 10.9    Remedies.

        (a)   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

        (b)   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 10.9, it is agreed that prior to the termination of this Agreement pursuant to Article IX the non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement.

        (c)   The Parties' right of specific enforcement is an integral part of the Transactions and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 10.9(c). In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 10.9(c) .

        Section 10.10    Counterparts.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Facsimile and electronic .pdf transmission of any signed original document shall be deemed the same as delivery of an original. At the request of any Party, the Parties will confirm facsimile transmission by signing a duplicate original document.

        Section 10.11    Assignment.    Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

        Section 10.12    WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.12.

        Section 10.13    Authorship.    The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

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        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

FARMLAND PARTNERS INC.
By:	/s/ PAUL A. PITTMAN
	Name:	Paul A. Pittman
	Title:	Executive Chairman, President and Chief Executive Officer

FARMLAND PARTNERS OPERATING PARTNERSHIP, LP
By:	Farmland Partners OP GP LLC, its general partner
By:	/s/ PAUL A. PITTMAN
	Name:	Paul A. Pittman
	Title:	President and Chief Executive Officer

FARMLAND PARTNERS OP GP LLC
By:	Farmland Partners Inc., its sole member
By:	/s/ PAUL A. PITTMAN
	Name:	Paul A. Pittman
	Title:	President and Chief Executive Officer

FPI HEARTLAND LLC
By:	Farmland Partners Inc., its sole member
By:	/s/ PAUL A. PITTMAN
	Name:	Paul A. Pittman
	Title:	President and Chief Executive Officer

FPI HEARTLAND OPERATING PARTNERSHIP, LP
By:	FPI Heartland GP LLC, its general partner
By:	Farmland Partners Operating Partnership, LP, its sole member
By:	Farmland Partners OP GP LLC, its general partner
By:	/s/ PAUL A. PITTMAN
	Name:	Paul A. Pittman
	Title:	President and Chief Executive Officer

FPI HEARTLAND GP LLC
By:	Farmland Partners Operating Partnership, LP, its sole member
By:	/s/ PAUL A. PITTMAN
	Name:	Paul A. Pittman
	Title:	President and Chief Executive Officer

AMERICAN FARMLAND COMPANY
By:	/s/ THOMAS S.T. GIMBEL
	Name:	Thomas S.T. Gimbel
	Title:	Chief Executive Officer

AMERICAN FARMLAND COMPANY L.P.
By:	American Farmland Company, its General Partner
By:	/s/ THOMAS S.T. GIMBEL
	Name:	Thomas S.T. Gimbel
	Title:	Chief Executive Officer

Annex B

September 11, 2016

CONFIDENTIAL

Board of Directors
Farmland Partners Inc.
4600 South Syracuse Street
Suite 1450
Denver, CO 80237

The Board of Directors:

        We understand that Farmland Partners Inc. (the "Company") and Farmland Partners Operating Partnership, L.P. (the "Operating Partnership") and certain of their respective subsidiaries, propose to enter into a definitive agreement and plan of merger (the "Agreement") with American Farmland Company ("AFCO") and American Farmland Company, L.P. ("AFCO OP" and together with AFCO, the "Seller"). Pursuant to the Agreement, each issued and outstanding share of common stock of AFCO will be converted into the right to receive 0.7417 shares of common stock of the Company (such right to convert, the "Share Exchange Ratio") and each common unit of limited partnership interest in AFCO OP will be converted into the right to receive 0.7417 Class A common units of limited partnership interest in the Operating Partnership (such right to convert, the "Unit Exchange Ratio"). The transactions contemplated by the Agreement are herein referred to as the "Transaction" and the Share Exchange Ratio and Unit Exchange Ratio are herein referred to as the "Exchange Ratio."

        In connection with your consideration of the Transaction, you have requested our opinion as to the fairness, from a financial point of view, to the Company of the Exchange Ratio. Pursuant to your request, we have only considered the fairness of the Exchange Ratio, from a financial point of view, to the Company. We have not been requested to analyze, and we have not analyzed, the fairness, from a financial point of view, of the individual common stock components, or the relative proportional amounts thereof, of the Exchange Ratio separately or as any part of our analysis. You have not asked us to express, and we are not expressing, any opinion with respect to any of the other financial or non-financial terms, conditions, determinations or actions with respect to the Transaction.

        In conducting our financial analyses and in arriving at our opinion herein, we have reviewed such information and have taken into account such financial and economic factors, investment banking procedures and considerations as we have deemed relevant under the circumstances. In that connection, and subject to the various assumptions, qualifications and limitations set forth herein, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including (A) financial forecasts concerning the capitalization, business and operations of the Seller and the Company individually and together, pro forma for the Transaction (the "Forecasts") and the contemplated strategic, operating and cost benefits and/or synergies associated with the Transaction ("Expected Synergies"), in each case, as furnished to us, and prepared by, the Seller's or the Company's management for purposes of our analysis, and (B) financial statements of the Company for the fiscal years ended December 31, 2015 and 2016 and interim financial statements of the Company for the six month period ended June 30, 2016, which the Company's management has prepared and identified as being the most current financial statements available, and (C) financial statements of the Seller for the fiscal years ended December 31, 2015 and 2016 and interim financial statements of the Seller for the six month period ended June 30, 2016, which the Seller's management has prepared and identified as being the most current financial statements available; (ii) reviewed certain publicly available information including, but not limited to, the Seller's and the Company's recent filings with the Securities and Exchange Commission and equity analyst research reports covering the Seller and the Company prepared by various investment banking and research firms including our firm in the case of the Company, including published consensus earnings estimates for the Seller and for the Company for the year ending December 31, 2016 and projections for the year ending December 31, 2017; (iii) reviewed the principal financial terms of the Agreement dated September 11, 2016 as they related to our analysis; (iv) property level appraisal reports provided by Seller's management and reviewed by the Company; (v) compared the financial position and operating results of the Seller and the Company with those of certain other publicly traded companies we deemed relevant; (vi) compared the historical market prices, trading activity and market trading multiples of the Seller's and the Company's common stock with those of certain other publicly traded companies we deemed relevant; (vii) compared the Exchange Ratio with the reported values of certain other transactions we deemed relevant; (viii) reviewed certain potential pro forma financial effects of the Transaction reflected in the Expected Synergies furnished to us, and prepared by, the Company's management; and (ix) projected financial statements as prepared by the Seller and the Company's management. We have held discussions with members of the Seller's and the Company's respective senior management concerning the Seller's and the Company's historical and current financial condition and operating results, as well as the future prospects of the Seller and the Company, respectively. We have also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

        In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of the Seller and the Company. We have not independently verified any information supplied to us by the Seller or the Company. We have not been engaged to independently verify, have not assumed any responsibility to verify, assume no liability for, and express no opinion on, any such information, and we have assumed and relied upon, without independent verification, that neither the Seller nor the Company is aware of any information that might be material to our opinion that has not been provided to us. We have assumed and relied upon, without any independent verification, that: (i) all material assets and liabilities (contingent or otherwise, known or unknown) of the Seller and the Company are as set forth in their respective financial statements provided to us, and there is no information or facts that would make any of the information reviewed by us incomplete or misleading; (ii) the financial statements of the Seller and the Company provided to us present fairly the results of operations, cash flows and financial condition of the Seller and the Company, respectively, for the periods, and as of the dates, indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied; (iii) the Forecasts for the Seller and the Company and the Expected Synergies were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Seller's and the Company's senior management as to the future performance of the Seller and the Company, and we have relied, without independent verification, upon such Forecasts and the Expected Synergies in the preparation of this opinion, although we express no opinion with respect to the Forecasts and the Expected Synergies or any judgments, estimates, assumptions or basis on which they were based, and we have assumed, without independent verification, that the Forecasts and the strategic, operating and cost benefits and/or synergies reflected in the Expected Synergies currently contemplated by the Company's management will be realized in the amounts and on the time schedule contemplated; (iv) in all respects material to our analysis, the Transaction will be consummated in accordance with the terms and conditions of the Agreement without any amendment thereto and without waiver by any party of any of the conditions to their respective obligations thereunder; (v) in all respects material to our analysis, the representations and warranties contained in the draft Agreement are true and correct and that each party will perform all of the material covenants and agreements required to be performed by it under such Agreement; (vi) all corporate, governmental, regulatory or other consents and approvals (contractual or otherwise) required to consummate the Transaction have been, or will be, obtained without the need for any material changes to the Exchange Ratio or other material financial terms of the Transaction or that would otherwise materially affect the Seller or the Company or our analysis. With respect to the equity analyst research reports and consensus earnings estimates referred to above, we have reviewed and discussed such forecasts and projections with the management of the Company and the Seller and have assumed, without independent verification, that such forecasts and projections represent reasonable estimates and judgments of the future financial results and condition of the Company and the Seller, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that the final form of any documents referred to above will not differ in any material respect from such documents. We have relied, without independent verification, as to all legal, regulatory, accounting, insurance and tax matters regarding the Transaction on the advice of legal counsel to the Company. We express no opinion with respect to the fairness of the amount or nature of the compensation to any officers, directors or employees of any party to the Transaction, or any class of such persons, relative to the Exchange Ratio. In conducting our review, we have not undertaken or obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise, known or unknown) or solvency of the Seller or the Company nor have we made a physical inspection of the properties or facilities of the Seller or the Company. We have not considered any expenses or potential adjustments to the Exchange Ratio relating to the Transaction as part of our analysis. We express no opinion with respect to the terms, or impact on the Company or on the price or trading range of its common stock, of the financing obtained by the Company to effect the Transaction and/or its payment of the Exchange Ratio on the Company's financial condition, results of operation or cash flows, or on the price or trading range of its common stock. In each case, we have made the assumptions and taken the actions or inactions described above with your knowledge and consent.

        Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and our opinion does not predict or take into account any changes which may occur, or information which may become available, after the date hereof. Furthermore, we express no opinion as to the prices or trading ranges at which any of the Company's or the Seller's securities (including the Company's and the Seller's common stock) will trade following the date hereof or as to the effect of the Transaction on such prices or trading ranges. Such prices and trading ranges may be affected by a number of factors, including but not limited to (i) dispositions of the common stock of the Company and the Seller by shareholders within a short period of time after, or other market effects resulting from, the announcement and/or effective date of the Transaction; (ii) changes in prevailing interest rates and other factors which generally influence the price of securities; (iii) adverse changes in the capital markets; (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or the Seller or in the Company's or the Seller's industries; (v) any necessary actions by, or restrictions of, federal, state or other governmental agencies or regulatory authorities; and (vi) timely completion of the Transaction on terms and conditions that are acceptable to all parties at interest.

        Our opinion has been prepared at the request and for the internal and confidential information of the Board of Directors of the Company, and may not be relied upon, used for any other purpose or disclosed to any other party without our prior written consent; provided, however, that this letter may be reproduced in full in the "Proxy Statement" to be provided to the Company's shareholders in connection with the Transaction. Any description or reference to us or our opinion in the Proxy Statement (or any other publicly available document or regulatory filing), however, shall be subject to our prior review and approval. This opinion does not address the relative merits or risks of: (i) the Transaction, the Agreement or any other agreements or other matters provided for, or contemplated by, the Agreement, including any financing obtained to effect the Transaction; (ii) any other transactions that may be or might have been available as an alternative to the Transaction; or (iii) the Transaction compared to any other potential alternative transactions or business strategies considered by the Company's Board of Directors. This opinion does not constitute a recommendation to the Board, any shareholder of the Company or any other person as to how any such person should vote or act with respect to the Transaction.

        We have acted as financial advisor to the Company in connection with the Transaction. We will receive a fee for rendering this opinion, which fee is not contingent upon the conclusions of our opinion or the consummation of the Transaction. In addition, the Company has agreed to reimburse us for certain of our expenses and to indemnify us and certain related parties against certain liabilities that may arise out of our engagement. We will not receive any other significant payment or compensation contingent upon the successful completion of the Transaction.

        In the past, we have provided investment banking services to the Company, for which we received our customary compensation. Specifically, within the past two years, we have underwritten the Company's equity capital offerings and have received compensation customary for these services. No material relationship between the Company, the Seller or any other party or affiliate to the Transaction is mutually understood to be contemplated in which any compensation is intended to be received.

        In the ordinary course of business, Baird may from time to time provide investment banking, advisory, brokerage and other services to clients that may be competitors or suppliers to, or customers or security holders of, the Company or the Seller or any other party that may be involved in the Transaction and their respective affiliates or that may otherwise participate or be involved in the same or a similar business or industry as the Company or the Seller. In addition, Baird and certain of its employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest or over which they may hold investment authority, may from time to time hold or trade the securities of the Company and/or the Seller (including the Company's and the Seller's common stock) for their own account or the accounts of our customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities. Baird has also prepared equity analyst research reports from time to time regarding the Company, and may continue to do so. Baird may also serve as a market maker in the publicly traded securities of the Company and the Seller.

        Our opinion was approved by our internal fairness committee.

        Based upon and subject to the foregoing, including the various assumptions, qualifications and limitations set forth herein, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ Robert W. Baird & Co. Incorporated

ROBERT W. BAIRD & CO. INCORPORATED

Annex C

Opinion of Citigroup Global Markets Inc.

September 10, 2016

The Board of Directors
American Farmland Company
10 East 53rd Street
New York, New York 10022

The Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to holders of the common stock of American Farmland Company ("AFCO") of the Exchange Ratio (defined below) provided for pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the "Agreement") to be entered into among Farmland Partners Inc. ("FPI"), Farmland Partners Operating Partnership, L.P. ("FPI OP"), Farmland Partners OP GP, LLC, the general partner of FPI OP, FPI Heartland LLC, a direct wholly owned subsidiary of FPI ("Merger Sub"), FPI Heartland Operating Partnership, LP ("Merger Partnership"), FPI Heartland GP LLC, the general partner of Merger Partnership and a wholly owned subsidiary of FPI OP, AFCO and American Farmland Company L.P. ("AFCO OP"). As more fully described in the Agreement or as otherwise described to us, (i) AFCO will be merged with and into Merger Sub (the "Merger"), with Merger Sub as the surviving corporation, and (ii) each outstanding share of the common stock, par value $0.01 per share, of AFCO ("AFCO Common Stock") will be converted into the right to receive 0.7417 (the "Exchange Ratio") of a share of the common stock, par value $0.01 per share, of FPI ("FPI Common Stock"). The Agreement also provides that, immediately prior to the effective time of the Merger, Merger Partnership will be merged with and into AFCO OP (such merger, the "Partnership Merger"), with AFCO OP as the surviving corporation. The terms and conditions of the Merger are more fully set forth in the Agreement.

        In arriving at our opinion, we reviewed a draft, dated September 9, 2016 of the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of AFCO and certain senior officers and other representatives and advisors of FPI concerning the businesses, operations and prospects of AFCO and FPI. We reviewed certain publicly available and other business and financial information relating to AFCO and FPI provided to or discussed with us by the respective managements of AFCO and FPI, including certain property-level information relating to AFCO prepared on behalf of AFCO as well as certain financial forecasts and other information and data relating to AFCO and FPI prepared by or on behalf of the management of AFCO and by the management of FPI, respectively, and certain information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of AFCO and FPI to result from the Merger and the Partnership Merger. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things: current and historical market prices of AFCO Common Stock and FPI Common Stock; the historical and projected earnings and other operating data of AFCO and FPI; and the capitalization and financial condition of AFCO and FPI. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of AFCO and FPI. We also evaluated certain potential pro forma financial effects of the Merger on AFCO and FPI utilizing the financial forecasts and other information and data relating to AFCO and FPI and the potential strategic implications and operational benefits referred to above. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

        In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements and other representatives and advisors of AFCO and FPI that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the financial forecasts and other information and data (including, without limitation, property-level information relating to AFCO) that we have been directed to utilize in our analyses, we have been advised by the respective managements of AFCO and FPI and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of, and third-party preparer on behalf of, AFCO and the management of FPI, as applicable, as to the future financial performance of AFCO and FPI, the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of AFCO and FPI to result from, and the other potential pro forma financial effects of, the Merger and the Partnership Merger and the other matters covered thereby. We also have assumed, with your consent, that the financial results (including with respect to the potential strategic implications and operational benefits anticipated to result from the Merger and the Partnership Merger) reflected in the financial forecasts and other information and data utilized in our analyses will be realized in the amounts and at the times projected. We have relied, at your direction, upon the assessments of the respective managements of AFCO and FPI as to, among other things, (i) the Partnership Merger, including with respect to the timing thereof and financial and other terms involved, (ii) the potential impact on AFCO and FPI of certain market, seasonal, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the real estate and agricultural industries, including real estate values, crop yields (whether resulting from weather-related conditions or otherwise) and commodity pricing and supply and demand for agricultural products, which are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or opinion, (iii) the operations, financial condition and liquidity position of tenants of AFCO and FPI and existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key tenants, advisors, employees and other commercial relationships of AFCO and FPI and (iv) the ability to integrate the businesses of AFCO and FPI. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on AFCO, FPI, the Merger or the Partnership Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

        We have not made or, except for certain property-level information relating to AFCO prepared on behalf of AFCO, been provided with an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of AFCO, FPI or any other entity nor have we made any physical inspection of the properties or assets of AFCO, FPI or any other entity. We have not made any analysis of, nor do we express any view or opinion as to leases or the adequacy or sufficiency of allowances for credit losses with respect to leases or any other matters and we have been advised by the management of AFCO, and therefore have assumed, with your consent, that any such allowances for credit losses with respect to leases or other matters are, and on a pro forma basis will be, in the aggregate appropriate to cover such losses. We also have assumed, with your consent, that the Merger and the Partnership Merger will be consummated in accordance with their respective terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger and the Partnership Merger, no delay, limitation, restriction or condition, including any divestiture or other requirements, amendments or modifications, will be imposed or occur that would have an adverse effect on AFCO, FPI, the Merger or the Partnership Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. We further have assumed, with your consent, that the Merger and the Partnership Merger will qualify for the intended tax treatment contemplated by the Agreement. Representatives of AFCO have advised us, and we have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We also have been advised by AFCO and FPI, and we have assumed, at your direction, that each of AFCO and FPI has operated in conformity with the requirements for qualification as a real estate investment trust ("REIT") for U.S. federal income tax purposes since its election to be taxed as a REIT and that the Merger or the Partnership Merger will not adversely affect such REIT status or operations of the pro forma combined entity resulting from the Merger and the Partnership Merger. Our opinion, as set forth herein, relates to the relative values of AFCO and FPI. We are not expressing any view or opinion as to the actual value of FPI Common Stock when issued in the Merger or the prices at which AFCO Common Stock (or any other securities of AFCO or any of its affiliates) or FPI Common Stock (or any other securities of FPI or any of its affiliates) may trade or otherwise be transferable at any time, including following the announcement or consummation of the Merger. We also express no view or opinion with respect to accounting, tax, regulatory, legal or similar matters and we have relied, with your consent, upon the assessments of representatives of AFCO as to such matters.

        Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio (to the extent expressly specified herein), without regard to individual circumstances of specific holders of, or any rights, preferences, restrictions or limitations that may be attributable to, shares of AFCO Common Stock or other securities of AFCO or its affiliates. Our opinion does not address any other terms, aspects or implications of the Merger or the Partnership Merger, including, without limitation, the form or structure of the Merger, the form or structure or financial or other terms of the Partnership Merger or any agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger, the Partnership Merger or otherwise. We express no view as to, and our opinion does not address, the underlying business decision of AFCO to effect or enter into the Merger or the Partnership Merger, the relative merits of the Merger or the Partnership Merger as compared to any alternative business strategies that might exist for AFCO or the effect of any other transaction in which AFCO might engage or consider. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other payments to any advisor or sub-advisor to AFCO or its affiliates or any officers, directors or employees of any parties to the Merger or the Partnership Merger, or any class of such persons, relative to the Exchange Ratio or otherwise, including any termination fee or other amount payable in connection with the termination of any advisor, sub-advisor, management or other providers of services. Our opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to us as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion. As you are aware, the credit, financial and stock markets, and the industries in which AFCO and FPI operate, have experienced and continue to experience volatility and we express no opinion or view as to any potential effects of such volatility on AFCO, FPI, the Merger or the Partnership Merger (including the contemplated benefits thereof).

        Citigroup Global Markets Inc. has acted as financial advisor to AFCO in connection with the proposed Merger and will receive a fee for such services, the principal portion of which is contingent upon consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. In addition, AFCO has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. As you are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to AFCO and certain of its affiliates unrelated to the proposed Merger and the Partnership Merger, for which services we and our affiliates have received and expect to receive compensation, including, during the past two years, having acted or acting as an underwriter for the initial public offering of AFCO. Although we and our affiliates have not provided investment banking, commercial banking and other similar financial services to FPI during the past two years for which services we or our affiliates have received or expect to receive compensation, we and our affiliates may provide such services to FPI and its affiliates in the future, for which services we and our affiliates would expect to receive compensation. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of AFCO, FPI and their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with AFCO, FPI and their respective affiliates.

        Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of AFCO (in its capacity as such) in its evaluation of the proposed Merger. Our opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the proposed Merger, the Partnership Merger or otherwise.

        Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for pursuant to the Agreement is fair, from a financial point of view, to holders of AFCO Common Stock.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

Annex D

Opinion of Raymond James & Associates, Inc.

September 10, 2016

Board of Directors
American Farmland Company
10 East 53rd Street
New York, NY 10022

Members of the Board of Directors:

        We understand that American Farmland Company ("AFCO"), American Farmland Company L.P. ("AFCO OP"), Farmland Partners Inc. ("FPI"), Farmland Partners Operating Partnership, L.P. ("FPI OP"), Farmland Partners OP GP, LLC, the general partner of FPI OP, FPI Heartland LLC, a direct wholly owned subsidiary of FPI ("Merger Sub"), FPI Heartland Operating Partnership, LP ("Merger Partnership") and FPI Heartland GP LLC, the general partner of Merger Partnership and a wholly owned subsidiary of FPI OP, propose to enter into an Agreement and Plan of Merger (the "Agreement"). As more fully described in the Agreement or as otherwise described to us, AFCO will be merged with and into Merger Sub (the "Merger"), with Merger Sub as the surviving corporation, and each outstanding share of the common stock, par value $0.01 per share, of AFCO ("AFCO Common Stock") will be converted into the right to receive 0.7417 of a share of the common stock, par value $0.01 per share, of FPI ("FPI Common Stock" and, the implied value of such fraction of a share of FPI Common Stock, the "Merger Consideration"). The Agreement also provides that, immediately prior to the effective time of the Merger, Merger Partnership will be merged with and into AFCO OP (such merger, the "Partnership Merger"), with AFCO OP as the surviving corporation. The terms and conditions of the Merger are more fully set forth in the Agreement.

        The Board of Directors of AFCO (the "Board") has requested that Raymond James & Associates, Inc. ("Raymond James") provide an opinion (the "Opinion") to the Board as to whether, as of the date hereof, the Merger Consideration to be received by holders of AFCO Common Stock in the Merger pursuant to the Agreement is fair from a financial point of view to such holders. For purposes of our analyses and this Opinion, and with your consent, we have assumed that the Merger Consideration will have an implied value of $8.23 per share of AFCO Common Stock.

        In connection with our review of the proposed Merger and the preparation of this Opinion, we have, among other things:

  1.
  reviewed the financial terms and conditions as stated in a draft, dated September 9, 2016, of the Agreement;

  2.
  reviewed certain information related to the historical, current and future operations, financial condition and prospects of AFCO and FPI made available to us by AFCO and FPI, including, but not limited to, financial projections prepared by or on behalf of the management of AFCO relating to AFCO for the periods ending December 31, 2016 through December 31, 2020 (the "Projections") and certain property-level information relating to AFCO prepared on behalf of AFCO, in each case as approved for our use and reliance by AFCO;

  3.
  reviewed recent public filings of, and certain other publicly available information regarding, AFCO and FPI;

  4.
  reviewed certain financial, operating and other information regarding AFCO, FPI and the industry in which they operate;

  5.
  reviewed the financial and operating performance of AFCO and those of other selected public companies that we deemed relevant;

  6.
  considered publicly available financial terms of certain transactions that we deemed relevant;

  7.
  reviewed current and historical market prices for AFCO Common Stock and current market prices of the publicly traded securities of certain other companies that we deemed relevant;

  8.
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate; and

  9.
  discussed with members of the senior management of AFCO and management of FPI, as applicable, certain information relating to the aforementioned and other matters we deemed relevant to our inquiry.

        With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of AFCO and FPI or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. We have not made or, except for certain property-level information relating to AFCO prepared on behalf of AFCO, obtained an independent appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of AFCO, FPI or any other entity. We have not made any analysis of, nor do we express any view or opinion as to leases or the adequacy or sufficiency of allowances for credit losses with respect to leases or any other matters and we have been advised by the management of AFCO, and therefore, with your consent, we have assumed that any such allowances for credit losses with respect to leases or other matters are, and on a pro forma basis will be, in the aggregate appropriate to cover such losses. With respect to the Projections and any other information and data (including, without limitation, property-level information relating to AFCO) provided to or otherwise reviewed by or discussed with us, with your consent, we have assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of, and third-party preparer on behalf of, AFCO and the management of FPI, as applicable, as to the future financial performance of AFCO and FPI and the other matters covered thereby and we have relied upon AFCO and FPI to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections or property-level information prepared on behalf of AFCO or the assumptions on which they are based. At your direction, we have relied upon the assessments of the respective managements of AFCO and FPI as to, among other things, (i) the Partnership Merger, including with respect to the timing thereof and financial and other terms involved, (ii) the potential impact on AFCO and FPI of certain market, seasonal, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the real estate and agricultural industries, including real estate values, crop yields (whether resulting from weather-related conditions or otherwise) and commodity pricing and supply and demand for agricultural products, which are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or opinion, and (iii) the operations, financial condition and liquidity position of tenants of AFCO and FPI and existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key tenants, advisors, employees and other commercial relationships of AFCO and FPI. With your consent, we have assumed that there will be no developments with respect to any such matters that would be material in any respect to our analyses or this Opinion.

        We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Merger and the Partnership Merger will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without waiver. We have relied upon and assumed, without independent verification, that (i) the Merger and the Partnership Merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, documents and other requirements, without amendment, modification or waiver of any material term, condition or agreement, and (ii) all governmental, regulatory and other consents, approvals, releases, waivers and agreements necessary for the consummation of the Merger and the Partnership Merger will be obtained and that no delay, limitations, restrictions or conditions, including any divestiture or other requirements, will be imposed or occur that would have an effect on AFCO, FPI, the Merger or the Partnership Merger that would be material in any respect to our analyses or this Opinion. With your consent, we also have assumed that the Merger and the Partnership Merger will qualify for the intended tax treatment contemplated by the Agreement. We have been advised by AFCO and FPI and, at your direction, we further have assumed that each of AFCO and FPI has operated in conformity with the requirements for qualification as a real estate investment trust ("REIT") for U.S. federal income tax purposes since its election to be taxed as a REIT and that the Merger or the Partnership Merger will not adversely affect such REIT status or operations of the pro forma combined entity resulting from the Merger and the Partnership Merger.

        Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of September 9, 2016 and any material change in such circumstances and conditions may require a reevaluation of this Opinion, which we are under no obligation to undertake. As you are aware, the credit, financial and stock markets, and the industries in which AFCO and FPI operate, have experienced and continue to experience volatility and we express no opinion or view as to any potential effects of such volatility on AFCO, FPI, the Merger or the Partnership Merger. We have relied upon and assumed, without independent verification, that there has been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of AFCO, FPI or any of their respective affiliates since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

        We express no opinion as to the underlying business decision to effect the Merger or the Partnership Merger, the structure or tax consequences of the Merger or the Partnership Merger or any other terms, aspects or implications of the Merger or the Partnership Merger (other than the Merger Consideration to the extent expressly specified herein) or the availability or advisability of any alternatives to the Merger or the Partnership Merger. Although we provided advice to AFCO in connection with the proposed Merger, we did not recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Merger or the Partnership Merger. This Opinion does not express any opinion as to the actual value of FPI Common Stock when issued in the Merger or the likely prices at which AFCO Common Stock (or any other securities of AFCO or any of its affiliates) or FPI Common Stock (or any other securities of FPI or any of its affiliates) may trade or otherwise be transferable at any time, including following the announcement or consummation of the Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of AFCO, FPI and/or their respective affiliates at that time. This Opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of AFCO Common Stock, without regard to individual circumstances of specific holders of, or any rights, preferences, restrictions or limitations that may be attributable to, shares of AFCO Common Stock or other securities of AFCO or its affiliates.

        We express no opinion with respect to any other reasons, legal, business or otherwise, that may support the decision of the Board to approve or consummate the Merger and the Partnership Merger. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, regulatory, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, with your consent, we have relied on the fact that AFCO has been assisted by legal, regulatory, accounting and tax advisors and, with your consent, we have relied upon and assumed the accuracy and completeness of the assessments by AFCO and its advisors as to all legal, regulatory, accounting and tax matters with respect to AFCO, FPI, the Merger and the Partnership Merger.

        In formulating our opinion, we have considered only what we understand to be the Merger Consideration to be received by holders of AFCO Common Stock as described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any advisor or sub-advisor to AFCO or its affiliates or any of AFCO's officers, directors or employees, or class of such persons, whether relative to the compensation received by holders of AFCO Common Stock or otherwise, including any termination fee or other amount payable in connection with the termination of any advisor, sub-advisor, management or other providers of services. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the fairness of the Merger and the Partnership Merger to the holders of any class of securities, creditors, or other constituents of AFCO, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion, or (ii) the fairness of the Merger and the Partnership Merger to any one class or group of AFCO's or any other party's securityholders or other constituents vis-à-vis any other class or group of AFCO's or such other party's securityholders or other constituents (including, without limitation, the allocation of any consideration to be received in the Merger or the Partnership Merger among or within such classes or groups of securityholders or other constituents). We are not expressing any opinion as to the impact of the Merger or the Partnership Merger on the solvency or viability of AFCO, FPI or any of their respective affiliates or the ability of AFCO, FPI or such affiliates to pay their respective obligations when they come due.

        The delivery of this opinion was approved by an opinion committee of Raymond James.

        Raymond James has been engaged to render financial advisory services to AFCO in connection with the proposed Merger and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Merger. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Merger or on the conclusion reached herein. In addition, AFCO has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

        In the ordinary course of our business, Raymond James may trade in the securities of AFCO, FPI and/or their respective affiliates for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James in the past has provided, currently is providing and in the future may provide investment banking, financial advisory and other financial services to AFCO and its affiliates unrelated to the Merger and the

Partnership Merger, for which services Raymond James has received and expects to receive compensation, including, during the past two years, having acted or acting as an underwriter for the initial public offering of AFCO and certain strategic matters. Although Raymond James has not provided investment banking, financial advisory and other financial services to FPI during the past two years for which services Raymond James has received or expects to receive compensation, Raymond James may provide such services to FPI and its affiliates in the future, for which services Raymond James would expect to receive compensation. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to AFCO, FPI and/or their respective affiliates or other participants in the Merger and the Partnership Merger in the future, for which Raymond James may receive compensation.

        It is understood that this Opinion is for the information of the Board (in each directors capacity as such) in evaluating the proposed Merger and does not constitute a recommendation to any securityholder regarding how such securityholder should vote or act on the proposed Merger, the Partnership Merger or otherwise. This Opinion may not be reproduced or used for any other purpose without our prior written consent except that this Opinion may be disclosed in and filed with a proxy statement used in connection with the Merger that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of AFCO Common Stock in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Officers and Directors

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. FPI's charter contains a provision which eliminates its directors' and officers' liability to the maximum extent permitted by Maryland law.

        Maryland law requires a Maryland corporation (unless its charter provides otherwise, which FPI's charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under the MCGL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received is limited to expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        The FPI charter authorizes FPI, to the maximum extent permitted by Maryland law, to obligate FPI and its bylaws obligate FPI, to indemnify any present or former director or officer or any individual who, while a director or officer of FPI and at FPI's request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. FPI's charter and bylaws also permit FPI to indemnify and advance expenses to any individual who served a predecessor of FPI in any of the capacities described above and any employees or agents of FPI or a predecessor of FPI.

        FPI has entered into indemnification agreements with each of its executive officers and directors whereby FPI has agreed to indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order FPI to indemnify such executive officer or director. In addition, FPI's directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Farmland Partners Operating Partnership, LP, the partnership whose sole general partner is FPI's wholly owned subsidiary.

        Insofar as the foregoing provisions permit indemnification of directors, officer or persons controlling FPI for liability arising under the Securities Act, FPI has been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.    Exhibits

        A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes as follows:

            (i)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (a)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

            (b)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (c)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

           (ii)  That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (iii)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (iv)  That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

           (v)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (a)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (b)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (c)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (d)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        The Registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on November 15, 2016.

Farmland Partners Inc.
By:	/s/ PAUL A. PITTMAN Paul A. Pittman President and Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

	Signature	Title	Date

	/s/ PAUL A. PITTMAN Paul A. Pittman	Executive Chairman, President and Chief Executive Officer (Principal Executive Officer)	November 15, 2016
	/s/ LUCA FABBRI Luca Fabbri	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	November 15, 2016
	* Jay Bartels	Director	November 15, 2016
	* John C. Conrad	Director	November 15, 2016
	* Chris A. Downey	Director	November 15, 2016
	* Joseph W. Glauber	Director	November 15, 2016
	* Darell D. Sarff	Director	November 15, 2016
*By:	/s/ LUCA FABBRI Luca Fabbri Attorney-in-Fact

EXHIBIT INDEX

Exhibit Index		Description of Document
2.1	+*	Agreement and Plan of Merger, dated as of September 12, 2016, by and among Farmland Partners Inc., Farmland Partners Operating Partnership, LP, Farmland Partners OP GP LLC, FPI Heartland LLC, FPI Heartland Operating Partnership, LP, FPI Heartland GP LLC, American Farmland Company and American Farmland Company L.P., attached as Annex A to the joint proxy statement/prospectus included in this registration statement.
3.1		Articles of Amendment and Restatement of Farmland Partners Inc. (Incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-11/A, filed on March 24, 2014)
3.2		Amended and Restated Bylaws of Farmland Partners Inc. (Incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-11/A, filed on March 24, 2014)
4.1		Form of Certificate of Common Stock of Farmland Partners Inc. (Incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-11/A, filed on March 11, 2014)
10.1
Second Amended and Restated Agreement of Limited Partnership of Farmland Partners Operating Partnership, LP, dated April 16, 2014 (Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed on April 16, 2014)
10.2
Amendment No. 1 to the Second Amended and Restated Agreement of Limited Partnership of Farmland Partners Operating Partnership, LP, dated as of March 2, 2016 (Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed on March 3, 2016)
5.1		Opinion of Morrison & Foerster LLP
8.1		Tax Opinion of Morrison & Foerster LLP with respect to REIT qualification
8.2		Tax Opinion of Morrison & Foerster LLP with respect to Rule 368 of Internal Revenue Code of 1986, as amended
8.3		Tax Opinion of Goodwin Procter LLP with respect to Rule 368 of Internal Revenue Code of 1986, as amended
23.1		Consent of PricewaterhouseCoopers LLP
23.2		Consent of Deloitte & Touche LLP
23.3		Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
23.4		Consent of Goodwin Procter LLP (included in Exhibit 8.3)
24.1	*	Powers of Attorney (included on the signature page of this Registration Statement)
99.1		Consent of Robert W. Baird & Co. Incorporated
99.2	*	Consent of Citigroup Global Markets Inc.
99.3	*	Consent of Raymond James & Associates, Inc.
99.4	**	Form of Proxy Card of Farmland Partners Inc.
99.5	**	Form of Proxy Card of American Farmland Company
99.6	*	Consent of Thomas S.T. Gimbel to become director of the Combined Company

Exhibit Index		Description of Document
99.7	*	Consent of D. Dixon Boardman to become director of the Combined Company

*
Previously filed with Farmland Partners Inc.'s Registration Statement on Form S-4 (File No. 333-213925) on October 3, 2016.

**
To be filed by amendment.

+
Farmland Partners Inc. has omitted certain schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K and agrees to furnish supplementally to the SEC a copy of any omitted schedule or exhibit upon request by the SEC.